   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996
                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 WORLDCOM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




           GEORGIA                               4813                   58-1521612
  (State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)     Classification Code Number)  Identification Number)

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                 (601) 360-8600

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               BERNARD J. EBBERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                 (601) 360-8600

           (Name, address, including zip code, and telephone numbers, including area code, of agent for service)

                                ---------------

                                   COPIES TO:

 P. BRUCE BORGHARDT, ESQ.     R. RANDALL WANG, ESQ.    ROBERT  S. WIGGINS, ESQ.      MARGARET HILL NOTO, ESQ.
    GENERAL COUNSEL --            BRYAN CAVE LLP       VICE PRESIDENT-CORPORATE      SANJIV N. KRIPALANI, ESQ.
   CORPORATE DEVELOPMENT     ONE METROPOLITAN SQUARE       DEVELOPMENT AND                STOEL RIVES LLP
      WORLDCOM, INC.            211 NORTH BROADWAY         GENERAL COUNSEL           STANDARD INSURANCE CENTER
10777 SUNSET OFFICE DRIVE,     ST. LOUIS, MO  63102     BLT TECHNOLOGIES, INC.    900 SW FIFTH AVENUE, SUITE 2300
         SUITE 330                (314) 259-2000          610 ESTHER STREET        PORTLAND, OREGON  97204-1268
   ST. LOUIS, MO  63127                                  VANCOUVER, WA  98660             (503) 224-3380
      (314) 909-4100                                        (360) 695-7000

                                ---------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with and into BLT Technologies, Inc. ("BLT") pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                Proposed maximum      Proposed maximum
  Title of each class of         Amount to      offering price per    aggregate offering         Amount of
securities to be registered  be registered (1)  unit (2)              price (2)             registration fee (3)
----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share, and
associated preferred stock
purchase rights              3,150,000 shares        $0.18                $1,262,592               $383.00
================================================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

(footnotes from previous page)



(1) Represents the maximum number of shares of common stock, par value $.01 per share, of the Registrant (the "WorldCom Common Stock"), and associated preferred stock purchase rights, to be issued or offered in exchange for shares of common stock, par value $ .01, per share of BLT (the "BLT Common Stock") pursuant to the Merger. Preferred stock purchase rights are attached to and trade with the WorldCom Common Stock. Value attributable to such rights, if any, is reflected in the market price of the WorldCom Common Stock.

(2) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the book value per share of the shares of BLT Common Stock to be cancelled in the Merger ($0.18 per share, which is the book value per share of a share of BLT Common Stock on August 31, 1996).

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act as follows: 1/33 of one percent of (a) $0.18, the book value of a share of BLT Common Stock on August 31, 1996, multiplied by (b) 7,014,397, the estimated maximum number of shares of BLT Common Stock which may be exchanged upon consummation of the Merger.

                             BLT TECHNOLOGIES, INC.
                               610 Esther Street
                          Vancouver, Washington 98660
                               November ___, 1996

To the Shareholders of BLT Technologies, Inc.:

     Enclosed is a Notice of Special Meeting of Shareholders of BLT Technologies, Inc. ("BLT") to be held on December 24, 1996 to consider the sale of BLT to WorldCom, Inc. ("WorldCom") as described in the enclosed Notice and Proxy Statement/Prospectus. As you are aware, a special meeting of shareholders of BLT was held on November 9, 1996. The transaction with WorldCom was not voted on by BLT shareholders at the November special meeting, and any proxies furnished by BLT shareholders in connection with the November special meeting cannot be voted at the December special meeting. You can vote your shares at the December meeting by returning the enclosed proxy or by attending the December meeting. Whether or not you plan to attend the special meeting, you are requested to sign, date and mail promptly the enclosed proxy, which is being solicited on behalf of the BLT Board of Directors. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.

                                   Sincerely,


                                   Thomas J. Holce
                                   Chairman and Chief Executive Officer

                             BLT TECHNOLOGIES, INC.
                               610 Esther Street
                          Vancouver, Washington 98660

                   -----------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 24, 1996

                   -----------------------------------------


To the Shareholders of BLT Technologies, Inc.:

     This is a notice of a special meeting (the "Special Meeting") of the shareholders of BLT Technologies, Inc., a Washington corporation ("BLT"), to be held on December 24, 1996, at the offices of Stoel Rives LLP, Standard Insurance Center, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204, commencing at 8:00 a.m., local time. The following matters will be considered at the Special Meeting:

     1. Approval of BLT's Agreement and Plan of Merger (the "Merger Agreement") with WorldCom, Inc. ("WorldCom") dated as of July 26, 1996, the related Plan of Merger dated as of July 26, 1996 by and between BLT and WC Acquisition, Inc. ("Acquisition Sub"), a Washington corporation wholly owned by WorldCom, and the transactions contemplated thereby, including without limitation (a) the merger of Acquisition Sub with and into BLT, with BLT surviving the merger as a wholly owned subsidiary of WorldCom (the "Merger"), and (b) the appointment of Thomas J. Holce as the Shareholder Representative pursuant to the Escrow Agreement related to the Merger. By virtue of the Merger, each outstanding share of common stock of BLT ("BLT Common Stock") will be converted into the right to receive a number of shares of WorldCom common stock to be determined pursuant to the Merger Agreement. A copy of the Merger Agreement, the related Plan of Merger, and the Escrow Agreement are attached as exhibits to the Proxy Statement/Prospectus accompanying this Notice.

     2. To vote upon a proposal to adjourn the Special Meeting to allow for additional solicitation of shareholder proxies or votes in the event that the number of proxies or votes sufficient to obtain a quorum or to approve Proposal 1 has not been received by the date of the Special Meeting.

     3. Any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on November 22, 1996 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Each share of BLT Common Stock is entitled to one vote at the Special Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of BLT Common Stock is necessary for approval and adoption of the Merger Agreement and Plan of Merger. A failure to vote or return a proxy will have the same effect as a vote against approval and adoption of the Merger Agreement and Plan of Merger. The proposal to adjourn the Special Meeting to solicit additional proxies or votes requires the approval of a majority of the votes represented by the holders of BLT Common Stock present in person or by proxy at the Special Meeting. The Special Meeting may be postponed or adjourned from time to time as the shareholders present in person determine.

     Holders of BLT Common Stock who give proper notice and who do not vote in favor of the Merger will be entitled to assert dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act. Any shareholder electing to exercise dissenters' rights must file, prior to the vote at the Special Meeting, a written notice specifying such holder's intent to demand payment for such holder's shares if the Merger is effected and must not vote in favor of the Merger. A copy of Chapter 23B.13 is attached as an exhibit to the Prospectus/Proxy Statement accompanying this Notice.

     Details of the proposed transactions and other important information concerning BLT and WorldCom are more fully described in the accompanying Proxy Statement/Prospectus and exhibits thereto, which are incorporated by reference herein and form a part of this Notice. Please give this material your careful attention. If you would like to have your shares voted at the Special Meeting by proxy, please complete, date and sign the proxy and return it in the enclosed envelope. All valid proxies will be voted at the Special Meeting in accordance with the shareholder's instructions contained in the proxy. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. Any shareholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                              By Order of the Board of Directors



                              Thomas J. Holce
                              Chairman and Chief Executive Officer


November ____, 1996
Vancouver, Washington


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BLT BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1996

                             BLT TECHNOLOGIES, INC.
                      PROXY STATEMENT FOR SPECIAL MEETING
                OF SHAREHOLDERS TO BE HELD ON DECEMBER 24, 1996

                      -----------------------------------

                                 WORLDCOM, INC.
                                 PROSPECTUS FOR
                UP TO 3,150,000 SHARES OF WORLDCOM COMMON STOCK

                      -----------------------------------


     This Proxy Statement/Prospectus and the accompanying exhibits (the "Proxy Statement/Prospectus") are being furnished to the shareholders of BLT Technologies, Inc., a Washington corporation ("BLT"), in connection with a special meeting of shareholders of BLT to be held on December 24, 1996 and any adjournment or postponement thereof (the "Special Meeting"). The close of business on November 22, 1996 (the "Record Date") is the record date for the Special Meeting to determine the holders of shares of common stock, par value $.01 per share, of BLT (the "BLT Common Stock") entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At the Special Meeting, holders of BLT Common Stock will be asked to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") with WorldCom, Inc., a Georgia corporation ("WorldCom"), dated as of July 26, 1996, the related Plan of Merger dated as of July 26, 1996 by and between BLT and WC Acquisition, Inc. (the "Acquisition Sub"), a Washington corporation wholly owned by WorldCom, and the transactions contemplated thereby, including, without limitation (a) the merger of Acquisition Sub with and into BLT, with BLT surviving the merger as a wholly owned subsidiary of WorldCom (the "Merger"), and (b) the appointment of Thomas J. Holce as the Shareholder Representative pursuant to the Escrow Agreement (hereinafter defined) related to the Merger. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and incorporated herein by reference. (Continued on following page)

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH SHAREHOLDER OF BLT TECHNOLOGIES, INC., SEE "RISK FACTORS" BEGINNING ON PAGE 15.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

BLT SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WORLDCOM COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE FOR WORLDCOM COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE MERGER IS CONSUMMATED. THE MARKET PRICE FOR WORLDCOM COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND THE DATE ON WHICH THE MERGER IS CONSUMMATED AND THEREAFTER.

                           -------------------------

       The date of this Proxy Statement/Prospectus is November ___, 1996.

(Continued from previous page)


     At the Effective Time (as hereinafter defined) of the Merger, each share of BLT Common Stock (including BLT Common Stock issued in connection with the exercise, immediately prior to the Merger, of options (the "BLT Stock Options") to purchase BLT Common Stock) will be converted into the right to receive that fraction of a share of common stock, par value $.01 per share, of WorldCom (the "WorldCom Common Stock") equal to 3,150,000 shares divided by the number of shares of BLT Common Stock outstanding on a fully diluted basis (0.4491 based upon 7,014,397 shares of BLT Common Stock outstanding or subject to BLT Stock Options as of October 31, 1996) (the "Exchange Ratio"), subject to an indemnity and escrow arrangement covering 10% of the shares of WorldCom Common Stock issuable in the Merger. The shares subject to the escrow arrangement (the "Escrow Shares") are subject to disbursement to WorldCom in the event that WorldCom has claims to indemnification under the Merger Agreement or in certain other circumstances. See "The Merger Agreement and Plan of Merger -- Indemnity and Escrow Agreement." Accordingly, former holders of BLT Common Stock may ultimately receive none (or some or all) of such Escrow Shares. Additionally, shareholders of BLT are required to bear any expenses in excess of $1.2 million incurred by BLT in connection with the transactions contemplated by the Merger. See "The Merger Agreement and Plan of Merger - Expenses." BLT expects that such expenses will not exceed $1.2 million. This Proxy Statement/Prospectus constitutes the prospectus of WorldCom with respect to up to 3,150,000 shares of WorldCom Common Stock to be issued in connection with the Merger.

     At the Effective Time, the then outstanding and unexercised BLT Stock Options will be converted into options exercisable for shares of WorldCom Common Stock having the same terms as the BLT Stock Options, including such terms and conditions as may be incorporated by reference into the agreements evidencing the BLT Stock Options, except that the exercise price and the number of shares issuable upon exercise will be divided and multiplied, respectively, by the Exchange Ratio. As a result of the approval of the Merger by the BLT Board of Directors, all outstanding BLT Stock Options have become fully vested and exercisable under the terms of BLT's 1994 Stock Option Plan. See "The Merger Agreement and Plan of Merger -- Treatment of BLT Stock Options."

     While BLT and WorldCom intend that the Merger should, under current law, constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), no ruling has been sought from the Internal Revenue Service and no opinion of counsel has been or will be obtained. Qualification of the Merger as a tax-free reorganization is contingent, in part, on the BLT shareholders retaining a significant continuing ownership interest in WorldCom based on their ownership in BLT. Neither BLT nor WorldCom has received any representations from the management of BLT or the BLT shareholders regarding their intention to retain or dispose of the WorldCom Common Stock received in the Merger. If BLT shareholders holding more than 50% of the outstanding BLT Common Stock before the Merger were to have a present intention to dispose of the WorldCom Common Stock received in the Merger, and in fact disposed of such shares following the Merger, the Internal Revenue Service could assert that the Merger did not qualify as a tax-free reorganization. If it were ultimately determined that the Merger did not qualify as a tax-free reorganization, all BLT shareholders would be subject to tax on the BLT Common Stock surrendered in the Merger whether or not the WorldCom Common Stock received in the Merger was sold or retained. AS A RESULT, BLT SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER. See "The Merger -- Certain U.S. Federal Income Tax Consequences."

     WorldCom Common Stock is traded on the Nasdaq National Market under the symbol "WCOM." The last reported sale price of the WorldCom Common Stock as reported on the Nasdaq National Market on

November 19, 1996 was $23.75 per share. This Proxy Statement/Prospectus was first mailed to the holders of BLT Common Stock on or about November 25, 1996.

     Any person giving a proxy in the form accompanying this Proxy Statement/Prospectus has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of BLT an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the Special Meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless the shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Special Meeting in accordance with the instructions given.

NO PERSON HAS BEEN AUTHORIZED BY WORLDCOM OR BLT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER WORLDCOM OR BLT. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF WORLDCOM CAPITAL STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WORLDCOM OR BLT OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.


                             AVAILABLE INFORMATION

     WorldCom is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy statements and other materials filed electronically by WorldCom through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This web site can be accessed at http://www.sec.gov. In addition, material filed by WorldCom can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, DC 20006.

     WorldCom has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of WorldCom Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

     As used in this Proxy Statement/Prospectus, the term "BLT" means BLT Technologies, Inc. and its subsidiaries, and the term "WorldCom" means WorldCom, Inc. and its subsidiaries. All information contained in this Proxy Statement/Prospectus relating to BLT was provided by the management and Board of Directors of BLT. WorldCom assumes no responsibility for the accuracy of such information. All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to WorldCom was provided by the management and Board of Directors of WorldCom. BLT assumes no responsibility for the accuracy of such information.

                           INCORPORATION BY REFERENCE

     The following documents filed with the Commission by WorldCom (formerly LDDS Communications, Inc. ("LDDS") and Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415) pursuant to the Exchange Act are incorporated herein by reference: (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K"); (2) WorldCom's Report by Issuer of Securities Quoted on NASDAQ on Form 10-C dated July 12, 1996; (3) WorldCom's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (4) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26,
1996) (as amended on Forms 8-K/A filed August 30, 1996, November 4, 1996 and November 20, 1996); (5) audited financial statements as of December 31, 1994 and 1993 and for the years then ended of the network services operations of Williams Telecommunications Group, Inc. ("WilTel"), including WilTel, Inc., WilTel Undersea Cable, Inc. and WilTel International Inc., which were wholly owned subsidiaries of WilTel (collectively "WilTel Network Services"), included in WorldCom's Current Report on Form 8-K/A dated August 22, 1994 (filed April 19, 1995); (6) audited financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 of MFS Communications Company, Inc. ("MFS") included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996); (7) audited financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 of UUNET Technologies, Inc. ("UUNET"), a wholly owned subsidiary of MFS, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996); (8) the description of WorldCom's (formerly LDDS' and Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in Amendment No. 2 of Resurgens' Registration Statement on Form S-4 (File No. 33-62746), as declared effective by the Commission on August 11, 1993, which includes the Joint Proxy Statement/Prospectus (the "1993 Joint Proxy Statement/Prospectus") with respect to Resurgens' Annual Meeting of Shareholders held on September 14, 1993, under the following captions: "Proposals No. 1 and 2 -- The Proposed Mergers -- Description of the Series 1 Preferred Stock," "-- Description of the Series 2 Preferred Stock," "--Special Redemption Provisions," "Information Regarding Resurgens -- Description of Resurgens Capital Stock," and "-- Amendments to Resurgens' Restated Articles of Incorporation -- LDDS Merger Agreement," and as further updated by WorldCom's Annual Report on Form 8-K dated and filed August 14, 1995; (9) the description of WorldCom's Preferred Stock Purchase Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996; and (10) the descriptions of the WorldCom Series A Preferred Stock, the WorldCom Series B Preferred Stock and the WorldCom Depository Shares (issuable upon consummation of the MFS Merger (as defined herein)) contained in WorldCom's Registration Statements on Form 8-A dated November 13, 1996.

     All documents filed by WorldCom with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO WORLDCOM, INC., 515 EAST AMITE STREET, JACKSON, MISSISSIPPI 39201-2702,
ATTENTION: STEPHANIE Q. SCOTT, DIRECTOR OF FINANCIAL REPORTING (TELEPHONE:
(601) 360-8600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 17, 1996.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION .....................................................   iv
INCORPORATION BY REFERENCE ................................................    v
SUMMARY ...................................................................    1
 Business of WorldCom .....................................................    1
 Recent Development .......................................................    2
 Business of BLT ..........................................................    3
 The Proposed Merger ......................................................    3
   Merger Consideration ...................................................    3
   Treatment of BLT Stock Options .........................................    3
   Effective Time .........................................................    4
   Conditions to the Merger; Termination ..................................    4
   Indemnification and Escrow Agreement ...................................    4
   Noncompete and Confidentiality Agreements ..............................    5
   Management and Operations After the Merger .............................    5
   Expenses ...............................................................    5
 Accounting Treatment .....................................................    5
 Certain Federal Income Tax Consequences ..................................    5
 Reasons for the Merger ...................................................    6
 Opinion of Financial Advisor .............................................    6
 Recommendation of the BLT Board of Directors .............................    6
 The Special Meeting ......................................................    7
 Record Date; Outstanding Shares; Quorum ..................................    7
 Interests of Certain Persons in the Merger ...............................    7
 Regulatory Filings and Approvals .........................................    8
 Dissenters' Rights .......................................................    8
 Comparison of Shareholder Rights .........................................    8
 Risk Factors .............................................................    8
 Market Prices ............................................................    8
 Comparative Per Share Data ...............................................   11
 Selected Pro Forma Consolidated Financial Information ....................   12
 Summary Historical Financial Data ........................................   13
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS .................   15
RISK FACTORS ..............................................................   15
 Risks Related to the Merger ..............................................   15
   Possibility of Taxability of the Merger ................................   15
   The Effect of Stock Price Fluctuations on the Consideration to be
   Received by the Holders of BLT Common Stock in the Merger ..............   16
   Integration of the Companies ...........................................   16
   Substantial Dilution of Ownership Interest in WorldCom of Current
   BLT Shareholders Resulting from MFS Merger .............................   16
   Shares Eligible for Future Sale ........................................   16
 Risks Related to WorldCom and the Combined Company .......................   17
   Risks Associated with Failure to Obtain Consents of Certain
   Governmental Authorities ...............................................   17
   Integration of WorldCom and MFS ........................................   17
   Risks Associated with the Repurchase of MFS Senior Notes ...............   17
   Acquisition Strategy ...................................................   17
   Operating Losses .......................................................   18
   Significant Capital Requirements .......................................   18
   Risks of Financial Leverage; Debt Service, Interest Rate Fluctuations,
   Possible Reduction in Liquidity, Dividend Restrictions, and Other
   Restrictive Covenants ..................................................   19
   Regulation .............................................................   19

   Competition -- Traditional Telecommunications Services .................   21
   Competition -- Internet-Related Services ...............................   22
   Competition -- Network Systems Integration Services ....................   23
   Risks of Expansion and Implementation ..................................   24
   Dependence on Availability of Transmission Facilities ..................   24
   Rapid Technological Changes; Dependence Upon Product Development .......   24
   Dependence on Key Personnel ............................................   25
   Contingent Liabilities .................................................   25
   Potential Liability of On-line Service Providers .......................   26
   Dependence upon Network Infrastructure; Risk of System
   Failure; Security Risks ................................................   27
   Variability of Quarterly Operating Results .............................   27
   Strategic Relationship Between UUNET and Microsoft .....................   27
   UUNET's Dependence upon Suppliers; Sole and Limited Sources
   of Supply ..............................................................   28
   Anti-Takeover Provisions ...............................................   29
THE MERGER ................................................................   30
 General ..................................................................   30
 Background of the Merger .................................................   30
 WorldCom's Reasons for the Merger ........................................   31
 BLT's Reasons for the Merger .............................................   31
 Recommendation of the BLT Board of Directors .............................   32
 Orca Capital Fairness Opinion ............................................   32
   Comparable Transaction Analysis ........................................   33
   Comparable Company Analysis ............................................   33
   Discounted Cash Flow Analysis ..........................................   34
 Dissenters' Rights .......................................................   34
 Certain U.S. Federal Income Tax Consequences .............................   35
 Accounting Treatment .....................................................   36
 Status Under Federal Securities Laws .....................................   36
THE BLT SPECIAL MEETING ...................................................   38
 General ..................................................................   38
 Date, Time and Place .....................................................   38
 Purpose of the Special Meeting ...........................................   38
 Voting at the Special Meeting ............................................   38
   Record Date; Outstanding Shares; Quorum ................................   38
   Votes Required .........................................................   38
   Proxies ................................................................   39
 Solicitation of Proxies ..................................................   39
 Adjournment of the Special Meeting .......................................   39
 Discretionary Authority ..................................................   39
INFORMATION CONCERNING WORLDCOM ...........................................   41
 Business of WorldCom .....................................................   41
 Recent Development .......................................................   42
 Terms and Conditions of the MFS Merger ...................................   43
   Certain Conditions .....................................................   43
   Agreement Not To Solicit Other Offers ..................................   43
   Other Covenants ........................................................   44
   Termination of the MFS Merger Agreement ................................   45
   Termination Fees .......................................................   47
 Description of Services Agreement ........................................   49
 Stock Option Agreements ..................................................   51
 Management of WorldCom Following the MFS Merger ..........................   54
 Business of MFS ..........................................................   62
 Acquisition Subsidiary ...................................................   63

INFORMATION CONCERNING BLT ................................................   64
 Business .................................................................   64
 Products .................................................................   64
   Prepaid Calling Cards ..................................................   64
   Other Products .........................................................   64
 Markets ..................................................................   64
 Technology ...............................................................   65
 Strategy .................................................................   65
 Properties ...............................................................   65
 Legal Proceedings ........................................................   66
 Executive Officers and Directors .........................................   66
 Business Experience ......................................................   67
 Security Ownership of Directors, Executive Officers and
 Principal Shareholders ...................................................   67
 Description of BLT Capital Stock and Options .............................   69
   Common Stock ...........................................................   69
   Preferred Stock ........................................................   69
   Option Plan ............................................................   69
 Management's Discussion and Analysis of Results of Operations
 and Financial Condition ..................................................   70
 Overview .................................................................   70
 Liquidity and Capital Resources ..........................................   70
   Common Stock ...........................................................   70
   Line of Credit and Term Loans ..........................................   70
   Promissory Notes Payable ...............................................   71
   Commitments ............................................................   71
 Financial Condition ......................................................   71
 Results of Operations ....................................................   71
 Three Months Ended August 31, 1996 Compared With Three Months
 Ended August 31, 1995 ....................................................   73
   Card Revenue ...........................................................   73
   Commissions Earned .....................................................   73
   Cost of Services .......................................................   73
   Selling, General and Administrative Expenses ...........................   73
   Interest Expense .......................................................   73
   Income Taxes ...........................................................   74
 Fiscal Year Ended May 31, 1996 Compared With Fiscal Year
 Ended May 31, 1995 .......................................................   74
   Card Revenue ...........................................................   74
   Commissions Earned .....................................................   74
   Long Distance Services Revenue .........................................   74
   Cost of Services .......................................................   74
   Selling, General and Administrative Expenses ...........................   74
   Interest Expense .......................................................   75
   Income Taxes ...........................................................   75
 Fiscal Year Ended May 31, 1995 Compared With The Seventeen Month
 Period Ended May 31, 1994 ................................................   75
   Card Revenue ...........................................................   75
   Commission Earned ......................................................   75
   Long Distance Services Revenue .........................................   75
   Cost of Services .......................................................   76
   Selling, General and Administrative Expenses ...........................   76
   Interest Expense .......................................................   76
   Income Taxes ...........................................................   76
THE MERGER AGREEMENT AND PLAN OF MERGER ...................................   77
 Merger Consideration; Exchange of the Company's Shares ...................   77
 Effective Time of Merger .................................................   77
 Management and Operations After the Merger ...............................   77

 Conditions to the Merger ................................................    78
 Exchange of Certificates; Fractional Shares .............................    78
 Treatment of BLT Stock Options ..........................................    78
 Certain Other Agreements ................................................    79
 Interests of Certain Persons in the Merger ..............................    79
 Indemnity and Escrow Agreement ..........................................    79
   Escrow Agreement ......................................................    81
 Noncompete and Confidentiality Agreements ...............................    83
 Affiliate Agreements ....................................................    83
 Certain Regulatory Filings and Approvals ................................    83
 Amendment; Waiver .......................................................    83
 Termination .............................................................    84
 Expenses ................................................................    84
DESCRIPTION OF WORLDCOM CAPITAL STOCK ....................................    85
 Common Stock ............................................................    85
 Preferred Stock - General ...............................................    85
 Series A Preferred Stock ................................................    86
   Dividends .............................................................    86
   Mandatory Conversion of WorldCom Series A Preferred Stock .............    87
   Right to Redeem WorldCom Series A Preferred Stock .....................    88
   Conversion at Option of Holder ........................................    89
   Conversion Adjustment .................................................    90
   Adjustment for Consolidation or Merger ................................    90
   Fractional Shares .....................................................    91
   Notice to Holders of WorldCom Series A Preferred Stock ................    91
   Liquidation Rights ....................................................    92
   Voting Rights .........................................................    92
   Reissuance ............................................................    93
   Listing ...............................................................    93
   Registrar and Transfer Agent ..........................................    93
 Series B Preferred Stock ................................................    93
   Dividends .............................................................    93
   Conversion at Option of Holder ........................................    94
   Conversion Adjustment .................................................    95
   Adjustment for Consolidation or Merger ................................    95
   Right to Redeem WorldCom Series B Preferred Stock .....................    96
   Liquidation Rights ....................................................    96
   Notice to Holders of WorldCom Series B Preferred Stock ................    96
   Voting Rights .........................................................    97
   Reissuance ............................................................    97
   No Listing ............................................................    98
   Registrar and Transfer Agent ..........................................    98
 Depositary Shares .......................................................    98
   Issuance of Depositary Receipts .......................................    98
   Withdrawal of WorldCom Series A Preferred Stock .......................    98
   Mandatory Conversion, or Call .........................................    99
   Conversion at the Option of Holder ....................................    99
   Dividends and Other Distributions .....................................   100
   Record Date ...........................................................   100
   Voting of WorldCom Series A Preferred Stock ...........................   100
   Amendment and Termination of Deposit Agreement ........................   100
   Charges of Depositary .................................................   101
   General ...............................................................   101

 WorldCom Series 3 Preferred Stock .......................................   102
 Preferred Stock Purchase Rights .........................................   102
 Certain Charter and Bylaw Provisions ....................................   103
   Election of Directors .................................................   104
   Special Meetings of Shareholders ......................................   104
   Special Redemption Provisions .........................................   104
   Business Combination Restrictions .....................................   105
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS ...........................   107
 Rights of Dissenting Shareholders .......................................   107
 Certain Voting Rights ...................................................   107
 Election of Directors ...................................................   107
 Removal of Directors ....................................................   108
 Action By Written Consent ...............................................   108
 Amendments to Charter ...................................................   109
 Amendments to Bylaws ....................................................   109
 Special Meetings of Shareholders ........................................   109
 Vote on Extraordinary Corporate Transactions ............................   110
 Indemnification and Limitation of Liability of Directors and Officers ...   110
 Special Redemption Provisions ...........................................   112
EXPERTS ..................................................................   113
INDEX TO BLT FINANCIAL STATEMENTS ........................................   114


                                LIST OF EXHIBITS

Exhibit A  Agreement and Plan of Merger
Exhibit B  Plan of Merger
Exhibit C  Form of Escrow Agreement
Exhibit D  Washington Dissenters' Rights Statutes
Exhibit E  Orca Capital Fairness Opinion

                                    SUMMARY


     The following is a summary of certain important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information included in this Proxy Statement/Prospectus and the exhibits hereto, including, but not limited to, the Merger Agreement set forth as Exhibit A hereto and the Plan of Merger set forth as Exhibit B hereto. Shareholders of BLT are urged to read this Proxy Statement/Prospectus and the exhibits hereto in their entirety and to consider carefully the information set forth under the headings "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

BUSINESS OF WORLDCOM

     WorldCom, a Georgia corporation which conducts business under the name "LDDS WorldCom," is one of the four largest long distance telecommunications companies in the United States, based on 1995 revenues. WorldCom provides long distance telecommunications services to business, consumer and other carrier customers through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations, with service to points throughout the nation and the world. The products and services provided by WorldCom include: switched and dedicated long distance products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced faxed and data connections, television and radio transmission and mobile satellite communications. Based on Federal Communications Commission ("FCC") statistics as of December 31, 1995 (the most recent statistics available), WorldCom's share of total toll service revenues for 1995 was 4.3%.

     WorldCom's emphasis on acquisitions has taken WorldCom from a small regional long distance carrier to one of the largest long distance telecommunications companies in the industry, serving customers domestically and internationally. On January 5, 1995, WorldCom completed the acquisition of the network services operations of WilTel, a subsidiary of The Williams Companies, Inc., for approximately $2.5 billion in cash (the "WilTel Acquisition"). Through this purchase, WorldCom acquired a nationwide common carrier network of approximately 11,000 miles of fiber optic cable and digital microwave facilities.

     On December 30, 1994, WorldCom, through a wholly owned subsidiary, merged with IDB Communications Group, Inc., a Delaware corporation ("IDB"). IDB operates a domestic and international communications network providing private line and public switched long distance telecommunications services, facsimile and data connections, television and radio transmission services, and mobile satellite communications capabilities. As a result of this merger (the "IDB Merger"), each share of common stock of IDB was converted into the right to receive 0.476879 shares of WorldCom Common Stock, resulting in the issuance of approximately 71,762,000 shares of WorldCom Common Stock. In addition, WorldCom assumed, on a subordinated basis, jointly and severally with IDB, the obligations of IDB to pay the principal of and interest on $195.5 million 5% convertible subordinated notes due 2003, issued by IDB. On July 15, 1996, WorldCom announced that it had exercised its option to redeem on August 16, 1996 all of the outstanding IDB notes. Prior to such redemption date, a majority of the holders of the IDB notes elected convert their notes into WorldCom Common Stock, resulting in the issuance of approximately 10.3 million shares of WorldCom Common Stock. The IDB Merger was accounted for as a pooling-of-interests and, accordingly, the WorldCom financial statements for the periods prior to the IDB Merger have been restated to include the results of IDB for all periods presented.

     WorldCom follows a four-point growth strategy, consisting of internal growth, the selective acquisition of smaller long distance companies with limited geographic service areas and market shares, the consolidation of certain third tier long distance carriers with larger market shares, and international expansion.

     A predominant share of WorldCom's total revenues is derived from commercial customers. Commercial customers typically use higher volumes of telecommunications services than residential customers and concentrate usage on weekdays during business hours, when rates are highest. Consequently, commercial customers, on average, generate higher revenues per account than residential customers. WorldCom has become a significant participant in the long distance wholesale market and intends to pursue opportunities, if any, for continued expansion in this area. While total revenues in the wholesale market are less than from commercial customers, expenses are generally reduced in servicing these customers as the result of fewer invoices, fewer customer service personnel and a smaller sales force.

     The enactment of the Telecommunications Act of 1996 (the "Telecom Act") in early February 1996 has made it possible for WorldCom to participate in both the local and long distance markets. WorldCom has formed business associations to provide long distance telecommunications services with certain local exchange carriers ("LECs"), and WorldCom expects to pursue resale of local service in those markets where it both economically and technically feasible.

     WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600. See "Information Regarding WorldCom."

RECENT DEVELOPMENT

     On August 25, 1996, WorldCom executed an Agreement and Plan of Merger (the "MFS Merger Agreement"), pursuant to which a wholly owned subsidiary of WorldCom will be merged (the "MFS Merger") with and into MFS Communications Company, Inc., a Delaware corporation ("MFS"). Consummation of the MFS Merger is subject to customary closing conditions and shareholder and regulatory approvals. It is uncertain whether the MFS Merger will close before or after the consummation of the Merger with BLT, due to uncertainty regarding the receipt of regulatory approvals and other closing conditions. No assurance can be given that the MFS Merger will be consummated.

     MFS provides facilities-based telecommunications services and systems to business and government. MFS is organized as a holding company and operates through its subsidiaries in two business segments: telecommunications services and network systems integration. MFS provides telecommunications services domestically and internationally in the form of: (i) dedicated special access and private line circuits, local switched service and high speed data communications to large business customers; (ii) single source integrated local and long distance switched services, high speed data communications services and facilities management to medium and small businesses; (iii) local access to long distance companies; and (iv) local access, asynchronous-transfer-mode-based ("ATM-based") backbone service and interconnection via Network Access Points ("NAPs") to Internet service providers.

     Based on the capitalization of WorldCom and MFS as of November 13, 1996 and assuming that all shares of MFS preferred stock are converted into shares of MFS common stock prior to the consummation of the MFS Merger, the stockholders of MFS immediately prior to the consummation of the MFS Merger will own securities representing approximately 56% of the outstanding WorldCom Common Stock on a fully diluted basis following consummation of the MFS Merger, assuming that all outstanding MFS options and MFS warrants are exercised, and approximately 54% of the outstanding WorldCom Common Stock on a fully diluted basis following consummation of the MFS Merger, assuming that no outstanding MFS options and MFS warrants are exercised, without adjustment in either case for shares acquired by WorldCom shareholders in their capacities as stockholders of MFS. See "Information Regarding WorldCom -- Recent Development," "-- Management of WorldCom Following the MFS Merger" and "-- Business of MFS."

BUSINESS OF BLT

     BLT was incorporated as Bottom Line Telecommunications, Inc. in 1989 and adopted the name BLT Technologies, Inc. in October 1995. BLT originally was in the business of reselling long distance telephone service. BLT initially entered the prepaid calling cards business as a complement to its long distance resale business. BLT was an early entrant in the prepaid telecard industry, launching its own brand of prepaid calling cards, TALK 'N TOSS(R), in 1993. Since 1993, BLT has become a leading developer and marketer of prepaid calling cards. With the success of its prepaid calling cards, BLT sold its long distance resale business as of the end of February 1995 in order to focus on developing prepaid debit card systems. Today, BLT develops and markets a variety of prepaid services. The most widespread application of BLT's prepaid service offerings has been in connection with its TALK 'N TOSS(R) prepaid phone cards. BLT is also developing other debit card applications. These include an electronic cash card, which will enable cashless purchases at participating retailers, and a Technical Assistance Support Card ("TASCard(TM)"), which provides a method for fee-based technical support for hardware and software providers.

     BLT's principal executive offices are located at 610 Esther Street, Vancouver, Washington 98660 and its telephone number is (360) 695-7000. See "Information Regarding BLT."

THE PROPOSED MERGER

     Merger Consideration. Pursuant to the Merger Agreement and the Merger, Acquisition Sub will merge with BLT in accordance with the Washington Business Corporation Act (the "WBCA"), the separate existence of Acquisition Sub will cease, and BLT, as the surviving corporation in the Merger, will become a wholly owned subsidiary of WorldCom. Upon consummation of the Merger, each of the issued and outstanding shares of BLT Common Stock (other than shares as to which dissenters' rights are perfected under Washington law) will be converted into the right to receive that fraction of a share of WorldCom Common Stock equal to 3,150,000 shares divided by the number of shares of BLT Common Stock outstanding on a fully diluted basis (the "Exchange Ratio") (0.4491 based upon 7,014,397 shares of BLT Common Stock outstanding or subject to BLT Stock Options as of October 31, 1996), subject to the provisions of an indemnity and escrow agreement described herein covering 10% of such shares. The shares subject to the escrow arrangement (the "Escrow Shares") are subject to disbursement to WorldCom in the event that WorldCom has claims to indemnification under the Merger Agreement or in certain other circumstances. See "The Merger Agreement and Plan of Merger -- Merger Consideration; Exchange of BLT's Shares" and "-- Indemnity and Escrow Agreement." Accordingly, former shareholders of BLT may ultimately receive none (or some or all) of such Escrow Shares. Additionally, shareholders of BLT are required to bear any expenses in excess of $1.2 million incurred by BLT in connection with the transactions contemplated by the Merger. BLT expects that such expenses will not exceed $1.2 million. See "The Merger Agreement and Plan of Merger -- Expenses."

     No fractional shares will be issued in the Merger, and each holder of BLT Common Stock will receive a cash payment in lieu of such fractional shares equal to such fraction multiplied by $23.50.

     Treatment of BLT Stock Options. At the Effective Time, WorldCom will cause each holder of a BLT Stock Option to receive an option to purchase shares of WorldCom Common Stock having substantially the same terms and conditions as the BLT Stock Option, except that the exercise price and number of shares of WorldCom Common Stock issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. As a result of the approval of the Merger by the BLT Board of Directors, all outstanding BLT Stock Options have become fully vested and exercisable under the terms of BLT's 1994 Stock Option Plan. See "The Merger Agreement and Plan of Merger -- Treatment of BLT Stock Options."

     Effective Time. The Merger will become effective on the date and time Articles of Merger are filed with the office of the Secretary of State of the State of Washington in accordance with the WBCA or such later time and date as may be specified in the Articles of Merger. The date and time when the Merger will become effective is referred to herein as the Effective Time. The Effective Time is expected to occur promptly after the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement. See "The Merger Agreement and Plan of Merger -- Effective Time of the Merger."

     Conditions to the Merger; Termination. Consummation of the Merger is subject to the fulfillment or waiver, at or prior to the Effective Time, of a number of conditions described in the Merger Agreement, including without limitation: (a) approval of the Merger by the requisite vote of the holders of BLT Common Stock, with no more than 5% of BLT's shares being held by Dissenters (as hereinafter defined); (b) no order, decree or injunction that would prevent consummation of the Merger; (c) consent or approval by all required governmental agencies, including approvals by the FCC and applicable state public utility or service commissions ("PUCs"); (d) delivery to WorldCom of the Affiliate Agreements, the Escrow Agreement and the Noncompete Agreements (as herein defined), each duly approved and executed; (e) installation, testing and operation of BLT's new CTI system, carrying at least 25% of BLT's prepaid phone card traffic; (f) no material adverse change in the assets, business, condition or prospects of BLT; and (g) each party's material compliance with all covenants, agreements and conditions as required by the Merger Agreement prior to the closing of the Merger. See "The Merger Agreement and Plan of Merger -- Conditions to the Merger."

     The Merger Agreement may be terminated at any time prior to the Effective Time only (a) by the mutual consent of BLT and WorldCom or (b) by either BLT or WorldCom if the Merger has not been consummated on or before March 31, 1997, provided that this right to terminate shall not be available to any party whose breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur before such date, and provided that WorldCom may extend said date from time to time in the event one or more conditions to the obligations of the parties under the Merger Agreement has not been satisfied or waived. See "The Merger Agreement and Plan of Merger -- Termination."

     Indemnification and Escrow Agreement. The Merger Agreement provides for indemnification of WorldCom and certain other parties by each BLT shareholder, pro rata and to the extent of such shareholder's shares of WorldCom Common Stock delivered to the Escrow Agent pursuant to the Merger Agreement and the Escrow Agreement, for and against any losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Losses"), incurred by WorldCom resulting from (a) any inaccuracy in any representation or warranty or the breach of any covenant of BLT made in the Merger Agreement or related agreements or instruments, (b) the payment of fair value in connection with the exercise of dissenters' rights to the extent such payment exceeds certain amounts (the "Excess Dissenter Amount"), (c) certain liabilities in connection with BLT's employee benefit plans, or (d) certain other matters described in the Merger Agreement, including Losses resulting from certain pending litigation (the "Scheduled Matters"). Accordingly, former holders of BLT Common Stock may ultimately receive none (or some or all) of such Escrow Shares. The form of the Escrow Agreement is attached hereto as Exhibit C, the terms of which are incorporated by reference herein.

     BLT's Board recommends that Mr. Thomas J. Holce, BLT's Chairman and Chief Executive Officer, be appointed as the Shareholder Representative under the Escrow Agreement, as contemplated in the attached proxy. The Shareholder Representative is the attorney-in-fact for all BLT shareholders in connection with the Escrow Agreement, the Escrow Shares and any cash dividends in the Dividend Account (as hereinafter defined), including without limitation the acceptance of any claim by an Indemnified Party and the compromise of any disputes relating to the Escrow Shares, cash dividends or other matters under the Escrow Agreement. See "The Merger Agreement and Plan of Merger -- Indemnity and Escrow Agreement."

     Noncompete and Confidentiality Agreements. Pursuant to the Merger Agreement, at or prior to the Effective Time, Robert A. Sternberg and each member of BLT's Board will enter into a Noncompete Agreement with WorldCom. Each Noncompete Agreement includes a covenant by each such person not to compete or interfere with the business conducted by WorldCom at the Effective Time for a stated period of time, subject to certain exceptions. Each Noncompete Agreement also contains terms restricting the disclosure and use of confidential information with respect to the business, properties, and personnel of BLT and WorldCom. Delivery of the Noncompete Agreements is a condition to WorldCom's obligation to consummate the Merger. See "The Merger Agreement and Plan of Merger -- Noncompete and Confidentiality Agreements."

     Management and Operations of BLT After the Merger. Pursuant to the Merger Agreement, as of the Effective Time and until their successors are duly elected or appointed, the members of the Board of Directors of BLT, as the surviving corporation, will be Bernard J. Ebbers and Charles T. Cannada. Mr. Ebbers is the President and Chief Executive Officer and Mr. Cannada is a Senior Vice President of WorldCom. As of the Effective Time, the officers of BLT will be:
Mr. Ebbers, President; Scott D. Sullivan, Secretary and Treasurer; Mr. Cannada, Assistant Secretary; and William E. Anderson, Assistant Secretary. Mr. Sullivan is the Treasurer and Chief Financial Officer and Mr. Anderson is General Counsel of WorldCom. See "The Merger Agreement and Plan of Merger -- Management and Operations After the Merger."

     Expenses. The Merger Agreement provides that BLT will bear its own expenses, fees and commissions incurred in connection with the preparation, negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby, up to a maximum of $1,200,000, with any excess over such amount to be borne by the shareholders of BLT. BLT expects that such expenses will not exceed $1.2 million. If the Merger is not consummated because of a breach of the Merger Agreement by a party thereto, the non-breaching party will be entitled to reasonable attorneys' fees and court costs in connection with any action for damages or specific performance, in addition to such other rights or remedies to which the non-breaching party may be entitled under applicable law or in equity. See "The Merger Agreement and Plan of Merger -- Expenses."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of WorldCom and BLT will be carried forward to the combined organization at their recorded amounts; income of the combined organization will include income of WorldCom and BLT for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the
combined organization.   See "The Merger -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     While BLT and WorldCom intend that the Merger should, under current law, constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), no ruling has been sought from the Internal Revenue Service and no opinion of counsel has been or will be obtained. Qualification of the Merger as a tax-free reorganization is contingent, in part, on the BLT shareholders retaining a significant continuing ownership interest in WorldCom based on their ownership in BLT. Neither BLT nor WorldCom has received any representations from the management of BLT or the BLT shareholders regarding their intention to retain or dispose of the WorldCom Common Stock received in the Merger.

If BLT shareholders holding more than 50% of the outstanding BLT Common Stock before the Merger were to have a present intention to dispose of the WorldCom Common Stock received in the Merger, and in fact disposed of such shares following the Merger, the Internal Revenue Service could assert that the Merger did not qualify as a tax-free reorganization. If it were ultimately determined that the Merger did not qualify as a tax-free reorganization, all BLT shareholders would be subject to tax on the BLT Common Stock surrendered in the Merger whether or not the WorldCom Common Stock received in the Merger was sold or retained. See "Risk Factors--Risks Related to the Merger--Possibility of Taxability of the Merger." AS A RESULT, BLT SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER. See "The Merger -- Certain U.S. Federal Income Tax Consequences."

REASONS FOR THE MERGER

     BLT began exploring various strategic options, including an initial public offering, sale of BLT to a financial investor, and sale of BLT to a strategic investor, to provide increased financial resources for BLT's continued growth, to provide liquidity to BLT's shareholders and to increase value to its shareholders. In considering the Merger, BLT's Board considered numerous factors, including the price that could be obtained for BLT Common Stock; anticipated synergies between BLT and WorldCom; potential future appreciation in the value of WorldCom Common Stock; the business, results of operations, asset quality and financial condition of WorldCom; the qualification of the Merger as a tax-free reorganization; and the speed with which the Merger could potentially be completed. After considering all of these factors, BLT's Board concluded that the Merger would provide desirable market liquidity, necessary financial resources for BLT's continued growth and the best prospect for increasing long-term value for BLT shareholders and that the Merger is in the best interests of BLT and its shareholders. See "The Merger -- BLT's Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

     BLT retained Orca Capital Corporation ("Orca Capital") to render its opinion as to the fairness, from a financial point of view, to the shareholders of BLT of the consideration to be received in the proposed Merger. Orca Capital provided BLT's Board with a fairness opinion letter dated July 31,
1996, the date the Merger Agreement was executed.   The full text of the
opinion letter of Orca Capital, which sets forth certain assumptions made, matters considered and limitations on the review performed, is attached as Exhibit E. The opinion of Orca Capital was based upon market, economic and other conditions as they existed and could be evaluated as of July 31, 1996 and therefore did not take into account any subsequent events, including the MFS Merger (as defined below), which was publicly announced on August 26, 1996. Such opinion was not updated as of the date hereof nor will such opinion be updated as of the closing of the Merger. See "The Merger -- Reasons for the Merger" and "-- Orca Capital Fairness Opinion. "

RECOMMENDATION OF THE BLT BOARD OF DIRECTORS

     The BLT Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, BLT and its shareholders and has unanimously approved the Merger Agreement, the Merger and the related transactions. BLT'S BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, THE MERGER. See "The Merger -- Background of the Merger," "BLT's Reasons for the Merger" and "-- Recommendations of the BLT Board of Directors" and "The Merger Agreement and Plan of Merger -- Interests of Certain Persons in the Merger."

THE SPECIAL MEETING

     The Special Meeting will be held on December 24, 1996, at 8:00 a.m., local time, at the offices of Stoel Rives LLP, Standard Insurance Center, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204. At such meeting, BLT shareholders will be asked to (i) approve the Merger Agreement and the Merger and the authorization of the Merger and transactions contemplated by the Merger Agreement, and the Merger, including the appointment of Thomas J. Holce as Shareholder Representative pursuant to the Escrow Agreement, and (ii) approve the proposal regarding adjournment of the Special Meeting to solicit additional proxies or votes. The BLT Board of Directors knows of no business that will be presented for consideration at the BLT Special Meeting other than the matters described in this Proxy Statement/Prospectus.

RECORD DATE; OUTSTANDING SHARES; QUORUM

     The date for the determination of the holders of record of the BLT Common Stock entitled to notice of and to vote at the Special Meeting is November 22, 1996 (the "Record Date"). Accordingly, only holders of record of shares of the BLT Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding ____________ shares of the BLT Common Stock entitled to vote which were held by ______ holders of record. Each holder of record of shares of the BLT Common Stock on the Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of BLT's shareholders, either in person or by properly executed proxy, at the Special Meeting. The presence, in person or properly executed proxy, of the holders a majority of the outstanding shares of the BLT Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     Under Washington law and the Articles of Incorporation of BLT, the Merger Agreement, the Merger and the transactions contemplated thereby must be approved by the holders of two-thirds of the issued and outstanding shares of the BLT Common Stock entitled to vote at the Special Meeting. BLT's shareholders who do not approve the Merger, and who act appropriately to protect their rights, may not prevent the Merger if it is approved by the requisite vote, but may have dissenters' rights as described elsewhere in this Proxy Statement/Prospectus. See "The Merger - Dissenters' Rights." The proposal to adjourn the Special Meeting to solicit additional proxies or votes requires the approval of more votes cast in favor than against the proposal.

     As of the Record Date, directors and executive officers of BLT and their affiliates (as a group) were entitled to vote shares of BLT Common Stock representing approximately 39.3% of the voting power of BLT Common Stock. All such persons have indicated their intention to vote their shares for the approval of the Merger Agreement, the Merger and the transactions contemplated thereby and for the approval of the proposal to adjourn the Special Meeting to solicit additional proxies or votes at the Special Meeting. See "The BLT Special Meeting."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Directors and executive officers of BLT beneficially own approximately 39.3% of the outstanding BLT Common Stock and will receive shares of WorldCom Common Stock in the Merger on the same basis as other shareholders of BLT. All options held by directors and executive officers of BLT became immediately exercisable as a result of the approval of the Merger by the BLT Board of Directors. See "Information Concerning BLT -- Security Ownership of Directors, Executive Officers and Principal Shareholders" and "The Merger Agreement and Plan of Merger -- Interests of Certain Persons in the Merger." The BLT Board of Directors was aware of these interests when it considered and approved the Merger and the Merger Agreement. See "The Merger Agreement and Plan of Merger -- Interests of Certain Persons in the Merger."

REGULATORY FILINGS AND APPROVALS

     Consummation of the Merger is contingent upon the receipt of approvals from the FCC, various PUCs and various municipalities with respect to the Merger and certain related transactions. WorldCom and BLT have previously made the necessary filings with these government agencies. The applicable waiting period under the Hart-Scott-Rodino Act has expired. See "The Merger Agreement and Plan of Merger -- Certain Regulatory Filings and Approvals."

DISSENTERS' RIGHTS

     As described in "The Merger -- Dissenters' Rights," holders of BLT Common Stock have the right to dissent from the Merger and to demand the fair value of
their shares from BLT.   Shareholders of BLT generally have the right to
dissent from and have the fair value of their shares appraised in connection with certain mergers, sales of assets and other extraordinary transactions for which shareholder approval is required. See "The Merger -- Dissenters' Rights." It is a condition to consummation of the Merger that holders of not more than 5% of the outstanding shares of BLT Common Stock shall have exercised dissenters' rights with respect to the Merger. WorldCom shareholders will not have dissenters' rights in connection with the Merger.

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of shareholders of BLT are governed by the WBCA and by BLT's Articles of Incorporation and Bylaws. Upon conversion of BLT Common Stock into WorldCom Common Stock, the rights of the former holders of BLT Common Stock who receive WorldCom Common Stock will be governed by the Georgia Business Corporations Code ("GBCC") and by the Amended and Restated Articles of Incorporation, as amended, of WorldCom (the "WorldCom Articles") and the WorldCom Bylaws. See "Effect of Merger on Rights of Shareholders" for a summary of certain differences between the rights of the holders of BLT Common Stock and WorldCom Common Stock.

RISK FACTORS

     Holders of BLT Common Stock, in voting on the proposals contained herein, should consider, among other factors, risks related to the following: (i) the possibility of taxability of the Merger; (ii) the effect of stock price fluctuations on the consideration to be received by BLT shareholders in the Merger; (iii) integration of the companies; (iv) substantial dilution of ownership interest in WorldCom of current BLT shareholders resulting from MFS Merger; (v) risks associated with the failure to obtain consents of certain governmental authorities in connection with the MFS Merger; (vi) integration of WorldCom and MFS; (vii) the repurchase by WorldCom of outstanding MFS Senior Notes; (viii) WorldCom's and MFS' acquisition strategy; (ix) operating losses and significant capital expenditures; (x) outstanding debt; (xi) government regulation; (xii) intense competition; and (xiii) anti-takeover provisions contained in the WorldCom Articles and Bylaws. See "Risk Factors."

MARKET PRICES

     The WorldCom Common Stock is traded on the Nasdaq National Market under the symbol "WCOM." The following table sets forth the high and low intra-day sales prices per share of such stock as reported on the Nasdaq National Market
based on published financial sources, for the periods indicated.   WorldCom has
never paid any cash dividends on the WorldCom Common Stock. The policy of the WorldCom Board of Directors has been to retain earnings to provide funds for the operation and expansion of its business.

WorldCom's existing credit facility restricts the payment of cash dividends on the WorldCom Common Stock without the prior consent of the lenders. The per share information presented below and elsewhere in this Proxy
Statement/Prospectus has been adjusted to reflect all stock splits and stock dividends of WorldCom

                                                         WORLDCOM
                                                       COMMON STOCK
                                                     ----------------
                                                      HIGH       LOW
                                                     ------    ------
1994:
     First Quarter.............                      $14.75    $11.63
     Second Quarter............                       12.63      7.00
     Third Quarter.............                       12.75      8.25
     Fourth Quarter............                       12.19      8.19
1995:
     First Quarter.............                      $13.13    $ 9.56
     Second Quarter............                       13.69     11.56
     Third Quarter.............                       17.06     13.38
     Fourth Quarter............                       17.94     14.88
1996:
     First Quarter.............                      $23.31    $16.25
     Second Quarter............                       27.72     21.31
     Third Quarter.............                       28.88     18.38
     Fourth Quarter (through
     November 19, 1996)........                       25.13     21.38

     WorldCom and BLT entered into the Merger Agreement on July 31, 1996, effective as of July 26, 1996. The following table sets forth the closing prices for a share of WorldCom Common Stock, as reported by the Nasdaq National Market, on July 31, 1996, the last trading day preceding the public announcement of the execution of the Merger Agreement and the last full trading day prior to delivery of the Orca Capital fairness opinion, and on November 19 , 1996, the last practicable trading day before the printing of this Proxy Statement/Prospectus.

                                                    CLOSING PRICE OF
                                                    WORLDCOM COMMON
                                DATE                     STOCK
                   ------------------------------   ----------------
                   July 31, 1996.................         $25.875
                   November 19, 1996.............          23.75

     As of November 13, 1996, there were 410,424,187 shares of WorldCom Common Stock issued and outstanding held by approximately 6,000 shareholders of record.

     Based on the assumed Exchange Ratio, the pro forma equivalent value of BLT Common Stock on July 31, 1996 and November 19, 1996 was $11.62 and $10.67 respectively, subject, however, to the provisions of the Indemnity and Escrow Agreement described herein covering 10% of such shares. The pro forma equivalent per share of BLT Common Stock on any date based on the assumed Exchange Ratio equals the closing price of WorldCom Common Stock on such date multiplied by 0.4491; the Exchange Ratio would be reduced by up to 10% if the Escrow Shares are not ultimately distributed to BLT shareholders.

     There is no established market for BLT Common Stock. BLT has not paid any cash dividends on BLT Common Stock during the last three years and has no intention of paying cash dividends in the foreseeable future. As of November 15, 1996, there were 6,396,397 shares of BLT Common Stock issued and outstanding held by approximately 178 shareholders of record.

     BLT SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WORLDCOM COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE FOR WORLDCOM COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE MERGER IS CONSUMMATED. THE MARKET PRICE FOR WORLDCOM COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND THE DATE ON WHICH THE MERGER IS CONSUMMATED AND THEREAFTER. SEE "RISK FACTORS -- RISKS RELATED TO THE MERGER -- THE EFFECT OF STOCK PRICE FLUCTUATIONS ON THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF BLT COMMON STOCK IN THE MERGER."

COMPARATIVE PER SHARE DATA

     The following table sets forth for WorldCom Common Stock and BLT Common Stock, for the periods indicated, selected historical per share data and the corresponding pro forma and pro forma equivalent per share amounts, giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of each of WorldCom and BLT either included or incorporated by reference in this Proxy Statement/ Prospectus. This information should be read in conjunction with and is qualified in its entirety by the historical financial statements and related notes thereto. These data are not necessarily indicative of the results of the future operations of the consolidated organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated. See "Incorporation By Reference."

                                                                                 WORLDCOM/
                                                                                    BLT         BLT
                                                      WORLDCOM        BLT        PRO FORMA   PRO FORMA
                                                     HISTORICAL  HISTORICAL (1)  COMBINED   EQUIVALENT(2)
                                                     ----------  --------------  --------   -------------
Book value per common share:
   December 31, 1995...............................     $ 5.58          $ 0.14     $ 5.54       $ 2.49
   September 30, 1996..............................       5.98            0.18       5.94         2.67

Cash dividends per common share:
   Year ended December 31, 1995....................         --              --         --           --
   Year ended December 31, 1994....................         --              --         --           --
   Year ended December 31, 1993....................         --              --         --           --
Nine months ended September 30, 1996...............         --              --         --           --
   Nine months ended September 30, 1995............         --              --         --           --

Income (loss) per common share from continuing operations:

   Primary:
   Year ended December 31, 1995....................       0.65            0.11       0.65         0.29
   Year ended December 31, 1994....................      (0.48)           0.01      (0.48)       (0.22)
   Year ended December 31, 1993....................       0.41           (0.22)      0.41         0.18
   Nine months ended September 30, 1996............      (0.12)           0.04      (0.12)       (0.05)
   Nine months ended September 30, 1995............       0.44            0.02       0.44         0.20

Fully Diluted:
   Year ended December 31, 1995....................       0.64            0.10       0.64         0.29
   Year ended December 31, 1994....................      (0.48)           0.00      (0.48)       (0.22)
   Year ended December 31, 1993....................       0.40           (0.22)      0.40         0.18
   Nine months ended September 30, 1996............      (0.12)           0.04      (0.12)       (0.05)
   Nine months ended September 30, 1995............       0.44            0.02       0.44         0.20

(1) BLT reports results based upon a May 31 fiscal year-end. The amounts as of and for the years ended December 31, 1995, 1994 and 1993, reflect BLT's historical results of operations for the years ended May 31, 1996 and 1995 and the seventeen month period ended May 31, 1994, respectively. Furthermore, the amounts as of and for the nine months ended September 30, 1996 and 1995 reflect BLT's historical results of operations for their most recent interim period, the three months ended August 31, 1996 and 1995, respectively.

(2) The BLT pro forma equivalent represents the WorldCom/BLT pro forma combined book value dividends and income (loss) per common share multiplied by the assumed Exchange Ratio of 0.4491 shares of WorldCom Common Stock for each share of BLT Common stock so that the BLT pro forma equivalent amounts represent the respective values of one share of BLT Common Stock.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following selected unaudited pro forma financial information of WorldCom illustrates the effect of the proposed MFS Merger as if the MFS Merger had occurred at the beginning of the earliest period presented. The pro forma information is not necessarily indicative of the results of operations or the financial condition that would have been reported by WorldCom had the MFS Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of WorldCom and MFS give effect to the exchange of each share of MFS common stock for 2.1 shares of WorldCom Common Stock, and the exchange of each share of MFS Series A Preferred Stock (as hereinafter defined) and MFS Series B Preferred Stock (as hereinafter defined) for one share of WorldCom Series A Preferred Stock and WorldCom Series B Preferred Stock, respectively. See "Information Regarding WorldCom -- Recent Development."

     This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of each of WorldCom and MFS, and the related notes thereto, and the related WorldCom Pro Forma Condensed Combined Financial Statements and the accompanying notes incorporated by reference herein. See "Available Information," "Incorporation by Reference," the pro forma condensed combined financial statements and MFS adjusted financial statements contained in WorldCom's Current Report on Form 8-K dated August 25, 1996 (filed August 26, 1996), as amended on Form 8-K/A filed August 30, 1996, November 4, 1996 and November 20, 1996.

                                                               YEAR ENDED       NINE MONTHS ENDED
                                                              DECEMBER 31,        SEPTEMBER 30,
                                                                 1995                  1996
                                                           ----------------    --------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                       AND RATIO DATA)
Revenues.................................................         $4,267,024           $ 4,017,853
Income (loss) from continuing operations (after
   preferred dividend requirement)
   Total.................................................           (284,265)             (461,213)
   Per common share
      Primary............................................              (0.39)                (0.57)
      Fully diluted......................................              (0.39)                (0.57)
Dividends per common share...............................                 --                    --
Total assets.............................................                               19,064,120
Long-term debt...........................................                                4,664,752
Shareholders' investment.................................                               12,736,734
Ratio of earnings to combined fixed charges and
   preferred stock dividends.............................             0.41:1                   N/A
Deficiency of earnings to combined fixed charges and
   preferred stock dividends.............................           (229,944)             (440,382)

SUMMARY HISTORICAL FINANCIAL DATA

     The following table presents selected historical financial data of WorldCom, MFS, UUNET (which MFS acquired on August 12, 1996) and BLT. The historical data for each of the years in the five-year period ended December 31, 1995 in the case of WorldCom, MFS and UUNET and the three-year period ended May 31, 1996 in the case of BLT are based on the audited historical financial statements of the respective company. The selected financial data for WorldCom, MFS and UUNET for the nine-month periods ended September 30, 1996 and 1995 and the selected financial data for BLT for the years ended December 31, 1992 and 1991 and the three-month periods ended August 31, 1996 and 1995 have been obtained from unaudited financial statements and, in the opinion of the respective managements of WorldCom, MFS and BLT, include all adjustments (of a normal and recurring nature) which are necessary to present fairly the data for such periods.

     These data should be read in conjunction with and are qualified in their entirety by the consolidated financial statements of each of WorldCom, MFS, UUNET and BLT and the related notes thereto, either included or incorporated by reference herein. See "Available Information," "Incorporation by Reference," and "Index to BLT Financial Statements."

                       SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                   ------------------------------------------------------------------    ------------------------
                                      1995            1994          1993         1992         1991         1996          1995
                                   ----------      ----------    ----------   ----------   ----------   ----------    ----------
WORLDCOM - HISTORICAL
Revenues .......................   $3,639,875      $2,220,765    $1,474,257   $  948,060   $  719,214   $3,235,552    $2,706,060
Income (loss) from continuing
 operations (after preferred
 dividend requirement):
  Total ........................      234,469        (149,924)      112,638        6,232       39,592      (48,755)      153,612
  Per common share:
    Primary ....................         0.65           (0.48)         0.41         0.03         0.19        (0.12)         0.44
   Fully diluted ...............         0.64           (0.48)         0.40         0.03         0.19        (0.12)         0.44
Dividends per common share .....         --              --            --           --           --           --            --
Total assets ...................    6,634,571       3,430,192     3,236,718    1,241,278      959,909    6,854,966     6,551,910
Long-term debt .................    3,389,928(1)      788,005       721,480      440,076      413,335    3,276,641     3,392,357
Shareholders' investment .......    2,187,286       1,827,170     1,911,800      478,823      347,940    2,442,342     2,084,486

                                                                                                             NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                   ------------------------------------------------------------------    ------------------------
                                      1995          1994          1993          1992          1991          1996          1995
                                   ----------    ----------    ----------    ----------    ----------    ----------    ----------
MFS - HISTORICAL
Revenues .......................   $  583,194    $  286,747    $  141,111    $  108,707    $   37,223    $  724,044    $  412,062
Income (loss) from continuing
 operations (after preferred
 dividend requirement):
  Total ........................     (282,962)     (151,201)      (15,769)      (13,129)      (28,244)     (345,036)     (203,676)
  Per common share:
    Primary ....................        (2.21)        (1.21)        (0.15)        (0.15)         --           (2.34)        (1.58)
    Fully diluted ..............        (2.21)        (1.21)        (0.15)        (0.15)         --           (2.34)        (1.58)
Dividends per common share .....         --            --            --            --            --            --            --
Total assets ...................    1,867,134     1,584,546       906,937       363,299       204,819     5,816,787     1,783,090
Long-term debt .................      723,471       548,333           143           169         7,659     1,388,111       609,843
Stockholders' equity ...........      830,332       770,103       811,105       298,516       162,538     3,937,025       900,203

                                                                                                             NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                   ------------------------------------------------------------------    ------------------------
                                      1995          1994          1993          1992         1991            1996(2)       1995
                                   ----------    ----------    ----------    ----------   ----------      ----------    ----------
UUNET- HISTORICAL
Revenues .......................   $   94,461    $   33,138    $   24,019    $   20,396   $   14,180      $  129,047    $   60,654
Income (loss) from continuing
 operations (after preferred
 dividend requirement):
 Total .........................      (18,257)       (7,988)       (2,026)        1,074        1,298         (14,373)       (6,391)
  Per common share:
    Primary ....................        (0.63)        (0.35)         --            --           --             (0.42)        (0.23)
    Fully diluted ..............        (0.63)        (0.35)         --            --           --             (0.42)        (0.23)
Dividends per common share .....         --            0.01          --            0.08         0.01            --            --
Total assets ...................      137,610        29,625        10,585         8,285        6,499                       128,626
Long-term debt .................       13,686        15,269         3,310           974          696                         9,458
Stockholders' investment .......       80,667           279           425         2,567        1,191                        92,267

                                                            SEVENTEEN
                                                           MONTH PERIOD                                THREE MONTHS ENDED
                                    YEAR ENDED MAY 31,     ENDED MAY 31,  YEAR ENDED DECEMBER 31,          AUGUST 31,
                                   --------------------------------------------------------------     -------------------
                                     1996       1995          1994           1992        1991           1996       1995
                                   --------   --------      --------       --------    --------       --------   --------
BLT - HISTORICAL
Revenues .......................   $ 37,320   $ 20,232      $  8,451       $  1,796    $    187       $ 12,297   $  7,225
Income (loss) from continuing
 operations
 Total .........................        632         35        (1,191)           209        (618)           232        122
 Per common share:(3)
   Primary .....................       0.11       0.01         (0.22)          0.04       (0.13)          0.04       0.02
   Fully diluted ...............       0.10       0.00         (0.22)          0.04       (0.13)          0.04       0.02
Dividends per common share .....       --         --            --             --          --             --         --
Total assets ...................     16,905      8,927         4,045            434         112         19,531      8,829
Long-term debt .................      1,308       --            --             --          --            2,692       --
Shareholders' investment .......        813        181          (854)          (292)       (618)         1,044        303

(1) 1995 amount of long-term debt of WorldCom historical includes $1.1 billion related to WorldCom's previous credit facilities which were classified as a current maturity on the December 31, 1995 balance sheet. In June 1996, WorldCom replaced its then existing $3.41 billion credit facilities with a new $3.75 billion revolving credit facility with no reduction of principal for five years.

(2) MFS' acquisition of UUNET closed on August 12, 1996. Therefore, this column represents UUNET's results of operations for the period from January 1, 1996 through August 12, 1996 and includes one-time merger related costs of $15.7 million. UUNET was consolidated with MFS at September 30, 1996 for balance sheet purposes.

(3) See Note 2 to Notes to BLT Financial Statements for a discussion of BLT net income (loss) per share and shares used in computing net loss per share. See "Index to BLT Financial Statements."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in "Risk Factors" and "The Merger -- Reasons for the Merger" and "-- Orca Capital Fairness Opinion" and certain statements incorporated by reference from documents filed with the Commission by WorldCom, including any statements contained herein or incorporated by reference herein regarding the development of WorldCom's and MFS' businesses, the markets for WorldCom's and MFS' services and products, anticipated capital expenditures, regulatory reform and the effects of WorldCom's proposed merger with MFS, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

                                  RISK FACTORS

     BLT's shareholders should carefully consider the following factors, together with the other information contained in this Proxy Statement/ Prospectus, and all other available information, in evaluating WorldCom and its business before completing and returning the proxy accompanying this Proxy Statement/Prospectus. Certain of the factors discussed below relate to the proposed merger of a wholly owned subsidiary of WorldCom with and into MFS (the "MFS Merger") pursuant to the terms of an Agreement and Plan of Merger dated August 25, 1996 (the "MFS Merger Agreement"). It is uncertain whether the MFS Merger will close before or after the consummation of the Merger, due to uncertainty regarding regulatory approvals and other closing conditions; there can be no assurance that the MFS Merger will be consummated. See "Information Concerning WorldCom -- Recent Development" and " -- Business of MFS." The factors set forth below are not intended to represent a complete list of the general or specific risks related to the Merger or to WorldCom, BLT and/or the combined company.

RISKS RELATED TO THE MERGER

     Possibility of Taxability of the Merger. While BLT and WorldCom intend that the Merger should, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, no ruling has been sought from the Internal Revenue Service and no opinion of counsel has been or will be obtained. Qualification of the Merger as a tax-free reorganization is contingent, in part, on the BLT shareholders retaining a significant continuing ownership interest in WorldCom based on their ownership in BLT. Neither BLT nor WorldCom has received any representations from the management of BLT or the BLT shareholders regarding their intention to retain or dispose of the WorldCom Common Stock received in the Merger. If BLT shareholders holding more than 50% of the outstanding BLT Common Stock before the Merger were to have a present intention to dispose of the WorldCom Common Stock received in the Merger, and in fact disposed of such shares following the Merger, the Internal Revenue Service could assert that the Merger did not qualify as a tax-free reorganization. If it were ultimately determined that the Merger did not qualify as a tax-free reorganization, all BLT shareholders would be subject to tax on the BLT Common Stock surrendered in the Merger whether or not the WorldCom Common Stock received in the Merger was sold or retained. AS A RESULT, BLT SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER.

     The Effect of Stock Price Fluctuations on the Consideration to be Received by the Holders of BLT Common Stock in the Merger. The stock price of the WorldCom Common Stock at the Effective Time may vary significantly from the closing price as of the date of the fairness opinion of Orca Capital and on which the Merger Agreement was executed ($25.88 - see "The Merger -- Orca Capital Fairness Opinion"), the date as of which the Merger Agreement was executed ($23.25), the date hereof, or the date on which BLT shareholders vote on the Merger and the transactions contemplated thereby. Since the announcement of the MFS Merger Agreement on August 26, 1996, the market price of WorldCom Common Stock has been subject to significant fluctuation in response to factors affecting MFS, UUNET Technologies, Inc. ("UUNET"), which MFS recently acquired, and the telecommunications and Internet industries. For example, between July 26, 1996 and November 19, 1996, the closing sales price of the WorldCom Common Stock has ranged from a high of $28.88 to a low of $18.38. These variances may be due to a number of factors, including, without limitation, changes in the business, operations and prospects of WorldCom or MFS, market assessments of the likelihood that the MFS Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the MFS Merger, perceptions about market conditions in the telecommunications industry and the effect of general economic conditions, many of which are unrelated to WorldCom's operating performance.

     The Exchange Ratio in this Merger is fixed and will not be adjusted based on changes in the stock price of the WorldCom Common Stock. In addition, the stock market generally has experienced significant price and volume fluctuations during such period. These market fluctuations could have a material adverse effect on the market price or liquidity of the WorldCom Common Stock. Thus, the dollar value of the WorldCom Common Stock to be received by the holders of BLT Common Stock to be issued in the Merger will not be determined until the Effective Time, and may be substantially more or less than the value of the WorldCom Common Stock as of the date of the Orca Capital fairness opinion, the date of execution of the Merger Agreement, the date hereof or the date on which BLT shareholders vote on the Merger and the transactions contemplated thereby. The Orca Capital fairness opinion was not updated as of the date herof nor will such opinion be updated as of the closing of the Merger.

     Shareholders should also note that, due to possible delays in receiving regulatory approvals or in satisfying other conditions to consummation of the Merger, there may be a significant delay between the date of the Special Meeting and the date of consummation of the Merger. Accordingly, the market value of shares of WorldCom Common Stock that holders of BLT Common Stock will receive upon consummation of the Merger may vary significantly from the market value of the shares of WorldCom Common Stock that holders of BLT Common Stock would receive if the Merger were consummated on the date of this Proxy Statement/Prospectus or the date of the Special Meeting.

     Integration of the Companies. WorldCom and BLT have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits. Achieving the benefits of the Merger will depend in part upon the integration of the businesses of WorldCom and BLT in an efficient manner, and there can be no assurance that this will occur. There can be no assurance that the combined company will realize any of the anticipated benefits of the Merger.

     Substantial Dilution of Ownership Interest in WorldCom of Current BLT Shareholders Resulting from MFS Merger. Consummation of the MFS Merger, which, if consummated, is anticipated to occur after the Merger is consummated, will result in the substantial dilution of the ownership interest in WorldCom of the current BLT shareholders.

     Shares Eligible for Future Sale. Substantial sales of WorldCom Common Stock could occur after the MFS Merger. Sales of a substantial number of such shares of WorldCom Common Stock could adversely affect or cause substantial fluctuations in the market price of WorldCom Common Stock and impair WorldCom's ability to raise additional capital through the sale of its equity securities.

RISKS RELATED TO WORLDCOM AND THE COMBINED COMPANY

     Risks Associated with Failure to Obtain Consents of Certain Governmental Authorities. Consummation of the MFS Merger is subject to, among others, the condition that all consents of any governmental authority required for consummation of the MFS Merger and the transactions contemplated by the MFS Merger Agreement shall have been obtained by final order except as waived by WorldCom or MFS or those consents the failure of which to obtain will not have a Surviving Corporation Material Adverse Effect (as defined therein). If all requisite consents have not been received at such time as all other material conditions to the MFS Merger have been satisfied or waived, MFS and WorldCom may nonetheless determine to consummate the MFS Merger. Although MFS and WorldCom are seeking such consents, it is uncertain whether such consents will be obtained in, among others, certain major metropolitan areas. If MFS and WorldCom determine to consummate the MFS Merger without having obtained such consents, no assurance can be given that the resulting loss of that portion of MFS' business to which the consents relate will not have a material adverse effect on the business, prospects, financial condition or results of operations of WorldCom and MFS on a combined basis.

     Integration of WorldCom and MFS. Although WorldCom believes that the MFS Merger will enhance its growth opportunities, strengthen its competitiveness in the long distance and local telecommunications industry and provide the opportunity for significant cost savings, if the MFS Merger is consummated, there can be no assurance that the operations of MFS, together with UUNET, will be completely integrated with WorldCom's operations or that such benefits anticipated to result from the MFS Merger will materialize. See "Information Concerning WorldCom -- Recent Development" and "-- Business of MFS."

     Risks Associated with the Repurchase of MFS Senior Notes. MFS has outstanding two issuances of public debt: 9-3/8% Senior Discount Notes Due 2004, which were issued on January 19, 1994 (the "1994 Notes"); and 8-7/8% Senior Discount Notes Due 2006, which were issued on January 18, 1996 (the "1996 Notes," and together with the 1994 Notes, the "MFS Notes"). Pursuant to the terms of each of the MFS Notes, cash interest is not payable until January 15, 1999 with respect to the 1994 Notes and January 15, 2001 with respect to the 1996 Notes. As of September 30, 1996, the accreted value of the 1994 Notes was approximately $639.1 million and the accreted value of the 1996 Notes was approximately $636.7 million.

     Pursuant to the terms of the Indentures governing the terms of the MFS Notes, if the MFS Merger is consummated, WorldCom will be required to give each holder of the MFS Notes the option to have WorldCom repurchase such holder's MFS Notes, for cash, at 101% of the accreted value thereof on the date of such repurchase. Such offer to purchase must generally be made to the holders of the MFS Notes within 30 days of the effective date of the MFS Merger with all cash payments completed within 60 days of such offer. Assuming that the MFS Notes were repurchased as of September 30, 1996, the maximum cash that WorldCom would be required to pay if all holders elect to require WorldCom to repurchase their MFS Notes would be approximately $1.3 billion. WorldCom believes that it can make such repurchase after the consummation of the MFS Merger without materially adversely affecting the financial condition of the combined company.

     Acquisition Strategy. Both WorldCom and MFS have acquired complementary businesses as part of their business strategies. WorldCom has recently acquired and integrated the operations of Williams Telecommunications Group, Inc. ("WilTel") and IDB Communications Group, Inc. ("IDB"). MFS is in the process of integrating the operations of UUNET, which it recently acquired.

     After the MFS Merger, the combined company may continue to acquire complementary businesses, and any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired companies or to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the companies, the potential disruption to the business of the combined company and potential diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers as a result of changes in management, incurring amortization expenses if an acquisition is accounted for as a purchase and dilution to the shareholders of the combined company if the acquisition is made for stock of the combined company. There can be no assurance that products, technologies or businesses of acquired companies will be effectively assimilated into the business or product offerings of the combined company. In addition, the combined company may incur significant expense to complete acquisitions and to support the acquired products and businesses. There can be no assurance that any acquired products, technologies or businesses will contribute to the combined company's revenues or earnings to any material extent. Further, the challenge of managing the integration of future acquisitions may distract management and may interfere with the successful integration of WorldCom, MFS, UUNET and BLT. See "-- Risks Related to the Merger -- Integration of the Companies."

     Operating Losses. A substantial portion of the expenditures relating to the development of MFS' business, the installation and expansion of its domestic and international networks and the recently proposed linking of these networks through the acquisition or construction of facilities, if not reevaluated as a result of the MFS Merger, will be incurred before the realization of revenues. These expenditures, together with the associated up-front operating expenses, will result in negative cash flow until an adequate customer base is established. MFS reported losses from operations of approximately $31.5 million, $136.1 million and $239.3 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $272.9 million for the nine months ended September 30, 1996. In addition, at September 30, 1996, MFS had an accumulated deficit of approximately $978.3 million. Although its revenues have increased substantially in each of the last three years and for the nine months ended September 30, 1996, MFS has incurred significant increases in expenses associated with the development and expansion of its fiber optic networks, services and customer base, which expenses are expected to continue to grow for the foreseeable future.

     Significant Capital Requirements. WorldCom has historically utilized cash flow from operations to finance primary capital expenditures. Primary capital expenditures include purchases of switching, transmission, communication and other equipment. WorldCom's current capital expenditures outlook for 1996 approximates $400 million. In addition to this amount, WorldCom has additional city pair network construction opportunities which could approximate $700 million to $800 million over the next two years.

     The development of MFS' businesses and the installation and expansion of its domestic and international networks require significant capital expenditures. During the first nine months of 1996, MFS' capital expenditures, which are primarily for the construction of networks and the purchase of related equipment, were approximately $533.1 million. On May 7, 1996, MFS announced that it intends to undertake certain initiatives designed to take advantage of opportunities created by changes in telecommunications laws and the rapid development of Internet technology-based communications networks. These initiatives involve increasing the number of metropolitan areas served, expanding its networks in existing metropolitan areas, accelerating central office interconnection, deploying additional switches, providing high-speed local Internet access and implementing UUNET's plan to expand its international presence and acquiring complementary businesses, technologies or products. Certain of these initiatives, including the proposed linking of networks, may be re-evaluated as a result of the MFS Merger.

     Expenditures for the initiatives are subject to MFS' review of a number of factors, including cost of any additional capital required, technological developments and market conditions. In addition, each initiative may be implemented in whole or in part, and independently of any other initiative, ensuring that MFS retains maximum financial and operating flexibility.

     MFS anticipates that implementation of these initiatives, including certain of the Internet-related initiatives, will, together with currently anticipated expenditures, result in total average annual capital expenditures of approximately $1.0 billion to $1.3 billion over the period of implementation, which MFS expects to be up to four years. Since a significant portion of MFS' capital expenditures are success-based (that is, related directly to revenue growth), actual capital expenditures may vary significantly from the above range depending on the level of incremental sales. This range is also subject to a number of additional factors, including the proposed MFS Merger, the potential repurchase of the MFS Notes, the pace and extent of network development, as well as regulatory actions by state, federal and international authorities, which, individually or in the aggregate, could cause material changes in capital expenditure requirements. Failure to have access to sufficient funds for capital expenditures may require MFS to delay or abandon some of its future expansion or expenditures, which could have a material adverse effect on the growth of MFS and the combined company.

     Risks of Financial Leverage; Debt Service, Interest Rate Fluctuations, Possible Reduction in Liquidity, Dividend Restrictions, and Other Restrictive Covenants. At September 30, 1996, WorldCom reported $3.3 billion of long-term debt (including capital leases and excluding current maturities) and a long-term debt-to-equity ratio of 1.3 to 1.0. On June 28, 1996, WorldCom replaced its then existing $3.41 billion credit facilities with a new $3.75 billion five-year revolving credit facility (the "Credit Facility"). As a result of the MFS Merger, the combined company would have long-term debt (including capital leases and excluding current maturities) of $4.7 billion and a long-term debt-to-equity ratio of 0.4 to 1.0. See "-- Risks Associated with the Repurchase of MFS Senior Notes."

     Borrowings under the Credit Facility bear interest at rates that fluctuate with prevailing short-term interest rates. Increases in interest rates, economic downturns, and other adverse developments, including factors beyond WorldCom's control, could impair its ability to service its indebtedness under the Credit Facility. In addition, the cash flow required to service WorldCom's debt may reduce its ability to fund internal growth, additional acquisitions and capital improvements. In addition, the Credit Facility restricts the payment of cash dividends and otherwise limits WorldCom's financial flexibility.

     WorldCom is committed to a priority plan of accelerating operating cash flow to reduce debt. Additional capital availability may be generated through a combination of commercial bank debt and public market debt. Successful execution of the priority plan would provide continued compliance with required operating ratio covenants, improved interest rate spread pricing, and would eliminate any type of equity financing other than equity issued in connection with acquisitions. No assurance can be given that WorldCom will achieve its priority plan.

     Regulation. WorldCom is subject to extensive regulation at the federal and state levels, as well as in various foreign countries in connection with certain overseas business activities. The regulatory environment varies substantially by jurisdiction.

     The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. There can be no assurance that future regulatory changes will not have a material adverse impact on WorldCom. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecom Act"), which: permits, without limitation, the Bell Operating Companies (the "BOCs") to provide domestic and international long distance services to customers located outside of the BOCs' home regions; permits a petitioning BOC to provide domestic and international long distance service to customers within its home region upon a finding by the FCC that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there are significant changes in: the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted proceedings addressing the implementation of this legislation.

     On August 1, 1996, the FCC announced its intention to conduct a proceeding in the fall of 1996 leading to the reform of access charges. Such charges are a principal component of WorldCom's line cost expense. WorldCom cannot predict whether or not the result of such a proceeding will have a material impact upon WorldCom.

     On August 8, 1996, the FCC released its First Report and Order in the Matter of Implementation of the Local Competition Provisions in the Telecom Act (the "FCC Interconnect Order"). In the FCC Interconnect Order, the FCC established nationwide rules designed to encourage new entrants to participate in the local service markets through interconnection with the incumbent local exchange carriers ("ILEC"), resale of the ILEC's retail services and unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance market. WorldCom cannot predict the effect such legislation or the implementing regulations will have on WorldCom or the industry. Motions to stay implementation of the FCC Interconnect Order were filed with the FCC and federal courts of appeal. Appeals challenging, among other things, the validity of the FCC Interconnect Order were filed in several federal courts of appeal and assigned to the Eighth Circuit Court of Appeals for disposition. The Eighth Circuit Court of Appeals has stayed the pricing provisions of the FCC Interconnect Order. WorldCom cannot predict either the outcome of these challenges and appeals or the eventual effect on its business or the industry in general.

     FCC approval is required for the operation of WorldCom's international facilities and services. WorldCom believes that it has all the necessary FCC authorizations for its current operations. There can be no assurance, however, that WorldCom will receive all authorizations or licenses necessary for new communications services or that delays in the licensing process will not adversely affect WorldCom's business.

     WorldCom is or will be subject to the applicable laws and has obtained or will need to obtain the approval of the regulatory authority of each overseas country in which it provides or proposes to provide telecommunications services. The laws and regulatory requirements vary from country to country. Some countries have substantially deregulated various communications services, while other countries have maintained strict regulatory regimes. The application procedure to enter new markets can be time-consuming and costly, and terms of licenses vary for different countries. There can be no assurance that WorldCom will receive all authorizations or licenses necessary for new communications services or that delays in the licensing process will not adversely affect WorldCom's business.

     MFS is subject to varying degrees of federal, state, local and international regulation. In the United States, MFS is most heavily regulated by the states, especially for the provision of local exchange services. MFS must be separately certified in each state to offer local exchange and intrastate long distance services. No state, however, subjects MFS to price cap or rate of return regulation, nor is MFS currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services. FCC approval is required, however, for the installation and operation of its international facilities and services. MFS is subject to varying degrees of regulation in the foreign jurisdictions in which it conducts operations including authorization for the installation and operation of its network facilities. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States and abroad would not have a material adverse effect on WorldCom or MFS.

     Internet-related services are not currently subject to direct regulation by the FCC or any other U.S. agency, other than regulation applicable to businesses generally. The FCC recently requested comments on a petition filed by the America's Carriers Telecommunication Association which requests that the FCC regulate certain voice transmissions over the Internet as telecommunications services. Changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on MFS' Internet-related services business. The Telecom Act may permit telecommunications companies, BOCs or others to increase the scope or reduce the cost of their Internet access services. Neither MFS nor WorldCom can predict the effect that the Telecom Act or any future legislation, regulation or regulatory changes may have on its business.

     Competition -- Traditional Telecommunications Services. WorldCom faces intense competition in providing long distance telecommunications services. Domestically, WorldCom competes for interLATA and intraLATA services with AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint"), the local exchange carriers ("LECs") and other national and regional interexchange carriers ("IXCs"), where permissible. Internationally, WorldCom competes for services with other IXCs, including AT&T, MCI and Sprint. Certain of these companies have substantially greater market share and financial resources than WorldCom, and some of them are the source of communications capacity used by WorldCom to provide its own services. In overseas markets, WorldCom faces intense competition from the incumbent provider, which typically offers local, intercity and international services and often enjoys special privileges, as well as from other new entrants.

     WorldCom expects to encounter continued competition from major domestic and international communications companies, including AT&T, MCI and Sprint. In addition, WorldCom may be subject to additional competition due to the enactment of the Telecom Act, the development of new technologies and increased availability of domestic and international transmission capacity.

     For example, even though fiber-optic networks, such as that of WorldCom, are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by WorldCom. WorldCom cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services. See Item 1 -- "Business -- Competition" contained in the WorldCom 1995 Form 10-K, which is incorporated by reference herein.

     Virtually all markets for telecommunications services are extremely competitive, and WorldCom and MFS expect that competition will intensify in the future. In each of the markets in which it offers telecommunications services, MFS faces significant competition from larger, better financed incumbent carriers. MFS competes, both domestically and internationally, with incumbent providers, which have historically dominated their local telecommunications markets, and long distance carriers, for the provision of long distance services. In certain markets, especially international markets, the incumbent provider offers both local and long distance services. The incumbent LECs presently have numerous advantages as a result of their historic monopoly control of the local exchange market. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to MFS. Many of MFS' existing and potential competitors have financial, personnel and other resources significantly greater than those of MFS. MFS also faces competition from one or more competitors in most markets in which it operates, including competitive access providers ("CAPs") operating fiber optic networks, in some cases in conjunction with the local cable television operator. Each of AT&T, MCI and Sprint has indicated its intention to offer local telecommunications services in major U.S. markets using its own facilities or by resale of the LECs' or other providers' services. Other potential competitors include cable television companies, wireless telephone companies, electric utilities, microwave carriers and private networks of large end users. In addition, MFS competes with equipment vendors and installers and telecommunications management companies with respect to certain portions of its business.

     Under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes the predicate for the BOCs to provide in-region interexchange long distance services. The BOCs are currently allowed to offer certain "incidental" long distance service in-region and to offer out-of-region long distance services. Once the BOCs are allowed to offer in-region long distance services, both they and the three largest long distance carriers (AT&T, MCI and Sprint) will be in a position to offer single source local and long distance service similar to that being offered by MFS. WorldCom and MFS expect that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the domestic telecommunications services business.

     MFS competes in three international markets: international services from the United States; international services from certain countries in continental Europe and Hong Kong; and domestic services within, and international services from, the United Kingdom, Germany and Sweden. MFS offers private line, high-speed LAN interconnect data and voice services in each of these markets, subject to varying governmental authorizations. MFS faces competition in international service originating in the United States from, among others, AT&T, MCI, Sprint and WorldCom. These companies own significant international transmission capacity and have established operating agreements with governmental and private telecommunications providers in Europe, Asia and elsewhere, which greatly reduce their cost of providing service. In international markets, MFS competes with the incumbent telecommunications carrier, which generally offers both local and long distance services and benefits from its status as an incumbent provider.

     Competition -- Internet-Related Services. The market for data communications services, including Internet access and on-line services, is extremely competitive. There are no substantial barriers to entry, and WorldCom and MFS expect that competition will intensify in the future. WorldCom and MFS believe that their ability to compete successfully depends on a number of factors, including: market presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new products and services by MFS and its competitors; MFS' ability to support industry standards; and industry and general economic trends. The success of MFS or the combined company in this market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services at competitive prices.

     UUNET's current and potential competitors headquartered in the United States generally may be divided into the following three groups: (1) telecommunications companies, such as AT&T, MCI, Sprint, BOCs and @Home (a joint venture between Tele-Communications, Inc. and a venture capital firm), and various other cable companies; (2) other Internet access providers, such as BBN Corporation ("BBN"), NETCOM On-Line Communication Services, Inc., PSINet Inc. ("PSI"), and other national and regional providers; and (3) on-line services providers, such as America Online, Inc. ("America Online"), CompuServe Corporation ("CompuServe"), Intuit Inc., Microsoft and Prodigy. Certain of these competitors may have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to UUNET. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their services than can UUNET.

     MFS expects that all of the major on-line services providers and telecommunications companies will expand their current services to compete fully in the Internet access market. MFS believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies will enter the Internet access market, resulting in even greater competition for UUNET. Certain companies, including America Online, AT&T, BBN and PSI, have obtained or expanded their Internet access products and services as a result of acquisitions and strategic investments. Such acquisitions may permit UUNET's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. WorldCom and MFS expect these acquisitions and strategic investments to increase, thus creating significant new competitors to MFS or the combined company. In addition, the ability of some of UUNET's competitors to bundle other services and products with Internet access services, such as the Internet service offerings recently announced by AT&T and MCI, could place UUNET or the combined company at a competitive disadvantage.

     As MFS continues to expand UUNET's operations outside of the United States, it will encounter competition from companies whose operating styles are substantially different from those that it usually experiences. UUNET will be forced to compete with and buy services from government owned or subsidized telecommunications providers, some of which may enjoy an absolute monopoly on telecommunications services essential to UUNET's business. For example, in the United Kingdom, UUNET PIPEX competes directly with: (1) telecommunications companies, such as British Telecommunications plc, Cable and Wireless plc, Mercury Communications Limited and others; (2) other Internet access providers, such as Demon Internet Limited and EUnet GB Limited; and (3) on-line services providers, such as CompuServe, America Online/Bertelsmann, Microsoft and AT&T. In addition to the risks ascribed to UUNET's previously described competitors, these foreign competitors may possess a better understanding of their local markets and may have better working relationships with local telecommunications companies. There can be no assurance that MFS or the combined company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place MFS or the combined company at a serious competitive disadvantage.

     As a result of increased competition in the industry, MFS expects that UUNET will continue to encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of UUNET's services. UUNET has in the past reduced prices on certain of its Internet access options and may do so in the future. There can be no assurance that UUNET will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. In addition, MFS believes that the data communications business, and in particular the Internet access and on-line services businesses, are likely to encounter consolidation in the near future, which could result in increased price and other competition in the industry. Increased price or other competition could result in erosion of UUNET's market share and could have a material adverse effect on the business, financial condition and results of operations of MFS or the combined company. There can be no assurance that MFS or the combined company will have the financial resources, technical expertise, marketing and support capabilities or expansion and acquisition possibilities to continue to compete successfully.

     Competition -- Network Systems Integration Services. MFS Network Technologies' primary network systems integration competitors are the BOCs, long distance carriers, equipment manufacturers and major independent telephone companies. In certain circumstances, MFS Network Technologies may also compete with regional and local systems integration and construction firms for integration and installation projects. In the automatic vehicle identification market, MFS Network Technologies competes with specific manufacturers and several of the aerospace defense contractors that have indicated an intention to shift to commercial markets.

     Risks of Expansion and Implementation. WorldCom derives substantial revenues by providing international communication services primarily to customers headquartered in the United States. Such operations are subject to certain risks such as changes in foreign government regulations and telecommunication standards, licensing requirements, tariffs or taxes and other trade barriers and political and economic instability. In addition, such revenues and cost of sales are sensitive to changes in international settlement rates. International rates may decrease in the future due to aggressiveness on the part of existing carriers, aggressiveness on the part of new entrants into niche markets, the widespread resale of international private lines, the consummation of joint ventures among large international carriers that facilitate targeted pricing and cost reductions, and the rapid growth of international circuit capacity due to the deployment of new transatlantic and transpacific fiber optic cables.

     MFS is engaged in the expansion and development of its networks and services. The expansion and development of its networks will depend on, among other things, its ability to assess markets, design fiber optic network backbone routes, install facilities and obtain rights-of-way, building access and any required government authorizations and/or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as its ability to expand, train and manage its growing employee base. Such expansion has placed, and is expected to continue to place, significant demands on MFS' management and operational and financial resources. As a result, there can be no assurance that MFS will be able to expand its existing networks or install new networks. If MFS is not able to expand its networks or install or acquire new networks, there will be a material adverse effect on its growth.

     Foreign operations or investment may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, WorldCom or MFS may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. WorldCom or MFS may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

     There can be no assurance that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which WorldCom or MFS operates or will operate will not change. Any such change could have a material adverse effect on the business, financial condition and results of operations of WorldCom or MFS.

     Dependence on Availability of Transmission Facilities. The future profitability of WorldCom will be dependent in part on its ability to utilize transmission facilities leased from others on a cost-effective basis. The recent acquisitions of WilTel and IDB have reduced the leasing risk through the ownership of significant domestic and international assets, however, due to the possibility of unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured. See Item 1 -- "Business -- Transmission Facilities" contained in the WorldCom 1995 Form 10-K, which is incorporated by reference herein.

     Rapid Technological Changes; Dependence Upon Product Development. The telecommunications industry is subject to rapid and significant changes in technology. While neither WorldCom nor MFS believes that, for the foreseeable future, these changes will either materially and adversely affect the continued use of fiber optic cable or materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of WorldCom or MFS cannot be predicted.

     The market for MFS' Internet-related products and services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that MFS will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. MFS is also at risk from fundamental changes in the way Internet access services are marketed and delivered. MFS' Internet service strategy assumes that the Transmission Control Protocol/Internet Protocol ("TCP/IP"), utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocol and transport infrastructure for Internet-related services. Emerging transport alternatives include cable modems and satellite delivery of Internet information; alternative open protocol and proprietary protocol standards have been or are being developed. MFS' pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that MFS will succeed in adapting its Internet services business to alternate access devices, conduits and protocols.

     Dependence on Key Personnel. WorldCom's and MFS' businesses are managed by a number of key executive officers, the loss of certain of whom, particularly Bernard J. Ebbers, WorldCom's President and Chief Executive Officer, and James Q. Crowe, MFS' Chairman of the Board and Chief Executive Officer, could have a material adverse effect on the respective company. Each of WorldCom and MFS believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. Neither WorldCom nor MFS has employment agreements with any of its key executive officers, with certain limited exceptions.

     Contingent Liabilities. WorldCom is subject to a number of legal and regulatory proceedings, including certain legal proceedings pending against IDB prior to the IDB Merger (as defined herein). While WorldCom believes that the probable outcome of these matters, or all of them combined, will not have a material adverse effect on WorldCom's consolidated results of operations or financial position, no assurance can be given that a contrary result will not be obtained. See Item 3 -- "Legal Proceedings" contained in the WorldCom 1995 Form 10-K and WorldCom's subsequent Quarterly Reports on Form 10-Q, which are hereby incorporated by reference herein.

     In addition to a number of other pending legal proceedings described in the Form 10-K and Forms 10-Q described above, on May 23, 1994, Deloitte & Touche LLP ("Deloitte") resigned as IDB's independent auditors. Deloitte has stated it resigned as a result of events surrounding the release and reporting of IDB's financial results for the first quarter of 1994. In submitting its resignation, Deloitte informed IDB management and the Audit Committee of the IDB Board of Directors that there had been a serious breakdown in IDB's process of identifying, analyzing and recording IDB's business transactions which prohibited Deloitte from the satisfactory completion of a quarterly review, and that Deloitte was no longer willing to rely on IDB management's representations regarding IDB's interim financial statements. IDB announced Deloitte's resignation on May 31, 1994. On June 24, 1994, upon the recommendation of the independent members of IDB's Audit Committee, IDB retained Arthur Andersen LLP as its new independent auditors. On August 1, 1994, IDB announced that it would restate its reported financial results for the quarter ended March 31, 1994 to eliminate approximately $6.0 million of pre-tax income, approximately $5.0 million of which related to a sale of transponder capacity and approximately $1.0 million of which related to purchase accounting adjustments, and on August 22, 1994, IDB filed Amendment No. 1 on Form 10-Q/A restating its 1994 first quarter results in order to eliminate previously recorded items. Certain of these items were among those as to which Deloitte had expressed disagreement. On November 21, 1994, IDB filed Form 10-Q/A amendments to its reported first and second quarter financial results making the previously announced changes and reflecting the effect of IDB's method of accounting for international long distance traffic, thereby reducing its first quarter net income from $0.12 per share, as originally reported, to $0.05 per share and, when combined with adjustments for income tax effects, increasing its second quarter net loss from $0.20 per share, as originally reported, to $0.27 per share.

     IDB is a party to indemnification agreements with IDB's former officers and directors, certain selling shareholders and certain underwriters. IDB's former officers and directors are not covered by any applicable liability insurance. WorldCom agreed to provide indemnification to IDB's officers and directors under certain circumstances pursuant to the agreement relating to the IDB Merger.

     On June 9, 1994, the Commission issued a formal order of investigation concerning certain matters, including IDB's financial position, books and records and internal controls and trading in IDB securities on the basis of non-public information. The Commission has issued subpoenas to IDB and others, including certain former officers of IDB, in connection with its investigation. The NASD and other self-regulatory bodies have also made inquiries of IDB concerning similar matters.

     The U.S. Attorney's Office for the Central District of California (the "U.S. Attorney's Office") issued grand jury subpoenas to IDB and WorldCom in 1994 and 1995 seeking documents relating to IDB's first quarter of 1994 results, the resignation of Deloitte as IDB's auditors, trading in IDB securities and other matters. In October 1996, the U.S. Attorney's office entered into an agreement with WorldCom not to criminally prosecute IDB with respect to IDB's financial reporting on or before January 1, 1995 (including but not limited to the resignation of Deloitte), trading in IDB securities, misuse of IDB's assets, attempts to obstruct the proceedings of the Commission and other matters. The Agreement does not cover potential violations of the Code and is expressly contingent upon the cooperation of IDB and WorldCom with the U.S. Attorney's Office, the Federal Bureau of Investigation and any other federal law enforcement agency, including the Commission.

     The outcome of any of the foregoing litigation or investigations, or of other pending legal proceedings, has not been determined. See Item 3 -- "Legal Proceedings" contained in the WorldCom 1995 Form 10-K and subsequent WorldCom Quarterly Reports on Form 10-Q incorporated by reference herein, for more information regarding the foregoing litigation and investigations, as well as other pending legal proceedings.

     Potential Liability of On-line Service Providers. The law in the United States relating to the liability of on-line services providers and Internet access providers for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an Internet access provider, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances Internet access providers could be held liable for copyright infringement. The case has been settled by the parties. The Telecom Act prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting certain types of information and content, such as indecent or obscene communications. On June 12, 1996, however, a panel of three federal judges granted a preliminary injunction barring enforcement of this portion of the Telecom Act to the extent that enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, the U.S. Congress, in consultation with the U.S. Patent and Trademark Office and the Administration's National Information Infrastructure Task Force, is currently considering legislation to address the liability of on-line service providers and Internet access providers, and numerous states have adopted or are currently considering similar types of legislation. The imposition upon Internet access providers or Web hosting sites of potential liability for materials carried on or disseminated through their systems could require MFS to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. MFS believes that it is currently unsettled whether the Telecom Act prohibits and imposes liability for any services provided by UUNET should the content or information transmitted be subject to the statute.

     The law relating to the liability of on-line service providers and Internet access providers in relation to information carried, disseminated or hosted also is being discussed by the World Intellectual Property Organization in the context of ongoing consideration of updating existing, and adopting new, international copyright treaties. Similar developments are ongoing in the United Kingdom and other jurisdictions. The scope of authority of various regulatory bodies in relation to on-line services is at present uncertain. The Office of Telecommunications in the United Kingdom has recently published a consultative document setting out a number of issues for discussion, including the roles of traditional telecommunications and broadcasting regulators with respect to on-line services. The Securities Investment Board in the United Kingdom is investigating the status of on-line services and the transmission of investment information over networks controlled by access providers. Such transmissions may make an access provider liable for any violation of securities and other financial services legislation and regulations. Decisions regarding regulation, enforcement, content liability and the availability of Internet access in other countries may significantly affect the ability to offer certain services worldwide and the development and profitability of companies offering Internet and on-line services in the future. For example, CompuServe recently removed certain content from its services worldwide in reaction to law enforcement activities in Germany, and it has been reported that an Internet access provider in Germany has been advised by prosecutors that it may have liability for disseminating neo-Nazi writings by providing access to the Internet where these materials are available.

     The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any costs incurred as a result of liability or asserted liability for information carried on or disseminated through its systems could have a material adverse effect on the business, financial condition and results of operations of MFS or the combined company.

     Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. The success of each of WorldCom and MFS in marketing its services to business and government users requires that such company provide superior reliability, capacity and security via its network infrastructure. The networks of each of WorldCom and MFS are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the customers of such company. Similarly, UUNET's business relies on the availability of its network infrastructure for the provision of Internet access services. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the business, financial condition and results of operations of WorldCom or MFS.

     Variability of Quarterly Operating Results. As a result of the significant expenses associated with the expansion and development of its networks and services, the operating results of the combined entity could vary significantly from period to period. Additional factors contributing to variability of operating results include the pricing and mix of services and products sold by WorldCom or MFS, respectively, customer terminations of service, the timing of the expansion of such company's network infrastructure domestically and internationally, the timing and costs of marketing and advertising efforts, and the timing and costs of any acquisitions of businesses, products or technologies. In addition, MFS' network systems integration revenues are, and generally will continue to be, dependent upon a small number of large projects. Accordingly, these non-recurring revenues are likely to fluctuate from period to period.

     Strategic Relationship Between UUNET and Microsoft. In December 1994, UUNET and Microsoft entered into a strategic relationship for the development, operation and maintenance of a large-scale high speed dial-up and ISDN TCP/IP access network which is the primary Internet dial-up network and infrastructure for Microsoft, including The Microsoft Network. The parties entered into a TCP/IP Local Access Network Agreement (the "Microsoft Agreement") and a loan agreement under which Microsoft agreed to lend UUNET up to $26.0 million to cover the anticipated capital cost of the network equipment, which amount was increased subsequent to March 31, 1996, by $22.2 million to a total of $48.2 million. Revenues from Microsoft totaled approximately 20% and 40% of UUNET's consolidated revenues during the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. MFS expects that UUNET will continue to derive a significant portion of its revenues from Microsoft for at least the next several years, and the Microsoft Agreement limits UUNET's ability to enter into similar agreements for the development of other large-scale dial-up networks prior to March 1997.

     Although UUNET has met Microsoft's needs through September 30, 1996, there can be no assurance that MFS or the combined company will be able to continue to meet all future deployment commitments to Microsoft. After September 1996, Microsoft may terminate the Microsoft Agreement if UUNET breaches certain material terms of the Microsoft Agreement and is unable to cure, thereby causing a sustained operational failure of the dial-up network. Termination of the Microsoft Agreement by Microsoft for any reason could result in the loss of all future revenues from Microsoft and the acceleration of UUNET's obligation to pay to Microsoft amounts due under the loan agreement. Any such termination, loss or acceleration or imposition of penalties would have a materially adverse effect on the business of MFS or the combined company. In addition, any regulatory or private party legal challenges to The Microsoft Network, including those in the United States and Europe which have been threatened to date, could result in termination or restructuring of the strategic relationship with Microsoft, which would have a material adverse effect on MFS or the combined company. The terms of construction, maintenance and operation (including the allocation of costs and payment of fees) of international gateway hubs beyond the initial 14 such hubs are subject to future agreement between Microsoft and UUNET. UUNET expects that the terms of any funding or revenues from Microsoft relating to additional international hubs, if any, will be different from those of the Microsoft Agreement. In addition, UUNET and Microsoft have an understanding that providers of Internet access services (such as Post, Telephone and Telegraph Administrations ("PTTs"), which regulate telecommunications in foreign jurisdictions) will begin to bear certain of the costs of the 14 international gateway hubs. As this begins, Microsoft's share of such costs will decrease, and UUNET will become more dependent upon such providers and their customers for revenues to support such costs. Microsoft continues to evolve its international strategy for The Microsoft Network, and its final strategy may differ materially from that originally anticipated.

     Although UUNET is Microsoft's primary Internet access provider, there can be no assurance that Microsoft will obtain additional Internet network infrastructure or capacity it may require from UUNET, other than that specified in the Microsoft Agreement. Microsoft has announced a relationship with MCI under which MCI will resell The Microsoft Network, Microsoft's Internet Explorer Web browser software and other Microsoft Internet-related software. Although the terms of the relationship have not been fully disclosed, this relationship with MCI may allow access to The Microsoft Network through MCI's dial-up network. Further, Microsoft is developing relationships with other Internet service providers to resell The Microsoft Network and the Internet Explorer. As originally planned, Microsoft is developing relationships with foreign and domestic telecommunications companies and Internet access providers to resell access to The Microsoft Network. If Microsoft fully develops these resale relationships, MFS' revenues may not increase beyond Microsoft's guaranteed minimum payments. Any failure of such revenues to increase could have a material adverse effect on the business, financial condition or results of operations of MFS or the combined company.

     UUNET's Dependence upon Suppliers; Sole and Limited Sources of Supply.
MFS relies on other companies to supply certain key components of UUNET's network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality demanded by UUNET, are available only from sole or limited sources. UUNET has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that UUNET will be able to obtain such services on the scale and within the time frames required by UUNET at an affordable cost, or at all. Any failure to obtain such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the business, financial condition and results of operations of MFS or the combined company. MFS also is dependent on UUNET's suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards, interoperate with products and components from other vendors and function as intended when installed as part of the network infrastructure. Any failure of UUNET's sole or limited source suppliers to provide products or components that comply with Internet standards, interoperate with other products or components used by UUNET in its network infrastructure or by its customers or fulfill their intended function as a part of the network infrastructure could have a material adverse effect on the business, financial condition and results of operations of MFS or the combined company.

     Anti-Takeover Provisions. WorldCom's Amended and Restated Articles of Incorporation, as amended (the "WorldCom Articles"), a copy of which has been filed as an exhibit to WorldCom's 1995 Form 10-K and Quarterly Report on Form 10-Q for the period ending June 30, 1996, which are incorporated by reference herein, contain provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing Board of Directors of WorldCom (the "WorldCom Board of Directors") or unless certain minimum price, procedural and other requirements are met, (b) restricting aggregate beneficial ownership of the capital stock of WorldCom by foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption, and (c) authorizing the WorldCom Board of Directors to issue preferred stock in one or more classes without any action on the part of shareholders. In addition, WorldCom has adopted a rights plan (the "WorldCom Rights Plan"), which will cause substantial dilution to a person or group that attempts to acquire WorldCom on terms not approved by the WorldCom Board of Directors. Further, the Bylaws of WorldCom (the "WorldCom Bylaws"), a copy of which has been filed as an exhibit to WorldCom's Quarterly Report on Form 10-Q for the period ending June 30, 1996, which is incorporated by reference herein, (a) contain requirements regarding advance notice of nomination of directors by shareholders and (b) restrict the calling of special meetings by shareholders to those owning shares representing not less than 40% of the votes to be cast. These provisions, including the WorldCom Rights Plan, may have an "anti-takeover" effect. See "Description Of WorldCom Capital Stock".

                                   THE MERGER

GENERAL

     Pursuant to the Merger Agreement and the Plan of Merger, Acquisition Sub will merge with BLT in accordance with the WBCA, the separate existence of Acquisition Sub will cease, and BLT, as the surviving corporation in the Merger, will become a wholly owned subsidiary of WorldCom. See "The Merger Agreement and Plan of Merger" for a summary of the terms and conditions of the Merger. Upon consummation of the Merger, each of the issued and outstanding shares of BLT Common Stock (other than shares as to which dissenters' rights are perfected under Washington law) will be converted into the right to receive that fraction of a share of the WorldCom Common Stock equal to 3,150,000 shares divided by the number of shares of BLT Common Stock outstanding on a fully diluted basis (0.4491 based upon 7,014,397 shares of BLT Common Stock outstanding or subject to options to purchase as of November 15, 1996), subject to the provisions of an indemnity and escrow agreement described herein covering 10% of such shares. See "The Merger Agreement and Plan of Merger -- Indemnity and Escrow Agreement." Additionally, shareholders of BLT are required to bear any expenses incurred by BLT in connection with the transactions contemplated by the Merger in excess of $1.2 million. BLT expects that such expenses will not exceed $1.2 million. See "The Merger Agreement and Plan of Merger -- Expenses."

BACKGROUND OF THE MERGER

     BLT has been evaluating a number of strategic options to provide resources to assist in BLT's continued growth. In late 1995 and early 1996, BLT met with a number of investment bankers and investigated the desirability of an initial public offering. In February 1996, BLT engaged Orca Capital to assist in pursuing strategic options, including analyzing an unsolicited offer to acquire BLT that ultimately was not pursued.

     BLT considered the various strategic options and the relative merits of each approach. These options included remaining independent but obtaining additional private equity to fund necessary growth; selling BLT to another company in the industry (a "strategic investor"); selling an interest in BLT to a financial investor, with a plan of a subsequent initial public offering or sale of BLT to a strategic investor; and effecting an initial public offering.

     Commencing in March 1996, BLT pursued a sale of BLT to either a strategic investor or a financial investor. These efforts included contacting fifteen companies that BLT believed might be interested in pursuing a transaction with BLT; sending an Information Memorandum to ten of these companies that expressed interest in BLT based on the initial contact; and face-to-face meetings between members of BLT's management and the respective management of the six potential investors that expressed further interest based on the Information Memorandum. As a result of this process, six companies provided BLT with indications of interest in pursuing the acquisition.

     At a meeting on May 30, 1996, BLT's Board considered the proposed valuations included in the various indications of interest, available information about the stock of the potential purchasers, and other relevant information. Orca Capital analyzed the various proposals and reviewed issues relating to the potential purchasers with the BLT Board. BLT's Board, after reviewing Orca Capital's presentation and discussing the value to shareholders and risks associated with each of the strategic options, decided to pursue further discussions with WorldCom and one other potential strategic investor with respect to the possible acquisition of BLT. WorldCom and the other company then conducted detailed due diligence investigations of BLT. WorldCom made a definitive acquisition offer to BLT in late June. The other company indicated continued interest in an acquisition of BLT, but expressed unwillingness to move forward on as expeditious a basis as BLT's Board believed was in BLT's best interest.

     In late June 1996, officers of BLT and WorldCom entered into negotiations with respect to the Merger. A draft of the Merger Agreement was delivered to BLT on June 27, 1996. BLT reviewed the Merger Agreement draft and analyzed key issues to be raised with WorldCom in a face-to-face meeting. On July 2 and 3, 1996 officers of BLT and WorldCom met in person in Jackson, Mississippi to discuss the Merger Agreement. Officers of BLT and WorldCom actively negotiated various provisions of the Merger Agreement, including those related to representations and warranties, conditions to closing, indemnification and the operation of BLT during the pendency of the transaction. The Merger Agreement was revised following the face-to-face meeting and continued to be actively negotiated for the following two weeks.

     By July 17, 1996, negotiation of the principal terms of the Merger Agreement was substantially complete. On July 17, 1996, BLT's Board of Directors met and considered the proposed Merger Agreement and the transactions contemplated thereby. Members of BLT's management and BLT's financial advisors presented written materials and made presentations to the BLT Board of Directors and discussed with members of the BLT Board of Directors their views and analyses of various aspects of the proposed merger. Following the presentations and discussions described above, the BLT Board of Directors unanimously voted to approve the Merger with WorldCom. The Merger Agreement was further refined following the BLT Board Meeting and was executed on July 31, 1996. The Merger Agreement and the Plan of Merger became effective as of July 26, 1996.

WORLDCOM'S REASONS FOR THE MERGER

     Numerous factors were taken into consideration by WorldCom in entering into the Merger Agreement, including (1) the synergies which could potentially be realized by combining the business of BLT, with its leading position in distributing prepaid phone cards through retail channels, and the business of WorldCom, with its prominent position in distributing prepaid phone cards through promotional and resale markets, (2) the opportunities for expansion of BLT's business as a result of the greater financial resources of WorldCom, (3) the marketing and technical expertise of BLT's management and employees, (4) WorldCom's knowledge of the business, operations, properties, assets, financial condition and prospects of BLT and (5) current industry, economic and market conditions.

     The WorldCom Board of Directors believed that the Merger was fair to, and in the best interests of, WorldCom and its shareholders. For the various reasons discussed above, the WorldCom Board of Directors approved the Merger Agreement and the transactions contemplated thereby.


BLT'S REASONS FOR THE MERGER

     BLT began exploring various strategic options, including an initial public offering, sale of BLT to a financial investor, and sale of BLT to a strategic investor, to provide increased financial resources for the Company's continued growth, to provide liquidity to BLT's shareholders and to increase value to its shareholders. In considering the Merger, BLT's Board considered numerous factors, including the price that could be obtained for BLT Common Stock; anticipated synergies between BLT and WorldCom; potential future appreciation in the value of WorldCom Common Stock; the business, results of operations, asset quality and financial condition of WorldCom; the potential qualification of the Merger as a tax-free reorganization (see, however, "Risk Factors--Risks Related to the Merger--Possibility of Taxability of the Merger"); and the speed with which the Merger could potentially be completed. After considering all of these factors, BLT's Board concluded that the Merger would provide desirable market liquidity, necessary financial resources for

BLT's continued growth and the best prospect for increasing long-term value for BLT shareholders and that the Merger is in the best interests of BLT and its shareholders.

     At present there is no public market for BLT Common Stock. Upon consummation of the Merger, BLT shareholders (other than "affiliates" of BLT) will receive freely tradable shares of WorldCom Common Stock, for which there is an established public market. See "--Status Under Federal Securities Laws". Accordingly, the Merger is expected to provide liquidity to BLT shareholders that they do not currently possess.

     The Merger is expected to provide BLT with the financial resources it requires to compete and to continue to grow. In addition, the activities of BLT and WorldCom are compatible, and the Merger is expected to enhance the potential of the combined operations of both companies.

     The Board of Directors of BLT also believes that the Merger offers its shareholders an opportunity to obtain stock in a quality company with potential for future growth and increased value. However, WorldCom's stock has historically been subject to considerable price volatility, and there is a risk of negative price movements with respect to WorldCom shares obtained in the Merger.

     Since the announcement of the MFS Merger, the closing sales price for WorldCom Common Stock has decreased from $26.38 the day before such announcement to $23.75 on November 19, 1996. Notwithstanding this decrease in market price, BLT's Board continues to believe that the Merger with WorldCom provides the best prospect for increasing long-term value for BLT shareholders and continues to recommend a vote in favor of the Merger.

     THERE CAN BE NO ASSURANCE THAT ANY OF THE EXPECTATIONS, EFFICIENCIES OR OPPORTUNITIES DESCRIBED ABOVE WILL BE ACHIEVED AS A RESULT OF OR FOLLOWING CONSUMMATION OF THE MERGER. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS."

RECOMMENDATION OF THE BLT BOARD OF DIRECTORS

     The BLT Board of Directors believes that the terms of the merger are fair to, and in the best interests of, BLT and its shareholders and has unanimously approved the Merger Agreement, the merger and the related transactions. BLT'S BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, THE MERGER.

ORCA CAPITAL FAIRNESS OPINION

     BLT retained Orca Capital Corporation ("Orca Capital") to render its opinion as to the fairness, from a financial point of view, to the shareholders of BLT of the consideration to be received in the proposed Merger. Orca Capital provided BLT's Board with a fairness opinion letter dated July 31, 1996, the date the Merger Agreement was executed. THE FULL TEXT OF THE OPINION LETTER OF ORCA CAPITAL, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW PERFORMED, IS ATTACHED AS EXHIBIT E. THE SUMMARY OF THE OPINION OF ORCA CAPITAL SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION.

     In arriving at its opinion, Orca Capital (i) reviewed financial information on BLT furnished to Orca Capital by BLT including analyses and forecasts prepared by the management of BLT; (ii) reviewed publicly available financial information concerning WorldCom, various press releases, various earnings and other public announcements made by WorldCom, and various equity analysts reports regarding WorldCom and

WorldCom's Common Stock; (iii) held discussions with the managements of BLT and WorldCom concerning the business, operations, and prospects, on an independent basis and upon consummation of the Merger; (iv) reviewed the Merger Agreement and Plan of Merger; (v) reviewed the stock price and trading history of WorldCom Common Stock; (vi) reviewed the valuations of publicly traded companies Orca Capital deemed comparable to BLT; (vii) compared the financial terms of the Merger with the financial terms of other transactions which Orca Capital deemed relevant; (viii) prepared a discounted cash flow analysis of BLT; (ix) reviewed the results of BLT's efforts to sell BLT, (x) held discussions with the management of BLT regarding the structure of the transaction whereby BLT would be acquired by WorldCom in a tax-free exchange that would be accounted for as a pooling-of-interests and the terms of such a transaction versus an all-cash taxable transaction; and (xi) made such other studies and inquiries as Orca Capital deemed relevant.

     Orca Capital did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Orca Capital relied upon such information being complete and accurate in all material respects. In conducting its analyses, Orca Capital relied upon financial projections that were prepared by the management of BLT. With respect to the financial forecasts, Orca Capital assumed they were prepared based upon reasonable assumptions and expectations of BLT management as to the future performance of BLT. Orca Capital did not make an independent appraisal of the value or the condition of any of the assets of BLT.

     The forecasts or projections furnished to Orca Capital for BLT were prepared by the management of BLT. As a matter of policy, BLT does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Orca Capital in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to the integration of WorldCom and BLT and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Cautionary Statement Regarding Forward-Looking Statement" and "Risk Factors."

     The opinion of Orca Capital was based upon market, economic, and other conditions as they existed and could be evaluated as of July 31, 1996 and therefore did not take into account any subsequent events, including the MFS Merger, which was publicly announced on August 26, 1996. Such opinion was not updated as of the date hereof nor will such opinion be updated as of the closing of the Merger.

     The following paragraphs describe the quantitative analyses Orca Capital performed in arriving at its fairness opinion. These analyses were based upon financial information and stock price information that was available as of July 31, 1996, the date that the Merger Agreement was executed.

     Comparable Transaction Analysis. Orca Capital reviewed the consideration paid in other acquisitions of and investments in similar telecommunications companies and prepaid telecard companies. These transactions included the sale of Global Link Telco to Global Telecom Solutions in March 1996; an investment by Summit Partners in SmarTel Communications in November 1995; and the sale of TeleDebit/TeleWorld to Interactive Telecard Services in November 1995. This analysis produced a benchmark multiple of 1.4 times annualized revenues, which when applied to BLT's estimated revenues of $50 million resulted in an implied value of approximately $70 million.

     Comparable Company Analysis. Orca Capital reviewed the financial and market performance of a group of publicly traded telecommunications and prepaid calling card companies deemed comparable to BLT. The chief consideration in selecting the comparable group of companies was the estimated monthly volume of prepaid calling card minutes processed by these companies. The companies selected were large facilities based carriers and RBOCs who have a significant prepaid calling card volume. The comparable group of companies included AT&T Corporation, LCI International, WorldCom, MCI Communications Corporation, Sprint, U.S. Long Distance Company, Ameritech, Bell Atlantic, Pacific Telesis, U.S. West, Citizens Utilities, Frontier Corporation, and GTE. The comparable group traded for a multiple of 1.5 to 2.0 times 1996 revenues. The results of this analysis when applied to BLT yielded an implied value range of $75 million to $100 million. (BLT revenues of $50 million times 1.5 - 2.0 equals $75 million to $100 million).

     Discounted Cash Flow Analysis. Orca Capital produced a discounted cash flow analysis for BLT to estimate the present value of future cash flows based on projections of earnings for the year 1997 through 2001 if BLT were to remain a stand-alone entity. The discounted cash flow analysis was performed for 50%, 75%, and 100% of projected net income. The analysis assumed no dividends or distributions would be paid for the years 1997 - 2000 because all earnings would be reinvested in the business to fund its projected rapid growth. Hence, the analysis did not value interim cash flows for the years 1997 - 2000. Instead, the analysis was based upon computing a terminal value of BLT's earnings in the year 2001, discounted back at a range of 20% to 40%. A range of terminal values was estimated by applying terminal multiples of 15, 20, and 25x to BLT's projected net income for the year 2001 at 50%, 75% and 100% of plan. The range of discount rates and terminal multiples reflected Orca Capital's judgment as to an appropriate range. The discounted cash flow analysis yielded a valuation range of $41 million (40% discount rate at 50% of projected earnings) to $172 million (20% discount rate at 100% of projected earnings). Using a terminal multiple of 20x applied to net income at 75% of plan yielded an implied benchmark valuation range of $80 to $100 million.

     The summary set forth above does not purport to be a complete description of the analyses performed by Orca Capital in arriving at its opinion. In performing these various analyses, Orca Capital made assumptions with respect to industry performance and general economic and business conditions. Estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results. Further, while Orca Capital selected the comparable companies and transactions used in these analyses based upon similarities to BLT and the markets it serves, no company used in the analysis of comparable publicly traded companies, nor any of the transactions used in the comparable transaction analysis is identical to BLT.

     Based upon and subject to the foregoing, Orca Capital's experience as investment bankers, the work as described above and other factors Orca Capital deemed relevant, Orca Capital was of the opinion that as of July 31, 1996, the consideration from a financial point of view to be offered under the Merger Agreement to the shareholders of BLT was fair.

     Orca Capital has been engaged to render financial advisory services to BLT in connection with the Merger and will receive a fee for its services, paid by BLT, of an amount not exceeding $965,000, substantially all of which is contingent upon the consummation of the Merger.

DISSENTERS' RIGHTS

     Pursuant to Sections 23B.13.010 to 23B.13.310 of the WBCA, any BLT shareholder who gives proper notice and who does not vote in favor of the Merger will, upon proper demand, have the right under Washington law to obtain payment of the fair value of his or her shares of BLT Common Stock. For the purpose of dissenters' rights, the fair value of such shares will be their value immediately prior to the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. Any shareholder electing to exercise dissenters' rights must file a written notice specifying this intent with BLT, to the attention of the Secretary, at 610 Esther Street, Vancouver, Washington 98660, prior to the vote at the Special Meeting, and must not vote his or her shares in favor of the Merger. A VOTE IN FAVOR OF THE MERGER WILL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS. A VOTE AGAINST THE MERGER WILL NOT BE REGARDED AS A WRITTEN NOTICE FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

     Within ten days following the closing of the Merger, BLT will mail a notice to each shareholder who gave the Company due notice of his or her intention to demand payment and who did not vote in favor of the Merger, which notice will inform the shareholder when, where and how to make demand for payment and to deposit share certificates. A shareholder who fails to make demand for payment or to deposit certificates in accordance with the notice will forfeit his or her dissenters' rights.

     Upon the receipt of a demand for payment, BLT will remit to shareholders who made proper demand an amount BLT estimates to be the fair value of their BLT shares plus accrued interest and will provide to shareholders certain additional information, including an explanation of how BLT estimated the fair value of the shares. If BLT fails so to remit, or if the dissenting shareholder believes the amount remitted is less than the fair value of such shareholder's shares, the dissenter may send BLT his or her own estimate of the fair value of the shares and demand payment of the deficiency. The dissenters' estimate must be filed within 30 days after the date BLT mails its remittance, if any. If BLT and the dissenting shareholder are unable to agree on a fair value within 60 days after the receipt of a demand for payment of a deficiency, BLT will petition that the fair value of the shares and interest thereon be determined by an appropriate court. The court will determine the costs of the proceeding and assess such costs against BLT, except that costs may be assessed against the dissenters if the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

     BLT may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date of the first announcement to news media or to shareholders of the terms of the Merger.

     The foregoing summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 23B.13.010 to 23B.13.310 of the WBCA, which are attached hereto as Exhibit D.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     While BLT and WorldCom intend that the Merger should, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, no ruling has been sought from the Internal Revenue Service and no opinion of counsel has been or will be obtained. Qualification of the Merger as a tax-free reorganization is contingent, in part, on the BLT shareholders retaining a significant continuing ownership interest in WorldCom based on their ownership in BLT. Neither BLT nor WorldCom has received any representations from the management of BLT or the BLT shareholders regarding their intention to retain or dispose of the WorldCom Common Stock received in the Merger. If BLT shareholders holding more than 50% of the outstanding BLT Common Stock before the Merger were to have a present intention to dispose of the WorldCom Common Stock received in the Merger, and in fact disposed of such shares following the Merger, the Internal Revenue Service could assert that the Merger did not qualify as a tax-free reorganization. If it were ultimately determined that the Merger did not qualify as a tax-free reorganization, all BLT shareholders would be subject to tax on the BLT Common Stock surrendered in the Merger whether or not the WorldCom Common Stock received in the Merger was sold or retained. See "Risk Factors--Risks Related to the Merger--Possibility of Taxability of the Merger." AS A RESULT, BLT SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER.

     If the Merger were to qualify as a tax-free reorganization, it would have the following federal income tax consequences for BLT shareholders:

           (1) No gain or loss would be recognized by the shareholders of BLT upon the exchange of all of their BLT Common Stock for WorldCom Common Stock (including fractional share interests).

           (2) Each shareholder of BLT receiving cash in lieu of a fractional share interest in WorldCom Common Stock in the Merger would be treated as if such shareholder actually received the fractional share interest and the fractional share interest was subsequently redeemed by WorldCom.
      Gain or loss would be measured by the difference between the amount of cash received and the basis of the BLT Common Stock surrendered therefor, properly allocated to the fractional share interest.

           (3) The tax basis of WorldCom Common Stock (including WorldCom Common Stock considered as received in respect of any fractional share interest) to be received by a shareholder of BLT in the Merger would be the same as the basis of the BLT Common Stock surrendered in exchange therefor.

           (4) The holding period of WorldCom Common Stock (including WorldCom Common Stock considered as received in respect of any fractional share interest) to be received by a shareholder of BLT in the Merger would include the period during which the BLT Common Stock exchanged for such WorldCom Common Stock was held by such shareholder of BLT.

     THE MERGER WILL HAVE IMPORTANT TAX CONSEQUENCES THAT SHOULD BE CONSIDERED BY EACH SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of WorldCom and BLT will be carried forward to the combined organization at their recorded amounts; income of the combined organization will include income of WorldCom and BLT for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined organization. Among the conditions to pooling of interests accounting treatment of the Merger is the requirement that WorldCom issue WorldCom Common Stock in exchange for at least 90% of the BLT Common Stock outstanding on the date the Merger is consummated.

     Certain shareholders of BLT that may be "affiliates" (as defined in the rules under the Securities Act) have agreed that they will not transfer any shares of WorldCom Common Stock received in the Merger until WorldCom has published financial statements containing at least 30 days of combined results of operations after the Effective Time. Such restriction on transfer is necessary to account for the Merger as a pooling of interests. See "-- Status Under Federal Securities Laws."

STATUS UNDER FEDERAL SECURITIES LAWS

     The WorldCom shares to be issued to shareholders of BLT pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be freely traded without registration by persons who will not be "affiliates" of WorldCom after the Merger or who were not "affiliates" of BLT on the date of the Special Meeting. All directors and certain officers and shareholders of BLT may be deemed to have been "affiliates" of BLT within the meaning of such rules. Any such person may resell the WorldCom shares received by him or her in the Merger only if such shares are registered under the Securities Act or an exemption from registration under the Securities Act is available. Such persons may be able to effect resales under the safe harbor provision of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become "affiliates" of WorldCom) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of WorldCom or BLT generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal shareholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.

     The Merger Agreement requires, as a condition to closing, each director, officer or greater than 5% shareholder to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the WorldCom shares received in the Merger (i) in violation of the Securities Act or the rules and regulations thereunder and (ii) in any event, until the time that financial results covering at least 30 days of post-Merger combined operations of WorldCom and BLT have been published in accordance with the accounting policies of the Commission relating to pooling of interests. See "The Merger Agreement And Plan Of Merger -- Affiliate Agreements."

                            THE BLT SPECIAL MEETING


GENERAL

     This Proxy Statement/Prospectus is furnished to the shareholders of BLT in connection with the solicitation of proxies by the Board of Directors of BLT for use at the Special Meeting which concerns the merger of BLT with a subsidiary of WorldCom pursuant to the terms and conditions of the Merger Agreement and the related Plan of Merger.

DATE, TIME AND PLACE

     The Special Meeting is scheduled to be held on December 24, 1996, at the offices of Stoel Rives LLP, Standard Insurance Center, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204, commencing at 8:00 a.m. local time.

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon certain proposals recommended by the BLT Board of Directors to approve (i) the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including, without limitation, the Merger and the appointment of Thomas J. Holce as Shareholder Representative pursuant to the Escrow Agreement; (ii) a proposal to adjourn the Special Meeting to allow for additional solicitation of shareholder proxies or votes in the event that the number of proxies or votes sufficient to obtain a quorum or to approve the first proposal has not been received by the date of the Special Meeting; and (iii) any other business that may properly come before the Special Meeting.

     THE BLT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, THE MERGER.

VOTING AT THE SPECIAL MEETING

     Record Date; Outstanding Shares; Quorum. The date for the determination of the holders of record of the BLT Common Stock entitled to notice of and to vote at the Special Meeting is November 22, 1996 (the "Record Date"). Accordingly, only holders of record of shares of the BLT Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding _______________ shares of the BLT Common Stock entitled to vote and held by
_______ holders of record. Each holder of record of shares of the BLT Common Stock on the Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of the Company's shareholders, either in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders a majority of the outstanding shares of the BLT Common Stock entitled to vote at the Special Meeting, is necessary to constitute a quorum at the Special Meeting.

     Votes Required. Under Washington law and the Articles of Incorporation of BLT, the Merger Agreement, the Plan of Merger and the transactions contemplated thereby must be approved by the holders of two-thirds of the issued and outstanding shares of the BLT Common Stock entitled to vote at the Special Meeting. BLT's shareholders who do not approve the Merger, and who act appropriately to protect their rights, may not prevent the Merger if it is approved by the requisite vote, but may have dissenters' rights as described elsewhere in this Proxy Statement. See "The Merger - Dissenters' Rights."

     Since the affirmative vote of two-thirds of the votes entitled to be cast by the holders of all outstanding shares of BLT Common Stock is required to approve and adopt the Merger Agreement and related transactions, abstentions will have the effect of a vote against the approval of the Merger Agreement and related transactions. The proposal to adjourn the Special Meeting to solicit additional proxies or votes requires more votes cast in favor than against the proposal. Abstentions have no effect on the outcome of the vote to adjourn the meeting.

     As of the Record Date, directors and executive officers of BLT and their affiliates (as a group) were entitled to vote shares of BLT Common Stock representing approximately 39.3% of the voting power of BLT Common Stock. All such persons have indicated their intention to vote their shares for the approval of the Merger Agreement, the Merger and the transactions contemplated thereby and for the approval of the proposal to adjourn the Special Meeting to solicit additional proxies or votes at the Special Meeting.

     Proxies. BLT's shareholders as of the Record Date set forth above may attend the Special Meeting and vote in person or may appoint Thomas J. Holce and Robert A. Sternberg proxy by filling out the attached proxy card and returning it to BLT. UNLESS OTHERWISE INDICATED ON THE RETURNED PROXY CARD, DULY EXECUTED PROXIES RECEIVED BY BLT PRIOR TO THE SPECIAL MEETING WILL BE VOTED IN FAVOR OF THE MERGER, AND IN FAVOR OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES OR VOTES.

     Shareholders may revoke a proxy at any time prior to the Special Meeting by appropriate written notice that reaches BLT prior to the Special Meeting or may attend the Special Meeting and vote in person whether or not they have earlier delivered a proxy card to BLT. A vote in person at the Special Meeting will be deemed to revoke any proxy theretofore granted by the voting shareholder.

SOLICITATION OF PROXIES

     BLT will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors, officers and other selected employees of BLT by personal interview, telephone, telegram or e-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

ADJOURNMENT OF THE SPECIAL MEETING

     A vote (i) in person by a shareholder for adjournment of the Special Meeting or (ii) for the second proposal on the proxy card of BLT authorizing the named proxies to vote the shares covered by such proxy to adjourn the Special Meeting would allow for additional solicitation of shareholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement. Consequently, it is not likely to be in the interest of shareholders who intend to vote against the Merger Agreement to vote in person to adjourn the Special Meeting or to vote for the second proposal on the proxy card.

     The BLT Board of Directors unanimously recommends that the BLT shareholders vote in favor of any adjournment of the Special Meeting suggested by the Board in order to solicit additional votes in order to obtain a quorum or to obtain more votes in favor of the Merger Agreement and related transactions, or in favor of the second proposal on the proxy card.

DISCRETIONARY AUTHORITY

     The Notice of Special Meeting of Shareholders provides for transaction of any business that properly comes before the meeting. The BLT Board of Directors has no knowledge, however, of any matters to be presented at the Special Meeting other than those referred to in this Proxy Statement/ Prospectus. The enclosed proxy gives discretionary authority if any other matters are properly presented.

                        INFORMATION CONCERNING WORLDCOM

     Information regarding WorldCom is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation By Reference."

BUSINESS OF WORLDCOM

     WorldCom, a Georgia corporation which conducts business under the name "LDDS WorldCom," is one of the four largest long distance telecommunications companies in the United States, based on 1995 revenues. WorldCom provides long distance telecommunications services to business, consumer and other carrier customers through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations, with service to points throughout the nation and the world. The products and services provided by WorldCom include: switched and dedicated long distance products; 800 services; calling cards; domestic and international private lines; broadband data services; debit cards; conference calling; advanced billing systems; enhanced faxed and data connections; television and radio transmission and mobile satellite communications. Based on FCC statistics as of December 31, 1995 (the most recent statistics available), WorldCom's share of total toll service revenues for 1995 was 4.3%.

     WorldCom's emphasis on acquisitions has taken WorldCom from a small regional long distance carrier to one of the largest long distance telecommunications companies in the industry, serving customers domestically and internationally. On January 5, 1995, WorldCom completed the acquisition of the network services operations of WilTel, a subsidiary of The Williams Companies, Inc., for approximately $2.5 billion in cash. Through this purchase, WorldCom acquired a nationwide common carrier network of approximately 11,000 miles of fiber optic cable and digital microwave facilities.

     On December 30, 1994, WorldCom, through a wholly owned subsidiary, merged with IDB, which operates a domestic and international communications network providing private line and public switched long distance telecommunications services, facsimile and data connections, television and radio transmission services, and mobile satellite communications capabilities. As a result of the IDB Merger, each share of common stock of IDB was converted into the right to receive 0.476879 shares of WorldCom Common Stock, resulting in the issuance of approximately 71,762,000 shares of WorldCom Common Stock. In addition, WorldCom assumed, on a subordinated basis, jointly and severally with IDB, the obligations of IDB to pay the principal of and interest on $195.5 million 5% convertible subordinated notes due 2003, issued by IDB. On July 15, 1996, WorldCom announced that it had exercised its option to redeem on August 16, 1996 all of the outstanding IDB notes. Prior to such redemption date, a majority of the holders of the IDB notes elected to convert their notes into WorldCom Common Stock, resulting in the issuance of approximately 10.3 million shares of WorldCom Common Stock. The IDB Merger was accounted for as a pooling of interests and, accordingly, the WorldCom financial statements for the periods prior to the IDB Merger have been restated to include the results of IDB for all periods presented.

     WorldCom follows a four-point growth strategy, consisting of internal growth, the selective acquisition of smaller long distance companies with limited geographic service areas and market shares, the consolidation of certain third tier long distance carriers with larger market shares, and international expansion.

     A predominant share of WorldCom's total revenues is derived from commercial customers. Commercial customers typically use higher volumes of telecommunications services than residential customers and concentrate usage on weekdays during business hours, when rates are highest. Consequently, commercial customers, on average, generate higher revenues per account than residential customers. WorldCom has become a significant participant in the long distance wholesale market and intends to pursue opportunities, if any, for continued expansion in this area. While total revenues in the wholesale market are less than from commercial customers, expenses are generally reduced in servicing these customers as the result of fewer invoices, fewer customer service personnel and a smaller sales force.

     The enactment of the Telecom Act in early February 1996 has made it possible for WorldCom to participate in both the local and long distance markets. WorldCom has formed business associations to provide long distance telecommunications services with certain LECs, and WorldCom expects to pursue resale of local service in those markets where it is both economically and technically feasible.

     WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

RECENT DEVELOPMENT

     On August 25, 1996, WorldCom executed the MFS Merger Agreement, pursuant to which a wholly owned subsidiary of WorldCom will be merged with and into MFS. Pursuant to the MFS Merger Agreement, (i) each share of common stock, par value $.01 per share, of MFS (the "MFS Common Stock") will be converted into the right to receive 2.1 shares of WorldCom Common Stock (the "MFS Common Exchange Ratio") (ii) each share of Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of MFS (the "MFS Series A Preferred Stock") will be converted into the right to receive one (1) share of Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of WorldCom (the "WorldCom Series A Preferred Stock"), and (iii) each share of Series B Convertible Preferred Stock, par value $.01 per share, of MFS will be converted into the right to receive one (1) share of Series B Convertible Preferred Stock, par value $.01 per share, of WorldCom (the "WorldCom Series B Preferred Stock"). Each depositary share representing 1/100th of a share of MFS Series A Preferred Stock will be exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock (the "WorldCom Depositary Shares"). In addition, outstanding and unexercised options and warrants exercisable for shares of MFS Common Stock will be converted into options and warrants, respectively, exercisable for shares of WorldCom Common Stock having the same terms and conditions as such options and warrants of MFS, except that (i) the exercise price and the number of shares issuable upon exercise will be divided and multiplied, respectively, by the MFS Common Exchange Ratio and (ii) holders of certain options will be instead entitled to receive the value of such options in accordance with the terms thereof. As of November 13, 1996, the merger consideration for MFS stock to be converted in the MFS Merger (the "MFS Capital Stock") is approximately $12.3 billion, based on the application of the MFS Merger exchange ratios to the shares of MFS Capital Stock outstanding and the closing sales prices of WorldCom Common Stock, MFS Common Stock and MFS Depositary Shares as of November 13, 1996.

     WorldCom and MFS hope to complete the MFS Merger within [three to seven] months from date of execution of the Merger Agreement. Consummation of the MFS Merger is subject to certain conditions including approval of the stockholders of each of the companies, approval of the FCC and various state regulatory authorities and the expiration of the applicable waiting period under the Hart-Scott-Rodino Act.

     BLT shareholders are advised to obtain current market information with respect to the possible effects of the MFS Merger on WorldCom. No assurance can be given concerning the market price for WorldCom Common Stock or the financial condition or results of operations of WorldCom before or after the date on which the MFS Merger is consummated.

TERMS AND CONDITIONS OF THE MFS MERGER

     The following is a summary of the primary terms and conditions of the MFS Merger Agreement, which also contains certain customary representations and warranties by MFS and WorldCom. This summary does not purport to be complete and is qualified in its entirety by reference to the MFS Merger Agreement, a copy of which has been filed as an exhibit to WorldCom's Current Report on Form 8-K dated August 25, 1996 (filed August 26, 1996), which is incorporated by reference herein.

     Certain Conditions. The MFS Merger Agreement provides that the consummation of the MFS Merger is subject to certain terms and conditions, including: (i) receipt of the requisite approval of the MFS Merger and the transactions contemplated thereby by the stockholders of MFS and the requisite approval by WorldCom shareholders of the issuance of the WorldCom capital stock in the MFS Merger and the transactions contemplated thereby and the proposed amendment to the WorldCom Articles; (ii) receipt by WorldCom and MFS of opinions from their respective tax counsel regarding certain tax matters; (iii) approval of the shares of WorldCom Common Stock comprising consideration for the MFS Merger for quotation on the Nasdaq National Market; (iv) receipt of all material consents or approvals of governmental agencies or bodies required in connection with the MFS Merger; and (v) satisfaction of other conditions customary to transactions of this nature. Certain of the terms and conditions of the MFS Merger, other than the requirement of shareholder approval, may be waived by the parties. The MFS Merger will become effective at the time of the filing, after satisfaction or waiver of all the conditions to the MFS Merger, of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger. The date on which such effective time occurs is referred to herein as the "MFS Closing Date."

     Agreement Not To Solicit Other Offers. Pursuant to the MFS Merger Agreement, each of the parties has agreed to, and agreed to direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may have been ongoing as of August 25, 1996 with respect to a Takeover Proposal (as hereinafter defined). Further, pursuant to the MFS Merger Agreement, MFS and WorldCom have agreed not to, nor permit any of their respective subsidiaries to, nor to authorize or permit its officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representatives, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Takeover Proposal (as defined herein) or (ii) participate in any discussions or negotiations regarding any inquiry, proposal or offer except as expressly contemplated by the MFS Merger Agreement from any person relating to (a) any direct or indirect acquisition or purchase of 15% or more of the assets of such party and its subsidiaries or 15% or more of any class of equity securities of such party or any of its subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of such party or any of its subsidiaries, (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its subsidiaries other than transactions contemplated by the MFS Merger Agreement, or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the MFS Merger or which would reasonably be expected to dilute materially the benefits to the other party of the transactions contemplated by the MFS Merger Agreement (each such inquiry, proposal or offer being hereinafter referred to as a "Takeover Proposal"); provided, that if, at any time prior to the MFS Closing Date the Board of Directors of such party determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its shareholders under applicable law, then such party may, in response to such a Takeover Proposal which was not solicited subsequent to August 25, 1996, (x) furnish information with respect to such party to any person pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal.

     The MFS Merger Agreement additionally provides that neither the Board of Directors of MFS (the "MFS Board of Directors") or the WorldCom Board of Directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to the other party, or propose publicly so to do, its approval or recommendation relating to the MFS Merger, the MFS Merger Agreement or any transactions related thereto, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause MFS or WorldCom, as the case may be, to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a Takeover Proposal; provided that, in the event that prior to the MFS Closing Date, the Board of Directors of either party determines, in good faith, after consultation with outside counsel that it is necessary to do so to comply with its fiduciary duties to its shareholders under applicable law, such Board of Directors may withdraw or modify its approval or recommendation of the MFS Merger and the MFS Merger Agreement or approve or recommend a WorldCom or MFS Superior Proposal (as defined below in "-- Termination of the MFS Merger Agreement"), as the case may be, or terminate the MFS Merger Agreement, but in each case only at a time that is after 10 business days following written notice to the other party of such Superior Proposal, its material terms and conditions and the identity of the party making such Superior Proposal.

     In addition to the foregoing obligations, each party has the obligation
(i) to immediately advise the other party orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the persons making such request or Takeover Proposal and (ii) to keep the other party fully informed of the status and details of any such request or Takeover Proposal.

     The MFS Merger Agreement provides that neither MFS nor WorldCom is prohibited from taking and disclosing to its respective shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of its Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to its shareholders under applicable law. Neither MFS nor WorldCom nor their respective Boards of Directors nor any committee thereof may, however, except as permitted by the MFS Merger Agreement, withdraw or modify or propose publicly to withdraw or modify, its position with respect to the MFS Merger, the MFS Merger Agreement and the transactions contemplated thereby or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     Other Covenants. In addition to the foregoing, WorldCom has agreed after the MFS Closing Date, to arrange for each employee participating in any benefit plans of MFS or a subsidiary of MFS in effect on August 25, 1996 to participate in any counterpart benefit plans of WorldCom in accordance with the eligibility criteria thereof, provided that (a) such participants will receive full credit for years of service with MFS or its subsidiaries prior to the MFS Merger for all purposes for which such service was recognized under the MFS benefit plans, including recognition of service for eligibility, vesting and, to the extent not duplicative of benefits received under such MFS benefit plans, the amount of benefits; (b) such participants will participate in the benefit plans of WorldCom on terms no less favorable than those offered by WorldCom to similarly situated employees of WorldCom; and (c) WorldCom will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under MFS' benefit plans) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents. WorldCom and MFS acknowledged that the MFS Merger and transactions contemplated thereby will be treated as a "change in control" for purposes of certain MFS benefit plans, option agreements and employment agreements and agreed to honor the provisions of any such plans and agreements which relate to a change in control, including the accelerated vesting and/or payment of equity-based awards. WorldCom has agreed, and has agreed to cause its subsidiaries to agree, to take the position that none of the execution of the MFS Merger Agreement, the approval of the MFS Merger Agreement by MFS stockholders or the consummation of the MFS Merger will constitute a change in control of MFS or a change in the ownership of a substantial portion of the assets of MFS within the meaning of Section 280G of the Code and has agreed that it will not withhold from any amounts payable to any MFS employee by reason of consummation of the transactions contemplated by the MFS Merger Agreement any amounts in respect of the excise tax described in Section 4999 of the Code unless such position ceases to be supported by a good faith interpretation of relevant tax authority as a result of a change in such relevant authority which occurs after August 25, 1996.

     The MFS Merger Agreement provides that the indemnification provisions of the By-laws (the "MFS By-laws") and the Certificate of Incorporation (the "MFS Certificate of Incorporation") of MFS, as the surviving corporation in the MFS Merger, will not be amended, repealed or otherwise modified for a period of six years after the MFS Closing Date in any manner that would adversely affect the rights of individuals who were directors, officers, agents or employees of MFS immediately prior to the MFS Closing Date unless required by applicable law. The MFS Merger Agreement provides that, with respect to matters occurring through the MFS Closing Date, WorldCom and the surviving corporation will jointly and severally indemnify, defend and hold harmless the directors, officers and agents of MFS as provided in the MFS Certificate of Incorporation, MFS By-laws or indemnification agreements, as in effect as of August 25, 1996. WorldCom also agreed to cause the surviving corporation to maintain in effect for not less than three years after the MFS Closing Date, policies of directors' and officers' liability insurance comparable to those maintained by MFS with carriers comparable to MFS' existing carriers and containing terms and conditions which are no less advantageous in any material respect to the officers, directors and employees of MFS to the extent that such policies are obtainable at an annual cost of not greater than two times MFS' last annual premium prior to August 25, 1996; provided that if such coverage is not available for such amount, WorldCom shall purchase as much coverage as possible for such amount.

     Pursuant to the terms of the MFS Merger Agreement, and subject to the consummation of the MFS Merger, WorldCom has agreed to cause the WorldCom Board of Directors as of the MFS Closing Date to consist of an odd number of directors, with MFS being entitled to designate one less director than WorldCom. As of the date hereof, the WorldCom Board of Directors is composed of 12 directors. It is anticipated that as of the MFS Closing Date the WorldCom Board of Directors will be composed of 15 directors and that Carl J. Aycock, Max E. Bobbitt, Bernard J. Ebbers, Francesco Galesi, Stiles A. Kellett, Jr., John A. Porter, and Scott D. Sullivan will continue to serve, and that Clyda Stokes Rent will be appointed to serve, as directors of WorldCom. MFS has announced its intent to designate R. Douglas Bradbury, James Q. Crowe, Richard
R. Jaros, David C. McCourt, Walter Scott, Jr., John W. Sidgmore, and Michael B. Yanney as directors of WorldCom. The MFS Merger Agreement also provides that membership on the compensation and stock option, audit and nominating committees of the WorldCom Board of Directors will initially consist of an equal number of designees of WorldCom and MFS. See "--Management of WorldCom Following the MFS Merger."

     Termination of the MFS Merger Agreement. The MFS Merger Agreement may be terminated at any time prior to the MFS Closing Date, whether before or after approval of the stockholders of MFS and the shareholders of WorldCom, by the mutual consent of MFS and WorldCom.

     In addition, the MFS Merger Agreement may be terminated at any time prior to the MFS Closing Date, whether before or after approval of the stockholders of MFS and the shareholders of WorldCom, by either MFS or WorldCom if: (i) the MFS Merger shall not have been consummated on or prior to August 25, 1997, provided, however, that the right to so terminate is not available to any party whose failure to perform any of its obligations under the MFS Merger Agreement results in the failure of the MFS Merger to be consummated by such time; (ii) the requisite approval of the respective shareholders of either MFS or WorldCom is not obtained at the special meetings of the WorldCom or MFS shareholders or at any adjournments or postponements thereof; or (iii) any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the MFS Merger and such order, decree or ruling or other action shall have become final and nonappealable.

     Further, the MFS Merger Agreement may be terminated at any time prior to the MFS Closing Date, whether before or after approval of the stockholders of MFS and the shareholders of WorldCom, by WorldCom if (i) MFS shall have breached in any material respect any of its representations, warranties, covenants or other agreements in the MFS Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to MFS; (ii) prior to the MFS Closing Date, the WorldCom Board of Directors, after determining in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to WorldCom's shareholders under applicable law, determines to terminate the MFS Merger Agreement, but only at a time that is after the tenth business day following receipt by MFS of written notice advising MFS that the WorldCom Board of Directors has received a bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the combined voting power of the shares of WorldCom Common Stock and WorldCom preferred stock then outstanding or all or substantially all of the assets of WorldCom and otherwise on terms which the WorldCom Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to WorldCom's shareholders than the MFS Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the WorldCom Board of Directors, is capable of being financed by such third party (a "WorldCom Superior Proposal"), specifying the material terms and conditions of such WorldCom Superior Proposal and identifying the party making such WorldCom Superior Proposal; provided that WorldCom complies with the applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (discussed below under "-- Termination Fees") to MFS; (iii) MFS (a) shall have breached in any material respect, and MFS shall have failed to promptly terminate the activity giving rise to such breach and use its best efforts to cure such breach upon notice thereof from WorldCom, relating to any covenant of MFS not to continue discussions relating to, or to solicit any, Takeover Proposals relating to MFS (see "-- Agreement Not To Solicit Other Offers") or (b) shall have failed to immediately advise WorldCom orally or in writing of any request for information or of any Takeover Proposal relating to MFS, the material terms and conditions of such request or Takeover Proposal and the identity of the persons making such request or Takeover Proposal; (iv) the MFS Board of Directors or any committee thereof (a) shall have (I) withdrawn or modified in a manner adverse to WorldCom its approval or recommendation of the MFS Merger and the MFS Merger Agreement, (II) failed to reconfirm its recommendation within fifteen business days after a written request from WorldCom to do so, or (III) approved or recommended any Takeover Proposal with respect to MFS, or (b) shall have resolved to take any of the actions described in clause (iv)(a) above; or (v) MFS or any of its officers, directors, employees, representatives or agents shall have furnished information with respect to MFS to any person pursuant to a customary confidentiality agreement or participated in negotiations regarding a Takeover Proposal relating to MFS in response to a Takeover Proposal which was not solicited subsequent to August 25, 1996, which the MFS Board of Directors has determined in good faith, after consultation with outside counsel, is necessary in order to comply with its fiduciary duties to the stockholders of MFS under applicable law.

     Further, the MFS Merger Agreement may be terminated at any time prior to the MFS Closing Date, whether before or after approval of the stockholders of MFS and the shareholders of WorldCom, by MFS if (i) WorldCom shall have breached in any material respect any of its representations, warranties, covenants or other agreements in the MFS Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to WorldCom; (ii) prior to the MFS Closing Date, the MFS Board of Directors, after determining in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to MFS' stockholders under applicable law, determines to terminate the MFS Merger Agreement, but only at a time that is after the tenth business day following receipt by WorldCom of written notice advising WorldCom that the MFS Board of Directors has received a bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the combined voting power of the shares of MFS Common Stock and MFS preferred stock then outstanding or all or substantially all of the assets of MFS and otherwise on terms which the MFS Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to MFS' stockholders than the MFS Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of MFS' Board of Directors, is capable of being financed by such third party (a "MFS Superior Proposal"), specifying the material terms and conditions of such MFS Superior Proposal and identifying the party making such MFS Superior Proposal; provided that MFS complies with the applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (discussed below under "-- Termination Fees") to WorldCom in connection therewith; (iii) WorldCom (a) shall have breached in any material respect, and WorldCom shall have failed to promptly terminate the activity giving rise to such breach and use its best efforts to cure such breach upon notice thereof from MFS, relating to any covenant of WorldCom not to continue discussions relating to, or to solicit any, Takeover Proposals relating to WorldCom (see "-- Agreement Not To Solicit Other Offers") or (b) shall have failed to immediately advise MFS orally or in writing of any request for information or of any Takeover Proposal relating to WorldCom, the material terms and conditions of such request or Takeover Proposal and the identity of the persons making such request or Takeover Proposal; (iv) the WorldCom Board of Directors or any committee thereof (a) shall have (I) withdrawn or modified in a manner adverse to MFS its approval or recommendation of the MFS Merger and the MFS Merger Agreement, (II) failed to reconfirm its recommendation within fifteen business days after a written request from MFS to do so, or (III) approved or recommended any Takeover Proposal with respect to WorldCom or (b) shall have resolved to take any of the actions described in clause (iv)(a) above; (v) WorldCom or any of its officers, directors, employees, representatives or agents shall have furnished information with respect to WorldCom to any person pursuant to a customary confidentiality agreement or participated in negotiations regarding a Takeover Proposal relating to WorldCom in response to a Takeover Proposal which was not solicited subsequent to August 25, 1996, which the WorldCom Board of Directors has determined in good faith, after consultation with outside counsel, is necessary in order to comply with its fiduciary duties to the shareholders of WorldCom under applicable law; or (vi) any person (other than MFS or any of its affiliates or associates) shall have acquired beneficial ownership of, or any group (other than a group in which MFS or any of its affiliates or associates is a member) shall have been formed which beneficially owns, 25% or more of the voting power of WorldCom.

     Termination Fees. The MFS Merger Agreement provides that MFS shall promptly, but in no event later than two days after the date of such termination, pay to WorldCom a fee equal to $350 million (the "Termination Fee"), payable by wire transfer of same day funds, in the event that: (i) the MFS Merger Agreement shall have been terminated by either WorldCom or MFS because the stockholders of MFS shall not have approved the MFS Merger and the MFS Merger Agreement at the special meeting of MFS stockholders; (ii) a bona fide Takeover Proposal relating to MFS shall have been made known to MFS or any of its subsidiaries and made known to its stockholders generally or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Takeover Proposal relating to MFS and such Takeover Proposal or announced intention shall not have been withdrawn and thereafter the MFS Merger Agreement is terminated by either WorldCom or MFS because the MFS Merger shall not have been consummated on or prior to August 25, 1997 (but not by reason of the fault on the part of the party so terminating), or (iii) the MFS Merger Agreement is terminated (x) by MFS because the MFS Board of Directors, after determining in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of MFS under applicable law, after 10 business days notice to WorldCom of the material terms of and identity of the third party making an MFS Superior Proposal, as described above under "-- Termination of the MFS Merger

Agreement," or (y) by WorldCom pursuant to its right to terminate because (I) MFS shall have breached in any material respect and shall have failed to promptly terminate the activity giving rise to such breach and to use its best efforts to cure such breach upon notice thereof from WorldCom, relating to any covenant of MFS not to continue discussions relating to, or to solicit, any Takeover Proposals relating to MFS (see "-- Agreement Not To Solicit Other Offers") or shall have failed to immediately advise WorldCom orally or in writing of any request for information or of any Takeover Proposal relating to MFS, (II) the MFS Board of Directors shall have withdrawn or modified in a manner adverse to WorldCom its approval or recommendation with respect to the MFS Merger Agreement or failed to reconfirm its recommendation after a request from WorldCom, or shall have approved or recommended any Takeover Proposal with respect to MFS or shall have resolved to take any of the foregoing actions, or
(III) MFS or any of its officers, directors, employees, representatives or agents shall have furnished information with respect to MFS, to any person pursuant to a customary confidentiality agreement or participated in negotiations regarding a Takeover Proposal relating to MFS in response to a Takeover Proposal which was not solicited subsequent to August 25, 1996, which the MFS Board of Directors has determined in good faith, after consultation with outside counsel, is necessary in order to comply with its fiduciary duties to the stockholders of MFS under applicable law; provided, however, that no Termination Fee shall be payable to WorldCom pursuant to a termination by WorldCom described in clause (iii)(y)(III) above unless and until within 18 months of such termination, MFS or any of its subsidiaries enters into an acquisition agreement with a third party or consummates any Takeover Proposal. MFS also agreed it would reimburse WorldCom for its costs and expenses (including attorneys' fees), together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A., if MFS fails to promptly pay the Termination Fee and, in order to obtain such payment, WorldCom commences a suit which results in a judgment against MFS for the Termination Fee. If WorldCom terminates pursuant to clause (iii)(y)(III) above, MFS shall promptly pay, upon WorldCom's request, all out-of-pocket charges and expenses incurred by WorldCom in connection with the MFS Merger Agreement and the transactions contemplated thereby in an amount not to exceed $10 million, which payments shall be credited against any Termination Fee that may subsequently become payable.

     The MFS Merger Agreement further provides that WorldCom shall promptly, but in no event later than two days after the date of such termination, pay to MFS the Termination Fee, payable by wire transfer of same day funds, in the event that: (i) the MFS Merger Agreement shall have been terminated by either MFS or WorldCom because the shareholders of WorldCom shall not have approved the MFS Merger and the MFS Merger Agreement at the special meeting of WorldCom shareholders; (ii) a bona fide Takeover Proposal relating to WorldCom shall have been made known to WorldCom or any of its subsidiaries and made known to its shareholders generally or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Takeover Proposal relating to WorldCom and such Takeover Proposal or announced intention shall not have been withdrawn and thereafter the MFS Merger Agreement is terminated by either MFS or WorldCom because the MFS Merger shall not have been consummated on or prior to August 25, 1997 (but not by reason of the fault on the part of the party so terminating); (iii) the MFS Merger Agreement is terminated (x) by WorldCom because the WorldCom Board of Directors, after determining in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of WorldCom under applicable law, after 10 business days notice to MFS of the material terms of and identity of the third party making a WorldCom Superior Proposal, as described above under "-- Termination of the MFS Merger Agreement," or (y) by MFS pursuant to its right to terminate because (I) WorldCom shall have breached in any material respect and shall have failed to promptly terminate the activity giving rise to such breach and to use its best efforts to cure such breach upon notice thereof from MFS, relating to any covenant of WorldCom not to continue discussions relating to, or to solicit, any Takeover Proposals relating to MFS (see "-- Agreement Not To Solicit Other Offers") or shall have failed to immediately advise MFS orally or in writing of any request for information or of any Takeover Proposal relating to WorldCom, (II) the WorldCom Board of Directors shall have withdrawn or modified in a manner adverse to MFS its approval or recommendation with respect to the MFS Merger Agreement or failed to reconfirm its recommendation after a request from MFS, or shall have approved or recommended any Takeover Proposal with respect to WorldCom, or shall have resolved to take any of the foregoing actions, or (III) WorldCom or any of its officers, directors, employees, representatives or agents shall have furnished information with respect to WorldCom to any person pursuant to a customary confidentiality agreement or participated in negotiations regarding a Takeover Proposal relating to WorldCom in response to a Takeover Proposal which was not solicited subsequent to August 25, 1996, which the WorldCom Board of Directors has determined in good faith, after consultation with outside counsel, is necessary in order to comply with its fiduciary duties to the shareholders of WorldCom under applicable law, or (IV) any person (other than MFS or its affiliates or associates) shall have acquired beneficial ownership of, or any group (other than a group in which MFS or any of its affiliates or associates is a member) shall have been formed which beneficially owns, 25% or more of the voting power of WorldCom; provided, however, that no Termination Fee shall be payable to MFS pursuant to a termination by MFS described in clause
(iii)(y)(III) above unless and until within 18 months of such termination, WorldCom or any of its subsidiaries enters into an acquisition agreement with a third party or consummates any Takeover Proposal. WorldCom also agreed it would reimburse MFS for its costs and expenses (including attorneys' fees), together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A., if WorldCom fails to promptly pay the Termination Fee and, in order to obtain such payment, MFS commences a suit which results in a judgment against WorldCom for the Termination Fee. If MFS terminates pursuant to clause
(iii)(y)(III) above, WorldCom shall promptly pay, upon MFS' request all out-of-pocket charges and expenses incurred by MFS in connection with the MFS Merger Agreement and the transactions contemplated thereby in an amount not to exceed $10 million, which payments shall be credited against any Termination Fee that may subsequently become payable.

     In addition, in the event the MFS Merger Agreement is terminated under circumstances in which either WorldCom or MFS is entitled to receive the Termination Fee, the party entitled to receive the Termination Fee shall also be entitled to receive, at its sole election, the services described in the Services Agreement on the terms and conditions described in such Agreement. See "-- Description of Services Agreement." In addition, under certain circumstances, such party may also be entitled to exercise its Option Agreement. See "-- Stock Option Agreements."

DESCRIPTION OF SERVICES AGREEMENT

     The MFS Merger Agreement provides that in the event the MFS Merger Agreement is terminated under circumstances in which either WorldCom or MFS is entitled to a Termination Fee, the party entitled to receive the Termination Fee (the "Terminating Party") will be entitled to receive, at its sole election, from the other party (the "Non-Terminating Party") certain services described in the Services Agreement dated as of August 25, 1996 (the "Services Agreement"). This summary does not purport to be complete and is qualified in its entirety by reference to the Services Agreement, a copy of which has been filed as an exhibit to WorldCom's Current Report on Form 8-K dated August 25, 1996 (filed August 26, 1996), which is incorporated by reference herein.

     Under the terms of the Services Agreement, the Non-Terminating Party agrees to provide certain communications services to the Terminating Party at Transfer Cost (as hereinafter defined) for a period of three years, commencing 180 days after the date of termination of the MFS Merger Agreement. The communications services to be provided by the Non-Terminating Party under the Services Agreement are the communication products sold by that party to an independent third-party customer under an arms' length arrangement. These services include the transport and switching of telecommunications and data traffic, but do not include any ancillary or value-added services such as facilities management.

     The "Transfer Cost" consists of the total service long-run incremental cost (the "TSLRIC") of providing a communications service, excluding any measure of costs of capital, common costs and profits, and any retail related costs, such as sales, marketing, billing, collection (other than carrier-to-carrier billing and collection) and other costs associated with offering communications services directly to end users. The TSLRIC shall be based upon the forward-looking economic costs of the total quantity of the facilities and functions that are directly attributable to, or reasonably identifiable as incremental to, the provision of the service. A reasonable allocation of shared costs of facilities directly attributable or incremental to the provision of a particular service may be included in the TSLRIC. The TSLRIC will be revised annually and will be computed, to the extent possible and subject to the foregoing exclusions, in a manner consistent with certain specified FCC standards.

     The Non-Terminating Party will determine the Transfer Cost for each type of service provided. If the Terminating Party wishes to dispute a Transfer Cost, it may propose a different Transfer Cost. The dispute will be resolved by a third party, to be selected as provided for in the Services Agreement, who will choose the Transfer Cost which such third party determines to be more consistent with the proper Transfer Cost as defined above.

     The Non-Terminating Party will provide up to $300 million in services over the three-year period, with a maximum annual service commitment of $150 million. Due to the scope of services requested, the Terminating Party shall provide to the Non-Terminating Party a 6-month rolling forecast of requirements. During the first 12 months of the Services Agreement, the Non-Terminating Party will not be obligated to install more that $500,000 of gross incremental service per month. For the remaining term of the Services Agreement, the Non-Terminating Party will not be obligated to install more than $1,000,000 in gross incremental service per month.

     The Non-Terminating Party will make available to the Terminating Party up to one-third of all available capacity in its switches and networks. Where sufficient capacity does not exist to satisfy the Terminating Party's requirements, the Non-Terminating Party will commence a good faith effort to construct the additional capacity in a timely manner. The Non-Terminating Party must undertake such capacity construction where the requested capacity is in a market or route in which the Non-Terminating Party normally operates and the capacity is for services offered by the Non-Terminating Party to third parties. If capacity construction is required, the Non-Terminating Party can construct as much or as little capacity as it sees fit to satisfy the request. Therefore, for this new construction, the limit of one-third of available capacity will not govern. For purposes of the Services Agreement, available capacity will be determined after taking into account constraints placed on the delivering party by underlying service or network suppliers. If as a result of capacity constraints, the Non-Terminating Party is not able to deliver at least 75% of its requested installation amount for the first two years (subject to the limitation described in the preceding paragraph), the Non-Terminating Party will extend the term of its obligation under the Services Agreement by one year.

     The quality of services provided by the Non-Terminating Party is required generally to meet the standards of, and not be of a materially lower quality than, the service provided to third parties purchasing similar services during the same period of time. Should the Non-Terminating Party fail to deliver services that meet such quality standards (other than for reasons beyond its reasonable control), the Terminating Party will be entitled to service credits equal to 1/96th of a day's bill for each 15 minutes of interrupted service. This service credit will be calculated on a circuit-by-circuit basis. The sum of service credits cannot exceed 24 hours in any one day, nor more than 30 days in any one calendar month. Alternatively, if the overall quality of service provided in aggregate for one month is materially less than the aggregate quality of service provided by the Non-Terminating Party to its third-party customers purchasing similar services for that same month (other than for reasons beyond the reasonable control of the Non-Terminating Party), the Non-Terminating

Party will be liable to the Terminating Party for liquidated damages equal to the value of one-half the total bill for the month for any service with materially substandard quality.

     All services turned up will be on a circuit-by-circuit basis. Circuit installation and disconnect charges will be calculated according to the Transfer Cost definition above. Should the Terminating Party cancel service prior to one year, the Terminating Party will be liable for any reasonable termination charges resulting from the cancellation.

     At the end of the term of the Services Agreement, the parties will negotiate the service rates to be charged by the Non-Terminating Party to the Terminating Party thereafter. If the parties cannot agree on such rates, in order to effect an orderly transition of service, the Non-Terminating Party will be obligated to support all existing services for up to 18 months from the termination date of the Services Agreement at rates equal to those in effect at the time for other customers purchasing similar types and quantities of services.

     The Services Agreement is intended to increase the likelihood that the MFS Merger will be consummated in accordance with the terms set forth in the MFS Merger Agreement. Consequently, certain aspects of the Services Agreement may have the effect of discouraging persons who, prior to the MFS Closing Date, might be interested in acquiring all of, or a significant interest in, MFS or WorldCom from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to stockholders of MFS which had a value greater than the MFS Merger consideration or to pay consideration to shareholders of WorldCom which had a value greater than the expected value of the shares of WorldCom Common Stock upon consummation of the MFS Merger.

STOCK OPTION AGREEMENTS

     As an inducement to the other party to enter into the MFS Merger Agreement, each of MFS and WorldCom entered into the Option Agreements in favor of the other party as described herein. This summary does not purport to be complete and is qualified in its entirety by reference to the Option Agreements, copies of which have been filed as exhibits to WorldCom's Current Report on Form 8-K dated August 25, 1996 (filed August 26, 1996), which is incorporated by reference herein.

     MFS (as issuer) entered into a Stock Option Agreement (the "MFS Stock Option Agreement") dated as of August 25, 1996 with WorldCom (as grantee), pursuant to which MFS granted the irrevocable option (the "MFS Stock Option") to WorldCom to purchase from MFS up to 43,953,073 shares of MFS Common Stock (subject to adjustment in certain circumstances, and which represented 19.9% of the then outstanding shares of MFS Common Stock as of the date thereof) at a price of $55.3875 per share. The $55.3875 exercise price was determined through negotiations and reflects the product of the MFS Common Exchange Ratio multiplied by the closing sale price of WorldCom Common Stock on August 23, 1996, the last trading day preceding announcement of the MFS Merger.

     WorldCom (as issuer) entered into a Stock Option Agreement (the "WorldCom Stock Option Agreement") dated as of August 25, 1996 with MFS (as grantee), pursuant to which WorldCom granted the irrevocable option (the "WorldCom Stock Option"; collectively with the MFS Stock Option, the "MFS Merger Stock Options") to MFS to purchase from WorldCom up to 81,224,137 shares of WorldCom Common Stock (subject to adjustment in certain circumstances, and which represented 19.9% of the then outstanding shares of WorldCom Common Stock as of the date thereof) at a price of $26.375 per share. The $26.375 exercise price was determined through negotiations and reflects the closing sale price of WorldCom Common Stock on August 23, 1996, the last trading day preceding announcement of the MFS Merger.

     In the following discussion, the "Issuer" shall mean MFS with respect to the MFS Stock Option Agreement and WorldCom with respect to the WorldCom Stock Option Agreement, and the "Grantee" shall mean WorldCom with respect to the MFS Stock Option Agreement and MFS with respect to the WorldCom Stock Option Agreement.

     If no injunction or other court order against delivery of the shares covered by the applicable MFS Merger Stock Option is in effect, the Grantee may exercise the MFS Stock Option or the WorldCom Stock Option, as the case may be, in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including:

     (i) the Issuer shall have recommended to its shareholders, or the Issuer or any person (other than the Grantee or any of its affiliates or associates) shall have publicly proposed or publicly announced a bona fide Takeover Proposal (as defined in "-- Agreement Not To Solicit Other Offers") for the Issuer that shall not have been withdrawn at the time of the exercise of the MFS Merger Stock Option;

     (ii) any third party shall have acquired or shall have the right to acquire beneficial ownership (as defined in the Exchange Act) of, or any group (as defined in the Exchange Act) (other than a group in which the Grantee or any of its affiliates or associates is a member) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, securities representing 15% or more of the voting power of the Issuer; or

     (iii) the Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to the Grantee its approval or recommendation with respect to the MFS Merger, the MFS Merger Agreement and the transactions contemplated thereby (or the increase in the authorized WorldCom Common Stock with respect to WorldCom as Issuer);

     Provided that the MFS Merger Stock Options will terminate: (a) upon consummation of the MFS Merger; (b) if the MFS Merger Agreement is terminated for any reason and a Purchase Event has occurred prior to such termination, upon eighteen months after the occurrence of such Purchase Event; (c) if the MFS Merger Agreement is terminated pursuant to certain enumerated provisions of the MFS Merger Agreement (including, without limitation, termination (I) by mutual written consent of the Issuer and Grantee, (II) by either the Issuer or the Grantee if (A) the MFS Merger shall not have been consummated on or prior to August 25, 1997 (but not by reason of the fault of the party so terminating the MFS Merger Agreement), (B) the approval of the shareholders of either the Issuer or Grantee shall not have been obtained at the special meetings of WorldCom and MFS shareholders, (C) any governmental authority shall have taken any action permanently enjoining or prohibiting the consummation of the MFS Merger by a final nonappealable order, (D) the Grantee shall have breached in any material respect its obligations under the MFS Merger Agreement and the same shall not have been cured in 20 days, (E) the Grantee shall have breached its obligations regarding soliciting other offers (see "-- Agreement Not To Solicit Other Offers"), (F) the Grantee's Board of Directors, or a committee thereof shall have modified or withdrawn its approval or recommendation of the MFS Merger, the MFS Merger Agreement and the transactions contemplated thereby (or failed to reconfirm the same upon request so to do) or (G) the officers, directors, employees, representatives or agents of the Grantee shall take any action with regard to furnishing information or participating in negotiations relating to a Takeover Proposal), and a Purchase Event has not occurred prior to such termination, upon such termination; (d) if the MFS Merger Agreement is terminated for any reason other than those enumerated in (c) above and a Purchase Event has not occurred prior to such termination, upon eighteen months after such termination; or (e) on August 25, 1999 if the MFS Merger has not been consummated and the MFS Merger Agreement has not been terminated by such date.

     To the knowledge of WorldCom, no Purchase Event has occurred as of the date of this Proxy Statement.

     The Grantee, with respect to any shares acquired by it on or prior to the record date for the Issuer's special meeting, is deemed to have appointed the Issuer as its proxy to vote in favor of the Issuer's proposals described herein at the Issuer's special meeting and against any transaction in conflict with the transactions contemplated by the MFS Merger Agreement. Such proxy is irrevocable and is deemed coupled with an interest sufficient in law to support an irrevocable power.

     In the event of any change in the Issuer's common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the applicable MFS Merger Stock Option and the exercise price therefor shall be adjusted appropriately so that the Grantee or holder of the Grantee's MFS Merger Stock Option shall receive, upon exercise, the number and class of shares or other securities or property that the Grantee or holder would have received if the MFS Merger Stock Option had been exercised immediately prior to such event. If any additional shares of Common Stock of the Issuer are issued after the date of the respective Option Agreement (other than pursuant to the preceding sentence, upon exercise of any option to purchase Common Stock of the Issuer outstanding on the date of such Option Agreement or upon conversion into the Common Stock of the Issuer of any convertible security of the Issuer outstanding on the date of such Option Agreement), the number of shares of Common Stock of the Issuer subject to the MFS Merger Stock Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock of the Issuer previously issued pursuant to such Option Agreement, equals 19.9% of the number of shares of the Common Stock of the Issuer then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the MFS Merger Stock Option.

     In the event that prior to the termination of the Option Agreements, the Issuer enters into an agreement (i) to consolidate with or merge into any person, other than the Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than the Grantee or one of its subsidiaries, to merge into the Issuer with the Issuer as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of the Issuer's common stock are changed into or exchanged for stock or other securities of the Issuer or any other person or cash or any other property, or the outstanding shares of the Issuer's common stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Grantee or one of its subsidiaries, then such agreement shall provide that the applicable MFS Merger Stock Options be converted into, or exchanged for, an option to acquire the number and class of shares or other securities or property the holder of the MFS Merger Stock Options would have received in respect of the Issuer's common stock if the applicable MFS Merger Stock Option had been exercised immediately prior to such consolidation, merger, sale or transfer, on the record date therefor, as applicable.

     The Issuer is required (but not more than once during any calendar year and subject to certain other conditions described in the Option Agreements), if requested by any holder, including the Grantee and any permitted transferee acquiring at least 10% of the shares of the Issuer's common stock represented by the applicable MFS Merger Stock Options (a "Selling Shareholder"), as expeditiously as possible to prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of the Issuer's common stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the MFS Merger Stock Options in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, and the Issuer is required to use its best efforts to qualify such shares or other securities for sale under applicable state securities laws, subject to certain exceptions. The Selling Shareholder also has the right, subject to certain conditions, as described in the Option Agreements, to include the Selling Shareholder's shares in certain underwritten public offerings of the Issuer's common stock by the Issuer after the exercise of the MFS Merger Stock Options. Except where applicable state law prohibits such payments, the Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses, legal expenses, including the reasonable fees and expenses of one counsel to the holders whose shares issued pursuant to the MFS Merger Stock Options are being registered (not to exceed $15,000), printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if the Issuer so desires or the underwriters so require and the reasonable fees and expenses of any necessary special experts), in connection with each registration described above.

     The Issuer also is required to indemnify the Selling Shareholder, and each underwriter thereof, including each person who controls such Selling Shareholder or underwriter, in connection with any registration pursuant to the respective Option Agreement against all expenses, losses, claims, damages and liabilities caused by any untrue or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular or any preliminary prospectus, or caused by any omission, or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such expenses, losses, claims, damages or liabilities are caused by an untrue statement or alleged untrue statement that was included by the Issuer in reliance upon and in conformity with, information furnished in writing to the Issuer by such indemnified party expressly for use therein, in which instance, such Selling Shareholder agrees to indemnify the Issuer.

     The Option Agreements are intended to increase the likelihood that the MFS Merger will be consummated in accordance with the terms set forth in the MFS Merger Agreement. Consequently, certain aspects of the Option Agreements may have the effect of discouraging persons who might now, or prior to the MFS Closing Date, be interested in acquiring all of, or a significant interest in, the Issuer from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to stockholders of MFS which would have a higher current market price than the shares of WorldCom Capital Stock to be received for each share of the MFS Capital Stock pursuant to the MFS Merger Agreement or to pay any consideration to shareholders of WorldCom which would have a value greater than the value of the shares of WorldCom Common Stock upon consummation of the MFS Merger.

MANAGEMENT OF WORLDCOM FOLLOWING THE MFS MERGER

     Pursuant to the terms of the MFS Merger Agreement, and subject to the consummation of the MFS Merger, WorldCom has agreed to cause the WorldCom Board of Directors as of the MFS Closing Date to consist of an odd number of directors, with MFS being entitled to designate one less director than WorldCom. As of the date hereof, WorldCom's Board of Directors is composed of 12 directors. It is anticipated that as of the MFS Closing Date the WorldCom Board of Directors will be composed of 15 directors and that Carl J. Aycock, Max E. Bobbitt, Bernard J. Ebbers, Francesco Galesi, Stiles A. Kellett, Jr., John A. Porter, and Scott D. Sullivan will continue to serve, and that Clyda Stokes Rent will be appointed to serve, as directors of WorldCom. MFS has announced its intent to designate R. Douglas Bradbury, James Q. Crowe, Richard
R. Jaros, David C. McCourt, Walter Scott, Jr., John W. Sidgmore and Michael B. Yanney as directors of WorldCom. If, prior to MFS Closing Date, any of the persons named by either WorldCom or MFS to serve on the Board of Directors as of the MFS Closing Date declines or is unable to serve as a director, the party that designated such individual may name a replacement to become a director. The directors of WorldCom will be elected annually.

     The following table sets forth information as to the persons who are expected to serve as directors of WorldCom following the MFS Merger:

NAME AND YEAR FIRST BECAME A DIRECTOR            BUSINESS EXPERIENCE DURING
  OF WORLDCOM OR MFS, AS APPLICABLE    AGE  PAST FIVE YEARS AND OTHER INFORMATION
-------------------------------------  ---  -------------------------------------
Carl J. Aycock, 1983                   47   Director of WorldCom since 1983.
                                            Mr. Aycock served as Secretary of
                                            WorldCom from 1987 to 1995 and was
                                            the Secretary and Chief Financial
                                            Officer of Master Corporation, a
                                            motel management and ownership
                                            company, from 1989 until 1992.
                                            Subsequent to 1992, Mr. Aycock has
                                            been self employed as a financial
                                            administrator.

Max E. Bobbitt, 1992                   51   Director of WorldCom since December
                                            1992.  Mr. Bobbitt was a director of
                                            Advanced Telecommunications
                                            Corporation ("ATC") until its merger
                                            with WorldCom in December 1992 (the
                                            "ATC Merger").  Mr. Bobbitt held
                                            various positions including
                                            President and Chief Operating
                                            Officer and director of ALLTEL
                                            Corporation, a telecommunications
                                            company, from 1970 until his
                                            retirement in January 1995.

R. Douglas Bradbury, 1994              45   Chief Financial Officer of MFS since
                                            January 1992, Executive Vice
                                            President since August 1995, Senior
                                            Vice President from September 1992
                                            to August 1996 and a Director since
                                            August 1994.  Previously, Mr.
                                            Bradbury was Senior Vice President -
                                            Corporate Affairs for MFS Telecom,
                                            Inc. ("MFS Telecom").  Before
                                            joining MFS in 1988, he was
                                            Executive Vice President and Chief
                                            Operating Officer at American
                                            Pioneer Telephone, Inc., a regional
                                            long-distance carrier based in
                                            Orlando, Florida, and a Vice
                                            President of Manufacturers Hanover
                                            Trust Company New York City and
                                            Milan, Italy.  As of June 21, 1996,
                                            Mr. Bradbury reported beneficial
                                            ownership of 278,609 shares of MFS
                                            Common Stock (including 259,210
                                            shares purchasable upon exercise of
                                            stock options) and 3,537 shares of
                                            MFS Series B Preferred Stock.

NAME AND YEAR FIRST BECAME A DIRECTOR            BUSINESS EXPERIENCE DURING
  OF WORLDCOM OR MFS, AS APPLICABLE    AGE  PAST FIVE YEARS AND OTHER INFORMATION
-------------------------------------  ---  -------------------------------------
James Q. Crowe, 1988                   46   Chief Executive Officer and Chairman
                                            of the Board of MFS.  Mr. Crowe has
                                            been the Chief Executive Officer of
                                            MFS since its inception, has served
                                            as Chairman of the Board of MFS
                                            since 1988 and Chief Executive
                                            Officer since November 1991 and was
                                            President of MFS (January 1988 -
                                            June 1989 and April 1990 - January
                                            1992).  As of June 21, 1996, Mr.
                                            Crowe reported beneficial ownership
                                            of 1,464,846 shares of MFS Common
                                            Stock (including 997,220 shares
                                            purchasable upon exercise of stock
                                            options and 83 shares held in trusts
                                            for family members) and 87,389
                                            shares of MFS Series B Preferred
                                            Stock.

Bernard J. Ebbers, 1983                55   Chief Executive Officer and
                                            President of WorldCom.  Mr. Ebbers
                                            has been President and Chief
                                            Executive Officer since April 1985
                                            and has served as director of
                                            WorldCom since 1983.

Francesco Galesi, 1992                 66   Director of WorldCom since December
                                            1992.  Mr. Galesi was a director of
                                            ATC until the ATC Merger.  He is the
                                            Chairman and Chief Executive Officer
                                            of the Galesi Group, which includes
                                            companies engaged in distribution,
                                            manufacturing, real estate and
                                            telecommunications.

NAME AND YEAR FIRST BECAME A DIRECTOR            BUSINESS EXPERIENCE DURING
  OF WORLDCOM OR MFS, AS APPLICABLE    AGE  PAST FIVE YEARS AND OTHER INFORMATION
-------------------------------------  ---  -------------------------------------
Richard R. Jaros, 1992                 44   Director of MFS since January 1992.
                                            He was the Chairman of the Board of
                                            CalEnergy Company, Inc. ("CEC"), a
                                            geothermal energy producer, from
                                            April 1993 to April 1994, and the
                                            President and Chief Operating
                                            Officer from January 1992 until
                                            April 1993.  Mr. Jaros has been an
                                            Executive Vice President of Peter
                                            Kiewit Sons', Inc. ("PKS") since
                                            June 1993 and Chief Financial
                                            Officer since September 1995, and
                                            was a Vice President of PKS from
                                            September 1990 to August 1992. Mr.
                                            Jaros has been President of Kiewit
                                            Diversified Group Inc. ("KDG") since
                                            July 1996 and was a Vice President
                                            from 1986 to 1990.  Mr. Jaros is
                                            director of PKS, KDG, RCN
                                            Corporation, a wholly owned
                                            subsidiary of KDG ("RCN"), CEC,
                                            C-TEC Corporation ("C-TEC"), United
                                            Infrastructure Company and Megacable
                                            S.A. de C.V.  As of June 21, 1996,
                                            Mr. Jaros reported beneficial
                                            ownership of 355,760 shares of MFS
                                            Common Stock and 67,522 shares of
                                            MFS Series B Preferred Stock
                                            (including 5,483 shares of MFS
                                            Common Stock and 1,303 shares of MFS
                                            Series B Preferred Stock held in
                                            trusts for children).

Stiles A. Kellett, Jr., 1981           52   Director of WorldCom since 1981.
                                            From 1978 to January 1996, Mr.
                                            Kellett served as Chairman of the
                                            Board of Directors of Convalescent
                                            Services, Inc., a long-term health
                                            care company in Atlanta, Georgia.
                                            He serves as director of Frederica
                                            Bank & Trust Company, St. Simons
                                            Island, Georgia and Mariner Health
                                            Group, Inc., New London,
                                            Connecticut.

David C. McCourt, 1992                 39   Director of MFS since January 1992
                                            and Chairman of the Board and Chief
                                            Executive Officer of C-TEC since
                                            October 1993.  Mr. McCourt is also
                                            the President and Chief Executive
                                            Officer, as well as a director of
                                            RCN.  He has been a director of MFS
                                            Telecom from July 1990 to October
                                            1992 and a director and President of
                                            Metropolitan Fiber Systems/McCourt,
                                            Inc., a subsidiary of MFS Telecom,
                                            since 1988.  As of June 21, 1996,
                                            Mr. McCourt reported beneficial
                                            ownership of 21,808 shares of MFS
                                            Common Stock (including 5,000 shares
                                            by his spouse) and 977 shares of MFS
                                            Series B Preferred Stock.

NAME AND YEAR FIRST BECAME A DIRECTOR            BUSINESS EXPERIENCE DURING
  OF WORLDCOM OR MFS, AS APPLICABLE    AGE  PAST FIVE YEARS AND OTHER INFORMATION
-------------------------------------  ---  -------------------------------------
John A. Porter, 1988                   52   Vice Chairman of the Board of
                                            WorldCom since September 1993.
                                            Served as Chairman of the Board of
                                            Directors of WorldCom from 1988
                                            until September 1993.  From May 1995
                                            to the present, Mr. Porter has
                                            served as Chairman of the Board of
                                            Directors and Chief Executive
                                            Officer of Industrial Electric
                                            Manufacturing, Inc., a manufacturer
                                            of electrical power distribution
                                            products.  Mr. Porter also serves as
                                            Chairman of the Board of Directors
                                            of Phillips & Brooks/Gladwin, Inc.,
                                            a manufacturer of pay telephone
                                            enclosures and equipment and is also
                                            a director of Uniroyal Technology
                                            Corporation and Intelligent
                                            Electronics, Inc.  Mr. Porter is
                                            President and sole shareholder of
                                            P.M. Restaurant Group, Inc., which
                                            filed for protection under Chapter
                                            11 of the U.S. Bankruptcy Code in
                                            March 1995.

Clyda Stokes Rent, Ph.D.               54   President of Mississippi University
                                            for Women since 1989.  Dr. Rent is a
                                            director of Trustmark National Bank
                                            and the American Association of
                                            State Colleges and Universities.

Walter Scott, Jr., 1992                65   Director of MFS since January 1992.
                                            He has been the Chairman of the
                                            Board and President of PKS for more
                                            than the last five years.  He also
                                            is a director of Berkshire Hathaway,
                                            Inc., Burlington Resources Inc.,
                                            CEC, ConAgra, Inc., First Bank
                                            System, Inc. and Valmont Industries,
                                            Inc.  Mr. Scott is also a director
                                            of KDG, RCN, and C-TEC.  As of June
                                            21, 1996, Mr. Scott reported
                                            beneficial ownership of 9,458,548
                                            shares of MFS Common Stock and
                                            1,772,173 shares of Series B
                                            Preferred Stock (including 34,772
                                            shares of MFS Common Stock and
                                            12,991 shares of MFS Series B
                                            Preferred Stock held in trust).

NAME AND YEAR FIRST BECAME A DIRECTOR            BUSINESS EXPERIENCE DURING
  OF WORLDCOM OR MFS, AS APPLICABLE    AGE  PAST FIVE YEARS AND OTHER INFORMATION
-------------------------------------  ---  -------------------------------------
John W. Sidgmore, 1996                 45   President and Chief Operating
                                            Officer of MFS since August 1996 and
                                            a director of MFS since October
                                            1996.  Mr. Sidgmore was President,
                                            Chief Executive Officer and a
                                            director of UUNET from June 1994
                                            through August 1996.  Mr. Sidgmore
                                            has been Chief Executive Officer and
                                            a director of UUNET since August
                                            1996.  From 1989 to 1994, Mr.
                                            Sidgmore was President and Chief
                                            Executive Officer of CSC Intelicom,
                                            a telecommunications software
                                            company.  Mr. Sidgmore is a director
                                            of Saville Systems PLC, a provider
                                            of billing software for the
                                            telecommunications industry.  As of
                                            June 21, 1996, Mr. Sidgmore reported
                                            beneficial ownership of 2,037,541
                                            shares of MFS Common Stock
                                            (including 386,848 shares subject to
                                            right of repurchase, which expires
                                            as to 13,165 such shares ratably on
                                            a monthly basis through June 30,
                                            1999, and 80,334 shares held in
                                            trust; also includes 16,845 shares
                                            purchasable upon exercise of stock
                                            options).

Scott D. Sullivan, 1996                35   Chief Financial Officer and
                                            Secretary of WorldCom since December
                                            1994 and a director of WorldCom
                                            since March 1996.  From 1992 until
                                            December 1994, Mr. Sullivan served
                                            as Vice President and Assistant
                                            Treasurer of WorldCom.  From 1989
                                            until 1992, Mr. Sullivan served as
                                            an executive officer of two
                                            long-distance companies, including
                                            ATC.  From 1983 to 1989, Mr.
                                            Sullivan served in various
                                            capacities with KPMG Peat Marwick
                                            LLP.

Michael B. Yanney, 1993                61   Director of MFS since March 1993.
                                            Mr. Yanney has been the Chairman and
                                            Chief Executive Officer of America
                                            First Companies L.L.C., Omaha,
                                            Nebraska, since 1984.  Mr. Yanney
                                            also serves as a director of
                                            Burlington Northern Santa Fe
                                            Corporation, C-TEC, Lozier
                                            Corporation, Forest Oil Corporation,
                                            Freedom Communications, Inc.,
                                            Mid-America Apartment Communities,
                                            Inc., and PKS Information Services,
                                            Inc. and was formerly a director of
                                            Freddie Mac and Durham Resources,
                                            Inc.  As of June 21, 1996, Mr.
                                            Yanney reported beneficial ownership
                                            of 10,146 shares of MFS Common Stock
                                            (including 704 shares by his spouse
                                            and 2,000 shares indirectly owned by
                                            an affiliated company).

     Dr. Rent beneficially owned 400 shares of WorldCom Common Stock as of November 13, 1996. None of the director designees of MFS beneficially owned any shares of WorldCom Common Stock as of such date. Additional information about such persons, other than Dr. Rent, is contained in WorldCom's Proxy Statement for its 1996 Annual Meeting, relevant portions of which are incorporated by reference in this Proxy Statement/Prospectus pursuant to WorldCom's Annual Report on Form 10-K for the year ended December 31, 1995 and MFS' Annual Report on Form 10-K, as amended, for the year ended December 31, 1995. See "Incorporation of Documents by Reference" and "Available Information."

     The following information is provided with respect to John W. Sidgmore, the Chief Executive Officer of UUNET Technologies, Inc. ("UUNET"), a wholly owned subsidiary of MFS which was acquired by MFS in August 1996 through the merger of a wholly owned subsidiary of MFS with and into UUNET (the "Merger"). In May 1994, UUNET entered into an employment agreement with Mr. Sidgmore. Pursuant to the terms of the agreement, Mr. Sidgmore's base salary is $220,000 per year, plus a bonus targeted at $130,000 per year. Mr. Sidgmore received a $200,000 signing bonus in 1994, a $150,00 bonus in July 1995 for the period July 1, 1994 through June 30, 1995, and a bonus of $82,500 in February 1996 for the period July 1 through December 31, 1995. If UUNET terminates Mr. Sidgmore's employment without cause, he will receive severance payments totaling $300,000. UUNET granted to Mr. Sidgmore options to purchase at $0.16 per share 1,244 shares of UUNET Common Stock pursuant to the employment agreement (which options were exercised and certain of the shares issued remain subject to a right of repurchase, which right lapses over time). In the event of a change in control of UUNET (and subsequently, MFS) or an involuntary termination other than for cause of Mr. Sidgmore's employment by UUNET, UUNET's (and subsequently, MFS') right of repurchase lapses with respect to 50 percent of any of the shares subject to a right of repurchase at the time and such right also lapses over time (the "Repurchase Right").

     Pursuant to option and stock purchase agreements between each of various officers and UUNET, upon consummation of the Merger, the vesting and lapse of repurchase rights accelerated with respect to 50% of (a) unvested options and
(b) outstanding shares issued upon option exercise subject to a right of repurchase, in each case, as of the effective date of the UUNET Merger (the "Effective Date"). If as a result of such acceleration, any officer of UUNET incurred an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 or corresponding provisions of applicable state law, UUNET paid such officer when due to the applicable tax authority an amount (the "Transfer) sufficient to pay (i) the excise tax and (ii) any and all federal, state and local taxes payable with respect to the receipt of the Transfer. The total amount that UUNET paid in connection with all Transfers was approximately $3.6 million. Of such amount, Mr. Sidgmore received a payment from UUNET of $2,182,654.

     In addition, MFS agreed to, or to cause UUNET to, honor in accordance with their terms, all employment, severance and similar agreements to which UUNET or any of its subsidiaries is a party and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under UUNET's benefit plans.

     As of November 6, 1996 and as a result of the UUNET Merger, Mr. Sidgmore beneficially owned 1,984,495 shares of MFS Common Stock, which includes 44,131 of MFS Common Stock held by a trust of which Mr. Sidgmore is the sole trustee, with sole voting and disposition control. Of the 1,984,495 shares of MFS Common Stock, 421,282 shares of MFS Common Stock are held subject to the Repurchase Right, which lapses with respect to 13,164 shares of MFS Common Stock on the last day of each calendar month. In addition, Mr. Sidgmore has an option to purchase 9,776 shares of MFS Common Stock (with an exercise price of $3.38 per share) and an option to purchase 7,067 shares of MFS Common Stock (with an exercise price of $21.80). The option to acquire the 9,776 shares of MFS Common Stock is currently exerciseable and the option to acquire 7,067 shares of MFS Common Stock is exerciseable as of December 31, 2002; provided, however, that if certain performance goals are met, the option will become exerciseable on March 31, 1997.

     Pursuant to the MFS Merger Agreement, following consummation of the MFS Merger, WorldCom will arrange for each employee participating in any benefit plans of MFS or a subsidiary of MFS as in effect on August 25, 1996 to participate in any counterpart benefit plans of WorldCom in accordance with the eligibility criteria of such plans, provided that (a) such participants will receive full credit for years of service with MFS or its subsidiaries prior to the MFS Merger for all purposes for which such service was recognized under the MFS benefit plans, including recognition of service for eligiblity, vesting and, to the extent not duplicative of benefits received under such MFS benefits plans, the amount of benefits, (b) such participants will participate in the WorldCom benefit plans on terms no less favorable than those offered by WorldCom to similarly situated employees of WorldCom, and (c) WorldCom will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing conditions under MFS' benefit plans) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents. WorldCom and MFS have also acknowledged that the MFS Merger and transactions contemplated thereby will be treated as a "change in control" for purposes of certain MFS benefit plans, option agreements and employment agreements and agreed to honor the provisions of any such plans and agreements which relate to a change in control, including the accelerated vesting and/or payment of equity-based awards. Pursuant to the employment agreement of John W. Sidgmore, President and Chief Operating Officer of MFS, approximately 200,000 restricted shares of MFS Common Stock will fully vest as a result of the MFS Merger. WorldCom has agreed, and has agreed to cause its subsidiaries to agree, to take the position that none of the execution of the Merger Agreement, the approval of the Merger Agreement by MFS stockholders or the consummation of the Merger will constitute a change in control of MFS or a change in the ownership of a substantial portion of the assets of MFS within the meaning of Section 280G of the Code and has agreed that it will not withhold from any amounts payable to any MFS employee by reason of consummation of the Merger any amounts in respect of the excise tax described in Setion 4999 of the Code unless such position ceases to be supported by a good faith interpretation of relevant tax authority as a result of a change in such relevant authority which occurs after August 25, 1996.

     Certain members of the MFS Board of Directors who are also executive officers of MFS and other executive officers of MFS are the holders of MFS Outperformance Options. The members of the MFS Board of Directors were aware that the MFS Outperformance Options, as well as the other MFS Options held by these individuals, could appreciate in value as a result of the announcement of the execution of the Merger Agreement. As of November 11, 1996, Messrs. Bradbury, Crowe and Sidgmore held 52,500, 200,000 and 25,000 MFS Outperformance Options, respectively. Such options that are not previously exercised will be cancelled and paid out in the MFS Merger. The value of such options is highly variable, due to the formula by which their value is determined; however, as of November 11, 1996, the value of such options was approximately $6.7 million, $21.3 million and $1.1 million, respectively. The value of such options was approximately $73.6 million for all MFS executive officers and directors as a group.

     WorldCom and MFS are parties to certain interconnection or other services agreements entered into with each other and certain of their affiliates in the ordinary course of their businesses. In fiscal 1995 and the nine months ended September 30, 1996, WorldCom received revenues from MFS of $31.6 million and $31.5 million, respectively, and from UUNET of $7.6 million and $20.6 million, respectively. In fiscal 1994, WorldCom received revenues from MFS of $14.7 million and from UJNET of $0.06 million. In fiscal 1993, it is believed that WorldCom received revenues from MFS of approximately $5.0 million. Each of WorldCom, MFS and UUNET believe that the terms and conditions of such interconnection or other services agreements were no less favorable to WorldCom, MFC or UUNET than those that would have been available to WorldCom, MFS or UUNET in comparable, arm's-length transactions at the date of such agreements.

     Pursuant to the MFS Merger Agreement, WorldCom and MFS have agreed that it is the intent of the parties that membership on the compensation and stock option, audit and nominating committees of the

WorldCom Board of Directors, after the MFS Closing Date, will initially consist of an equal number of designees of WorldCom and MFS.

     The WorldCom Board of Directors has determined to take appropriate action so that as of the MFS Closing Date, Mr. Crowe will be Chairman of the WorldCom Board of Directors and Mr. Ebbers will continue as President and Chief Executive Officer of WorldCom.

BUSINESS OF MFS

     MFS provides facilities-based telecommunications services and systems to business and government. MFS is organized as a holding company and operates through its subsidiaries in two business segments: telecommunications services and network systems integration. MFS provides telecommunications services domestically and internationally in the form of: (i) dedicated special access and private line circuits, local switched service and high speed data communications to large business customers; (ii) single source integrated local and long distance switched services, high speed data communications services and facilities management to medium and small businesses; (iii) local access to long distance companies; and (iv) local access, asynchronous-transfer-mode-based ("ATM-based") backbone service and interconnection via Network Access Points ("NAPs") to Internet service providers.

     MFS provides telecommunications services by utilizing its international network platform, which consists of MFS-owned transmission and switching facilities and network capacity leased from other carriers primarily in the United States and Western Europe.

     On August 12, 1996, MFS acquired UUNET through a merger of a subsidiary of MFS with and into UUNET. UUNET is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services to businesses, professionals and on-line services providers. UUNET provides both dedicated and dial-up Internet access, and other applications and services which include Web server hosting and integration services, client software and security products, training, and network integration and consulting services. MFS estimates that UUNET's customer base included over 35,000 business and professional accounts as of September 30, 1996.

     UUNET makes available to customers a variety of products and services, including Web server hosting and content development services, client software and security products, and training, all of which can be integrated by UUNET through its network integration and consulting services, through a single
source.    UUNET's products and services are supported by a technical staff that is highly experienced in Internet operations and services. UUNET's network operations center monitors traffic across UUNET's network 24 hours per day, seven days per week.

     MFS has contacted 21 LECs to initiate the process of implementing the "co-carrier" provisions of the Telecom Act and has established a co-carrier task force consisting of approximately 100 personnel dedicated to facilitate the negotiation and implementation of co-carrier arrangements with the LECs. Beginning on May 22, 1996, MFS has entered into comprehensive co-carrier agreements with each of Ameritech Corp., Southwestern Bell, Bell Atlantic, NYNEX and Bell South which involve the networks of those companies in the marketing regions within the respective BOC operating territories in which MFS offers telecommunications services. These agreements include, among other items, minimum points of interconnection, an equal, identical and reciprocal rate for termination of local calls, interim number portability with pass-through of terminating compensation, and terms for the availability of unbundled loops. Certain of these agreements also contemplate that loop rates will be set by state regulators through binding arbitration according to a schedule and costing standards defined by the Telecom Act. Interim loop rates have been established in a number of states in arbitration decisions issued in early November 1996. Further proceedings will establish permanent loop rates.

     Initially created to design and build MFS' networks in a high quality and cost-effective manner, MFS Network Technologies provides network systems integration for MFS and third parties which desire to deploy sophisticated networks, including intelligent transportation systems, voice and data networks, interactive distance learning networks, security systems and combined cable television-telephone networks.

     The principal executive offices of MFS are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and its telephone number is (402) 231-3000.

ACQUISITION SUBSIDIARY

     Acquisition Sub is a Washington corporation and a wholly owned subsidiary of WorldCom formed solely for the purpose of consummating the Merger and has engaged in no business activity unrelated to the Merger. The principal executive offices of Acquisition Sub are located at 515 East Amite Street, Jackson, Mississippi 39201-2702.

                           INFORMATION CONCERNING BLT

BUSINESS

     BLT was incorporated as Bottom Line Telecommunications, Inc. in 1989 and adopted the name BLT Technologies, Inc. in October 1995. BLT originally was in the business of reselling long distance telephone service. BLT initially entered the prepaid calling cards business as a complement to its long distance resale business. BLT was an early entrant in the prepaid telecard industry, launching its own brand of prepaid calling cards, TALK 'N TOSS(R), in 1993. Since 1993, BLT has become a leading developer and marketer of prepaid calling cards. With the success of its prepaid calling cards, BLT sold its long distance resale business as of the end of February 1995 in order to focus on developing prepaid debit card systems.

     Today, BLT develops and markets a variety of prepaid services. The most widespread application of BLT's prepaid service offerings has been in connection with its TALK 'N TOSS(R) prepaid phone cards. BLT is also developing other debit card applications. These include an electronic cash card, which will enable cashless purchases at participating retailers, and a Technical Assistance Support Card ("TASCard(TM)"), which provides a method for fee-based technical support for hardware and software providers.

PRODUCTS

     Prepaid Calling Cards. Prepaid calling cards are an alternative to using coins, collect calls or credit cards to make a long distance call. BLT's TALK 'N TOSS(R) prepaid phone cards provide end users with significant savings and convenience over other long distance calling methods when away from the home or office. BLT's telecards are available in approximately 21,000 locations nationwide. The telecards can be used from any touch tone phone. All cards feature a flat per-minute rate for domestic calls, with no surcharge and no price differential based on calling distance or time of day. The cards also can be used to make calls from the U.S. to approximately 200 foreign countries.

     The cards are available in private label designs, generic designs and collectors designs. BLT works with major retail accounts to develop private label prepaid calling cards. BLT provides private label calling cards for retailers such as Circle K, 7-Eleven, Food Lion, ARCO/am-pm, Sinclair Oil, Thrifty-Payless, Albertsons, Safeway, Revco and many others.

     Other Products. BLT intends to introduce its electronic cash card in 1997. This card can be used by customers of major retail chains to make cashless purchases and long-distance calls. BLT will receive a per-transaction fee-based on each usage of a card and will be compensated for long distance usage. Another product, the TASCard(TM), provides a method for software and hardware manufacturers to automate caller identification and customer entitlement with respect to technical support services for their products. At this point, BLT provides TASCard services to two companies.

MARKETS

     While prepaid phone cards have been available in Europe since 1975, the first U.S. prepaid phone cards were introduced by AT&T in 1992. In 1993, BLT issued prepaid phone cards for general usage. There are today approximately 400 to 500 providers of prepaid phone cards in the United States. The overwhelming majority of these companies are small operations. BLT believes that only about ten companies process more than 10,000 calls per day and that only four (MCI, Sprint, WorldCom and BLT) currently process more than 100,000 calls per day.

     The wholesale prepaid phone card industry has grown in the U.S. from an estimated $12 million in 1992 to a projected $700 million in calendar 1996. The total U.S. long distance telephone market represents about $65 billion of long distance calls. The large long distance carriers such as AT&T, MCI, Sprint and WorldCom dominate this market. About 20% of the overall market consists of calls with surcharges: calling card calls, hotel-billed calls, collect calls and direct dialed calls from pay phones. Prepaid calling cards offer end-users substantial savings in long-distance charges as compared to calls with surcharges.

     Demand for prepaid calling cards is driven by end-users who either lack access to alternative methods of long distance calling or recognize the cost savings and convenience offered by prepaid calling cards. BLT has identified the following groups as some of the users of its prepaid calling cards: business and vacation travelers, truck drivers, college students, military personnel and low income persons who have limited access to long distance services from residential phones.

TECHNOLOGY

     BLT provides its services through databases that reside on BLT's computer systems. These databases are accessible via telephone or high speed data networks and are capable of simultaneously updating large volumes of transactions on a real-time basis.

     BLT is investing approximately $3,000,000 in an extensive upgrade to its current technology platform. BLT's new computer system will merge computer telephony integration ("CTI"), interactive voice response, and remote database processing techniques. The new technology platform will provide increased capacity and improved operation support for BLT's delivery of its services. The new CTI system was originally scheduled for operation in June 1996, but BLT experienced a number of delays in the system's implementation. The installation, testing and operation of BLT's new CTI system, with the new system carrying at least 25% of BLT's prepaid phone card traffic, is a condition to WorldCom's obligations under the Merger Agreement to consummate the Merger. BLT believes that this condition will be satisfied in November 1996.

STRATEGY

     BLT's strategy has been to dominate retail distribution for prepaid calling cards by maintaining a strong retail focus, aggressively pursuing wide distribution through major retail accounts, mid-sized to small retailers, vending machines and financial institutions. BLT intends to improve current prepaid calling card services by adding enhanced services such as voice and fax mail and other gateway processing services which allow users to access informational services such as weather reports and stock quotes. BLT also intends to develop new service applications for its prepaid service technology, beginning with the electronic cash card and TASCard applications.

PROPERTIES

     BLT's headquarters are located in offices of approximately 12,000 square feet at 610 Esther Street, Vancouver, Washington. BLT leases the space from a shareholder and director of BLT pursuant to a written memorandum of lease. The lease expires March 31, 1997 and there are four six-month renewal options. BLT's warehousing and shipping/receiving functions are located in approximately 15,000 square feet of space that BLT leases at 615 W. 6th Street, Vancouver, Washington. The lease expires in October 1998 and there is a three-year renewal option. BLT's information technology organization and customer service staff are located in approximately 11,000 square feet of a building owned by BLT located at 11035 NE Sandy Boulevard, Portland, Oregon. The property is subject to a first mortgage lien in favor of Western Bank and Western Service Co.

LEGAL PROCEEDINGS

     In March 1996, two complaints were filed in California Superior Court concerning the manner in which BLT and other prepaid phone card providers subtract time from prepaid calling cards. The complaints allege that the practice of phone card companies rounding up each call on a card to the nearest minute should be disclosed in the cards, packaging and that failure to fully disclose this practice amounts to an "unfair or fraudulent business practice." The complaints were filed by residents of California as "private attorneys general" under a provision of the California Business and Professions Code. In one complaint, BLT and Southland Corporation were named as defendants, and BLT has agreed to indemnify Southland in respect of costs and losses in the case. In the other complaint, BLT was not named as a defendant, but BLT has agreed to indemnify the defendant, Longs Drug Stores, in respect of costs and losses in the case. Both complaints seek equitable relief requiring the defendants to revise their packaging, conduct an information campaign concerning the rounding practice and disgorge profits. The two cases were consolidated on June 4, 1996. In October 1996, a ruling dismissing the case was issued by the California Superior Court. However, the plaintiffs have filed a motion for reconsideration of the ruling. The motion for reconsideration is still pending.

     In April 1996, SmartTel Communications, Inc. filed a complaint in Massachusetts Superior Court alleging among other things, breach of contract in connection with a promotion done with Philip Morris in 1993. This action has been removed to U.S. District Court for the District of Massachusetts. BLT believes that it has meritorious defenses to the plaintiff's claims and intends to defend the litigation vigorously.

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of BLT, their respective ages and positions held are as follows:


Name                   Age  Position with Company
----                   ---  ---------------------
Thomas J. Holce        67   Chairman, Chief Executive Officer and Director
Edward Pietz           75   Director
William E. Colson      55   Director
John Skimas            65   Director
Gary R. Maffei         51   Director
Robert A. Sternberg    53   President and Chief Operating Officer
Milton D. Mittelstedt  54   Vice President of Finance and Chief Financial
                            Officer
Robert S. Wiggins      38   Vice President of Corporate Development and General
                            Counsel
Steven D. Martin       48   Vice President of Information Technology and
                            Operations
William M. Schultz     47   Vice President of Sales & Marketing -- Financial
                            Division
Edward Koppen          61   Vice President and President, Automatic
                            Merchandising Group

BUSINESS EXPERIENCE

     Thomas J. Holce is BLT's Chairman and Chief Executive Officer. Mr. Holce became the Chief Executive Officer of BLT in June 1994. Prior to joining BLT, Mr. Holce ran Holce Investments.

     Edward Pietz is President and owner of E.P. Enterprises, a real estate development and holding company. Mr. Pietz is a founder and former operator of the Red Lion Hotels, Inc. (formerly Red Lion Inns, Inc.).

     William E. Colson is the President of Holiday Retirement Corporation, which is the largest operator in America of rental retirement housing.

     John Skimas was appointed to the Washington State Superior Court in 1971 and retired in 1992. He is currently engaged in an arbitration and mediation practice.

     Gary R. Maffei is Vice President of Merlo Corporation and Vice President of the Harry A. Merlo Foundation.

     Robert A. Sternberg has served as President and Chief Operating Officer of BLT since 1993. Prior to joining BLT, Mr. Sternberg was President and CEO of TRT Communications, Inc.

     Milton D. Mittelstedt has served as BLT's Vice President of Finance and Chief Financial Officer since 1995. Prior to joining BLT, Mr. Mittelstedt was a partner at Deloitte & Touche LLP.

     Robert S. Wiggins has served as Vice President and General Counsel of BLT since January 1996. From 1989 until joining BLT, Mr. Wiggins practiced corporate law as a partner of Stoel Rives LLP in Portland, Oregon.

     Steven D. Martin has been Vice President of Information Technology and Operations of BLT since March 1994. Prior to joining BLT, Mr. Martin was acting Director of Product Marketing at Sequent Computer Systems. From January 1983 to June 1986 Mr. Martin was Vice President of Research and Development for Automated Data Processing.

     William M. Schultz has served as BLT's Vice President of Sales and Marketing -- Financial Institutions Group since July 1995. Prior to joining BLT, Mr. Schultz was Senior Vice President of National City Processing Company. From 1980 to 1983 Mr. Schultz was Vice President of U.S. Banking at First National Bank of Louisville, Kentucky.

     Edward Koppen is BLT's Vice President and President of Automatic Merchandising Group. Before joining BLT in March 1994, Mr. Koppen was Group Vice President at Estey Corporation.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of BLT Common Stock as of November 15, 1996 by (i) each current director and executive officer of BLT, (ii) all current directors and executive officers of BLT as a group and (iii) each person or group of persons known by BLT to beneficially own more than 5% of the outstanding shares of BLT Common Stock.

NAME                                      SHARES(1)    PERCENT
----                                      ---------    -------
Thomas J. Holce                         1,361,000(2)      21.4
Edward Pietz                              698,250(3)      11.2
William E. Colson                          46,675(4)         *
John Skimas                                22,500            *
Gary R. Maffei                             40,000            *
Robert A. Sternberg                       212,500(5)       3.3
Milton Mittelstedt                         50,000(6)         *
Robert S. Wiggins                          50,000(7)         *
Steven D. Martin                           89,000(8)       1.4
William M. Schultz                         50,000(9)         *
Edward Koppen                              76,500(10)      1.2

All directors and executive officers    2,696,425(11)     39.3
of the Company as a group (12 persons)

Henry Hilman, Jr.                         500,000          7.8
1331 NW 17th Ave.
Portland, OR 97209

---------
 *   Less than 1%

(1) To the knowledge of BLT, shares are held directly with sole voting and dispositive power except as otherwise indicated. Shares issuable pursuant to outstanding stock options that are currently exercisable or become exercisable within 60 days of the date of this table are considered outstanding for the purpose of calculating the percentage of BLT Common Stock owned by such person, but not for the purpose of calculating the percentage of BLT Common Stock owned by any other person.

(2) Does not include 39,850 shares of BLT Common Stock held by members of Mr. Holce's family, as to which Mr. Holce disclaims beneficial ownership.

(3) Does not include 322,500 shares of BLT Common Stock held by members of Mr. Pietz' family, as to which Mr. Pietz disclaims beneficial ownership.

(4)  Includes 10,000 shares subject to options that are currently exercisable.

(5) Includes 187,500 shares subject to options that are currently exercisable.

(6)  Includes 50,000 shares subject to options that are currently exercisable.

(7)  Includes 25,000 shares subject to options that are currently exercisable.

(8)  Includes 74,000 shares subject to options that are currently exercisable.

(9)  Includes 50,000 shares subject to options that are currently exercisable.

(10) Includes 74,000 shares subject to options that are currently exercisable.

(11) Includes 470,500 shares subject to options that are currently exercisable.


DESCRIPTION OF BLT CAPITAL STOCK AND OPTIONS

     The authorized capital stock of BLT consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

     Common Stock. As of November 15, 1996 there were 6,396,397 shares of BLT Common Stock outstanding held of record by approximately 178 shareholders. There is no public trading market for BLT Common Stock. Holders of BLT Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and may not cumulate votes for the election of directors. Holders of BLT Common Stock are also entitled to receive ratably such dividends as may be declared by the Board of Directors of BLT out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. BLT has not paid any cash dividends on the BLT Common Stock during the last three years. BLT's existing credit facility prohibits the payment of cash dividends on the BLT Common Stock without the prior consent of the lender. It is the current policy of the Board of Directors of BLT to retain any earnings for operations and to expand its business.

     In the event of the liquidation, dissolution or winding up of BLT, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding BLT Preferred Stock. Holders of BLT Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of BLT Common Stock are fully paid and nonassessable.

     Preferred Stock. The BLT Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of BLT Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences, sinking fund terms and the number of shares constituting any series. The potential issuance of BLT Preferred Stock may adversely affect the market price of, and the voting and other rights of the holders of BLT Common Stock. There is no BLT Preferred Stock outstanding, and BLT has no plans to issue shares of Preferred Stock.

     Option Plan. BLT's 1994 Stock Option Plan (the "Plan") provides for the issuance of up to 1,250,000 shares of BLT Common Stock. The Plan permits grants of incentive stock options and nonqualified stock options. Incentive stock options may be granted only to individuals who, at the time the option is granted, are employees of BLT. Nonqualified stock options may be granted to employees, officers and directors of BLT. The Plan is administered by the audit committee of the Board of Directors of BLT. Options are granted at exercise prices of not less than fair market value of BLT Common Stock on the date of grant as determined by the BLT Board of Directors or the audit committee. Subject to certain exceptions, and unless a shorter time is specified, options under the Plan have a term of 10 years and vest 1/3 at a time at the end of each of the first three years after the date of grant. The Plan provides for termination of options upon termination of an optionee's relationship with BLT or a related company, subject to certain rights to exercise vested options in the event that termination is for other than cause. Options to purchase 798,000 shares of BLT Common Stock were outstanding as of October 31, 1996. As a result of approval of the Merger by the BLT Board of Directors, all outstanding options have become fully vested and exercisable under the terms of the Plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     The following discussion should be read in conjunction with BLT's Financial Statements and the related Notes thereto included elsewhere in this Proxy Statement/Prospectus. See "Index to BLT Financial Statements."

     OVERVIEW

     BLT was incorporated as Bottom Line Telecommunications, Inc. in 1989 and adopted the name BLT Technologies, Inc. in October 1995. Prior to March 1993 BLT's main business was to attract customers to a network service program it had developed with the Hertz Corporation ("The Hertz Program"). In March 1993 BLT expanded its business to include the development of a prepaid phone card product to complement its long distance resale business. BLT was an early entrant in the prepaid telecard industry, launching its own brand of prepaid calling cards, TALK 'N TOSS(R) in 1993. Since 1993, BLT has become a leading developer and marketer of prepaid calling cards. BLT sold its long distance resale business in early 1995 to focus on developing prepaid debit card systems and marketing prepaid calling cards.

     LIQUIDITY AND CAPITAL RESOURCES

     BLT has funded operations primarily from cash generated by operations, issuance of common stock and borrowings under its debt agreements. BLT's operating activities generated net cash of $3,522,218 in the fiscal year ended May 31, 1996, used net cash of $4,359 in the fiscal year ended May 31, 1995 and generated net cash of $801,070 in the seventeen month period ended May 31, 1994. The Hertz Program was a high profit business and enabled BLT to finance the development of the prepaid phone card product during the seventeen month period ended May 31, 1994, as it generated gross profit of $2,693,333.

     Common Stock. In September 1996 certain holders of BLT stock options elected to exercise their options and BLT obtained an equity infusion of $1,414,500, plus a non-cash associated tax benefit of $191,622. BLT issued common stock to shareholders for cash of $968,750 and $719,000 during the fiscal year ending May 31, 1995 and the seventeen month period ended May 31, 1994.

     Line of Credit and Term Loans. In October 1995, BLT entered into a Loan and Security Agreement ("the Agreement") with Silicon Valley Bank. As of August 31, 1996, the Agreement, as amended, comprises a line of credit facility ("Line of Credit") of $1,500,000 and term loan facilities of $3,000,000. Any amounts outstanding under the Agreement are collateralized by all current and future accounts, inventory, equipment and intangibles of BLT.

     As of August 31, 1996, there were no amounts outstanding under the Line of Credit. Amounts borrowed under the Line of Credit bear interest at prime plus 1.5% (9.75%).

     As of August 31, 1996, the amount outstanding under the term loan facilities was $1,815,834. The term loan facilities bear annual interest at prime plus 1.5%-2% (9.75%-10.25%) and are repayable in monthly installments over a four year period.

     BLT has negotiated a commitment from Silicon Valley Bank for a new line of credit facility for $6,000,000 and an additional term loan for $2,000,000. Interest rates under the commitment will be prime plus 1%. The line of credit will expire October 6, 1997 and the term loan will mature April 2001.

     Promissory Notes Payable. In December 1995, BLT entered into a Business Loan Agreement ("the Loan Agreement") with Western Bank and its affiliate, Western Services Co. to finance the purchase of land and a building in Portland, Oregon. As of August 31, 1996, the Loan Agreement, as amended, comprises two promissory notes. BLT has borrowed $880,000 for the land and building purchase and $150,000 for improvements under the Loan Agreement as of August 31, 1996. The amounts outstanding under the Loan Agreement are collateralized by a deed of trust, a second mortgage and an assignment of all rents on the property.

     At August 31, 1996 the amounts outstanding under the mortgage and improvement loan were $874,770 and $147,500, respectively. Amounts borrowed under the Loan Agreement bear interest at 8% and prime plus 1/2% for the land and building note and improvement loan, respectively; amounts borrowed will be repaid over a five year period with a final balloon payment on maturity.

     Commitments. In 1996, BLT contracted with NorTel to develop a new system for processing its customers' long distance calls and other applications. This Computer Telephony Integrated system ("the CTI System") began processing calls in October 1996. BLT has an obligation to pay the supplier approximately $1,200,000 upon acceptance of the CTI System, subject to downward adjustments for changes in the contracted delivery dates. BLT will also continue to incur other expenditures to continue the development and further enhancements of the CTI System.

     In April 1995, BLT entered into a service contract with its primary access carrier, MCI Telecommunications Corporation (MCI). BLT has agreed for the first 24 months to use MCI to carry 80 percent of its long distance and committed to monthly usage of $1 million of service, with additional subcommitments for specific services offered by MCI. The agreement is effective for 36 months. If BLT terminates the agreement or if termination of the agreement is due to BLT's material breach, BLT must pay MCI 15 percent of the difference between BLT's remaining actual monthly usage and the total of all monthly commitments. BLT may terminate the agreement without termination charges once BLT's cumulative monthly billings under the agreement equal or exceed $50 million.

     BLT has entered into a commitment with IMCO Manufacturing Inc. to acquire additional vending machines for the use in the distribution of its TALK 'N TOSS(R) prepaid phone cards in various customer locations. During the three month period ended August 31, 1996, BLT acquired vending machines at a cost of approximately $203,000. BLT is committed to acquire additional vending machines at a total remaining cost of approximately $1,000,000 as of August 31, 1996.

     FINANCIAL CONDITION

     Prior to the fiscal year ended May 31, 1995, BLT had experienced financial difficulties and numerous organizational changes, which limited its ability to raise the necessary capital to fully develop its telephone network and additional markets of its prepaid phone card product. The equity infusions discussed previously and the positive net income posted in the fiscal year ended May 31, 1996 enabled BLT to turn its shareholders' deficit of $853,633 as of May 31, 1994 into shareholders' equity of $1,044,234 as of August 31, 1996.

     BLT believes that the funds anticipated to be generated from operations and the Silicon Valley Bank financing, will be sufficient to finance BLT's operations for the next 18 months.

     RESULTS OF OPERATIONS

     Since BLT's entry into the prepaid calling card market in 1993, revenues have continued to increase. Since the period ended May 31, 1994 TALK 'N TOSS(R) card revenues have increased over 10 times from $3,504,402 to $36,723,826 for the latest fiscal year ended May 31, 1996. BLT believes this growth is attributable to customers' acceptance of BLT's services and products, management's marketing strategy and a strong retail distribution channel.

     BLT's TALK 'N TOSS(R) card revenues originates from BLT and co-branded phone card sales through grocery stores, convenience stores, drug stores, vending machine locations and other retail outlets.

     Under sales agreements with the majority of retailers, BLT sells cards to the retailer at a set price with normal credit terms. BLT generally invoices the retailer upon shipment, recognizing deferred revenue. BLT recognizes revenue and reduces the deferred revenue account as the customers utilize calling time. BLT believes that its policy of recognizing revenue at the time its products and services are used by the customer rather than upon sale to retailers is a conservative method of revenue recognition.

     BLT learned that one customer will not renew its contract in December 1996. The loss of sales, starting in January 1997, is expected to have a material impact on future card revenues. BLT expects in the normal course of business to replace the lost customer with new accounts.

     BLT's cost of services consists primarily of the cost of providing the long distance service, telecommunication taxes, commissions due agents and the cost of manufacturing and delivering the cards. The cost of providing long distance service represents access charges to the carriers that provide minutes of long distance over their networks and the services associated with BLT's product. BLT expects its cost of revenue as a percentage of sales to decrease in the future due to the development of the CTI System which will enable BLT to deploy "least cost routing" and take advantage of more economical carrier rates for certain calling traffic. Telecommunication taxes are incurred based on customer usage of long distance minutes which are processed through BLT's systems. BLT pays commissions to its agents based on sales to retailers.
These commissions are deferred and amortized into expense based on minutes used by the customer.

     Selling, general and administrative expenses consist primarily of salaries and related benefits, advertising costs and professional fees. Advertising costs consist primarily of co-op advertising and Manufacturers Development Funds ("MDF"). Under the typical co-op advertising program, BLT matches advertising expenditures by retailers to promote sales of BLT services. The amount of funds BLT matches through its co-op advertising program is based on a percentage of sales of BLT services by retailers. MDF consists of promotional and marketing programs to access shelf space and to promote the retailer's sales of BLT's cards. Advertising expense includes trade advertising, trade show expenses, promotional goods and the costs of providing to retailers BLT's point of purchase merchandising supplies. BLT expects sales and marketing expenses to increase in the future, but expects that sales and marketing expenses as a percentage of revenue will decrease. BLT includes in general and administrative expenses the costs related to the development of BLT's proprietary application and processing software, primarily incurred through outside computer software consulting fees. Other general expenses include occupancy, insurance and other operating expenses. BLT expects general and administrative expenses to increase in the future as it adds the personnel and infrastructure necessary to meet its planned growth in sales, but expects that general and administrative expenses as a percentage of revenue will decrease.

Three Months Ended August 31, 1996 Compared With Three Months Ended August 31, 1995

     Card Revenue. Card revenue increased to $12,214,341 for the three months ended August 31, 1996 from $7,030,452 for the three months ended August 31, 1995. The substantial increase in revenue reflects an increase in usage of BLT services by users of the TALK 'N TOSS(R) card as well as co-branded retail cards, as a result of an increase in the number of retail storefronts and vending locations in which BLT's product is distributed and greater brand awareness and consumer acceptance.

     Commissions Earned. Commissions generated from the Hertz program decreased to $82,872 for the three months ended August 31, 1996 from $194,417 for the three months ended August 31, 1995. BLT expects this revenue source to continue to decrease as the number of customers using the Hertz program decreases. BLT is not actively pursuing new customers as the program no longer has competitive pricing in the long distance market place. The Hertz program contributed gross profit of $53,249 for the three months ended August 31, 1996 and $99,622 for the three months ended August 31, 1995.

     Cost of Services. Cost of services increased to $8,525,473 for the three months ended August 31, 1996 from $5,206,845 for the three months ended August 31, 1995. The increase was primarily attributable to greater use of BLT's services, which increased access costs, commissions, telecommunication taxes and card costs. The gross profit percentage for the three months ended August 31, 1996 was 31% as compared to 28% for the three months ended August 31, 1995. Gross margin increased primarily due to a decrease in access charges. Access costs comprised approximately 77% of cost of service for the three months ended August 31, 1996 compared to approximately 81% for the three months ended August 31, 1995, the decrease is mainly due to better rates obtained from the underlying carrier due to the traffic volume increases experienced by BLT.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $2,951,141 (or 24% of total revenues) for the three months ended August 31, 1996 from $1,636,998 (or 23% of total revenues) for the three months ended August 31, 1995. The increase is primarily due to increased personnel and related costs to handle the increased sales activity, as well as the continued expansion of BLT's marketing activities, which include co-op advertising, MDF and free promotional goods and for computer consulting services incurred to develop software associated with BLT's new CTI System. The increase as a percentage of revenue was due to BLT's continued emphasis on revenue growth through aggressive marketing activities.

     Salaries and related costs were 45% of selling, general and administrative expenses for the three months ended August 31, 1996 as compared to 49% for the three months ended August 31, 1995. The increase in dollar amount was primarily due to the addition of personnel and costs associated with the growth in BLT's business. The decrease as a percentage of revenue was due to increased revenue growth in 1996.

     Expenses for promotional activities, including co-op advertising, MDF and free promotional goods, were 22% of selling, general and administrative expenses for the three months ended August 31, 1996 as compared to 21% for the three months ended August 31, 1995. BLT expects that these expenses will continue to grow to achieve its revenue projections and continue to effectively compete in the industry.

     Legal, accounting and consulting costs as a percentage of total selling, general and administrative expenses increased to 17% for the three months ended August 31, 1996 from 14% for the 1995 period reflecting BLT's development of the CTI System which involved an extensive effort by outside technical consultants and application programmers.

     Interest Expense. Interest expense increased to $62,092 for the three months ended August 31, 1996 from $25,542 for the three months ended August 31, 1995. The increase in interest expense was attributable to BLT's external debt financing funded in October 1995 and December 1995. See "-- Liquidity and Capital Resources."

     Income Taxes. BLT provided income taxes at a rate of 37% and 35% and income tax expenses of $136,250 and $65,500, for the fiscal quarters ended August 31, 1996 and 1995, respectively.

Fiscal Year Ended May 31, 1996 Compared With Fiscal Year Ended May 31, 1995

     Card Revenue. Card revenue increased to $36,723,826 for the fiscal year ended May 31, 1996 from $16,633,104 for the fiscal year ended May 31, 1995. The substantial increase in revenue reflects an increase in usage of BLT services by users of the TALK 'N TOSS(R) card as well as co-branded retail cards, an increase in the number of retail storefronts and vending locations in which BLT's product is distributed and greater brand awareness and consumer acceptance.

     Commissions Earned. Commissions generated from the Hertz program decreased to $596,549 for the fiscal year ended May 31, 1996 from $1,311,859 for the fiscal year ended May 31, 1995. The decrease in these revenues is due to a decrease in the number of customers using the Hertz program. BLT has not actively pursued new customers for this program since it began developing the TALK 'N TOSS(R) prepaid calling program in 1993. The Hertz program contributed gross profit of $357,405 for the fiscal year ended May 31, 1996 and $683,772 for the fiscal year ended May 31, 1995.

     Long Distance Services Revenue. The Company was engaged as a switchless reseller of a long distance company services (the WilTel program). BLT sold its rights to customers and sales agents from the WilTel program in March 1995. The WilTel program generated revenues of $2,287,328 and gross profit of $304,371 in the fiscal year ended May 31, 1995.

     Cost of Services. Cost of services attributed to card revenues increased to $25,570,842 for the fiscal year ended May 31, 1996 from $11,945,975 for the fiscal year ended May 31, 1995. The increase was primarily attributable to greater use of BLT's services, which increased access costs, commissions, telecommunication taxes and card costs. The gross profit percentage for the fiscal year ended May 31, 1996 was 30% as compared to 28% for the fiscal year ended May 31, 1995. Gross margin increased primarily due to a reduction in commissions as 'house' accounts made up more of BLT's sales and lower card and material printing costs were incurred due to higher volumes of print runs offset by an increase in access costs. Access costs comprised approximately 76% of cost of services for the fiscal year ended May 31, 1996 compared to approximately 74% for the fiscal year ended May 31, 1995, the increase is mainly due to more dedicated circuits to increase BLT's processing volumes, additional intrastate access charges, offset by better rates due to the traffic volume increases experienced by BLT.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $9,291,047 (or 25% of total revenues) for the fiscal year ended May 31, 1996 from $6,550,719 (or 32% of total revenues) for the fiscal year ended May 31, 1995. The increase in dollars spent is primarily due to increased personnel and related costs to handle the increased sales activity, as well as the continued expansion of BLT's marketing activities, which include co-op advertising, MDF and free promotional goods. The decrease as a percentage of revenue was due to BLT's ability to take advantage of economies of scale.

     Salaries and related costs remained at 45% of selling, general and administrative expenses for the fiscal years ended May 31, 1996 and 1995. The increase in dollar amount was primarily due to the addition of personnel and costs associated with the growth in BLT's business.

     Expenses for promotional activities, including co-op advertising, MDF and free promotional goods, were 21% of selling, general and administrative expenses for the fiscal year ended May 31, 1996 as compared to 14% for the fiscal year ended May 31, 1995. The large increase in these costs is mainly due to the increased spending on MDF and co-op advertising that BLT incurred in fiscal 1996 to achieve its revenue growth and effectively compete in the industry.

     Legal, accounting, consulting costs and billing services as a percentage of total selling, general and administrative expenses decreased to 16% for the fiscal year ended May 31, 1996 from 23% for the 1995 period. The reduction as a percentage of total selling, general and administrative expenses was due to high legal costs incurred in fiscal 1995 to handle remaining organization changes and the growth in spending in the sales and marketing areas.

     Interest Expense. Interest expense decreased to $76,743 for the fiscal year ended May 31, 1996 from $171,994 for the fiscal year ended May 31, 1995. The decrease in interest expense was attributable to BLT's ability to generate cash from operations and rely less heavily on external financing in fiscal 1996 as compared to fiscal 1995.

     Income Taxes. BLT provided income taxes at a rate of 37% for the fiscal year ended May 31, 1996 and income tax expense was $331,000. BLT eliminated the remaining valuation reserve in the fiscal year ended May 31, 1996 due to the continued improvement in operating performance. In the fiscal year ended May 31, 1995 BLT estimated that it would be able to realize some portion of its deferred tax asset related to the tax net operating loss carryforward and recognized a reduction in the valuation allowance and a tax benefit of $500,000.

Fiscal Year Ended May 31, 1995 Compared With The Seventeen Month Period Ended May 31, 1994

     Card Revenue. Card revenue increased to $16,633,104 for the fiscal year ended May 31, 1995 from $3,504,402 for the seventeen month period ended May 31, 1994. The substantial increase in revenue reflects an increase in usage of BLT services by users of the TALK 'N TOSS(R) card as well as co-branded retail cards, an increase in the number of retail storefronts and vending locations in which BLT's product is distributed and greater brand awareness and consumer acceptance.

     Commission Earned. Commissions generated from the Hertz program decreased to $1,311,859 for the fiscal year ended May 31, 1995 from $4,237,974 ($2,991,511 on an annualized basis) for the seventeen month period ended May 31, 1994. The decrease in these revenues is due to a decrease in the number of customers using the Hertz program. BLT has not actively pursued new customers for this program since it began developing the TALK 'N TOSS(R) prepaid calling program in 1993. The Hertz program contributed gross profit of $683,772 for the fiscal year ended May 31, 1995 and $2,693,333 ($1,901,176 on an annualized basis) for the seventeen month period ended May 31, 1994.

     Long Distance Services Revenue. BLT was engaged as a switchless reseller of a long distance company services (the WilTel program). BLT began to develop this program in January 1994 and then sold its rights to customers and sales agents from the WilTel program in March 1995. The WilTel program generated revenues of $2,287,328 in the fiscal year ended May 31, 1995 and $708,835 in the seventeen month period ended May 31, 1994. The WilTel program contributed gross profit of $304,371 in the fiscal year ended May 31, 1995 and $9,104 in the seventeen month period ended May 31, 1994.

     BLT had a substantial nonrecurring promotional sale in September 1993 which generated sales of approximately $1,539,000 and a substantial gross profit of approximately $938,000 (after access costs of $346,000, commissions of $220,000 and other costs of $35,000). In the seventeen month period ended

May 31, 1994 approximately 75% of the promotional sale was recognized as revenue, with the balance recognized in the fiscal year ended May 31, 1995.

     Cost of Services. Cost of services attributed to card revenues increased to $11,945,975 for the fiscal year ended May 31, 1995 from $2,762,323 for the seventeen month period ended May 31, 1994. The increase was primarily attributable to greater use of BLT's services, which increased access costs, commissions, telecommunication taxes and card costs. The gross profit percentage for the fiscal year ended May 31, 1995 was 28% as compared to 21% for the seventeen month period ended May 31, 1994. When the large promotional sale is taken into consideration, gross margin for the period ended May 31, 1994 would only be approximately 1%. Gross margin increased primarily due to a decrease in access charges due to better rates obtained by BLT.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $6,550,719 (or 32% of total revenues) for the fiscal year ended May 31, 1995 from $4,494,997 (or 53% of total revenues) for the seventeen month period ended May 31, 1994. The dollar amount increase is primarily due to increased personnel and related costs to handle the increased sales activity, as well as the continued expansion of BLT's marketing activities. The decrease as a percentage of revenue was primarily due to the significant increase in revenues that BLT experienced in this period.

     Salaries and related costs were 45% of selling, general and administrative expenses for the fiscal year ended May 31, 1995 as compared to 50% for the seventeen month period ended May 31, 1994. The decrease as a percentage of revenue was due to increased revenue growth in 1995.

     Expenses for promotional activities, including co-op advertising, MDF and free promotional goods, were 14% of selling, general and administrative expenses for the fiscal year ended May 31, 1995 as compared to 21% for the seventeen month period ended May 31, 1994.

     Legal, accounting and consulting costs as a percentage of total selling, general and administrative expenses increased to 23% for the fiscal year ended May 31, 1995 from 11% for the 1994 period reflecting the increased professional fees incurred in fiscal 1995 to handle the growth in BLT's business, organization changes and enhancements in BLT's systems.

     Interest Expense. Interest expense increased to $171,994 for the fiscal year ended May 31, 1995 from $70,683 for the seventeen month period ended May 31, 1994. The increase in interest expense was a result of additional outside financing needed to handle the revenue growth and system expansion in fiscal 1995.

     Income Taxes. BLT estimated in the fiscal year ended May 31, 1995 that due to overall improvements in operating performance, that it was likely that BLT would be able to realize some portion of its deferred tax asset related to the tax net operating loss carryforward. Therefore, BLT recognized a reduction in the valuation allowance and a tax benefit of $500,000 for that portion it deemed likely to be realized. BLT provided income taxes at a rate of 34%. In the seventeen month period ended May 31, 1994, BLT had losses for tax purposes and determined that the net deferred tax asset did not satisfy the recognition criteria set forth in Statement of Financial Accounting Standards No. 109, accordingly, there was no provision or benefit for income taxes.

                    THE MERGER AGREEMENT AND PLAN OF MERGER

     The following paragraphs summarize, among other things, the material terms of the Merger Agreement, the Plan of Merger, and the Escrow Agreement, which are attached to this Proxy Statement as Exhibits A, B and C, respectively, and are incorporated by reference herein. The information regarding the Merger Agreement, the Plan of Merger and the Escrow Agreement in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full texts thereof. Holders of BLT Common Stock are urged to read the Merger Agreement, the Plan of Merger and the Escrow Agreement in their entirety for a more complete description of the Merger and related transactions. Capitalized terms used below but not defined herein have the meanings given to them in the Merger Agreement.

MERGER CONSIDERATION; EXCHANGE OF BLT'S SHARES

     The Merger Agreement and the Plan of Merger provide that subject to the satisfaction or waiver of certain conditions described below, Acquisition Sub will be merged with and into BLT, with BLT surviving the Merger as a wholly owned subsidiary of WorldCom. Upon consummation of the Merger, each issued and outstanding share of BLT Common Stock will be converted into the right to receive that fraction of a share of WorldCom Common Stock equal to 3,150,000 shares divided by the number of shares of BLT Common Stock outstanding at the Effective Time on a fully diluted basis (0.4491 based on 7,014,397 shares outstanding or subject to options as of November 15, 1996), subject to the provisions of an indemnity and escrow agreement described herein, covering 10% of such shares. See "--Indemnity and Escrow Agreement". Additionally, shareholders of BLT are required to bear any expenses incurred by BLT in connection with the transactions contemplated by the Merger in excess of $1.2 million. BLT expects that such expenses will not exceed $1.2 million. See "The Merger Agreement and Plan of Merger -- Expenses."

     No fractional shares will be issued in the Merger, and each holder of BLT Common Stock will receive a cash payment in lieu of such fractional shares equal to such fraction multiplied by $23.50.

EFFECTIVE TIME OF MERGER

     The Merger will become effective on the date and time Articles of Merger are filed with the office of the Secretary of State of the State of Washington in accordance with the WBCA or such later time and date as may be specified in the Articles of Merger. The date and time when the Merger will become effective is referred to herein as the "Effective Time." The Effective Time is expected to occur promptly after the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Pursuant to the Merger Agreement, as of the Effective Time and until their successors are duly elected or appointed, the members of the Board of Directors of BLT, as the surviving corporation, will be Bernard J. Ebbers and Charles T. Cannada. Mr. Ebbers is the President and Chief Executive Officer and Mr. Cannada is a Senior Vice President of WorldCom. As of the Effective Time, the officers of BLT will be: Mr. Ebbers, President; Scott D. Sullivan, Secretary and Treasurer; Mr. Cannada, Assistant Secretary; and William E. Anderson, Assistant Secretary. Mr. Sullivan is the Treasurer and Chief Financial Officer and Mr. Anderson is General Counsel of WorldCom.

CONDITIONS TO THE MERGER

     Consummation of the Merger Agreement is subject to the fulfillment or waiver, at or prior to the Effective Time, of a number of conditions described in the Merger Agreement, including without limitation: (a) approval of the Merger by the requisite vote of the holders of BLT Common Stock, with no more than 5% of BLT's shares being held by Dissenters; (b) no order, decree or injunction that would prevent consummation of the Merger; (c) consent or approval by all required governmental agencies, including necessary approvals by the FCC and applicable PUC's; (d) delivery to WorldCom of the Affiliate Agreements, the Escrow Agreement and the Noncompete Agreements, each duly approved and executed; (e) installation, testing and operation of BLT's new CTI system, carrying at least 25% of BLT's prepaid phone card traffic; (f) no material adverse change in the assets, business, condition or prospects of BLT; and (g) each party's material compliance with all covenants, agreements and conditions as required by the Merger Agreement prior to the closing of the Merger.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     As soon as practicable after the Effective Time, each BLT shareholder will be provided a form letter of transmittal and instructions for use in surrendering the certificates that immediately prior to the Effective Time represented shares of BLT Common Stock (the "BLT Stock Certificates"). Upon surrender to WorldCom of a BLT Stock Certificate, together with a duly executed Transmittal Letter and any other required documents, the holder of such BLT Stock Certificate will be entitled to receive in exchange therefor a certificate for the number of whole shares of WorldCom Common Stock (and cash in lieu of fractional shares thereof) to which such holder is entitled, less 10% of such number of shares of WorldCom Common Stock which shall be delivered to the Escrow Agent under the terms of the Escrow Agreement. See "The Merger
Agreement And Plan Of Merger -- Indemnity And Escrow Agreement."   The BLT
Stock Certificates will be cancelled upon surrender to WorldCom.

     The Transmittal Letter will provide, among other things, that each BLT shareholder releases and discharges BLT and its officers and directors from any claims, damages, losses, liabilities which the shareholder now or may have arising out of or relating to the formation, financing, management or operations of BLT, the issuance, holding or repurchase of securities of BLT, or the shareholder's status as a shareholder, officer, director or employee of BLT. A form of the Transmittal Letter is included as Exhibit 1.5-1 to the Merger Agreement attached hereto as Exhibit A, and such description is qualified in its entirety by such reference.

     From and after the Effective Time, the holders of BLT Stock Certificates evidencing ownership of shares of BLT Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of BLT Common Stock except as otherwise provided in the Merger Agreement or by applicable law. No dividends or other distributions, if any, in respect of the shares of WorldCom Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered BLT Stock Certificates until such BLT Stock Certificates are surrendered and delivered as provided herein and no interest shall be paid on the amount of any cash. Holders of any unsurrendered BLT Stock Certificates shall not be entitled to vote the WorldCom Common Stock involved until such BLT Stock Certificates are exchanged pursuant to the Merger Agreement.

TREATMENT OF BLT STOCK OPTIONS

     At the Effective Time, WorldCom will cause each holder of a Stock Option (as defined in the Merger Agreement) to receive an option to purchase shares of WorldCom Common Stock having substantially the same terms and conditions as the BLT Stock Options, except that the exercise price and number of shares of

WorldCom Common Stock issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. As a result of approval of the Merger by the BLT Board of Directors, all outstanding options have become fully vested and exercisable under the terms of BLT's 1994 Stock Option Plan.

CERTAIN OTHER AGREEMENTS

     Pursuant to the Merger Agreement, BLT has agreed, among other things, that during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as otherwise consented to by WorldCom, it will conduct its business and engage in transactions only in the ordinary and usual course of business and maintain existing relationships with suppliers, customers, employees and other business associates. Further, BLT has agreed that, other than with respect to shareholder approval of certain identified stock options, it will not authorize for issuance and will not, nor propose to, issue, grant or sell any shares of capital stock or other securities of BLT, including but not limited to any securities convertible into or exchangeable for shares of stock of any class of BLT, except for the issuance of shares of BLT Common Stock pursuant to the exercise of outstanding stock options granted under BLT's 1994 Stock Option Plan. In addition, BLT has agreed to certain other substantial restrictions on the conduct of its business and other matters pending the Merger, as described in Sections 4.1 through 4.17 of the Merger Agreement, which are incorporated herein by reference.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Directors and executive officers of BLT beneficially own approximately 39.3% of the outstanding BLT Common Stock and will receive WorldCom Common Stock in the Merger for their outstanding BLT Common Stock on the same basis as other shareholders of BLT. See "Information Concerning BLT - Security Ownership of Directors, Executive Officers and Principal Shareholders." All options to purchase BLT Common Stock held by directors and executive officers of BLT became immediately exercisable as a result of the approval of the Merger by the Board of Directors of BLT. Any options to purchase BLT Common Stock that are not exercised prior to the Effective Time will become options to purchase shares of WorldCom Common Stock having substantially the same terms and conditions as the BLT stock options, except that the exercise price and number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. The following table indicates the number of shares subject to options to purchase BLT Common Stock held by directors and executive officers of BLT at November 15, 1996 and the weighted average exercise prices of such options.


                                NUMBER OF              AVERAGE
        NAME                BLT COMMON SHARES  EXERCISE PRICE PER SHARE
        ----                -----------------  ------------------------
William E. Colson                 10,000                $5.00
Robert A. Sternberg              187,500                $3.46
Milton D. Mittelstedt             50,000                $3.50
Robert S. Wiggins                 25,000                $4.00
Steven D. Martin                  74,000                $3.72
William M. Schultz                50,000                $3.50
Edward Koppen                     74,000                $3.72

INDEMNITY AND ESCROW AGREEMENT

     Indemnity Agreement. Pursuant to the Escrow Agreement (as hereinafter defined) and as described below, the Merger Agreement provides that the BLT shareholders will indemnify WorldCom, its affiliates and their respective directors, officers, shareholders, employees, agents, successors and assigns (collectively, the "Indemnified Party") against, and hold each harmless from any and all damages, losses, claims, liabilities, charges, suits, penalties, costs or expenses, whether accrued, absolute or contingent, including court costs and attorneys' fees arising after the Effective Time (collectively, the "Losses"), which any of the foregoing may incur or to which any of the foregoing may be subjected, arising out of or otherwise based upon any of the following:

      1. Any misrepresentation or breach of warranty or representation by BLT or any breach or default by BLT of or under any of the covenants or other provisions of the Merger Agreement or any other agreement or instrument relating to or contemplated by the Merger Agreement to which WorldCom or any affiliate is a party or which is in favor of WorldCom or any affiliate.

      2. The failure of any Employee Benefit Plan (as defined in the Merger Agreement) to meet benefit commitments accrued as of the Closing, the failure by BLT to meet any minimum funding requirement with respect to any Employee Benefit Plan on or before the Closing Date, retroactive disqualification of any Employee Benefit Plan by the Internal Revenue Service for any act or omission occurring on or before the Closing Date, the occurrence of any "prohibited transaction" on or before the Closing Date by BLT or any fiduciary or administrator relative to any Employee Benefit Plan, or any unfunded benefit obligations, claims or payments accrued as of the Closing;

      3. Any exercise of dissenters' rights incident to the Merger including, without limitation, the payment of the fair value and other amounts with respect to the shares of BLT Common Stock held by any Dissenter to the extent the same exceeds $23.50 multiplied by the Exchange Ratio times the number of shares of BLT Common Stock involved (any such excess being the "Excess Dissenter Amount"); or

      4. The matters set forth in Exhibit 4.8 to the Merger Agreement, namely: Losses in excess of $850,000 in the aggregate with respect to (i) certain specified litigation proceedings; (ii) provision of uncertificated intrastate service in certain specified jurisdictions; (iii) any breach of the second or third sentence of
           Section 3.3 of the Merger Agreement; and (iv) a certain indemnity agreement dated September 26, 1994 (collectively, the "Scheduled Matters")

     Any Indemnified Party intending to seek indemnification from another person or entity (the "Indemnifying Party") pursuant to the Merger Agreement and the Escrow Agreement is required to give the Shareholder Representative under the Escrow Agreement (the "Shareholder Representative") prompt written notice thereof. The failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party of any indemnity obligation pursuant to the Merger Agreement and the Escrow Agreement except to the extent such failure prejudices the rights of the Indemnifying Party. If such matter involves the assertion of a claim by a third party in an amount not in excess of $10 million less the amount of other Losses or potential Losses incurred to date, the Indemnified Party will give the Shareholder Representative the opportunity to undertake the defense thereof through reputable legal counsel selected by the Shareholder Representative which is reasonably satisfactory to the Indemnified Party. The Shareholder Representative will have the right to so assume the defense of such matter by (i) giving the Indemnified Party written notice thereof within 20 days after the giving of notice of the matter by the Indemnified Party or such shorter period as may be required to avoid any prejudice to the rights of the Indemnified Party, and (ii) thereafter diligently and timely defending the same. Such a matter may be settled with the claimant on terms and conditions acceptable to the Shareholder Representative and the Indemnified Party, which acceptance will not be unreasonably withheld or delayed. If the Shareholder Representative so assumes the defense of such matter, the Indemnified Party will have the right to employ his or its own counsel, at his or its expense, and participate in the defense or settlement thereof, provided if the Shareholder Representative does not provide assurances satisfactory to the Indemnified Party as to the defense and payment of any indemnity obligation, then the counsel of the Indemnified Party will have the right to assume the defense at the expense of the Indemnifying Party. In the event the Shareholder Representative does not so assume the defense of such matter, the Indemnified Party may engage counsel and defend or settle the same on such terms and conditions as the Indemnified Party may determine in his or its reasonable discretion.

     The obligations in the two preceding paragraphs will expire one year after the Closing Date other than with respect to the following, as to which said obligations will survive the Closing without time limitation other than as may be provided by applicable law:

            1. matters as to which a claim for Losses exists and notice of which has been given to the Shareholder Representative on or before said expiration date;

            2.   the Excess Dissenter Amount; or

            3.   the Scheduled Matters.

     Notwithstanding anything to the contrary, other than with respect to an intentional misrepresentation, breach or default, as to which such limitations will not apply, an Indemnified Party will be entitled to indemnification only if a Loss or the aggregate Losses claimed to date by all Indemnified Parties exceed $500,000, in which event the Indemnified Party will be entitled to recover the amount of such Losses in excess of $500,000, and the maximum indemnity obligation of each BLT shareholder thereunder will not exceed the amount held in escrow pursuant to the Escrow Agreement.

     Escrow Agreement. The form of the Escrow Agreement is attached hereto as Exhibit C, the terms of which are incorporated by reference herein. Holders of BLT Common Stock are urged to read the Escrow Agreement in its entirety. Capitalized terms used with respect to the Escrow Agreement but not defined herein have the meanings given to them in the Escrow Agreement.

     Consummation of the Merger is conditioned upon execution and delivery of an Escrow Agreement as of the Closing among WorldCom, the Shareholder Representative and Trustmark National Bank, as escrow agent. At the Closing, 10% of the number of shares of WorldCom Common Stock otherwise issuable under the Merger Agreement to the BLT shareholders (the "Escrow Shares") will be delivered to the Escrow Agent. The Escrow Shares will be deemed to have been contributed into escrow by the BLT shareholders in the same proportion to the WorldCom Common Stock to be received by each BLT shareholder pursuant to the Merger Agreement.

     In the event an Indemnified Party claims that it is entitled to indemnification pursuant to the Merger Agreement, such Indemnified Party will give written notice of such claim to the Shareholder Representative and the Escrow Agent. Subject to compliance with the indemnification provisions of the Merger Agreement, the amount of such claim will be paid to the Indemnified Party out of the Escrow Shares, unless the Shareholder Representative contests the right of the Indemnified Party to such payment by delivering written notice within 15 days after such Indemnified Party has delivered written notice to the Shareholder Representative of such claim. In such event, no payment will be made under the Escrow Agreement until the dispute has been finally settled by agreement of such Indemnified Party and the Shareholder Representative or, in the absence of such agreement, by a binding and final arbitration award if arbitration has been agreed to, or otherwise by a binding and final judgment, order or decree of a court of competent jurisdiction.

     Payments to an Indemnified Party will be made by cancellation of the number of whole shares of the Escrow Shares, allocated pro rata among the BLT shareholders, having an aggregate value nearest to the amount payable to such Indemnified Party, such value to be $23.50 per share (the "WorldCom Stock Value") as adjusted to take into account any stock split, stock dividend or recapitalization subsequent to the Effective Time and not reflected in such WorldCom Stock Value (the "Share Value"). In addition, upon the cancellation of such Escrow Shares, a proportionate distribution of any cash dividends in the dividend account will be made to such Indemnified Party. Notwithstanding the foregoing, a BLT shareholder may elect, by so notifying the Indemnified Party involved prior to such cancellation, to satisfy such payment obligation by paying to such Indemnified Party when such payment is due cash based upon such Share Value. Upon such payment, that number of whole shares of the Escrow Shares having an aggregate value (based upon the Share Value) equal to the amount of such payment plus the related dividend account amount will be distributed to such shareholder.

     Upon the expiration of the one-year escrow period, the Escrow Shares and accrued cash dividends, if any, will be distributed to the Shareholder Representative for distribution to the BLT shareholders, subject to retention of certain shares as hereinafter described. If any claims pending at the end of the one-year escrow period remain unresolved, a number of whole shares of the Escrow Shares having an aggregate value (based on the Share Value) nearest to the amount of the claim of such date (the "Retained Escrow Shares"), plus a proportionate amount of accrued cash dividends, will be retained in escrow until such claims are paid or finally determined to be without merit. In addition to any Retained Escrow Shares and cash dividends, the lesser of (a) the Escrow Shares then remaining in escrow plus related cash dividends and (b) such number of Escrow Shares as the parties agree to at the Closing, provided that if the Scheduled Matters have been resolved at or prior to Closing and there is no Excess Dissenter Amount, such number will be zero, plus a proportionate amount of accrued cash dividends (the "Special Matters Retention") will be retained in escrow for use in satisfaction of any claims, subject to the indemnification provisions of the Merger Agreement, arising out of any Scheduled Matters or the Excess Dissenter Amount (the "Special Matters") not then resolved. Such amounts shall be retained in escrow until all Special Matters are finally resolved or until the applicable statutes of limitation expire with respect to the Special Matters. Shares subject to the Special Matters Retention will be distributed to a BLT shareholder, however, if the shareholder delivers to the Indemnified Party an undertaking reasonably satisfactory to the Indemnified Party in an amount equal to the amount of the Special Matters Retention applicable to such shareholder. Any distribution of Escrow Shares shall be net of any required tax or other withholding or deduction.

     All cash dividends on the Escrow Shares will be deposited directly into an escrow account maintained by the Escrow Agent. Shares resulting from stock dividends, stock splits and other shares or securities issued in respect of the Escrow Shares will be held by the Escrow Agent, subject to the provisions of the Escrow Agreement. The interests of the BLT shareholders in the Escrow Shares and the rights and obligations of the BLT shareholders under the Escrow Agreement may not be transferred except by will, the laws of descent and distribution or by other operation of law.

     BLT's Board recommends that Mr. Thomas J. Holce, BLT's Chairman and Chief Executive Officer, be appointed as the Shareholder Representative under the Escrow Agreement, as contemplated in the attached proxy. The Shareholder Representative is the attorney-in-fact for all BLT shareholders in connection with the Escrow Agreement, the Escrow Shares and any cash dividends in the Dividend Account, including without limitation the acceptance of any claim by an Indemnified Party and the compromise of any disputes relating to the Escrow Shares, cash dividends or other matters under the Escrow Agreement.

NONCOMPETE AND CONFIDENTIALITY AGREEMENTS

     Pursuant to the Merger Agreement, at or prior to the Effective Time, Robert A. Sternberg and each member of BLT's board will enter into a Noncompete and Confidentiality Agreement (a "Noncompete Agreement") with WorldCom. Each Noncompete Agreement includes a covenant by each such person not to compete or interfere with the business conducted by WorldCom at the Effective Time for a stated period of time, subject to certain exceptions. Each Noncompete Agreement also contains terms restricting the disclosure and use of confidential information with respect to the business, properties, and personnel of BLT and WorldCom. Delivery of the Noncompete Agreements is a condition to WorldCom's obligation to consummate the Merger. Forms of such Noncompete Agreements are included as Exhibit 4.12 to the Merger Agreement attached as Exhibit A, and such description is qualified in its entirety by such reference.

AFFILIATE AGREEMENTS

     Another condition of WorldCom's obligation to consummate the Merger is that the officers, directors and 5% or greater shareholders ("Affiliates") of BLT will have delivered at or prior to the Effective Time agreements confirming their understanding and agreement that they will not, among other things, sell, transfer or otherwise reduce their interest in the shares of WorldCom Common Stock they receive in the Merger or reduce their risk relating thereto until after WorldCom has published financial results covering at least the 30 days of
combined operations occurring after the Closing Date.    Each Affiliate of BLT
also will represent and warrant prior to the Effective Date that it has not made or completed any sales of shares of stock of BLT during the 30-day period immediately preceding the date of the Affiliate Agreement executed by such person nor will it engage in any such sale prior to the consummation of the Merger. A form of such Affiliate Agreement is included as Exhibit 4.15 to the Merger Agreement attached as Exhibit A, and such description is qualified in its entirety by such reference.

CERTAIN REGULATORY FILINGS AND APPROVALS

     Consummation of the Merger is contingent upon the receipt of approvals from the FCC with respect to the transfer of control of BLT to WorldCom and certain related transactions. All of the applications necessary to obtain FCC approval have been filed and the FCC granted approval. Consummation of the Merger is also contingent upon notification to and/or approval by various state PUCs. All of the notifications and/or requests for approval of the transfer of control of BLT to WorldCom have been filed with the relevant PUCs and all approvals have been obtained, except for the approval of one state, which is expected prior to Closing.

     Under the Hart-Scott-Rodino Act and applicable rules, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting periods have expired. The required waiting periods for such filings expired. However, at any time before or after the Effective Time of the Merger, and notwithstanding expiration of such waiting period, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

AMENDMENT; WAIVER

     The Merger Agreement provides that BLT and WorldCom may not amend the Merger Agreement except by a writing by the party to be charged. The Merger Agreement provides that either party to the Merger Agreement may at any time before the Effective Time waive the conditions to such party's obligations to consummate the Merger.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time only (a) by the mutual consent of BLT and WorldCom; or (b) by either BLT or WorldCom if the Merger has not been consummated on or before March 31, 1997, provided that this right to terminate shall not be available to any party whose breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur before such date, and provided that WorldCom may extend said date from time to time in the event one or more conditions to the obligations of the parties under the Merger Agreement has not been satisfied or waived.

EXPENSES

     The Merger Agreement provides that BLT will bear its own expenses, fees and commissions incurred in connection with the preparation, negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby, up to a maximum of $1.2 million, with any excess over such amount to be borne by the shareholders of BLT. BLT expects that such expenses will not exceed $1.2 million. If the Merger is not consummated because of a breach of the Merger Agreement by a party thereto, the non-breaching party will be entitled to reasonable attorneys' fees and court costs in connection with any action for damages or specific performance, in addition to such other rights or remedies to which the non-breaching party may be entitled under applicable law or in equity.

                     DESCRIPTION OF WORLDCOM CAPITAL STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Georgia Business Corporation Code, the WorldCom Articles, and the WorldCom Rights Agreement (referred to below). In connection with the MFS Merger, if consummated, WorldCom will file Articles of Amendment to the WorldCom Articles with the Secretary of State of the State of Georgia at or prior to the effective time of the MFS Merger to establish the WorldCom Series A Preferred Stock and the WorldCom Series B Preferred Stock as series of WorldCom preferred stock. The WorldCom Board of Directors also intends to file with the Secretary of State of the State of Georgia, at or prior to the closing of the MFS Merger, an amendment to its Articles of Amendment previously establishing the Series 3 Junior Participating Preferred Stock (as described in "-- Preferred Stock Purchase Rights" below) in order to increase the number of shares of such preferred stock issuable upon exercise of the rights associated with the WorldCom Common Stock.

     The authorized capital stock of WorldCom consists of 750,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. Prior and subject to consummation of the MFS Merger, the WorldCom Articles will be amended to increase the number of authorized shares of WorldCom Common Stock to 2,500,000,000.

COMMON STOCK

     All of the outstanding shares of WorldCom Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of preferred stock which may be issued and outstanding, the holders of WorldCom Common Stock are entitled to receive dividends as and when declared by the WorldCom Board of Directors out of funds legally available therefor, and, in the event of liquidation, dissolution or winding up of WorldCom, to share ratably in all assets remaining after payment of liabilities. Subject to the prior rights of the holders of preferred stock, each holder of WorldCom Common Stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of WorldCom Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional shares of authorized WorldCom Common Stock may be issued without shareholder approval.

     The transfer agent and registrar for the WorldCom Common Stock is The Bank of New York, 101 Barclay Street -- 12W, New York, NY 10286.

PREFERRED STOCK - GENERAL

     Subject to the satisfaction of the terms and conditions set forth in the MFS Merger Agreement, the MFS Series A Preferred Stock and MFS Series B Preferred Stock will be exchanged for the WorldCom Series A Preferred Stock and WorldCom Series B Preferred Stock, respectively. Below is a discussion of the terms of each series of WorldCom preferred stock.

     The authorized but unissued preferred stock of WorldCom is available for issuance from time to time at the discretion of the WorldCom Board of Directors without shareholder approval. The WorldCom Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number, designation, preferences, limitations and relative rights of the shares of such series, subject to applicable law and the provisions of any outstanding series of preferred stock. The terms of any series of preferred stock including, but not limited to, dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on dividends on the WorldCom Common Stock if dividends on the preferred stock are in arrears, dilution of the voting power of other shareholders to the extent a series of the preferred stock has voting rights, and reduction of amounts available on liquidation as a result of any liquidation preference granted to any series of preferred stock.

SERIES A PREFERRED STOCK

     The following description of WorldCom Series A Preferred Stock represented by the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles and the Articles of Amendment creating the WorldCom Series A Preferred Stock (the "Series A Articles of Amendment"), the terms of which are incorporated by reference as an exhibit to the Registration Statement. Based on the number of shares of MFS Series A Preferred Stock outstanding as of November 13, 1996, a total of 94,992 shares of the WorldCom Series A Preferred Stock will be issued at the effective time of the MFS Merger along with 9,499,200 WorldCom Depositary Shares. Each of the WorldCom Depositary Shares will represent a one one-hundredth interest in a share of WorldCom Series A Preferred Stock and entitles the owner to such proportion of all the rights, preferences and privileges of the shares of WorldCom Series A Preferred Stock represented thereby. See "-- WorldCom Depositary Shares" below.

     Dividends. The holders of WorldCom Series A Preferred Stock are entitled to receive, when, as and if dividends on the WorldCom Series A Preferred Stock are declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends from the issue date of the WorldCom Series A Preferred Stock, accruing at the rate per share of $268.00 per annum or $67.00 per quarter (equivalent to $2.68 per annum or $.67 per quarter for each WorldCom Depositary Share), payable quarterly in arrears on each February 28, May 31, August 31 and November 30 or, if any such date is not a business day, on the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, WorldCom may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends would be payable in shares of WorldCom Common Stock to the holders of WorldCom Series A Preferred Stock as of the record date for such dividend payment and would not be included in the calculation of the related Call Price as set forth below. If the MFS Merger is consummated prior to the record date for the February 28, 1997 payment date, then the first dividend payment of $67.00 will be for the period from the issue date of the WorldCom Series A Preferred Stock to and including February 27, 1997 and will be payable on February 28, 1997. Dividends (or amounts equal to accrued and unpaid dividends) payable on the WorldCom Series A Preferred Stock for any period other than a quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. Dividends are payable in cash or in shares of WorldCom Common Stock, at the election of the WorldCom Board of Directors. WorldCom intends to pay dividends in shares of WorldCom Common Stock on each dividend payment date to the extent that it is unable to pay dividends in cash. If the dividends are paid in shares of WorldCom Common Stock, the number of shares of WorldCom Common Stock to be issued on each dividend payment date will be determined by dividing the total dividend to be paid on each WorldCom Depositary Share by 90% of the average of the average of the high and low sales prices of the WorldCom Common Stock as reported by the Nasdaq National Market or any national securities exchange upon which the WorldCom Common Stock is then listed, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date for such dividend (the "Average Stock Price"). If the Average Stock Price is greater than 11.1% higher than the market value for the WorldCom Common Stock on the dividend payment date and the holder sells such shares of WorldCom Common Stock received in payment of the dividend on the WorldCom Series A Preferred Stock at such lower price on such date, then the holder's actual dividend yield would be lower than the stated dividend yield on the WorldCom Series A Preferred Stock. In addition, the holder is likely to incur commissions and other transaction costs in connection with the sale of such WorldCom Common Stock.

     The following example is provided to illustrate the calculation of the number of shares of WorldCom Common Stock a holder of WorldCom Depositary Shares would receive if the WorldCom Board of Directors declares a dividend payable in shares of WorldCom Common Stock: Assume that an investor owns 100 WorldCom Depositary Shares (that is, one share of WorldCom Series A Preferred Stock) and the Board of Directors declares a dividend of $268 per share of WorldCom Series A Preferred Stock, payable in shares of WorldCom Common Stock. Assume also that the Average Stock price is $40. In such event, the investor would be entitled to receive 7.444 shares of WorldCom Common Stock ($268 divided by $36 (90% of $40)). However, since fractional shares will not be issued, the investor will be entitled to receive 7 shares of WorldCom Common Stock and cash in lieu of the fractional share.

     Dividends on the WorldCom Series A Preferred Stock will accrue, whether or not WorldCom has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared, on a daily basis from the previous dividend payment date. Dividends accumulate to the extent they are not paid on the dividend payment date for the quarter for which they accrue ("Accumulated Unpaid Dividends"). Accumulated Unpaid Dividends will not bear interest.

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the WorldCom Series A Preferred Stock or any shares of any other series of WorldCom preferred stock of equal rank for any dividend period unless all dividends for all past dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding shares of the WorldCom Series A Preferred Stock and all outstanding shares of all other series of WorldCom preferred stock of equal rank other than the WorldCom Series B Preferred Stock. Unless full cumulative dividends on all outstanding shares of the WorldCom Series A Preferred Stock and (to the extent that the amount thereof shall have become determinable) any outstanding shares of any other series of WorldCom preferred stock of equal rank due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then, subject to the rights of holders of shares of previously issued series of WorldCom preferred stock:
(i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the WorldCom Series A Preferred Stock as to the payment of dividends or as to rights in liquidation, dissolution, or winding up of the affairs of WorldCom ("Junior Stock")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Stock;
(ii) no other distribution shall be made upon any shares of Junior Stock; (iii) no shares of Junior Stock or any series of WorldCom preferred stock shall be purchased, redeemed, or otherwise acquired for cash or other property (excluding Junior Stock or the WorldCom Series B Preferred Stock) by WorldCom or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by WorldCom or any of its subsidiaries. The Series A Articles of Amendment do not restrict WorldCom's ability to repurchase or redeem on and after the Initial Redemption Date (as defined below) any shares of the WorldCom Series A Preferred Stock while there is an arrearage in the payment of dividends. Holders of shares of WorldCom Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein described.

     Mandatory Conversion of WorldCom Series A Preferred Stock. On May 31, 1999 ("the Mandatory Conversion Date"), each outstanding share of WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) will convert automatically into shares of WorldCom Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and the right to receive, out of funds legally available therefor, an amount equal to all accrued and unpaid dividends on such WorldCom Series A Preferred Stock to the Mandatory Conversion Date, whether or not declared (payable in cash or in shares of WorldCom Common Stock on the same basis as that used to determine dividends), subject to the right of WorldCom to redeem the WorldCom Series A Preferred Stock on or after the Initial Redemption Date (as defined below) and prior to the Mandatory Conversion Date, as described below, and subject to the conversion of the WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) at the option of the holder at any time prior to the Mandatory Conversion Date. Notwithstanding the foregoing, if the Mandatory Conversion Date occurs after a record date for a quarterly dividend and before the corresponding payment date, such dividend shall be paid, out of funds legally available therefor, on the payment date rather than on the Mandatory Conversion Date. The "Common Equivalent Rate" is initially four hundred twenty shares (420) of WorldCom Common Stock for each share of WorldCom Series A Preferred Stock (equivalent to 4.2 shares of WorldCom Common Stock for each WorldCom Depositary Share), subject to adjustment as described below.

     Because the price of the WorldCom Common Stock is subject to market fluctuations, the value of the WorldCom Common Stock received by a holder of WorldCom Depositary Shares upon Mandatory Conversion may be more or less than the value of the consideration exchanged for the WorldCom Depositary Shares. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the WorldCom Series A Preferred Stock (and related WorldCom Depositary Shares) then outstanding.

     Right to Redeem WorldCom Series A Preferred Stock. The WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) are not redeemable by WorldCom prior to May 31, 1998 (the "Initial Redemption Date"). At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, WorldCom may redeem the outstanding shares of WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares), in whole or in part. Upon any such redemption, the holder of record of shares of WorldCom Series A Preferred Stock will receive, in exchange for each WorldCom Series A Preferred Stock so called, a number of shares of WorldCom Common Stock equal to the call price of the WorldCom Series A Preferred Stock in effect on the date of redemption (the "Call Price") divided by the Current Market Price of the WorldCom Common Stock determined as of the date which is one trading day prior to the public announcement of the call for redemption. The Call Price of each WorldCom Series A Preferred Stock is an amount equal to the sum of (i) $3,417.00 ($34.170 per WorldCom Depositary Share) on and after the Initial Redemption Date through August 30, 1998, $3,400.25 ($34.003 per WorldCom Depositary Share) on and after August 31, 1998 through November 29, 1998, $3,383.50 ($33.835 per WorldCom Depositary Share) on and after November 30, 1998 through February 27, 1999, $3,366.75 ($33.668 per WorldCom Depositary Share) on and after February 28, 1999 through April 29, 1999, and $3,350.00 ($33.500 per WorldCom Depositary Share) on and after April 30, 1999 until the Mandatory Conversion Date, plus (ii) all accrued and unpaid dividends thereon to the date fixed for redemption. Notwithstanding the foregoing, if the date fixed for redemption occurs after a record date for a quarterly dividend and prior to the corresponding payment date, such dividend shall be paid, out of funds legally available therefor, on the payment date, and the Call Price shall not include the amount of the dividend to be so paid. A public announcement of any call for redemption shall be made before the mailing of the notice of such call to holders of the WorldCom Series A Preferred Stock as described below. Dividends will cease to accrue on the WorldCom Series A Preferred Stock on the date fixed for their redemption. If fewer than all of the outstanding shares of the WorldCom Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot, pro-rata or in such other manner as the WorldCom Board of Directors may determine to be fair and proper.

     The term "Current Market Price" per share of the WorldCom Common Stock on any date of determination means the lesser of (x) the average of the average of the high and low sales prices of the WorldCom Common Stock as reported on the Nasdaq National Market or any national securities exchange upon which the WorldCom Common Stock is then listed, for each of the ten consecutive trading days ending on and including such date of determination and (y) the closing sale price of the WorldCom Common Stock as reported on the Nasdaq National market or any national securities exchange upon which the WorldCom Common Stock is then listed, for such date of determination; provided, however, that, with respect to any redemption of the WorldCom Series A Preferred Stock, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such ten-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

     The opportunity for equity appreciation afforded by an investment in the WorldCom Series A Preferred Stock is less substantial than the opportunity for equity appreciation afforded by an investment in the WorldCom Common Stock because WorldCom may, at its option, call for redemption the WorldCom Series A Preferred Stock at any time on or after the Initial Redemption Date and before the Mandatory Conversion Date, and may be expected to do so before the Mandatory Conversion Date if the Current Market Price of the WorldCom Common Stock exceeds the conversion price. In such event, holders of the WorldCom Series A Preferred Stock will receive less than four hundred twenty (420) shares of WorldCom Common Stock for each share of WorldCom Series A Preferred Stock (equivalent to less than 4.2 shares of WorldCom Common Stock for each WorldCom Depositary Share). Holders of WorldCom Series A Preferred Stock called for redemption, however, will have the option to surrender WorldCom Series A Preferred Stock for conversion at the conversion price up to the close of business on the redemption date (and may be expected to do so if the Current Market Price of the WorldCom Common Stock exceeds the conversion price). A holder of WorldCom Series A Preferred Stock that elects to convert will receive
344.274 shares of WorldCom Common Stock for each share of WorldCom Series A Preferred Stock (equivalent to 3.443 shares of WorldCom Common Stock for each WorldCom Depositary Share). In no event will a holder of WorldCom Depositary Shares receive less than 3.443 shares of WorldCom Common Stock (equivalent to a conversion price of $9.73 per share of WorldCom Common Stock). Because the number of shares of WorldCom Common Stock to be delivered in payment of the Call Price will be determined on the basis of the Current Market Price, the value per share of the shares of WorldCom Common Stock to be delivered may be more or less than the Call Price on the date of delivery.

     Conversion at Option of Holder. The WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares) are convertible, in whole or in part, at the option of the holder thereof, at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of WorldCom Common Stock at a rate of 344.274 shares of WorldCom Common Stock for each WorldCom Series A Preferred Stock (equivalent to 3.443 shares of WorldCom Common Stock for each WorldCom Depositary Share and equivalent to a conversion price of $9.73 per share of WorldCom Common Stock), subject to adjustment as described below (the "Optional Conversion Rate"). The right to convert WorldCom Series A Preferred Stock called for redemption will terminate at the close of business on the redemption date.

     Conversion of WorldCom Series A Preferred Stock (and thereby the related WorldCom Depositary Shares) may be effected by delivering certificates evidencing such WorldCom Series A Preferred Stock (or the Depositary Receipts evidencing such WorldCom Depositary Shares), together with written notice of conversion and a proper assignment of such certificates to WorldCom or in blank, to the office or agency to be maintained by WorldCom for that purpose, and otherwise in accordance with conversion procedures established by WorldCom. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

     Holders of WorldCom Series A Preferred Stock at the close of business on a record date for any payment of dividends will be entitled to receive the dividend payable on such WorldCom Series A Preferred Stock on the corresponding dividend payment date notwithstanding the optional conversion of such WorldCom Series A Preferred Stock following such record date and prior to such dividend payment date. WorldCom will make no other payment or allowance for unpaid dividends, whether or not in arrears, on converted WorldCom Series A Preferred Stock or for dividends or distributions on the shares of WorldCom

Common Stock issued upon such conversion.

     Conversion Adjustment. The Common Equivalent Rate and the Optional Conversion Rate are subject to adjustment if WorldCom shall (i) pay a dividend or make a distribution with respect to WorldCom Common Stock in shares of such stock, (ii) subdivide or split its outstanding shares of WorldCom Common Stock into a greater number of shares, (iii) combine its outstanding shares of WorldCom Common Stock into a smaller number of shares, (iv) issue by reclassification of its shares of WorldCom Common Stock any shares of common stock of WorldCom, (v) issue rights or warrants to all holders of its WorldCom Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of WorldCom Common Stock at a price per share less than the market price of the WorldCom Common Stock or
(vi) pay a dividend or make a distribution to all holders of the WorldCom Common Stock of evidence of its indebtedness, securities of a subsidiary, or other assets (excluding any dividends or distributions referred to in clause
(i) above or any cash dividends (other than Extraordinary Cash Distributions, as defined below)) or issue to all holders of its WorldCom Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). WorldCom will also be entitled to make upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate and the Call Price, as the WorldCom Board of Directors in its good faith discretion shall determine to be advisable, so that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Code) hereafter made by WorldCom to its shareholders will not be taxable. "Extraordinary Cash Distributions" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the WorldCom Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Common Equivalent Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of WorldCom Common Stock basis, 10 percent of the average daily closing sales price of the WorldCom Common Stock over such 12-month period. All adjustments to the Common Equivalent Rate and the Optional Conversion Rate will be calculated to the nearest 1/1000th of a share of WorldCom Common Stock or if there is not a nearest 1/1000th of a share to the next lower 1/1000th of a share. No adjustment in the Common Equivalent Rate and the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made be carried forward and taken into account in any subsequent adjustment.

     Adjustment for Consolidation or Merger. In case of any consolidation or merger to which WorldCom is a party (other than a merger or consolidation in which WorldCom is the continuing corporation and in which the WorldCom Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of WorldCom as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each share of WorldCom Series A Preferred Stock shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of WorldCom Common Stock into which such WorldCom Series A Preferred Stock might have been converted immediately before consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of WorldCom Common Stock into which such WorldCom Series A Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of WorldCom Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such shares immediately prior to consummation of such transaction, assuming that the public announcement of such redemption had been made on the last possible date permitted by the terms of the WorldCom Series A Preferred Stock and applicable law; assuming in each case that such holder of WorldCom Series A Preferred Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into which the WorldCom Series A Preferred Stock shall be convertible after the consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction. WorldCom shall not, without the affirmative vote of more than the holders of two-thirds of all the outstanding shares of the WorldCom Series A Preferred Stock, become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     Fractional Shares. No fractional shares of WorldCom Common Stock will be issued upon redemption or conversion of the WorldCom Series A Preferred Stock or in respect of any dividend paid in shares of WorldCom Common Stock. In lieu of any fractional share otherwise issuable in respect of all shares of WorldCom Series A Preferred Stock of any holder which are redeemed or converted on any redemption date or upon Mandatory Conversion or any optional conversion or in respect of any stock dividend, WorldCom will, in its discretion, either (i) aggregate such fractional shares and will sell such shares in the public market to provide funds to be distributed to the holders of WorldCom Series A Preferred Stock that would otherwise receive fractional shares, net of any discounts, commissions, fees or expenses associated with such sale, or (ii) pay to the holders of WorldCom Series A Preferred Stock that would otherwise receive fractional shares an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100th) of a share.

     Notice to Holders of WorldCom Series A Preferred Stock. WorldCom will provide notice of any call for redemption of the WorldCom Series A Preferred Stock to holders of record of the WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares) to be called for redemption not less than 15 nor more than 60 days before the date fixed for redemption. Such notice shall be provided by mailing notice of such redemption to the holders of record of the WorldCom Series A Preferred Stock to be called for redemption. Each holder of WorldCom Series A Preferred Stock to be called for redemption shall surrender the certificate evidencing such WorldCom Series A Preferred Stock to WorldCom at the place designated in such notice and shall be entitled to receive certificates for shares of WorldCom Common Stock following such surrender and the date of such redemption.

     In the event that (1) WorldCom declares a dividend (or any other distribution) on the WorldCom Common Stock, excluding cash dividends, (2) WorldCom authorizes the issuance to all holders of WorldCom Common Stock of rights or warrants to subscribe for or purchase shares of WorldCom Common Stock or of any other subscription rights or warrants, (3) WorldCom authorizes any reclassification of WorldCom Common Stock (other than a subdivision or combination thereof) or of any consolidation or merger to which WorldCom is a party and for which approval of any WorldCom shareholders is required (subject to certain exceptions), or of the sale or transfer of all or substantially all of the assets of WorldCom, or (4) a voluntary or involuntary dissolution, liquidation or winding up of WorldCom is commenced, then in accordance with such event WorldCom shall give to the holders of shares of WorldCom Series A Preferred Stock, at least ten days notice of:

     (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or if a record is not to be taken, the date as of which the holders of WorldCom Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined; or

     (ii) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of WorldCom Common Stock of record shall be entitled to exchange their WorldCom Common Stock for securities or other property (including cash), if any, deliverable upon such reclassifications, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

     For a description of notices to holders of WorldCom Depositary Shares, see "-- WorldCom Depositary Shares -- Record Date" below.

     Liquidation Rights. In the event of the liquidation, dissolution, or winding up of the business of WorldCom, whether voluntary or involuntary, the holders of WorldCom Series A Preferred Stock, after payment or provision for payment of the debts and other liabilities of WorldCom and the payment or provision for payment of any distribution on any shares of WorldCom's capital stock having a preference and priority over the WorldCom Series A Preferred Stock on liquidation, and before any distribution to the holders of the WorldCom Common Stock, or any other stock ranking junior to the WorldCom Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up, will be entitled to receive for each share of WorldCom Series A Preferred Stock an amount equal to the greater of (i) the sum of (a) $3,350 and
(b) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up and (ii) the value of the shares of WorldCom Common Stock into which such shares of WorldCom Series A Preferred Stock are convertible on the date of such liquidation, dissolution or winding up. If the assets of WorldCom available for distribution to the holders of the WorldCom Series A Preferred Stock upon a dissolution, liquidation or winding up of WorldCom shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding WorldCom Series A Preferred Stock and any shares of WorldCom capital stock ranking on a parity with the WorldCom Series A Preferred Stock upon liquidation, then the holders of all such WorldCom Series A Preferred Stock and such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of WorldCom Series A Preferred Stock and the holders of outstanding shares of WorldCom preferred stock ranking on a parity with the WorldCom Series A Preferred Stock upon liquidation are entitled were paid in full.

     Voting Rights. Each share of WorldCom Series A Preferred Stock is entitled to ten votes (equivalent to 0.1 of a vote for each WorldCom Depositary Share) with respect to all matters. The holders of the WorldCom Series A Preferred Stock and the holders of WorldCom Common Stock will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of more than two-thirds of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series A Preferred Stock is required for any amendment to the WorldCom Articles that materially adversely changes the rights, preferences or privileges of the WorldCom Series A Preferred Stock. The holders of the outstanding shares of WorldCom Series A Preferred Stock shall also have the right, voting together with the holders of any other outstanding shares of Voting Preferred Stock (as hereinafter defined) as a separate voting group, to elect two members of the WorldCom Board of Directors at any time six or more quarterly dividends on any shares of Voting Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. For this purpose, "Voting Preferred Stock" shall mean the shares of WorldCom Series A Preferred Stock and each other series of WorldCom preferred stock which shall have substantially similar voting rights (including voting as one voting group with other shares of Voting Preferred Stock) with respect to the election of directors upon substantially similar arrearages of dividends. In such event, the number of directors of WorldCom shall be increased by two, and, unless a regular meeting of the shareholders of WorldCom is to be held within 60 days thereof for the purpose of electing directors, within 30 days thereafter, WorldCom shall call a special meeting of the holders of the outstanding shares of Voting Preferred Stock for the purpose of electing such directors to take place at the time specified in the notice of the meeting, to be not more than 60 days after such holders become so entitled to elect two directors and not less than 10 days nor more than 50 days after the date on which such notice is mailed. If such special meeting shall not have been so called by WorldCom, or such regular meeting shall not be so held, a special meeting may be called for such purpose at the expense of WorldCom by the holders of not less than 10% of the outstanding shares of any series of Voting Preferred Stock; and notice of any such special meeting shall be given by the person or persons calling the same to the holders of the outstanding shares of the Voting Preferred Stock. At any such special meeting the holders of the outstanding shares of Voting Preferred Stock (voting separately as a class with each share having one vote) shall elect two members of the WorldCom Board of Directors. If a regular meeting of the shareholders of WorldCom for the purpose of electing directors is to be held within 60 days after the time the holders of the outstanding shares of Voting Preferred Stock become so entitled to elect two directors, then at such regular meeting, the holders of the outstanding shares of Voting Preferred Stock (voting separately as a class with each share having one vote) shall elect two members of the Board of Directors. The right of the holders of the Voting Preferred Stock (voting separately as a class) to elect two members of the WorldCom Board of Directors shall continue until such time as no dividends on any outstanding shares of Voting Preferred Stock are in arrears and unpaid, in whole or in part, at which time (i) the voting power of the holders of the outstanding shares of Voting Preferred Stock so to elect two directors shall cease, but always subject to the vesting of such voting power upon the occurrence of each and every like arrearage of dividends, and (ii) the term of office of each member of the Board of Directors who was elected pursuant to this provision shall automatically expire.

     Reissuance. Shares of WorldCom Series A Preferred Stock redeemed for or converted into WorldCom Common Stock or otherwise acquired by WorldCom will assume the status of authorized but unissued WorldCom preferred stock undesignated as to series and may thereafter be redesignated or reissued in the same manner as other authorized but unissued WorldCom preferred stock.

     Listing. WorldCom intends to apply to list the WorldCom Depositary Shares on the Nasdaq National Market under the symbol "WCOMP" (provided there are a sufficient number of holders and available market makers to meet applicable requirements).

     Registrar and Transfer Agent. The Bank of New York will serve as registrar and transfer agent for the WorldCom Series A Preferred Stock (and the WorldCom Depositary Shares).

SERIES B PREFERRED STOCK

     The following description of WorldCom Series B Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles and the Articles of Amendment creating the WorldCom Series B Preferred Stock (the "Series B Articles of Amendment"), the terms of which are incorporated by reference as an exhibit hereto. Based on the number of shares of MFS Series B Preferred Stock outstanding as of November 13, 1996, a total of 13,680,011 shares of the WorldCom Series B Preferred Stock will be issued at the effective time of the MFS Merger.

     Dividends. The holders of WorldCom Series B Preferred Stock are entitled to receive, when and as declared out of funds legally available therefor, dividends from the issue date of the WorldCom Series B Preferred Stock, accruing at the rate per share of $.0775 per annum, payable when and as the WorldCom Board of Directors may determine in cash, before any dividends shall be set apart for or paid upon the WorldCom Common Stock or any other stock ranking as to dividends junior to the Series B Preferred Stock in any year. All dividends declared upon WorldCom Series B Preferred Stock will be pro rata per share and will be payable to holders of record as they appear on the stock books of WorldCom on such record dates as shall be fixed by the WorldCom Board of Directors. Notwithstanding the foregoing, WorldCom may declare, set apart and pay dividends on shares of the WorldCom Series A Preferred Stock whether or not dividends have been declared, set apart or paid on the shares of WorldCom Series B Preferred Stock. The WorldCom Board of Directors is not required to declare any dividends on the WorldCom Series B Preferred Stock, and the failure to declare any such dividends will not constitute a default or otherwise vest the holders of shares of WorldCom Series B Preferred Stock with any right, other than the right to receive amounts in respect of accrued but unpaid dividends. Dividends (or amounts equal to accrued and unpaid dividends) payable on the WorldCom Series B Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months. Dividends are only payable in cash, except for payment of accrued but unpaid dividends upon conversion, redemption or liquidation of the WorldCom Series B Preferred Stock, as the case may be, as described below.

     Dividends on the WorldCom Series B Preferred Stock are cumulative and will accrue on a daily basis whether or not WorldCom has net profits or surplus available for the payment of dividends in such fiscal year. Dividends accumulate as against the holders of any stock ranking junior as to dividends to the WorldCom Series B Preferred Stock to the extent they are not paid in any fiscal year or years for which they accrue. Accrued but unpaid dividends will not bear interest.

     WorldCom is not permitted to set apart for or pay upon the WorldCom Common Stock any Extraordinary Cash Dividend (as defined below) unless, at the same time, WorldCom shall have set apart for or paid upon all shares of WorldCom Series B Preferred Stock an amount of cash per share of WorldCom Series B Preferred Stock equal to the Extraordinary Cash Dividend that would have been paid in respect of such share if the holder of such share of WorldCom Series B Preferred Stock had converted such share into shares of WorldCom Common Stock immediately prior to the record date for such Extraordinary Cash Dividend. The term "Extraordinary Cash Dividend" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the WorldCom Common Stock paid during the consecutive 12-month period ending on and including such date exceeds, on a per share of WorldCom Common Stock basis, 10% of the average daily closing price of the WorldCom Common Stock over such 12-month period.

     Conversion at Option of Holder. The shares of WorldCom Series B Preferred Stock are convertible, in whole or in part, at the option of the holder thereof, at any time, unless previously redeemed, into shares of WorldCom Common Stock at a rate of 0.0973912 shares of WorldCom Common Stock for each share of WorldCom Series B Preferred Stock (equivalent to an initial conversion price of $10.268 per share of WorldCom Common Stock), subject to adjustment as described below (the "Series B Conversion Rate"). Shares of WorldCom Series B Preferred Stock may not be converted after the close of business on the business day preceding the date fixed for redemption of such shares.

     No fractional shares of WorldCom Common Stock will be issued upon conversion of WorldCom Series B Preferred Stock or scrip in lieu thereof. If any fraction of a share of WorldCom Common Stock would be issuable upon conversion of any WorldCom Series B Preferred Stock, WorldCom will, at its election, either (i) sell such fractional share and distribute the proceeds of such sale to the person entitled to same, net of any discounts, commissions, fees or expenses associated with such sale or (ii) pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100th) of a share.

     Conversion of WorldCom Series B Preferred Stock may be effected by surrendering certificates evidencing such WorldCom Series B Preferred Stock, together with written notice of conversion and a proper assignment of such certificates to WorldCom in form satisfactory to WorldCom, to the principal office of the transfer agent for the WorldCom Series B Preferred Stock and otherwise in accordance with conversion procedures established by WorldCom. Each conversion shall be deemed to have been effected on the date on which the foregoing requirements shall have been satisfied (the "Conversion Date"). The conversion shall be at the Series B Conversion Rate in effect at such time and on such date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates representing shares of the WorldCom Series B Preferred Stock as aforesaid, WorldCom will issue and deliver to such holder a certificate or certificates for the number of full shares of WorldCom Common Stock issuable on such conversion and cash in lieu of any fractional shares of WorldCom Common Stock otherwise issuable upon such conversion.

     Upon any such conversion, WorldCom shall pay, out of funds legally available therefor, to the person entitled thereto an amount equal to all accrued but unpaid dividends to, but not including, the Conversion Date in respect of the shares of WorldCom Series B Preferred Stock surrendered for conversion, which amount shall be payable, at the election of WorldCom, in cash or shares of WorldCom Common Stock. In the event WorldCom elects to pay such amount in shares of WorldCom Common Stock, the number of shares of WorldCom Common Stock to be issued in respect of unpaid dividends on each share of WorldCom Series B Preferred Stock surrendered for conversion will be determined by dividing (x) the total amount of accrued but unpaid dividends, to be paid on each such share of WorldCom Series B Preferred Stock by (y) the Fair Market Value of a share of WorldCom Common Stock. The term "Fair Market Value" means
(i) if the WorldCom Common Stock is listed on any national securities exchange or the Nasdaq National Market, the average of the last sales price (or the quoted closing bid price if there shall have been no sales) of the WorldCom Common Stock on such exchange or the Nasdaq National Market (as the case may be) for a period of 30 trading days prior to the Conversion Date, or (ii) if the WorldCom Common Stock is not so listed, on the basis of the average of the mean between the closing bid and asked prices for the WorldCom Common Stock for each day in the 30 trading day period prior to the Conversion Date, as reported by Nasdaq, or its successor, or (iii) if the WorldCom Common Stock is not so listed and if there are no such closing bid and asked prices, on the basis of the fair market value per share as determined by the WorldCom Board of Directors.

     Conversion Adjustment. In case WorldCom shall at any time (x) subdivide (whether by stock dividend, stock split or otherwise) its outstanding shares of WorldCom Common Stock into a greater number of shares or (y) combine its outstanding shares of WorldCom Common Stock into a smaller number of shares, the Series B Conversion Rate in effect immediately prior thereto will be proportionately adjusted so that the holder of any shares of WorldCom Series B Preferred Stock thereafter surrendered for conversion will be entitled to receive the number of shares of WorldCom capital stock which the holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of WorldCom Series B Preferred Stock been converted immediately prior to the happening of such event.

     Adjustment for Consolidation or Merger. In case of any capital reorganization or reclassification of the capital stock of WorldCom, or consolidation or merger of WorldCom with another company, or the sale of all or substantially all of its assets to another company shall be effected in such a way that holders of WorldCom Common Stock are entitled to receive stock, securities, cash or other property with respect to or in exchange for WorldCom Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision will be made whereby the holders of the WorldCom Series B Preferred Stock shall have the right to acquire and receive upon conversion of the WorldCom Series B Preferred Stock, which right shall be prior to the rights of the holders of stock ranking junior to the WorldCom Series B Preferred Stock (but after and subject to the rights of holders of preferred stock, if any, ranking senior to the WorldCom Series B Preferred Stock and on parity with the rights of holders of WorldCom Series A Preferred Stock), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of WorldCom Common Stock as would have been received upon conversion of the WorldCom Series B Preferred Stock at the Series B Conversion Rate then in effect. WorldCom will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor company (if other than WorldCom) resulting from such consolidation or merger or the company purchasing such assets assumes, by written instrument, the obligation to deliver to each holder of shares of WorldCom Series B Preferred Stock such shares of stock, securities, cash or other property as such holder may be entitled to purchase.

     Right to Redeem WorldCom Series B Preferred Stock. The WorldCom Series B Preferred Stock is not redeemable by WorldCom prior to September 30, 2001. Thereafter, WorldCom has the right, at its sole option and election, out of funds legally available therefor, to redeem the shares of WorldCom Series B Preferred Stock, in whole or in part, at any time and from time to time at a redemption price of $1.00 per share plus an amount equal to all accrued and unpaid dividends thereon (the "Redemption Price"), whether or not declared, to the redemption date; provided, that any amount due in respect of all or any portion of the Redemption Price, including accrued dividends, may be paid in cash or shares of WorldCom Common Stock as determined by the WorldCom Board of Directors. In the event the WorldCom Board of Directors elects to pay any portion of the Redemption Price in shares of WorldCom Common Stock, the number of shares of WorldCom Common Stock to be issued will be determined in the same manner as provided for in the event of an optional conversion as described above. If less than all of the outstanding shares of WorldCom Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot, pro-rata or in such other manner as the WorldCom Board of Directors may determine to be fair and proper. In order to facilitate the redemption of the WorldCom Series B Preferred Stock, the WorldCom Board of Directors may fix a record date for the determination of holders of WorldCom Series B Preferred Stock to be redeemed, or may cause the transfer books of WorldCom to be closed for the transfer of the WorldCom Series B Preferred Stock, not more than 60 days prior to the date fixed for such redemption.

     Liquidation Rights. In the event of the liquidation, dissolution, or winding up of the business of WorldCom, whether voluntary or involuntary, the holders of WorldCom Series B Preferred Stock, after payment or provision for payment of the debts and other liabilities of WorldCom and the payment or provision for payment of any distribution on any shares of WorldCom's capital stock having a preference and priority over the WorldCom Series B Preferred Stock on liquidation, and before any distribution to the holders of the WorldCom Common Stock, or any other stock ranking junior to the WorldCom Series B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up, will be entitled to receive for each share of WorldCom Series B Preferred Stock an amount equal to the sum of $1.00 plus all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up. If the assets of WorldCom available for distribution to the holders of the WorldCom Series B Preferred Stock upon a dissolution, liquidation or winding up of WorldCom shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding WorldCom Series B Preferred Stock and any shares of WorldCom capital stock ranking on a parity with the WorldCom Series B Preferred Stock upon liquidation, then the holders of all such WorldCom Series B Preferred Stock and such shares of WorldCom capital stock ranking on a parity with the WorldCom Series B Preferred Stock shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of WorldCom Series B Preferred Stock and the holders of outstanding shares of WorldCom preferred stock ranking on a parity with the WorldCom Series B Preferred Stock upon liquidation are entitled were paid in full. The WorldCom Series A Preferred Stock ranks on a parity with the WorldCom Series B Preferred Stock upon liquidation.

     Notice to Holders of WorldCom Series B Preferred Stock. WorldCom will provide notice of any call for redemption of the WorldCom Series B Preferred Stock (including notice of whether such redemption shall be paid in cash or shares of WorldCom Common Stock) to holders of the WorldCom Series B Preferred Stock to be called for redemption not less than 30 nor more than 60 days before the date fixed for redemption.

     In the event that (1) WorldCom declares any dividend upon its WorldCom Common Stock payable in stock or makes any special dividend or other distribution to the holders of WorldCom Common Stock; (2) there is any capital reorganization or reclassification of the WorldCom capital stock, including any subdivision or combination of its outstanding shares of WorldCom Common Stock, or consolidation or merger of WorldCom with, or sale of all or substantially all of its assets to, another company; or (3) there is a voluntary or involuntary dissolution, liquidation or winding up of WorldCom, then, in accordance with such event, WorldCom shall give to the holders of shares of WorldCom Series B Preferred Stock:

     (i) at least twenty (20) days prior written notice of the date on which the books of WorldCom shall close or a record shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

     (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place.

     A notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend or distribution, the date on which the holders of WorldCom Common Stock shall be entitled thereto, and a notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of WorldCom Common Stock shall be entitled to exchange their WorldCom Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice will be sent by mail, first class, postage prepaid, addressed to the holders of the WorldCom Series B Preferred Stock at the address of each such holder as shown on the books of WorldCom.

     Notice of any redemption of the WorldCom Series B Preferred Stock (including notice of whether such redemption will be paid in cash or shares of WorldCom Common Stock) will be mailed at least 30 days, but not more than 60 days prior to the date fixed for redemption to each holder of WorldCom Series B Preferred Stock to be redeemed, at such holder's address as it appears on the books of WorldCom.

     Voting Rights. Each share of WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters. The holders of the WorldCom Series B Preferred Stock and the holders of WorldCom Common Stock (and WorldCom Series A Preferred Stock) will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of at least a majority of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series B Preferred Stock is required to adversely change the rights, preferences or privileges of the WorldCom Series B Preferred Stock. For this purpose, the authorization or issuance of any series of preferred stock with a preference or priority over, or being on a parity with, the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of WorldCom shall not be deemed to adversely affect the Series B Preferred Stock. In case WorldCom shall at any time prior to March 23, 1999 subdivide (whether by stock dividend, stock split or otherwise) its outstanding shares of WorldCom Common Stock into a greater number of shares (each a "Subdivision"), the voting rights of each share of WorldCom Series B Preferred Stock will be adjusted to provide that the percentage of the aggregate voting power of the WorldCom Common Stock represented by the WorldCom Series B Preferred Stock, shall be the same as such percentage immediately prior to such Subdivision, with the holder of each share of WorldCom Series B Preferred Stock being entitled to the number of votes proportionate to such adjustment. Such adjustments made pursuant to a Subdivision will become effective immediately after the effective date of the Subdivision.

     Reissuance. Shares of WorldCom Series B Preferred Stock redeemed for or converted into WorldCom Common Stock or otherwise acquired by WorldCom will be retired and canceled and will not be reissued, and WorldCom may from time to time take such appropriate action as may be necessary to reduce the authorized WorldCom Series B Preferred Stock accordingly.

     No Listing. WorldCom does not intend to apply to list the WorldCom Series B Preferred Stock on the Nasdaq National Market or any other established securities market.

     Registrar and Transfer Agent. The Bank of New York will serve as registrar and transfer agent for the WorldCom Series B Preferred Stock.

DEPOSITARY SHARES

     Pursuant to the MFS Merger, each MFS Depositary Share will be exchanged for one WorldCom Depositary Share, resulting in a total of 9,499,200 WorldCom Depositary Shares outstanding as of the closing of the MFS Merger, based on the number of MFS Depositary Shares outstanding as of the MFS Record Date. Each WorldCom Depositary Share will represent a one-hundredth interest in a share of WorldCom Series A Preferred Stock deposited under the Deposit Agreement ("Deposit Agreement"), to be entered into among WorldCom, The Bank of New York, as Depositary ("Depositary"), and the holders from time to time of Depositary Receipts issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a WorldCom Depositary Share is entitled proportionately to all of the rights and preferences of the shares of WorldCom Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the WorldCom Articles and summarized above under "-- Series A Preferred Stock." WorldCom does not expect that there will be any public trading market for the WorldCom Series A Preferred Stock except as represented by the WorldCom Depositary Shares.

     The WorldCom Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement (which contains the form of Depositary Receipt), a copy of which is incorporated by reference as an exhibit hereto.

     Issuance of Depositary Receipts. Immediately following the issuance of the WorldCom Series A Preferred Stock, WorldCom will deposit the WorldCom Series A Preferred Stock with the Depositary. Each holder of MFS Depositary Shares upon surrender, to the Exchange Agent, of a depositary receipt or receipts representing such shares together with the transmittal letter provided by the Exchange Agent duly completed and executed by such holder, will then be issued Depositary Receipts representing the number of WorldCom Depositary Shares to which such holder is entitled. Depositary Receipts will be issued evidencing only whole WorldCom Depositary Shares.

     Withdrawal of WorldCom Series A Preferred Stock. Upon surrender of the WorldCom Depositary Receipts at the Corporate Trust Office of the Depositary, the owner of the WorldCom Depositary Shares evidenced thereby is entitled to delivery at such office the number of whole shares of WorldCom Series A Preferred Stock represented by such WorldCom Depositary Shares. Owners of WorldCom Depositary Shares will be entitled to receive only whole shares of WorldCom Series A Preferred Stock on the basis of one share of WorldCom Series A Preferred Stock for one hundred WorldCom Depositary Shares. In no event will fractional shares of WorldCom Series A Preferred Stock (or cash in lieu thereof) be distributed by the Depositary. If the Depositary Receipts delivered by the holder evidence a number of WorldCom Depositary Shares in excess of the number of WorldCom Depositary Shares representing the number of whole shares of WorldCom Series A Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of WorldCom Depositary Shares.

     The WorldCom Series A Preferred Stock will not be qualified for inclusion in the Nasdaq National

Market or in any other exchange or organized trading market. Accordingly, there may be significant disadvantages to holding WorldCom Series A Preferred Stock rather than the WorldCom Depositary Shares.

     Mandatory Conversion, or Call. As described under "-- Series A Preferred Stock," the WorldCom Series A Preferred Stock is subject to mandatory conversion into shares of WorldCom Common Stock on the Mandatory Conversion Date, and to the right of WorldCom to call the WorldCom Series A Preferred Stock at WorldCom's option, for redemption on or after the Initial Redemption Date and before the Mandatory Conversion Date. The WorldCom Depositary Shares are subject to mandatory conversion or call upon substantially the same terms and conditions (including as to notice to the owners of WorldCom Depositary Shares) as the WorldCom Series A Preferred Stock, except that the number of shares of Common Stock received upon mandatory conversion or redemption of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each share of WorldCom Series A Preferred Stock divided by one hundred.

     If fewer than all of the WorldCom Depositary Shares are to be redeemed, the WorldCom Depositary Shares to be redeemed will be selected by lot or pro rata or by any other equitable method determined by the Depositary to be consistent with the method determined by the WorldCom Board of Directors with respect to the WorldCom Series A Preferred Stock. If fewer than all of the WorldCom Depositary Shares evidenced by a Depositary Receipt are called for redemption, the Depositary will deliver to the holder of such Depositary Receipt upon its surrender to the Depositary, together with the redemption consideration, a new Depositary Receipt evidencing the WorldCom Depositary Shares evidenced by such prior Depositary Receipt and not called for redemption.

     Conversion at the Option of Holder. As described under "-- Series A Preferred Stock," the WorldCom Series A Preferred Stock may be converted, in whole or in part, into shares of WorldCom Common Stock at the option of the holders of WorldCom Series A Preferred Stock at any time before the Mandatory Conversion Date, unless previously redeemed. The WorldCom Depositary Shares may, at the option of holders thereof, be converted into shares of WorldCom Common Stock delivering upon the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon conversion of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon conversion of each share of WorldCom Series A Preferred Stock divided by one hundred. To effect such an optional conversion, a holder of WorldCom Depositary Shares must deliver Depositary Receipts evidencing the WorldCom Depositary shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to WorldCom or in blank, to the Depositary or its agent. Each optional conversion of WorldCom Depositary Shares shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time shall and on such date, adjusted to reflect the fact that one hundred WorldCom Depositary Shares are the equivalent of one WorldCom Series A Preferred Stock.

     If only a portion of the WorldCom Depositary Shares evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any WorldCom Depositary Shares not converted. No fractional shares of WorldCom Common Stock will be issued upon conversion or redemption of WorldCom Depositary Shares or upon payment of stock dividends or distributions, and, if such conversion, redemption, dividend or distribution would otherwise result in a fractional share of WorldCom Common Stock being issued, the Depositary will sell the total number of shares of WorldCom Common Stock that would have been represented by such fractional shares at public or private sale at such place or places and upon such terms it deems proper and the Depositary shall distribute the net proceeds of such sale after deduction of applicable expenses and taxes to the record holders entitled to such fractional shares, as set forth in the Deposit Agreement.

     After the date fixed for conversion or redemption, the WorldCom Depositary Shares so converted or called for redemption will no longer be deemed to be outstanding, and all rights of the holders of such WorldCom Depositary Shares will cease, except the redemption and any money or other property to which the holders of such WorldCom Depositary Shares were entitled upon such conversion or redemption, upon surrender to the Depositary of the Depositary Receipt or Receipts evidencing such WorldCom Depositary Shares.

     Dividends and Other Distributions. The Depositary will distribute all dividends or other distributions in respect of the WorldCom Series A Preferred Stock to the record holders of Depositary Receipts in proportion to the number of WorldCom Depositary Shares owned by such holders.

     No fractional shares of WorldCom Common Stock will be issued in respect of any stock dividend paid in respect of the WorldCom Series A Preferred Stock. If such stock dividend would otherwise result in a fractional share of WorldCom Common Stock being issued, an amount will be paid in cash in lieu thereof as described in "-- Series A Preferred Stock" and as set forth in the Deposit Agreement.

     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by WorldCom or the Depositary on account of taxes.

     Record Date. Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the WorldCom Series A Preferred Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of WorldCom Series A Preferred Stock are entitled to vote or of which holders of WorldCom Series A Preferred Stock are entitled to notice, or of any election on the part of WorldCom to call for redemption any WorldCom Series A Preferred Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date for the WorldCom Series A Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or (z) who shall be subject to such redemption, subject to the provisions of the Deposit Agreement.

     Voting of WorldCom Series A Preferred Stock. Upon receipt of notice of any meeting at which holders of WorldCom Series A Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the WorldCom Series A Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of WorldCom Series A Preferred Stock represented by such holder's WorldCom Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of WorldCom Series A Preferred Stock represented by such WorldCom Depositary Shares in accordance with such instructions, and WorldCom has agreed to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting WorldCom Series A Preferred Stock to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts representing such WorldCom Series A Preferred Stock. To the extent any such instructions request the voting of a fraction of a share of WorldCom Series A Preferred Stock, the Depositary shall aggregate such fraction with all other fractions resulting from requests with the same voting instructions and shall vote the number of whole shares resulting from such aggregation in accordance with the instructions received in such requests.

     Amendment and Termination of Deposit Agreement. The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between WorldCom and the Depositary. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "-- Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective will be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of WorldCom Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such WorldCom Depositary Shares to receive WorldCom Series A Preferred Stock or, upon conversion of the WorldCom Series A Preferred Stock represented by the Depositary Receipts, to receive shares of WorldCom Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

     Whenever so directed by WorldCom, the Depositary will terminate the Deposit Agreement after mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days before the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Depositary shall have delivered to WorldCom a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the WorldCom Series A Preferred Stock and any other distributions with respect thereto and (ii) to deliver the WorldCom Series A Preferred Stock and any money and other property represented by Depositary Shares upon surrender thereof by the holders thereof. At any time after the expiration of two years from the date of termination, the Depositary may sell the WorldCom Series A Preferred Stock then held by it at public or private sale, at such places and upon such terms as its deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated, WorldCom agrees to use its best efforts to list the WorldCom Series A Preferred Stock on the Nasdaq National Market.

     Charges of Depositary. WorldCom will pay all charges of the Depositary including charges in connection with the initial deposit of the WorldCom Series A Preferred Stock, the initial execution and delivery of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which WorldCom Series A Preferred Stock are entitled to vote, withdrawals of the WorldCom Series A Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the WorldCom Series A Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expense of the holders of Depositary Receipts or persons depositing WorldCom Series A Preferred Stock.

     General. The Depositary will make available for inspection by holders of Depositary Receipts at its Corporate Office all reports and communications from WorldCom that are delivered to the Depositary and made generally available to the holders of the WorldCom Series A Preferred Stock.

     Neither the Depositary nor WorldCom will be liable if it is prevented or delayed by law or by any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

WORLDCOM SERIES 3 PREFERRED STOCK

     In connection with the implementation of the WorldCom Rights Plan, the WorldCom Board of Directors authorized 750,000 shares of preferred stock to be issued as Series 3 Junior Participating Preferred Stock (the "WorldCom Series 3 Preferred Stock"), a description of the terms of which is set forth below under "-- Preferred Stock Purchase Rights." The WorldCom Board of Directors also intends to file with the Secretary of State of the State of Georgia, at or prior to the effective time of the MFS Merger, an amendment to its Articles of Amendment previously establishing the Series 3 Junior Participating Preferred Stock (as described in "-- Preferred Stock Purchase Rights" below) in order to increase the number of shares of such preferred stock issuable upon exercise of the WorldCom Rights associated with the WorldCom Common Stock.

PREFERRED STOCK PURCHASE RIGHTS

     On August 25, 1996, WorldCom adopted the WorldCom Rights Plan and in connection therewith entered into the WorldCom Rights Agreement with The Bank of New York (the "WorldCom Rights Agreement"). To implement the WorldCom Rights Plan, the WorldCom Board of Directors authorized the issuance of one preferred share purchase right (a "WorldCom Right") for each outstanding share of WorldCom Common Stock outstanding as of September 6, 1996 and issued thereafter until the Distribution Date (as defined in the WorldCom Rights Agreement). Each WorldCom Right entitles the registered holder to purchase from WorldCom one one-thousandth of a share of Series 3 Preferred Stock at an initial price of $160.00 per one one-thousandth of such share, subject to adjustment as described in the WorldCom Rights Agreement.

     The WorldCom Rights will be evidenced by the WorldCom Common Stock and a Distribution Date will occur upon the earlier of ten business days following public disclosure or the date on which WorldCom first determines that certain persons or groups (an "Acquiring Person") have become the beneficial owner of 15% or more of the outstanding shares of voting stock of WorldCom (the "Stock Acquisition Date") or ten business days (or such later date as may be determined by action of the Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer that would result in certain persons or groups becoming an Acquiring Person. The WorldCom Rights are not exercisable until the Distribution Date and will expire, if not previously exercised, on September 6, 2006, unless such final expiration date is extended or unless the WorldCom Rights are earlier redeemed or exchanged by WorldCom.

     Upon the occurrence of a Distribution Date, each holder of a WorldCom Right, except for an Acquiring Person, has the right to acquire, upon exercise of the WorldCom Right, WorldCom Common Stock having a value equal to two times the exercise price of the WorldCom Right. If a person becomes an Acquiring Person and (i) WorldCom is acquired in a merger or other business combination transaction in which either WorldCom is not the surviving corporation or WorldCom Common Stock is exchanged or changed, or (ii) 50% or more of WorldCom's assets or earnings power is sold in one or several transactions, each holder of a WorldCom Right, except for an Acquiring Person, would acquire, upon exercise of the WorldCom Right, such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current exercise price for a WorldCom Right by the number one one-thousandths of a share of WorldCom Series 3 Preferred Stock for which a WorldCom Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

     If a certain person or group acquires more than 15% but less than 50% of the outstanding WorldCom Common Stock, WorldCom can exchange each WorldCom Right, except those held by such persons, for one share of WorldCom Common Stock.

     The WorldCom Series 3 Preferred Stock will be nonredeemable and junior to any other series of WorldCom preferred stock (unless otherwise provided in the terms of such WorldCom preferred stock). Each share of WorldCom Series 3 Preferred Stock will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of WorldCom Common Stock. In the event of liquidation, the holders of the WorldCom Series 3 Preferred Stock will receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of WorldCom Common Stock. Each share of WorldCom Series 3 Preferred Stock will have 1,000 votes, voting together with the WorldCom Common Stock. In the event of any merger, consolidation or other transaction in which shares of WorldCom Common Stock are converted or exchanged, each share of WorldCom Series 3 Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of WorldCom Common Stock. The rights of the WorldCom Series 3 Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

     At any time prior to the time an Acquiring Person becomes such, WorldCom may redeem the WorldCom Rights in whole, but not in part, at a price of $.01 per WorldCom Right. The redemption of the WorldCom Rights may be made effective at such time, on such basis and with such conditions as the WorldCom Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the WorldCom Rights, the right to exercise the WorldCom Rights will terminate and the only right of the holders of WorldCom Rights will be to receive the redemption price.

     The terms of the WorldCom Rights may be amended by the WorldCom Board of Directors without the consent of the holders of the WorldCom Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of WorldCom then known to WorldCom to be beneficially owned by certain persons or groups and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the WorldCom Rights.

     The WorldCom Rights Agreement provides that the execution of the MFS Merger Agreement and the Option Agreement between WorldCom and MFS and the consummation of the transactions contemplated thereby will not result in the occurrence of a Distribution Date or the WorldCom Rights becoming exercisable.

     The WorldCom Rights have certain anti-takeover effects. The WorldCom Rights will cause substantial dilution to a person or group that attempts to acquire or merge with WorldCom in certain circumstances. Accordingly, the existence of the WorldCom Rights may deter certain potential acquirors from making certain takeover proposals or tender offers. The WorldCom Rights should not interfere with any merger or other business combination approved by the WorldCom Board of Directors since WorldCom may redeem the WorldCom Rights as described above.

CERTAIN CHARTER AND BYLAW PROVISIONS

     In addition to the WorldCom Rights Agreement described above, the WorldCom Articles and the WorldCom Bylaws contain certain provisions, which are referred to below and which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of WorldCom. See "Risk Factors -- Risks Related to WorldCom, MFS and the Combined Company -- Anti-Takeover Provisions." In addition, one of the effects of the existence of unissued and unreserved WorldCom Common Stock and preferred stock may be to enable the WorldCom Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of WorldCom by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of WorldCom's management and possibly deprive the shareholders of opportunities to sell their shares of WorldCom Capital Stock at prices higher than the prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of WorldCom.

     Election of Directors. Under Georgia law, directors, unless their terms are staggered pursuant to the corporation's articles of incorporation or bylaws, are elected at each annual shareholder meeting under Georgia law, and vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors. Currently, the WorldCom Bylaws provide that the number of members of the WorldCom Board of Directors shall be fixed by the WorldCom Board of Directors but shall not be less than three. The WorldCom Articles and the WorldCom Bylaws do not provide for a staggered board of directors. In accordance with the MFS Merger Agreement, WorldCom will increase the number of members of its Board of Directors to 15 persons, eight of whom will be designated by WorldCom prior to the MFS Closing Date and seven of whom will be designated by MFS prior to the MFS Closing Date. Subject to certain restrictions, nominations to the WorldCom Board of Directors may be made by either the Board or shareholders, if delivered to WorldCom not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of WorldCom shareholders. Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The WorldCom Articles do not provide for cumulative voting.

     Special Meetings of Shareholders. Georgia law permits the board of directors or any person specified in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. A special meeting may also be called by at least 25% or such greater or lesser percentage of all the votes entitled to be cast on any issue proposed to be considered at the special meeting as is designated in the corporation's articles of incorporation or bylaws. The WorldCom Bylaws provide that a special meeting may be called by the WorldCom Board of Directors, the President of WorldCom or the holders of not less than 40% of all the votes entitled to be cast on the issue proposed to be considered at the proposed special meeting.

     Special Redemption Provisions. The WorldCom Articles contain provisions permitting WorldCom to redeem shares of its capital stock from certain foreign shareholders in order to enable it to continue to hold certain common carrier radio licenses. These provisions are intended to cause WorldCom to remain in compliance with the Communications Act of 1934, as amended, and the regulations of the FCC promulgated thereunder.

     Under these provisions, at such time as the percentage of capital stock owned by foreign shareholders or certain affiliates thereof exceeds 20%, WorldCom has the right to redeem the "excess shares" held by such persons at the fair market value thereof. Following any determination that such excess shares exist, such excess shares shall not be deemed outstanding for purposes of determining the vote required on any matter brought to the attention of the shareholders of WorldCom and such excess shares shall have no right to receive any dividends or other distributions, including distributions in liquidation. If such shares are traded on a national securities exchange or in the over-the-counter market, such fair market value is the average closing price for the 45 trading days immediately preceding the date of redemption. If such shares are not so traded, such fair market value shall be established by the WorldCom Board of Directors. In the event there is a foreign shareholder who acquired shares within 120 days of the date of redemption, however, the redemption price shall not exceed the price per share paid by such shareholder. At least 30 days notice of redemption must be given, and the redemption price may be paid in cash, securities or any combination thereof. WorldCom may require confirmation of citizenship from any record or beneficial owner of shares of its capital stock, and from any transferee thereof, as a condition to the registration or transfer of those shares.

     Business Combination Restrictions. Under Georgia law, Georgia corporations may adopt a provision in their bylaws requiring that "Business Combinations" be approved by a special vote of the board of directors and/or the shareholders unless certain fair pricing criteria are met. Georgia corporations may also adopt a provision in their articles of incorporation or bylaws which requires that "Business Combinations" with "Interested Shareholders" be approved by a super majority vote. These provisions, neither of which has been adopted by WorldCom, are described below. Also described below is the business combination restriction contained in the WorldCom Articles.

     Georgia's "fair price" statute authorizes a corporation to adopt a bylaw provision which requires special approval by the board of directors and/or shareholders for "Business Combinations" unless certain "fair price" criteria are met. Generally, for purposes of this statute, "Business Combination" is defined to include mergers, sales of assets out of the ordinary course of business, liquidations, and certain issuances of securities involving the corporation and any "Interested Shareholder." For purposes of this statute, an "Interested Shareholder" is defined as a person or entity that is the beneficial owner of 10% or more of the outstanding shares of the corporation's voting stock, or a person or entity that is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the then outstanding shares of the corporation's voting stock. A Business Combination with an Interested Shareholder must meet one of three criteria: (i) the transaction must be unanimously approved by the "Continuing Directors" (directors who served as directors immediately prior to the date the Interested Shareholder first became an Interested Shareholder and who are not affiliates or associates of the Interested Shareholder), provided that the Continuing Directors constitute at least three members of the board of directors at the time of such approval; (ii) the transaction must be recommended by at least two-thirds of the Continuing Directors and approved by a majority of the votes entitled to be cast by holders of voting shares, excluding shares held by the Interested Shareholder; or (iii) the terms of the transaction must meet fair pricing criteria and certain other tests intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

     Georgia's "business combination" statute authorizes a corporation to adopt a bylaw provision which prohibits "Business Combinations" with "Interested Shareholders" occurring within five years of the date a person first becomes an Interested Shareholder, unless special approval of the transaction is obtained. For purposes of this statute, "Business Combination" is defined to include mergers, sales of 10% or more of the corporation's net assets, and certain issuances of securities involving the corporation and any "Interested Shareholder." "Interested Shareholder" has the same definition as under the Georgia "fair price" statute. Any Business Combination with an Interested Shareholder within five years of the date such person first became an Interested Shareholder requires approval in one of three ways: (i) prior to becoming an Interested Shareholder, the corporation's board of directors must have approved the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) the Interested Shareholder acquires at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors and their affiliates and associates) in the same transaction in which such person becomes an Interested Shareholder; or (iii) subsequent to becoming an Interested Shareholder, such person acquires additional shares resulting in ownership of at least 90% of the outstanding shares (other than shares owned by officers, directors and their affiliates and associates), and obtains the approval of the Business Combination by the holders of a majority of the remaining shares.

     The WorldCom Articles contain a provision that requires the approval by the holders of at least 70% of the voting power of the outstanding shares of any class of stock of WorldCom entitled to vote generally in the election of directors as a condition for Business Transactions (defined below) involving WorldCom and a Related Person (defined below) or in which a Related Person has an interest, unless (a) the Business Transaction is approved by at least a majority of WorldCom's Continuing Directors (defined below) then serving on the Board of Directors, but if the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such transaction must have been approved by the unanimous vote of such Continuing Directors so long as there were at least three such Continuing Directors serving on the Board of Directors at the time of such unanimous vote, provided that no such Continuing Director is a Related Person who has an interest in the Business Transaction (other than a proportionate interest as a shareholder of WorldCom), or (b) certain minimum price and procedural requirements are met. A "Business Transaction" is defined to mean:
(i) any merger, share exchange or consolidation involving WorldCom or any of its subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition by WorldCom or any of its subsidiaries of more than 20% of its assets; (iii) any sale, lease, exchange, transfer or disposition of more than 20% of the assets of an entity to WorldCom or a subsidiary of WorldCom; (iv) the issuance, sale, exchange, transfer or other disposition by WorldCom or a subsidiary of WorldCom of any securities of WorldCom or any subsidiary in exchange for cash, securities or other properties having an aggregate fair market value of $15 million or more; (v) any merger, share exchange or consolidation between WorldCom and any subsidiary of WorldCom in which WorldCom is not the survivor and the charter of the surviving corporation does not contain provisions similar to this provision; (vi) any recapitalization or reorganization of WorldCom or reclassification of its securities which would have the effect of increasing the voting power of a Related Person; (vii) any liquidation, spin off, split off, split up or dissolution of WorldCom; and (viii) any agreement, contract or other arrangement providing for any of the Business Transactions defined or having a similar purpose or effect. A "Related Person" is defined to mean a beneficial owner which, together with its Affiliates and Associates (defined below), beneficially own 10% or more of WorldCom's outstanding voting stock or who had such level of beneficial ownership: (a) at the time of entering into the definitive agreement providing for the Business Transaction;
(b) at the time of adoption by the Board of Directors of a resolution approving such transaction; or (c) as of the record date for the determination of shareholders entitled to vote on or consent to the Business Transaction. A "Continuing Director" is a director of WorldCom who either was a member of the Board of Directors on September 15, 1993, or who became a director of WorldCom subsequent to such date and whose election, or nomination for election by the shareholders, was approved by at least a majority of the Continuing Directors then on the Board of Directors. If the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such election or nomination must have been approved by the unanimous vote of the Continuing Directors so long as there were at least three such Continuing Directors on the Board of Directors at the time of such unanimous vote. An "Affiliate" is defined to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. An "Associate" is defined to mean: (a) any corporation, partnership or other organization of which such specified person is an officer or partner; (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of WorldCom or any of its subsidiaries; and (d) any person who is a director, officer or partner of such specified person or of any corporation (other than WorldCom or any wholly owned subsidiary of WorldCom), partnership or other entity which is an Affiliate of such specified person.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS


     The rights of shareholders of BLT are governed by the WBCA and by BLT's Articles of Incorporation and Bylaws. Upon conversion of BLT Common Stock into WorldCom Common Stock, the rights of the former holders of BLT Common Stock who receive WorldCom Common Stock will be governed by the GBCC and by the WorldCom Articles and the WorldCom Bylaws. The following are summaries of certain of the material differences between the rights of holders of BLT Common Stock and WorldCom Common Stock.

RIGHTS OF DISSENTING SHAREHOLDERS

     As described in "The Merger - Dissenters' Rights," holders of BLT Common Stock have the right to dissent from the Merger and to demand the fair value of
their shares from BLT.   Shareholders of BLT generally have the right to
dissent from and have the fair value of their shares appraised in connection with certain mergers, sales of assets and other extraordinary transactions for which shareholder approval is required.

     The GBCC also provides dissenters' rights. These rights generally do not apply, however, with respect to shares registered on a national securities exchange or quoted on the Nasdaq National Market System. WorldCom Common Stock is quoted on the Nasdaq National Market, and therefore holders of WorldCom Common Stock generally do not have dissenters' rights.

CERTAIN VOTING RIGHTS

     Under the WBCA, unless the articles of incorporation provide otherwise and except with respect to certain "Significant business transactions" as defined in the WBCA, the affirmative vote of two-thirds of the issued and outstanding shares is required for approval of a merger of a corporation, a sale of all or substantially all of a corporation's assets, or a voluntary dissolution of a corporation. An amendment to a corporation's articles of incorporation generally requires the affirmative vote of two-thirds of the issued and outstanding shares, although the articles of incorporation may provide for a lesser percentage.

     The GBCC generally provides that such fundamental transactions (other than certain "Business Combinations" as defined in the GBCC) require approval by the vote of the holders of a majority of a corporation's outstanding stock entitled to vote on such fundamental transactions.

ELECTION OF DIRECTORS

     Under Washington law, directors are elected at each annual shareholder meeting unless their terms are staggered. Vacancies on the board may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw provide otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the articles of incorporation, may provide for staggered terms for the directors. The articles of incorporation or the bylaws also may follow the shareholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The BLT Board of Directors, which presently consists of 5 members, had not been established with staggered terms for directors. Under Washington law, shareholders have cumulative voting rights unless the articles of incorporation provide otherwise. The BLT Articles of Incorporation provide that shareholders do not have cumulative voting.

     Upon consummation of the Merger, the former shareholders of BLT will have rights under Georgia law in the election of directors similar to those provided by Washington law. Directors, unless their terms are staggered pursuant to the corporation's articles of incorporation or bylaws, are elected at each annual shareholder meeting under Georgia law, and vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors. Currently, the WorldCom Bylaws provide that the number of members of the WorldCom Board of Directors shall be fixed by the WorldCom Board of Directors but shall not be less than three. The WorldCom Articles and the WorldCom Bylaws do not provide for a staggered board of directors. In accordance with the Merger Agreement, WorldCom will increase the number of members of its Board of Directors to 15 persons, eight of whom will be designated by WorldCom prior to the MFS Closing Date and seven of whom will be designated by MFS prior to the MFS Closing Date. See "Information Regarding WorldCom -- Management of WorldCom Following the MFS Merger." Subject to certain restrictions, nominations to the WorldCom Board of Directors may be made by either the Board or shareholders, if delivered to WorldCom not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of WorldCom shareholders. Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The WorldCom Articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS

     Under Washington law, one or more directors may be removed by the shareholders with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The Articles of Incorporation of BLT do not contain a provision limiting the removal of directors. A director of a Washington corporation may be removed by the shareholders only at a special meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. If a director is elected by the holders of one or more classes or series of shares, only the holders those classes or series of shares may participate in the vote to remove that director. Under Washington law, a director of a corporation that does not have cumulative voting may be removed only if the votes cast to remove the director exceed the votes cast against removal of the director. BLT does not have cumulative voting.

     Georgia law provides that, unless director terms are staggered, directors may be removed with or without cause by a majority of the votes entitled to be cast, unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause, provided, however, that if a director is elected by a particular voting class of shareholders, that director may only be removed by the vote of that voting group. The WorldCom Articles and the WorldCom Bylaws contain no provisions that a director may be removed only for cause and, because director terms are not staggered, directors of WorldCom may be removed with or without cause.

ACTION BY WRITTEN CONSENT

     Under Washington law, shareholder action may be taken without a meeting if written consents setting forth such action are signed by all shareholders entitled to vote on the action.

     Georgia law provides that any action which might be taken by the shareholders at a meeting may be taken by the shareholders without a meeting if evidenced by one or more written consents describing the action taken, signed by all shareholders, or, if the articles of incorporation provide for less than all shareholders, by the number of shareholders required by the corporation's articles. The WorldCom Articles do not provide for the consent of a lesser number of shareholders with respect to an action by written consent, thus the written consent of all shareholders of WorldCom would be required in order to take such an action without a meeting of shareholders.

AMENDMENTS TO CHARTER

     Washington law authorizes a corporation's board of directors to make certain changes to its articles of incorporation without shareholder approval, including a change of corporate name, a change or elimination of provisions relating to the par value of its shares, and, if the corporation has only one class of stock outstanding, a change in the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares. Any other amendment to the articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation, and for a non-public company the amendment must be approved by two-thirds of all votes entitled to be cast by each voting group which has a right to vote on the amendment. Washington law gives the holders of a class or series of stock the right to vote separately on an amendment to the articles if the class or series would be aversely affected by the amendment as specified in the statute, even if such shares are nonvoting shares under the articles of incorporation.

     Georgia law provides that, unless a corporation's articles of incorporation provide otherwise, directors may only make certain relatively technical amendments to a corporation's articles of incorporation. Otherwise, only the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, may amend a Georgia corporation's articles of incorporation.

AMENDMENTS TO BYLAWS

     Washington law provides that, unless a corporation's articles of incorporation, applicable law or a particular bylaw provides otherwise, either the corporation's directors or its shareholders may amend that corporation's bylaws. The BLT Articles of Incorporation allow the directors or shareholders to amend or repeal the BLT Bylaws, except that the directors may not repeal or amend any bylaw that the shareholders have provided may not be amended or repealed by the Board of Directors.

     Georgia law provides that, unless a corporation's articles of incorporation, applicable law or a particular bylaw approved by the corporation's shareholders provides otherwise, either the corporation's directors or its shareholders may amend that corporation's bylaws. The WorldCom Bylaws allow the directors or shareholders to amend or repeal the WorldCom Bylaws unless the WorldCom Articles or applicable law reserves the power to amend or repeal a particular bylaw exclusively to the shareholders or unless the shareholders, in amending or repealing a particular bylaw, provide expressly that the directors may not amend or repeal that bylaw.

SPECIAL MEETINGS OF SHAREHOLDERS

     Washington law provides that special meetings of the shareholders of a corporation may be called by its board of directors or the person or person authorized to do so by the articles of incorporation or bylaws, or by the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The right of shareholders of a public company to call a special meeting may be limited or denied to the extend provided in the articles or incorporation. If the corporation is other than a public company, the articles or bylaws may require the shareholder demand for a special meeting to be made by a greater percentage, not in excess of twenty-five percent, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The BLT Bylaws provide that a special meeting may be called by the Board of Directors, the Chairman of the Board, the President, a majority of the board of directors, or any shareholder or shareholders holding in the aggregate 25% of the voting power of all shareholders.

     Georgia law permits the board of directors or any person specified in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. A special meeting may also be called by at least 25% or such greater or lesser percentage of all the votes entitled to be cast on any issue proposed to be considered at the special meeting as is designated in the corporation's articles of incorporation or bylaws. The WorldCom Bylaws provide that a special meeting may be called by the WorldCom Board of Directors, the President of WorldCom or the holders of not less than 40% of all the votes entitled to be cast on the issue proposed to be considered at the proposed special meeting.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

     Under Washington law, certain mergers, certain transactions involving a sale, lease, exchange or other disposition of substantially all of a corporation's property other than in the usual and regular course of business, or the dissolution of a corporation must be approved by the board of directors, and by two-thirds of all votes entitled to be cast by each voting group of shareholders entitled to vote as a separate group, unless another proportion is specified in the articles of incorporation.

     Georgia law is similar to Delaware law in that, except as described above under "Description of WorldCom Capital Stock - Certain Charter and Bylaw Provisions - Business Combination Restrictions" with respect to "business combinations," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation requires the affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Under Washington law, a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for his or her conduct as a director. Such a provision cannot eliminate or limit the liability of a director for: (i) acts or omissions involving intentional misconduct or a knowing violation of law by a director; (ii) approval of certain dividends or other distributions contrary to law; or (iii) any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Washington law does not contain any provision authorizing the articles of incorporation to eliminate or limit the personal liability of an officer to the corporation or its shareholders. The Articles of Incorporation of BLT provide that each of its directors shall not be liable to the corporation or its shareholders for monetary damages for his or her conduct as a director, to the fullest extent permitted by Washington law.

     Washington law requires a corporation to indemnify directors and officers, to the extent that such individual is wholly successful on the merits or otherwise in the defense of the certain proceedings arising out of his or her serving in such capacity, or in the defense of any claim, issue or matter in such proceeding, with such indemnity to cover expenses and attorneys' fees actually and reasonably incurred in connection with such defense. Washington law permits the articles of incorporation to limit this obligation. Washington law allows a corporation to provide certain indemnity to a person who is made a party to certain proceedings by reason of serving as a director or officer of the corporation if it is determined that a certain standard of conduct is satisfied. Under the basic indemnification authority, a distinction is made between conduct of a director or officer in his or her "official capacity" as a director or officer, and conduct in any other capacity in which indemnification is authorized. The basic standard of conduct for indemnification under Washington law requires that an individual have acted in good faith, and if acting in an official capacity, that such individual reasonably believed that his or her conduct was in the best interests of the corporation, or if acting in any other capacity, that the individual reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.
With respect to criminal proceedings, the standard is that the person had no reasonable cause to believe his or her conduct was unlawful. Under the basic indemnification authority of Washington law, if it is determined that the required standard of conduct is satisfied, a corporation generally may indemnify a director against judgments, settlements, penalties, fines and reasonable expenses including attorneys' fees incurred with respect to a proceeding. However, Washington law provides generally that a corporation may not indemnify a director in connection with a proceeding brought by or on behalf of the corporation in which the director was held liable to the corporation, and that any indemnification provided in a proceeding brought by or on behalf of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding. Washington law also provides that a corporation may not indemnify a director in connection with any other proceeding if the director is held liable for receipt of an improper personal benefit. However, any director who is a party to a proceeding may apply to a court for indemnification, and the court may order such indemnity if the court finds that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even if (i) the director did not meet the statutory standard of conduct or (ii) the director was held liable to the corporation or was adjudged liable for receipt of an improper personal benefit, although in such case the indemnity will be limited to reasonable expenses incurred, unless otherwise provided in the articles of incorporation or a bylaw, contract or resolution approved or ratified by the shareholders. Under Washington law except for certain advances of expenses, and unless ordered by a court, indemnification must be authorized in each specific case, upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. Such determination must be made by the shareholders, by the board of directors by majority vote of a quorum of directors who are not parties to the proceeding, a committee of the board consisting solely of two or more directors who are not parties to the action, or, under certain circumstances, by independent legal counsel in a written opinion. Shares owned or controlled by parties to the proceeding may not be voted in any determination by the shareholders as to whether indemnification is proper. Washington law specifically requires both a determination that a statutory standard of conduct has been satisfied and an evaluation as to the reasonableness of expenses. A corporation may pay or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition upon receipt of an undertaking to repay and an affirmation of the director's good faith belief that the director has net the statutory standard of conduct for indemnification. The authorization of such payments may be made by the articles, bylaws, a board or shareholder resolution or a contract.

     Under Washington law, indemnification of directors beyond the basic statutory authority may be established by the articles of incorporation, or a bylaw that is adopted or ratified by the shareholders, or a resolution that is adopted or ratified, before or after any relevant event, by the shareholders. However, no such indemnity shall indemnify any director from or on account of:
(i) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (ii) conduct of a director finally adjudged to be in violation of a statute relating to unlawful dividends or other distributions; or (iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. The indemnification provisions of the Articles of Incorporation and Bylaws of BLT establish mandatory indemnification of directors and officers that goes beyond the basic statutory authority, as permitted by this section of Washington law. Accordingly, certain of the conditions and limitations described above in the basic indemnification authority of Washington law do not apply to the mandatory indemnification of directors and officers as provided in the Bylaws.

     Washington law requires that if a corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the corporation, the corporation shall report the indemnification or advance to the shareholders with or before the notice of the next meeting of the shareholders.

     Georgia law permits corporations to adopt a provision in their articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's duty of care or other duties as directors. Georgia law does not permit the elimination or limitation of monetary liability in the event of (i) misappropriation of corporate business opportunities; (ii) intentional misconduct or knowing violation of the law; (iii) unlawful distributions; or
(iv) improper
personal benefit. The WorldCom Articles limit the personal liability of directors for monetary damages to the fullest extent permissible under applicable law.

     Georgia law permits WorldCom to indemnify any director or officer of WorldCom for any liability and expense that may be incurred in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of WorldCom), in which he may become involved by reason of his being or having been a director or officer of WorldCom, provided that such person acted in a manner he believed in good faith to be in or not opposed to the best interests of WorldCom, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Except where an individual is successful on the merits or otherwise in defense of any such action, suit or proceeding, in which case indemnification is as of right, the determination of whether the director has met the requisite standard of conduct for indemnification may be made by (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) the shareholders, excluding shares owned by or voted under the control of directors who are at that time parties to the suit. If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders, a corporation may indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation unless the director is adjudged liable: (1) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (2) for acts which involve intentional misconduct or a knowing violation of law;
(3) for unlawful distributions; or (4) for any transaction from which he received an improper personal benefit. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition if the director certifies that he has met the standards of conduct under Georgia law and the director agrees to repay any advances if it is ultimately determined that he is not entitled to indemnification. Under Georgia law, a corporation's authority to indemnify officers, unlike directors, is restricted only by public policy. A person who is both an officer and a director is treated, for indemnification purposes, as a director. The WorldCom Articles and the WorldCom Bylaws authorize indemnification of its officers and directors to the fullest extent permitted by Georgia law.

SPECIAL REDEMPTION PROVISIONS

     The WorldCom Articles contain provisions permitting WorldCom to redeem shares of its capital stock from certain foreign shareholders in order to enable it to continue to hold certain common carrier radio licenses. These provisions are intended to cause WorldCom to remain in compliance with the Communications Act of 1934, as amended, and the regulations of the FCC promulgated thereunder. See "Description of WorldCom Capital Stock - Certain Charter and Bylaw Provisions - Special Redemption Provisions."

                              * * * * * * * * * *

     The above discussion does not constitute a complete comparison of the differences between the rights of BLT shareholders and holders of WorldCom Common Stock or the provisions of the WBCA and the GBCC. BLT shareholders are referred to the WBCA, GBCC and the WorldCom Articles and the WorldCom Bylaws, which have been filed as exhibits to WorldCom's filings with the Commission and incorporated by reference herein respectively, for a more complete treatment of the subject matter, including without limitation matters such as the election, removal, indemnification and limitation of liability of directors, action by written consent, amendments to the articles of incorporation and bylaws, special meetings of shareholders, voting rights in general, dividends, preemptive rights and special redemption provisions. See also "Risk Factors -- Anti-Takeover Provisions" and "Description of WorldCom Capital Stock."

                                    EXPERTS

     The consolidated financial statements and schedule of WorldCom as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The consolidated statements of operations, shareholders' equity and cash flows of IDB Communications Group Inc. for the year ended December 31, 1993 and the related financial statement schedule (such financial statements and financial statement schedule have not been separately included herein or incorporated by reference) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference from WorldCom's Annual Report on Form 10-K for the year ended December 31, 1995, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of WilTel Network Services, as of December 31, 1994 and 1993 and for the years then ended, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon, also incorporated by reference in this Proxy Statement/Prospectus. Such combined financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of MFS as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this Proxy Statement/Prospectus, have been incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The financial statements of BLT as of May 31, 1996 and 1995 and for the years ended May 31, May 31, 1996 and 1995 and for the seventeen-month period ended May 31, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

                       INDEX TO BLT FINANCIAL STATEMENTS


    Report of Independent Public Accountants ...........................    F-1
    Balance Sheets as of May 31, 1996 and 1995 .........................    F-2
    Statements of Operations
           for the years ended May 31,1996 and 1995
           and the 17 months ended May 31, 1994 ........................    F-3
    Statements of Shareholders'
           Equity (Deficit) for the years ended May 31, 1996 and 1995
           and the 17 months ended May 31, 1994 ........................    F-4
    Statements of Cash Flows
           for the years ended May 31, 1996 and 1995
           and the 17 months ended May 31, 1994 ........................    F-5
    Notes to Financial Statements ......................................    F-6
    Balance Sheets as of August 31, 1996 (unaudited) and May 31, 1996 ..    F-15
    Statements of Operations
           for the three months ended August 31, 1996 and 1995 .........    F-16
    Statement of Cash Flows
           for the three months ended August 31, 1996 and 1995 .........    F-17
    Notes to Financial Statements (unaudited) ..........................    F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
BLT Technologies, Inc.:

We have audited the accompanying balance sheets of BLT Technologies, Inc. (formerly Bottom Line Telecommunications, Inc. a Washington corporation) as of May 31, 1996 and 1995, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and the seventeen-month period ended May 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BLT Technologies, Inc. as of May 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended and the seventeen-month period ended May 31, 1994, in conformity with generally accepted accounting principles.




                                                         /s/ Arthur Andersen LLP
Portland, Oregon,
  July 31, 1996

                             BLT TECHNOLOGIES, INC.

                    BALANCE SHEETS -- MAY 31, 1996 AND 1995

                             ASSETS

                                          1996             1995
                                      -----------       ----------
         CURRENT ASSETS:
         ---------------
Cash and cash equivalents             $   719,193       $  491,829
Accounts receivable, less
  allowance of $130,000 and
  $138,450                              5,814,881        3,390,377
Commissions receivable, less
  allowance of $0 and $20,000              55,719          134,200
Prepaid expenses and other                975,334          346,931
Inventories                               639,205          326,000
Notes receivable                          223,705          128,358
Deferred taxes                            538,000          500,000
                                      -----------       ----------
      Total current assets              8,966,037        5,317,695
                                      -----------       ----------

     PROPERTY AND EQUIPMENT:
Vending machines                        2,591,440        2,392,709

Computer equipment                      3,017,923        1,407,343
Office furniture and equipment            494,457          127,024
Land, building and improvements         1,347,325             -
CTI system in progress                  1,959,841             -

                                      -----------       ----------
                                        9,410,986        3,927,076


Less-Accumulated depreciation          (1,580,140)        (472,951)


                                      -----------       ----------
Net property and equipment              7,830,846        3,454,125
                                      -----------       ----------
OTHER ASSETS:
Deposits                                   95,838          125,662
Other                                      12,566           29,306
                                      -----------       ----------
Total other assets                        108,404          154,968
                                      -----------       ----------
Total assets                          $16,905,287       $8,926,788
                                      -----------       ----------
                               LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                      1996                       1995
                                                                   -----------                -----------
 CURRENT LIABILITIES:

   Short-term notes payable                                        $   145,930                $ 1,000,000
   Accounts payable                                                  2,692,338                    420,980


   Accrued access                                                    1,557,645                    950,966

   Accrued expenses                                                    914,989                    662,827
   Commissions payable                                                 357,960                    287,460
   Accrued taxes                                                     1,248,535                    439,202
   Deferred revenue (Note 2)                                         7,864,971                  4,923,080
   Other                                                                 2,531                      6,500
                                                                   -----------                -----------
               Total current liabilities                            14,784,899                  8,691,015
                                                                   -----------                -----------

 LONG-TERM LIABILITIES                                               1,307,679                     54,879
                                                                    ----------
                                                                                              -----------
               Total liabilities                                    16,092,578                  8,745,894
                                                                   -----------                -----------
 COMMITMENTS AND CONTINGENCIES
   (Note 7)

 SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, authorized 5,000,000 and               --                         --
     0; no shares issued and outstanding
   Common stock and paid-in capital, $0.01 par value,
     authorized 40,000,000 and 15,000,000; issued and                2,462,090                  2,462,100
     outstanding 5,848,897 and 5,848,900
   Accumulated deficit                                              (1,649,381)                (2,281,206)
                                                                   -----------                -----------
               Total shareholders' equity                              812,709                    180,894
                                                                   -----------                -----------
               Total liabilities and shareholders' equity          $16,905,287                 $8,926,788
                                                                   ===========                ===========

      The accompanying notes are an integral part of these balance sheets.

                             BLT TECHNOLOGIES, INC.


                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED MAY 31, 1996 AND 1995 AND THE

                   SEVENTEEN-MONTH PERIOD ENDED MAY 31, 1994



                                                         1996                1995               1994
                                                     ------------        ------------       ------------
REVENUES:
   Card revenues and long distance services           $36,723,826         $18,920,468        $ 4,213,237
   Commissions earned                                     596,549           1,311,859          4,237,974
                                                      -----------         -----------        -----------
              Total revenues                           37,320,375          20,232,327          8,451,211
                                                      -----------         -----------        -----------

OPERATING EXPENSES:
   Cost of services                                    25,809,986          14,557,019          5,006,695
   Selling, general and administrative                  9,291,047           6,550,719          4,494,997
   Depreciation and amortization                        1,181,623             413,637             83,048
                                                      -----------         -----------        -----------
              Total operating expenses                 36,282,656          21,521,375          9,584,740
                                                      -----------         -----------        -----------
              Operating income (loss)                   1,037,719          (1,289,048)        (1,133,529)
                                                      -----------         -----------        -----------

OTHER INCOME (EXPENSE):
   Interest expense                                       (76,743)           (171,994)           (70,683)
   Gains from sales of rights and investments
                                                              -               959,996               -
   Other                                                    1,849              35,823             12,744
                                                      -----------         -----------        -----------
   Total other                                            (74,894)            823,825            (57,939)
                                                      -----------         -----------        -----------
   Income (loss) before income taxes                      962,825            (465,223)        (1,191,468)

INCOME TAX EXPENSE (BENEFIT)                              331,000            (500,000)              -
                                                      -----------         -----------        -----------
NET INCOME (LOSS)                                     $   631,825         $    34,777        $(1,191,468)
                                                      ===========         ===========        ===========

EARNINGS PER SHARE:
   Primary                                        $      0.11        $      0.01        $     (0.22)
                                                      ===========         ===========        ===========
   Fully diluted                                  $      0.10        $      0.00        $     (0.22)
                                                      ===========         ===========        ===========


        The accompanying notes are an integral part of these statements.

                             BLT TECHNOLOGIES, INC.


                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

               FOR THE YEARS ENDED MAY 31, 1996 AND 1995 AND THE

                   SEVENTEEN-MONTH PERIOD ENDED MAY 31, 1994



                                                       Common Stock
                                                    -------------------
                                                                 Additional                                 Total
                                                     Par          Paid-in          Accumulated          Shareholders'
                                     Shares         Value         Capital            Deficit           Equity (Deficit)
                                    ---------      -------       ----------        -----------         ----------------
BALANCE, December 31, 1992          5,161,900      $  -          $  733,350        $(1,124,515)           $  (391,165)

Common stock issued to                359,500         -             719,000               -                   719,000
shareholders for cash

Common stock issued for                 5,000         -              10,000               -                    10,000
services

Net loss                                 -            -                -            (1,191,468)            (1,191,468)
                                    ---------      -------       ----------        -----------            -----------
BALANCE, May 31, 1994               5,526,400         -           1,462,350         (2,315,983)              (853,633)

Common stock issued to                312,500         -             968,750               -                   968,750
shareholders for cash

Common stock issued related            10,000         -              31,000               -                    31,000
to financing

Net income                               -            -                -                34,777                 34,777
                                    ---------      -------       ----------        -----------            -----------
BALANCE, May 31, 1995               5,848,900         -           2,462,100         (2,281,206)               180,894

Reverse split                              (3)        -                 (10)              -                       (10)

Par value adjustment                     -          58,489          (58,489)              -                      -

Net income                               -            -                 -              631,825                631,825
                                    ---------      -------       ----------        -----------            -----------
BALANCE, May 31, 1996               5,848,897      $58,489       $2,403,601        $(1,649,381)           $   812,709
                                    =========      =======       ==========        ===========            ===========

        The accompanying notes are an integral part of these statements.

                             BLT TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MAY 31, 1996 AND 1995 AND THE

                   SEVENTEEN-MONTH PERIOD ENDED MAY 31, 1994

                                                                        1996               1995                  1994
                                                                    -----------         -----------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $   631,825         $    34,777          $(1,191,468)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities-
    Depreciation and amortization                                     1,188,699             461,501               90,548
    Gains from sales of rights and investments                             -               (959,996)                -
    Write off of notes receivable                                        66,930                -                    -
    Common stock issued for services                                       -                   -                  10,000
    Provisions for uncollectible accounts                                94,649             250,138              287,172
    Deferred taxes                                                      (38,000)           (500,000)                -
  Changes in assets and liabilities-
    Accounts and commissions receivable                              (2,750,062)         (2,764,077)          (1,438,557)
    Prepaid expenses and other                                         (613,425)           (133,782)            (207,513)
    Inventories                                                        (313,205)           (236,000)             (90,000)
    Deposits                                                             29,824             (33,923)             (79,684)
    Notes receivable                                                    (32,661)               -                 (25,005)
    Accounts payable and accrued expenses                             1,245,117             340,521            1,577,044
    Accrued taxes                                                       809,333             289,837              144,639
    Deferred revenue                                                  3,251,281           3,188,280            1,734,800
    Other                                                               (48,087)             58,365              (10,906)
                                                                    -----------         -----------          -----------
  Net cash provided by (used in) operating activities                 3,522,218              (4,359)             801,070
                                                                    -----------         -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of equipment                                            (2,490,171)         (2,177,545)          (1,451,555)
    Purchase of land, building and improvements                        (356,228)               -                    -
    Prepaid equipment purchases                                            -                   -                (200,000)
    Proceeds from sales of rights and investments                          -              1,079,784                3,855
                                                                    -----------         -----------          -----------
  Net cash used in investing activities                              (2,846,399)         (1,097,761)          (1,647,700)
                                                                    -----------         -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                                  (10)            968,750              719,000
    Proceeds from notes payable                                         650,000             999,000            1,000,000
    Payments on notes payable                                        (1,076,391)           (936,050)            (408,283)
    Payment of loan fees                                                (22,054)               -                 (30,000)
                                                                    -----------         -----------          -----------
Net cash (used in) provided by financing activities                    (448,455)          1,031,700            1,280,717
                                                                    -----------         -----------          -----------
Net increase (decrease) in cash and cash equivalents                    227,364             (70,420)             434,087

CASH AND CASH EQUIVALENTS, beginning of period                          491,829             562,249              128,162
                                                                    -----------         -----------          -----------
CASH AND CASH EQUIVALENTS, end of period                            $   719,193         $   491,829          $   562,249
                                                                    ===========         ===========          ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                            $    63,248         $   136,630          $   193,758
                                                                    ===========         ===========          ===========
  Cash paid during the year for income taxes                        $    82,097                   $                    $
                                                                    ===========         ===========          ===========

        The accompanying notes are an integral part of these statements.

                             BLT TECHNOLOGIES, INC.


                         NOTES TO FINANCIAL STATEMENTS

                                  MAY 31, 1996



1.  THE COMPANY:

BLT Technologies, Inc. (formerly Bottom Line Telecommunications, Inc.) herein BLT or the Company, is a Washington corporation formed in 1989. The Company is a national marketer and reseller of telecommunications products and services. The Company's products are marketed on a national basis through manufacturer's representatives, distributors, major retailers and a direct sales force. The Company uses its trade name "TALK 'N TOSS(R)" to develop brand name recognition for its standard prepaid calling card.

In addition, the Company acts as a nonexclusive sales agent to promote and market telephone services for Hertz Technologies, Inc. Hertz Technologies, Inc. is considered the telephone carrier and bills the end users for the service.

The Company was a reseller of WilTel, Inc. service providing long distance services to businesses throughout the United States. During 1995, the Company sold its rights to customers and sales agents of this service. See Note 9, Sale of Rights, for additional discussion.

TALK 'N TOSS(R), Inc., formed in March 1993 as a Washington corporation, was a wholly owned subsidiary of BLT. On May 31, 1995, TALK 'N TOSS(R), Inc. was merged into the Company and the name was retained as a trade name of BLT. All significant intercompany transactions have been eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company invests excess cash in overnight securities through a commercial bank. On May 31, 1996 and 1995, $98,000 and $837,000, respectively, was invested in overnight repurchase agreements. The Company considers investments with original maturity dates of 90 days or less to be cash equivalents.

Accounts Receivable

Accounts receivable primarily represents amounts due from national retailers and distributors.

Inventory

Inventory consists of printing costs and materials for prepaid calling cards held for sale. Inventories are stated at the lower of cost or market on a first-in, first-out basis. The Company charges card inventory costs to deferred revenue as cards are sold and recognizes card inventory costs when the minutes sold are consumed. The Company has charged deferred revenue $185,000 and $90,000 of this cost as of May 31, 1996 and 1995, respectively.

Prepaid Expenses

Prepaid expenses are predominately amounts granted to certain retail customers to promote the Company's TALK 'N TOSS(R) prepaid calling card. The Company expenses these dollars over the term of the retail contract. If the retailer does not meet certain sales figures a portion of the marketing funds are to be reimbursed to the Company.

Property and Equipment and Depreciation

Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives, which are as follows:

             Vending machines                               3 years
             Computer equipment                             5 years
             Office furniture and equipment             5 - 7 years
             Building and improvements                 5 - 40 years

The cost of vending machines which have not been placed into service as of May 31, 1996 was $332,420.

In December 1995, the Company purchased land and a building in Portland, Oregon for approximately $1,100,000; paying approximately $220,000 in cash and by entering into a mortgage backed note with the seller for $880,000.

The Company has contracted to develop a new system for processing its customers' long distance calls and other applications. This Computer-Telephony Integrated System (the CTI system) was not in service as of May 31, 1996. The Company has an obligation to pay the supplier approximately $1,200,000 upon completion of the contract, subject to downward adjustment for delivery dates.

Repairs and maintenance are charged to expense as incurred. Major improvements which substantially extend the useful life of the equipment are capitalized. Upon sale or other disposition of assets, the cost and the related accumulated depreciation are removed from the accounts and a gain or loss, if any, is recognized.

State and Local Taxes

The Company has recorded a provision for state and local taxes based on estimates of amounts currently owed. The Company and its advisors continue to evaluate the amounts that may be owed based on the nature of the services the Company provides in various jurisdictions. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's financial position, results of operations or liquidity.

Deferred Revenue and Revenue Recognition

The Company defers amounts received upon the sale of its prepaid calling cards for later recognition. Amounts deferred represent future revenues to be recognized as minutes are consumed by end-use customers and is inclusive of amounts to cover carrier access costs, card expense and related taxes, with any remaining amount representing operating margin. For purposes of revenue recognition, the Company estimates the unused minutes in the population of minutes sold as deferred revenue and recognizes as card revenue the minutes used by cardholders at composite rates as minutes are consumed.

The Company estimates an amount for sales returns and allowances and offsets deferred revenue and accounts receivable by this amount. At May 31, 1996 and 1995, the amount was $400,000 and $91,000, respectively.

Significant Customers

The Company has four customers whose activity amount to approximately 60% of accounts receivable at May 31, 1996 and approximately 55% of revenue during the fiscal year ending May 31, 1996. The Company has been notified that one customer will not renew its contract in December 1996. The loss of sales, starting in January 1997, is expected to have a material impact on future card revenues. The Company expects to replace the lost customer with new accounts. The Company believes its relations with other major customers are excellent; however, the loss of any major customer could have an adverse material impact on income from operations.

Commissions Earned

The Company recognizes revenues when the related commission is earned.

Commission Expense

The Company pays a commission to its agents for facilitating and originating certain prepaid calling card sales. The Company defers a portion of these costs and recognizes the expense as the associated revenue is recognized. At May 31, 1996 and 1995, the Company has deferred $381,000 and $160,000 of this cost, as a reduction of deferred revenue.

Income Taxes

Income taxes consist of provisions/benefits for tax consequences deferred to future periods, reflected at current income tax rates in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" (see Note 4).

Capital Structure and Earnings per Share

In September 1995, the shareholders of the Company approved a two-for-one reverse split of the Company's outstanding common stock which was effective on September 22, 1995. Common stock issued and outstanding and per share amounts have been adjusted to reflect this stock split.

Earnings per share is based on the weighted average number of common stock outstanding. The fully diluted, weighted average number of common stock outstanding was 6,100,647, 5,615,188 and 5,478,463 for the fiscal years ended May 31, 1996 and 1995 and for the seventeen-month period ended May 31, 1994, respectively. The weighted average number of shares outstanding have been adjusted to reflect the impact of the reverse split discussed above.

3.  NOTES PAYABLE:

Line of Credit and Term Loans

In October 1995, the Company entered into a Loan and Security Agreement (the Agreement) with a bank. As of May 31, 1996, this Agreement, as amended, comprises a line of credit facility (Line of Credit) of $1,500,000 and term loan facilities of $3,000,000. Any amounts outstanding under the Agreement are collateralized by all current and future accounts receivable, inventory, equipment and intangibles of the Company.

The Agreement contains restrictive covenants, including requirements to maintain a debt to tangible net worth ratio not to exceed 12:1. The Company is required to regularly deposit all funds received from its business activities in the Company's accounts at this bank. The Agreement places restrictions on the Company's ability to make dividend payments or changes to its capital structure. The Company is in compliance with all such covenants.

Amounts available under the Line of Credit are limited to a borrowing base determined by the balance of the Company's eligible receivables.

As of May 31, 1996, there were no amounts outstanding under the Line of Credit. Amounts borrowed under the Line of Credit bear interest at prime plus 1.5% (9.75%); any amounts borrowed under this facility and the related unpaid interest is due October 6, 1996.

As of May 31, 1996, the amount outstanding under the term loan facilities was $427,082. The term loan facilities bear annual interest at prime plus 1.5% - 2% (9.75%-10.25%) and are repayable in monthly installments over a four-year period.

The term loan facilities, which convert to a four-year term loan in October 1996, permit the Company to borrow up to $2,500,000 for equipment purchases. In June 1996, the Company borrowed $1,420,000 under the term loan facilities.

Promissory Notes Payable

In December 1995, the Company entered into a Business Loan Agreement (the Loan Agreement) with a bank and its affiliate. As of May 31, 1996, this Loan Agreement, as amended, comprises two promissory notes with a mortgage on the building and an improvement loan. The amounts outstanding under the Loan Agreement are collateralized by a deed of trust and an assignment of all rents on the property. The Company has borrowed $880,000 for the mortgage and $150,000 for improvements under the Loan Agreement as of May 31, 1996.

The Company must meet certain restrictive covenants during the term of the Loan Agreement. The Loan Agreement places restrictions on the Company's ability to make dividend payments or changes to its capital structure. The Company is in compliance with all such covenants.

At May 31, 1996, the amount outstanding under the mortgage and improvement loan were $876,527 and $150,000, respectively. Amounts borrowed under the Loan Agreement bear interest at 8% and prime plus .5% for the mortgage and improvement loan, respectively; amounts borrowed will be repaid over a five-year period with a final balloon payment on maturity.

Related Party Notes Payable

The related party notes payable as of May 31, 1995 of $1,000,000, with an officer and a director of the Company, were paid in full in August 1995.

Fair Market Value of Loans

All outstanding loans were executed during the year. The stated rates on these credit facilities materially represent market rates at May 31, 1996; as a result, the recorded amounts approximate fair value.

Summary of Maturities

Principal maturities of the notes payable are as follows:

       Fiscal year ending May 31:
         1997                                   $  145,930
         1998                                      148,228
         1999                                      148,911
         2000                                       76,733
         2001                                      857,140
         2002                                       76,667
                                                ----------
                                                 1,453,609
       Short-term notes payable                   (145,930)
                                                ----------
       Long-term notes payable                  $1,307,679
                                                ==========

4.  INCOME TAXES:

Income tax expense (benefit) comprises the following:

                                                       May 31,
                                      ---------------------------------------
                                        1996           1995           1994
                                      --------       ---------      ---------
Current-state and local               $ 35,000       $    -         $    -
Deferred-Federal, state and local      296,000        (500,000)          -
                                      --------       ---------      ---------
                                      $331,000       $(500,000)     $    -
                                      ========       =========      =========

In the fiscal year ended May 31, 1996, the Company's effective tax rate differed from the federal statutory tax rate primarily due to state taxes. In the fiscal year ended May 31, 1995, a reversal of the valuation reserve of $371,000 positively impacted the Company's effective tax rate when compared to the statutory rate. In the seventeen month period ended May 31, 1994, an income tax benefit was not recognized at the statutory rate. In adopting SFAS 109, the Company determined that the net deferred tax asset did not satisfy the recognition criteria set forth in the standard. Accordingly, a valuation allowance was recorded against the amount.

Deferred income taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws. The primary components of deferred taxes are as follows:

                                                      May 31,
                                             --------------------------
                                               1996             1995
                                             ---------        ---------
Deferred tax assets (liabilities)-
  Net operating loss carryforward            $ 153,000        $ 602,000
  AMT credit                                    35,000             -
  Contingent liabilities                       415,000          232,000
  Allowance for uncollectible accounts          48,000           47,000
  Promotional liability                         12,000            9,000
  Vacation accrual                              10,000            3,000
  Property and equipment                      (135,000)         (81,000)
                                             ---------        ---------
                                               538,000          812,000
Valuation allowance                               -            (312,000)
                                             ---------        ---------
                                             $ 538,000        $ 500,000
                                             =========        =========

The Company's federal net operating loss carryforward of approximately $413,000 at May 31, 1996, expires in the year 2009. The decrease in the valuation allowance for the fiscal year ended May 31, 1996 was $312,000. The decrease relates to the Company's assessment of the realizability of the deferred tax asset in connection with the improved profitability of the Company in the past fiscal year.

5.  DEFINED CONTRIBUTION PLAN:

The Company adopted the BLT Technologies, Inc. 401(k) Plan (the Plan), effective September 1, 1993. Participation in the Plan is offered to eligible employees of the Company. Generally, all employees of the Company who are at least 21 years of age and who have completed three consecutive months of service, or 12 months during which they worked at least 1,000 hours, are eligible for participation in the Plan.

The Plan is a defined contribution plan which provides that participants may make voluntary salary deferred contributions, on a pretax basis, between 1% and 15% of their compensation, up to a maximum indexed for cost of living adjustments. In October 1995 the Company commenced matching contributions of 50% of the employee's first 6% deferred contribution. Company contributions for the fiscal year ended May 31, 1996 were approximately $25,000.

6.  STOCK OPTION PLAN:

The Company adopted the BLT Technologies, Inc. 1994 Stock Option Plan (the Stock Option Plan) on December 15, 1994. The total number of shares currently assigned to the plan for award are 1,000,000, after the reverse split. The total number of outstanding options to purchase shares of the Company's common stock is 1,175,500, including options to purchase 190,000 shares which are subject to shareholder approval of an increase in the number of shares available to the Stock Option Plan.

The Audit Committee of the Board of Directors administers the Stock Option Plan. The stock options issued under this plan to employees or officers of the Company are intended to qualify under Internal Revenue Code Section 422 as "Incentive Stock Options." As such, the exercise price is not less than the fair market value per share of the Company's common stock at the time the option is granted. The options vest over periods of up to three years. Stock options have been issued to members of the Company's Board of Directors and are considered "Nonqualified Stock Options;" the exercise price of these options shall not be less than 85% of the fair market value per share of the Company's common stock at the time the option is granted. The following table summarizes the activity under the Stock Option Plan:

                                          Number of
                                           Options           Exercise Price
                                          ---------          --------------
Granted                                     597,500          $3.10 - $4.00
                                          ---------          -------------
Outstanding as of May 31, 1995              597,500          $3.10 - $4.00
Granted                                     605,500          $3.50 - $5.00
Canceled                                    (27,500)         $3.10 - $3.50
                                          ---------          -------------
Outstanding as of May 31, 1996            1,175,500          $3.10 - $5.00
                                          =========          =============
Exercisable as of May 31, 1996              477,000
                                          =========

An ancillary result of the actions taken by the Board of Directors on July 17, 1996 was that all outstanding and authorized options were immediately vested as of that date.

7.  COMMITMENTS AND CONTINGENCIES:

Leases

The Company has entered into leases for office and warehouse space and equipment. The Company's rental expense under its leases amounted to $477,000, $382,000 and $266,000, for the fiscal years ended May 31, 1996 and 1995 and the seventeen-month period ended May 31, 1994, respectively. At May 31, 1996, the Company's future minimum lease obligations were as follows:

                    1997           $411,772
                    1998            112,814
                    1999             63,102
                    2000              7,389
                    2001                -
                                   --------
                                   $595,077
                                   ========

Agent Commissions

The Company has entered into agreements with certain of its agents which require the Company to continue to pay the agent commissions on their accounts for a period of up to five years if the Company terminates the agreement without cause.


Carrier Access

In April 1995, the Company entered into a service contract with its primary access carrier, MCI Telecommunications Corporation (MCI). The Company has agreed for the first 24 months to use MCI to carry 80% of its long distance and committed to monthly usage of $1 million of service, with additional subcommitments for specific services offered by MCI. The agreement is effective for 36 months. If the Company terminates the agreement or if termination of the agreement is for the Company's material breach, the Company must pay MCI 15% of the difference between the Company's remaining actual monthly usage and the total of all monthly commitments. The Company may terminate the agreement without termination charges once the Company's cumulative monthly billings under the agreement equals or exceeds $50 million.

Severance Agreements

As a result of certain severance and related consulting agreements, the Company is obligated to pay approximately $55,000 to former officers of the Company in fiscal year 1997. The entire amount accrued for these severance and related consulting agreements was expensed in fiscal 1995.

System Contingency

There is a possibility that there are more prepaid phone cards in circulation than the number utilized to calculate the Company's deferred revenue and accrual for promotional expense. Management believes that this will not result in a material impact on the Company's financial position, results of operations or liquidity.

Litigation

In March 1996, two complaints were filed in California Superior Court concerning the manner in which the Company and other prepaid phone card providers subtract time from cards. The complaints allege that the practice of phone card companies of rounding up each call on a card to the nearest minute should be disclosed on the cards' packaging and that failure to fully disclose this practice amounts to an "unfair or fraudulent business act or practice".

Both complaints seek equitable relief requiring defendants to revise their packaging, conduct an information campaign concerning the rounding practice and disgorging profits. While it is too early to quantify any financial exposure, the Company intends to defend these matters vigorously. An unfavorable resolution of these actions, individually or in the aggregate, could have a material impact on the Company's financial position.

In April 1996, an action was filed in Massachusetts Superior Court alleging that the Company must pay the plaintiff amounts representing "breakage" under a 1993 customer promotion. The Company does not believe that this action will have a material impact on the Company's financial position, results of operations or liquidity.

In the ordinary course of its business, the Company is party to legal proceedings generally incidental to its business. Other than as stated in the preceding paragraphs, the Company is currently not involved in any litigation and management is not aware of any potential litigation against the Company that could have a material impact on the Company's financial position, results of operations or liquidity.

8.  RELATED PARTY TRANSACTIONS:

The Company rents its corporate office space from a shareholder and director of the Company. Total related party rental expense was $336,000, $307,000 and $257,000, for the fiscal years ended May 31, 1996 and 1995 and the seventeen-month period ended May 31, 1994, respectively.

The Company subleases warehouse space to a former officer and shareholder of the Company. The Company received $21,000 in rental income from the related party for the fiscal year ended May 31, 1996.

One of the Company's software vendors, Communications Product Development Inc.
(CPDI), is partially owned by a shareholder and director of the Company. Total amounts paid to CPDI were $120,000 for the fiscal years ended May 31, 1996 and 1995 and $150,000 for the seventeen-month period ended May 31, 1994.

During fiscal 1995, the Company sold to a related party its 10% interest in an unrelated entity. As consideration, the Company received a $150,000 reduction in a note payable to this related party. The Company recorded a gain of $150,000 on this transaction.

9.  SALE OF RIGHTS:

On March 10, 1995, the Company sold its rights to customers and sales agents from its long distance reseller service (the WilTel program). The Company recorded a gain of approximately $809,000 related to this transaction in the fiscal year ended May 31, 1995. The Company received $1,080,000 in cash related to this transaction.

During the year ended May 31, 1995 the Company recognized revenues of $2,290,000 and operating income of $82,000, related to the WilTel program.

10.  SUBSEQUENT EVENTS:

Merger Agreement

On July 31, 1996, a merger agreement was signed under which the Company will become a subsidiary of WorldCom, Inc. The merger is subject to federal and state regulatory approvals and shareholder approval will not be completed until late 1996 or early 1997.

The Loan and Security Agreement and the Business Loan Agreement contain negative covenants which require the Company to obtain the prior written consent of the banks before affecting a merger. The Company is in the process of obtaining the banks' consents.

Commitment

In July 1996, the Company signed a contract with a major grocery chain to provide vending machines and sell prepaid calling cards. The Company has committed to purchase $1,200,000 in vending machines in fiscal 1997 to satisfy this contract.

                            BLT TECHNOLOGIES, INC.
                            ----------------------
                        AUGUST 31, 1996 AND MAY 31, 1996
                        --------------------------------

                                          ASSETS
                                          ------
                                                             August 31,          May 31,
                                                                1996              1996
                                                             -----------       -----------
                                                             (unaudited)
CURRENT ASSETS:
Cash and cash equivalents                                    $ 1,506,923       $   719,193
   Accounts receivable, less allowance of $128,370 and         7,408,484         5,814,881
      $130,000
   Commissions receivable                                         46,433            55,719
   Prepaid expenses and other                                  1,233,380           975,334
   Inventories                                                   572,908           639,205
   Notes receivable                                              132,269           223,705
   Deferred taxes                                                453,893           538,000
                                                             -----------       -----------
              Total current assets                            11,354,290         8,966,037
                                                             -----------       -----------

PROPERTY AND EQUIPMENT:
   Vending machines                                            2,794,725         2,591,440
   Computer equipment                                          3,257,612         3,017,923
   Office furniture and equipment                                582,381           494,457
   Land, building and improvements                             1,449,055         1,347,325
   CTI system in progress                                      1,959,841         1,959,841
                                                             -----------       -----------
                                                              10,043,614         9,410,986



   Less-Accumulated depreciation                              (1,972,125)       (1,580,140)
                                                             -----------       -----------
              Net property and
                equipment                                      8,071,489         7,830,846
                                                             -----------       -----------

OTHER ASSETS:
   Deposits                                                       96,552            95,838

   Other                                                           8,381            12,566
                                                             -----------       -----------
              Total other assets                                 104,933           108,404
                                                             -----------       -----------
              Total assets                                   $19,530,712       $16,905,287
                                                             ===========       ===========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
                         ------------------------------------
                                                              August 31,         May 31,
                                                                1996              1996
                                                             -----------       -----------
                                                             (unaudited)
CURRENT LIABILITIES:
   Short-term notes payable                                  $   145,930       $   145,930
   Accounts payable                                            1,175,847         2,692,338

   Accrued access                                              2,304,645         1,557,645
   Accrued expenses                                            1,243,070           914,989
   Commissions payable                                           497,483           357,960
   Accrued taxes                                               1,515,674         1,248,535
   Deferred revenue                                            8,911,655         7,864,971
   Other                                                               -             2,531
                                                             -----------       -----------
      Total current liabilities                               15,794,304        14,784,899
                                                             -----------       -----------
   Long-term liabilities
                                                               2,692,174         1,307,679
      Total liabilities                                      -----------       -----------
                                                              18,486,478        16,092,578
                                                             -----------       -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value,
      authorized 5,000,000; no shares
      issued and outstanding                                           -                 -
   Common stock and paid-in capital,
      $0.01 par, authorized 40,000,000;
      issued and outstanding 5,848,897                         2,462,090         2,462,090
   Accumulated deficit                                        (1,417,856)       (1,649,381)
                                                             -----------       -----------

             Total shareholders' equity                        1,044,234           812,709
                                                             -----------       -----------

             Total liabilities and
                 shareholders' equity                        $19,530,712       $16,905,287
                                                             ===========       ===========

      The accompanying notes are an integral part of these balance sheets.

                             BLT TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1995

                                                    1996              1995
                                                 -----------       -----------
                                                 (unaudited)       (unaudited)
REVENUES:
   Card revenue                                  $12,214,341        $7,030,452
   Commissions earned                                 82,872           194,417
                                                 -----------        ----------
              Total revenues                      12,297,213         7,224,869

OPERATING EXPENSES:
   Cost of services                                8,525,473         5,206,845
   Selling, general and administrative             2,951,141         1,636,998
   Depreciation and amortization                     397,368           191,069
                                                 -----------        ----------
              Total operating expenses            11,873,982         7,034,912
                                                 -----------        ----------
              Operating income                       423,231           189,957
                                                 -----------        ----------

OTHER (EXPENSE) INCOME:
   Interest expense                                  (62,092)          (25,542)
   Other                                               6,636            22,977
                                                 -----------        ----------
              Total other                            (55,456)           (2,565)
                                                 -----------        ----------
   Income before tax                                 367,775           187,392

   Income taxes                                      136,250            65,500
                                                 -----------        ----------
NET INCOME                                       $   231,525        $  121,892
                                                 ===========        ==========

EARNINGS PER SHARE                                    $0.04             $0.02
                                                      =====             =====




        The accompanying notes are an integral part of these statements.

                             BLT TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1995

                                                                                           1996              1995
                                                                                        -----------       -----------
                                                                                        (unaudited)       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                           $   231,525       $   121,892
   Adjustments to reconcile net income to net cash provided by operating activities-
          Depreciation and amortization                                                     400,859           191,955
          Provision for uncollectible accounts                                                7,418            21,551
          Deferred taxes                                                                     84,107            65,500
      Changes in assets and liabilities-
       Accounts and commissions receivable                                               (1,631,735)          (23,427)
       Prepaid expenses and other                                                          (261,537)         (414,497)
       Inventories                                                                           66,297              -
       Deposits                                                                                (714)          (15,000)
       Notes receivable                                                                      91,436               705
       Accounts payable and accrued expenses                                              1,302,194           763,588
       Accrued taxes                                                                        267,139           184,907
       Deferred revenue                                                                   1,086,684          (152,442)
       Other                                                                                 (2,531)          (27,088)
                                                                                        -----------       -----------
              Net cash provided by operating activities                                   1,641,142           717,644
                                                                                        -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                                                 (2,066,556)         (194,884)
   Purchase of land, building and improvements                                             (171,350)             -
                                                                                        -----------       -----------
              Net cash used in investing activities                                      (2,237,906)         (194,884)
                                                                                        -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable                                                            1,420,000              -
   Payments on  notes payable                                                               (35,506)       (1,000,000)
                                                                                        -----------       -----------
              Net cash provided by (used in) financing activities
                                                                                          1,384,494        (1,000,000)
                                                                                        -----------       -----------
              Net change in cash and cash equivalents                                       787,730          (477,240)

CASH AND CASH EQUIVALENTS, beginning of period                                              719,193           491,829
                                                                                        -----------       -----------
CASH AND CASH EQUIVALENTS, end of period                                                $ 1,506,923       $    14,589
                                                                                        ===========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for interest                                             $    64,623       $    25,542
                                                                                        ===========       ===========
   Cash paid during the period for income taxes                                         $    52,033       $      -
                                                                                        ===========       ===========

        The accompanying notes are an integral part of these statements.

                             BLT TECHNOLOGIES, INC.


                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 1996
                                  (unaudited)



1.  THE COMPANY:

BLT Technologies, Inc. (formerly Bottom Line Telecommunications, Inc.) herein BLT or the Company, is a Washington corporation formed in 1989. The Company is a national marketer and reseller of telecommunications products and services. The Company's products are marketed on a national basis through manufacturer's representatives, distributors, major retailers and a direct sales force. The Company uses its trade name "TALK 'N TOSS(R)" to develop brand name recognition for its standard prepaid calling card.

In addition, the Company acts as a nonexclusive sales agent to promote and market telephone services for Hertz Technologies, Inc. Hertz Technologies, Inc. is considered the telephone carrier and bills the end users for the service.

2.  FINANCIAL STATEMENTS AND NOTES:

The accompanying interim financial statements are unaudited, but reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. Results of operations for interim periods presented are not necessarily indicative of results of operations for the entire year. Financial statement disclosures made in the May 31, 1996 financial statements are still applicable, unless otherwise discussed herein.

3.  NOTES PAYABLE:

Line of Credit and Term Loans

In October 1995, the Company entered into a Loan and Security Agreement (the Agreement) with a bank. This Agreement, as amended, comprises a line of credit (Line of Credit) of $1,500,000 and term loan facilities of $3,000,000. Any amounts outstanding under the Agreement are collateralized by all current and future accounts receivable, inventory, equipment and intangibles of the Company.

As of August 31, 1996, there were no amounts outstanding under the Line of Credit. Amounts borrowed under the Line of Credit bear interest at prime plus 1.5% (9.75%); any amounts borrowed under this facility and the related unpaid interest was paid October 6, 1996.

As of August 31, 1996, the amount outstanding under the term loan facilities was $1,815,834. The term loan facilities bear annual interest at prime plus 1.5%-2% (9.75%-10.25%) and are repayable in monthly installments over a four-year period.

The Company has negotiated a commitment from Silicon Valley Bank for a new line of credit facility for $6,000,000 and an additional term loan for $2,000,000. Interest rates under the commitment will be prime plus 1%. The line of credit will expire October 6, 1997, and the term loan will mature April 2001.

Promissory Notes Payable

In December 1995, the Company purchased land and a building in Portland, Oregon and entered into a Business Loan Agreement (the Loan Agreement) with a bank and its affiliate. The Loan Agreement, as amended, comprises two promissory notes with a mortgage on the building and an improvement loan. The amounts outstanding under the Loan Agreement are collateralized by a deed of trust, a second mortgage and an assignment of all rent on the property. The Company has borrowed $880,000 for the mortgage and $150,000 for improvements under the Loan Agreement as of August 31, 1996.

At August 31, 1996, the amounts outstanding under the mortgage and improvement loan were $874,770 and $147,500, respectively. Amounts borrowed under the Loan Agreement bear interest at 8% and prime plus .5% for the mortgage and improvement loan, respectively; amounts borrowed will be repaid over a five-year period with a final balloon payment on maturity.

4.  STOCK OPTION PLAN:

The Company adopted the BLT Technologies, Inc. 1994 Stock Option Plan (the
Plan) on December 15, 1994. The total number of shares currently assigned to the Plan for award are 1,000,000. The total number of outstanding options to purchase shares of the Company's common stock is 805,500, including options to purchase 190,000 shares subject to shareholder approval of an increase in the number of shares available to the Plan. The increase in the number of shares available for the Plan was approved by the Company's shareholders on November 9, 1996.

In September 1996, 360,000 options were exercised by certain option holders which increased the Company's shareholders' equity by $1,414,500 for the cash received and $191,622 for the tax benefit realized due to the exercise.

The following table summarizes the activity under the Plan:

                                            Number of
                                             Options           Exercise Price
                                            ---------          --------------
Outstanding as of May 31, 1995                597,500          $3.10 - $4.00
Granted                                       605,500          $3.50 - $5.00
Canceled                                      (27,500)         $3.10 - $3.50
                                            ---------          -------------
Outstanding as of May 31, 1996              1,175,500          $3.10 - $5.00
Exercised                                    (360,000)         $3.10 - $4.00
Canceled                                      (10,000)             $4.00
                                            ---------          -------------
Outstanding as of September 30, 1996          805,500          $3.10 - $5.00
                                            =========          =============

Exercisable as of September 30, 1996          615,500
                                            =========

5.  EARNINGS PER SHARE:

Earnings per share is based on the weighted average number of common stock outstanding. The fully diluted, weighted average number of common stock outstanding is 6,100,647 and 5,928,380 as of August 31, 1996 and 1995,
respectively.

6.  COMMITMENTS AND CONTINGENCIES:

Litigation

In March 1996, two complaints were filed in California Superior Court concerning the manner in which the Company and other prepaid phone card providers subtract time from cards. The complaints allege that the practice of phone card companies of rounding up each call on a card to the nearest minute should be disclosed on the cards' packaging and that failure to fully disclose this practice amounts to an "unfair or fraudulent business act or practice."

In October 1996, a ruling favorable to the Company's position was issued by the California Superior Court. The plaintiffs have filed a motion for reconsideration.

In April 1996, an action was filed in Massachusetts Superior Court alleging that the Company must pay the plaintiff amounts representing "breakage" under a 1993 customer promotion. The Company does not believe that this action will have a material impact on the Company's financial position, results of operations or liquidity.

In the ordinary course of its business, the Company is party to legal proceedings generally incidental to its business. Other than as stated in the preceding paragraphs, the Company is currently not involved in any litigation and management is not aware of any potential litigation against the Company that could have a material impact on the Company's financial position, results of operations or liquidity.

System Contingency

There is a possibility that there are more prepaid phone cards in circulation than the number utilized to calculate the Company's deferred revenue and accrual for promotional expense. Management believes that this will not result in a material impact on the Company's financial position, results of operations or liquidity.

7.  MERGER AGREEMENT:

On July 31, 1996, a merger agreement was signed under which the Company will become a subsidiary of WorldCom, Inc. The merger is subject to federal and state regulatory approvals and shareholder approval and will not be completed until late 1996 or early 1997.

                                                                       EXHIBIT A

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                             BLT Technologies, Inc.

                                (the "Company"),

                                      and

                                 WorldCom, Inc.



                                     Dated

                                 July 26, 1996

================================================================================

                               Table of Contents

                                                                            Page
ARTICLE I - TERMS OF MERGERS...................................................1
     1.1. Merger...............................................................1
     1.2. Effective Time.......................................................1
     1.3. Merger Consideration.................................................2
     1.4. Rights upon Merger...................................................2
     1.5. Surrender and Exchange; Payment of Merger Consideration..............3
     1.6. Articles of Incorporation............................................3
     1.7. Bylaws...............................................................3
     1.8. Directors and Officers...............................................3
     1.9. Other Effects of Merger..............................................4
     1.10. Additional Actions..................................................4
     1.11. Tax-Free Reorganization.............................................4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF WORLDCOM........................4
     2.1. Organization.........................................................4
     2.2. Authorization........................................................4
     2.3. Non-Contravention....................................................5
     2.4. Valid Shares.........................................................5
     2.5. Broker's or Finder's Fee.............................................5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................5
     3.1. Organization and Subsidiaries........................................5
     3.2. Articles of Incorporation, Bylaws and Agreements.....................5
     3.3. Capital Structure and Ownership......................................6
     3.4. Authorization........................................................6
     3.5. Financial Statements and Absence of Changes..........................6
     3.6. Title to and Condition of Assets and Property........................7
     3.7. Environmental Matters................................................7
     3.8. Intellectual Property................................................8
     3.9. Liabilities..........................................................8
     3.10. Contracts...........................................................8
     3.11. Litigation and Compliance...........................................9
     3.12. Non-Contravention..................................................10
     3.13. Licenses, Permits and Required Consents............................10
     3.14. Insurance..........................................................10
     3.15. Employee Benefit Plans.............................................10
     3.16. Taxes and Returns..................................................12
     3.17. Changes............................................................14
     3.18. No Adverse Actions.................................................14
     3.19. Labor Matters......................................................14
     3.20. Minute and Stock Books; Records....................................15
     3.21. Hart-Scott-Rodino Matters..........................................15
     3.22. Accounts Receivable................................................15
     3.23. Disclosure.........................................................15
     3.24. Broker's or Finder's Fee...........................................16

ARTICLE IV - ADDITIONAL AGREEMENTS OF THE PARTIES.............................16
     4.1. Ordinary Course.....................................................16
     4.2. Access Prior to Closing.............................................18
     4.3. Regulatory and Other Authorizations.................................18
     4.4. Further Assurances..................................................18
     4.5. No Interference.....................................................18
     4.6. Stock Options.......................................................18
     4.7. Delivery............................................................18
     4.8. Indemnity...........................................................19
     4.9. Employees...........................................................21
     4.10. Continued Relationships............................................21
     4.11. Confidentiality....................................................21
     4.12. Noncompete and Confidentiality Agreements..........................22
     4.13. Shareholder Approval...............................................22
     4.14. Pooling of Interests...............................................22
     4.15. Affiliate Agreements...............................................22
     4.16. Section 3(a) (10)..................................................23
     4.17. Notification of Certain Matters....................................23

ARTICLE V - CONDITIONS TO CLOSING.............................................23
     5.1. The Company's Conditions to Close...................................23
     5.2. WorldCom's Conditions to Close......................................24

ARTICLE VI - THE CLOSING......................................................25
     6.1. Deliveries by the Company...........................................25
     6.2. WorldCom's Deliveries...............................................26

ARTICLE VII - TERMINATION.....................................................27
     7.1. Termination.........................................................27
     7.2. Effect of Termination...............................................28

ARTICLE VIII - MISCELLANEOUS..................................................28
     8.1. Expenses............................................................28
     8.2. Public Disclosure...................................................28
     8.3. Governing Law and Consent to Jurisdiction...........................28
     8.4. Notices.............................................................28
     8.5. Assignment..........................................................29
     8.6. Section Headings....................................................29
     8.7. Counterparts........................................................29
     8.8. Amendment...........................................................29
     8.9. Entire Agreement....................................................29
     8.10. Binding Effect.....................................................29
     8.11. Survival...........................................................30
     8.12. Severability.......................................................30
     8.13. Third Parties......................................................30

                                LIST OF EXHIBITS

Exhibit Description
------- ------------------------------------------------------------------------

1.1     Form of Plan of Merger and Articles of Merger
1.5-1   Form of Transmittal Letter
1.5-2   Form of Escrow Agreement
3.1     Foreign Qualifications
3.2(a)  List of Articles of Incorporation and Bylaws, as amended
3.2(b)  Restrictions upon Transfer or Pertaining to Securities
3.3     Capital Structure and Ownership
3.6     Liens, Claims, Charges, Security Interests, Options, etc.; Property
3.8     Intellectual Property
3.9     Certain Liabilities
3.10    Contracts
3.11    Litigation and Claims
3.13    Franchises, Licenses, Permits, Etc.
3.15    Employee Benefit Plans
3.16    Tax Matters
3.17    Changes
3.20    Records and Information Off Premises
4.8     Scheduled Indemnification Matters
4.12    Noncompete Agreement
4.15    Form of Affiliate Agreement
5.2     Exceptions to No Material Adverse Change Condition

                           GLOSSARY OF DEFINED TERMS

Term                                                          Page Where Defined
------------------------------------------------------------  ------------------

Acquisition Subsidiary ....................................................    5
Affiliate .................................................................   13
Affiliate Agreements ......................................................   26
Agreement .................................................................    5
Articles of Merger ........................................................    5
Authorizations ............................................................   14
Certificates ..............................................................    6
Closing ...................................................................    5
Closing Date ..............................................................    5
Code ......................................................................    8
Commission ................................................................   25
Common Stock ..............................................................    5
Company ...................................................................    5
Contract ..................................................................   12
Contracts .................................................................   12
Control ...................................................................   13
Dissenters ................................................................    6
Effective Time ............................................................    5
Employee Benefit Plan .....................................................   14
ERISA .....................................................................   14
Escrow Agreement ..........................................................    7
Excess Dissenter Amount ...................................................   23
Exchange Act ..............................................................   25
Exchange Ratio ............................................................    6
Financial Statements ......................................................   10
HSR Act ...................................................................   19
Indemnified Party .........................................................   23
Indemnifying Party ........................................................   23
Losses ....................................................................   23
Merger ....................................................................    5
Merger Consideration ......................................................    6
Noncompete Agreements .....................................................   26
Option Plan ...............................................................   16
Optionholder ..............................................................   13
Plan ......................................................................   14
Plan of Merger ............................................................    5
Scheduled Matters .........................................................   23
Securities Act ............................................................   25
Shareholder Representative ................................................   23
Shareholders ..............................................................    6
Stock Options .............................................................   15
Surviving Corporation .....................................................    5
Surviving Corporation Common Stock ........................................    6
Taxes .....................................................................   16
Transmittal Letter ........................................................    6

Washington Act ............................................................    5
WorldCom ..................................................................    5
WorldCom Options ..........................................................   22
WorldCom Stock ............................................................    6
WorldCom Stock Value ......................................................    6

                                                                    EXHIBIT 1.1

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made as of July 26, 1996, by and between WorldCom, Inc., a Georgia corporation ("WorldCom"), and BLT Technologies, Inc., a Washington corporation (the "Company").

     WITNESSETH:

     In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                TERMS OF MERGERS

     1.1. Merger.

     The Company acknowledges and agrees that the representations, covenants, warranties, agreements, indemnities and other undertakings contained in this Agreement are made and given to induce WorldCom to enter into this Agreement and consummate the transactions contemplated by this Agreement and that WorldCom in reliance thereon has agreed to execute this Agreement and consummate the transactions contemplated by this Agreement. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions of this Agreement and the Plan of Merger (as hereinafter defined), a wholly owned subsidiary ("Acquisition Subsidiary") of WorldCom shall merge with and into the Company (the "Merger") in accordance with the Washington Business Corporation Act (the "Washington Act"). At the Effective Time, the separate existence of Acquisition Subsidiary shall cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall become a subsidiary of WorldCom. The Company shall execute in the forms attached hereto as Exhibit 1.1 a plan of merger (the "Plan of Merger") and articles of merger ("Articles of Merger") in order to comply in all respects with the requirements of the Washington Act and with the provisions of this Agreement.

     1.2. Effective Time.

     The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of Washington in accordance with the applicable provisions of the Washington Act or at such later time as may be specified in the Articles of Merger. The Articles of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. WorldCom shall determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur after consultation with the Company. The time when the Merger shall become effective is herein referred to as the "Effective Time," and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

     1.3 Merger Consideration.

          (a) Subject to the provisions of this Agreement, at the Effective Time, each of the issued and outstanding shares of common stock of the Company (the "Common Stock") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive, and there shall be paid and issued as hereinafter provided in exchange therefor (subject to statutory provisions with respect to dissenters' rights and the provisions of the Escrow Agreement (as hereinafter defined)), that fraction of a share of the common stock, $.01 par value per share, of WorldCom (the "WorldCom Stock") equal to 3,150,000 shares divided by the number of shares of Common Stock outstanding on a fully diluted basis (.4491 based upon 7,014,397 shares of Common Stock) (the "Exchange Ratio"). No fractional shares of WorldCom Stock shall be issued pursuant to this Agreement nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of WorldCom. In lieu thereof, any person or entity who would otherwise be entitled to a fractional share of WorldCom Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction (rounded down to the nearest hundredth of a share) multiplied by $23.50 (the "WorldCom Stock Value"). The aggregate number of shares of WorldCom Stock and fractional share payments issuable and payable hereunder is referred to herein as the "Merger Consideration." The Merger Consideration shall be payable as provided in Section 1.5, below, to the shareholders of the Company (the "Shareholders") as of the Effective Time. The Exchange Ratio and the WorldCom Stock Value shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization applicable to shares of WorldCom Stock held of record after the date hereof and prior to the Effective Time.

          (b) Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     1.4. Rights upon Merger.

     Upon consummation of the Merger, the holders of certificates which theretofore represented shares of the Common Stock (the "Certificates") shall cease to have any rights with respect thereto, and, subject to applicable law and this Agreement, shall only have the right (a) in the case of holders other than those who exercise dissenters' rights under the Washington Act in connection with the Merger ("Dissenters") to receive the amount of cash in lieu of fractional shares of WorldCom Stock and the number of shares of WorldCom Stock into which their shares of the Common Stock have been converted pursuant to this Agreement and the Merger, or (b) in the case of Dissenters, to receive the fair value of their shares of Common Stock in accordance with the Washington Act. Any Dissenter shall not be entitled to any dividends or other distributions payable in respect of the shares of the WorldCom Stock after the Effective Time regardless of whether such Dissenter has received payment of said fair value.

     1.5 Surrender and Exchange; Payment of Merger Consideration.

     In connection with the Closing, each Shareholder shall surrender and deliver the Certificates to WorldCom together with a duly completed and executed transmittal letter, waiver and release in the form attached hereto as
Exhibit 1.5-1 ("Transmittal Letter"), subject to applicable law with respect to dissenters' rights. Upon the later to occur of the Effective Time or such surrender and delivery, the holder shall receive the amount of cash in lieu of any fractional share of WorldCom Stock and a certificate representing the number of whole shares of WorldCom Stock to which such holder is entitled pursuant to this Agreement, less 10% of such number of shares of WorldCom Stock which shall be delivered to the Escrow Agent under, and be held and released pursuant to, the terms of an Escrow Agreement in substantially the form attached hereto as

Exhibit 1.5-2 (the "Escrow Agreement"). Until so surrendered and exchanged, subject to applicable law with respect to dissenters' rights, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive the amount of cash and that number of whole shares of WorldCom Stock into which the shares previously represented by the Certificate have been converted pursuant to this Agreement; provided, however, that no dividends or other distributions, if any, in respect of the shares of the WorldCom Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and Transmittal Letters are surrendered and delivered as provided herein and no interest shall be paid on the amount of any cash. Holders of any unsurrendered Certificates shall not be entitled to vote the WorldCom Stock involved until such Certificates are exchanged pursuant to this Agreement.

     1.6. Articles of Incorporation.

     At and after the Effective Time, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation (subject to any amendment specified in the Plan of Merger and any subsequent amendment).

     1.7. Bylaws.

     At and after the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation (subject to any amendment specified in the Plan of Merger and any subsequent amendment).

     1.8. Directors and Officers.

     At and after the Effective Time, until their successors are duly elected or appointed, the directors and the officers of the Surviving Corporation shall be as follows:

     Directors                       Officers
     ------------------------------  -------------------------------------------
     Charles T. Cannada              Bernard J. Ebbers - President
     Bernard J. Ebbers               Scott D. Sullivan - Secretary and Treasurer
                                     Charles T. Cannada - Assistant Secretary
                                     William E. Anderson - Assistant Secretary

     1.9. Other Effects of Merger.

     The Merger shall have all further effects as specified in the applicable provisions of the Washington Act.

     1.10. Additional Actions.

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

     1.11. Tax-Free Reorganization.

     The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") and will take no actions inconsistent with such treatment unless otherwise required by applicable law.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF WORLDCOM

     WorldCom represents and warrants to the Company as follows, which representations and warranties are made as of the date hereof and as of the Closing Date and shall survive the Closing for a period of one (1) year from and after the Effective Time:

     2.1. Organization.

     WorldCom is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

     2.2. Authorization.

     The execution, delivery and performance by WorldCom of this Agreement have been duly and validly authorized by the Board of Directors of WorldCom, and this Agreement constitutes the valid and binding agreement of WorldCom, enforceable in accordance with its terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

     2.3 Non-Contravention.

     Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of WorldCom.

     2.4. Valid Shares.

     The WorldCom Stock, when issued to the Shareholders and the holders of WorldCom Options (as hereinafter defined) pursuant to this Agreement and the WorldCom Options, as applicable, will have been duly and validly authorized and issued, will be fully paid and nonassessable and will not have been issued in violation of the preemptive rights of any person or entity.

     2.5. Broker's or Finder's Fee.

     No person acting on behalf of WorldCom is, or will be, entitled to any commission, fee or other payment in connection with or arising out of this Agreement or any of the transactions contemplated hereby.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to WorldCom as follows, which representations and warranties are made as of the date hereof and as of the Closing Date and shall survive the Closing for a period of one (1) year from and after the Effective Time or such longer period during which a claim for a Loss (as hereinafter defined) associated therewith may be subject to indemnification under Section 4.8, below:

     3.1. Organization and Subsidiaries.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, is duly qualified and in good standing as a foreign corporation in the states set forth on Exhibit
3.1 attached hereto, with full power and authority to own its properties and assets and to carry on lawfully its business as currently conducted, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction.

     (b) The Company does not have any subsidiaries, does not own or hold any securities of, or any interest in, any other person or entity and is not subject to any joint venture, partnership, limited liability company or other arrangement or contract which is or could be treated as a partnership for federal income tax purposes.

     3.2. Articles of Incorporation, Bylaws and Agreements.

     A true, complete and correct copy of the Articles of Incorporation and Bylaws of the Company together with all amendments thereto have been delivered to WorldCom, as listed on Exhibit 3.2(a) attached hereto. Except as set forth on Exhibit 3.2(b) attached hereto, there are no agreements by and between or among any or all of the security holders of the Company, whether or not the Company is a party thereto, imposing any restrictions upon the transfer of or otherwise pertaining to the securities of the Company (including, but not limited to, the Common Stock) or the ownership thereof other than restrictions that would have no effect on the transactions contemplated by this Agreement. Any and all such restrictions shall be duly complied with or effectively waived as of the Closing.

     3.3. Capital Structure and Ownership.

     The Company has authorized, issued and outstanding the number of shares of stock and other securities so indicated on Exhibit 3.3 attached hereto. All such outstanding securities have been duly and validly issued and are fully paid and nonassessable. The Company warrants (but does not represent) that all outstanding securities have not been issued in violation of the preemptive rights of any person or entity or applicable securities laws. No shares of any other class of capital stock of the Company are outstanding. There are no outstanding options, warrants or other rights to acquire securities of the Company, nor are there securities outstanding which are convertible into securities of the Company, except as set forth on said Exhibit 3.3. Except pursuant to applicable corporate laws and as set forth in Exhibit 3.3 hereto, there are no restrictions including, but not limited to, self-imposed restrictions on the retained earnings of the Company or on the ability of the Company to declare and pay dividends.

     The name and residence address of each of the holders of the shares of the Common Stock and other securities of the Company and the respective number and percentage of outstanding shares held by each holder are set forth on Exhibit
3.3 attached hereto.

     3.4. Authorization.

     The Company has full legal right, power and authority to enter into this Agreement, subject to Shareholder approval, and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the other agreements and documents referred to herein and the actions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, other than Shareholder approval, and, subject to Shareholder approval, this Agreement and such other agreements and documents constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

     3.5. Financial Statements and Absence of Changes.

     The balance sheets as of May 31, 1995 and 1994, and the income statements and statements of cash flows for the fiscal years then ended and the balance sheets for each month subsequent to May 31, 1995, through April 30, 1996, and the income statements and statements of cash flows for the months then ended of the Company (the "Financial Statements") have been provided to WorldCom. Each of the Financial Statements is true, complete and correct and fairly presents (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of the Company) the financial condition and assets and liabilities or the results of operations of the Company as of the dates and for the periods indicated. The Financial Statements were prepared in accordance with generally accepted accounting principles applicable to the business of the Company consistently applied in accordance with past accounting practices. Except as reflected in the Financial Statements, the Company has no debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles. Except as otherwise expressly disclosed in Exhibit 3.17 attached hereto, from April 30, 1996, through the date of this Agreement, there have been no adverse changes to the business, financial condition, results of operations or prospects of the Company from that described and reflected in the Financial Statements as of that date. Any financial statements prepared with respect to the Company subsequent to the date hereof shall be promptly provided to WorldCom and shall constitute Financial Statements for purposes hereof.

     3.6. Title to and Condition of Assets and Property.

     The Company has good and marketable title to, or a valid leasehold interest in, any assets reflected in the Financial Statements or currently used in the operation of its business, and such assets, or the Company's leasehold interests therein, are free and clear of all liens, claims, charges, security interests, options, easements, restrictive covenants, encroachments, or other title defects or encumbrances, except as set forth on Exhibit 3.6 attached hereto. Exhibit
3.6 sets forth a description of all real and personal property currently leased or otherwise occupied or used but not owned by the Company, true, correct and complete copies of which leases and other agreements have previously been delivered to WorldCom. Said Exhibit 3.6 also describes all real property owned by the Company, the title to which, including all buildings, structures and other improvements located thereon, is held by the Company in fee simple absolute. All personal property not set forth in Exhibit 3.6 attached hereto and reflected on the Financial Statements or located on the premises of the Company is owned by the Company and all tangible property owned or leased by the Company is in good operating condition and repair, is suitable for the use to which the same is customarily put, is free from defects (other than minor defects which do not interfere with the use or operation thereof), is merchantable and is of a quality and quantity presently usable in the ordinary course of the operation of the business of the Company and is all of the assets currently used or needed in said business. The buildings, assets and operations of the Company conform in all material respects with all applicable restrictive covenants, deeds, leases, and restrictions and all laws, ordinances, rules and regulations (including, but not limited to, those relating to zoning and working conditions) applicable to the Company.

     3.7. Environmental Matters.

     The Company has duly complied with, and its business, operations, assets, equipment, leaseholds and other facilities are in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, governing (i) air emissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release, or disposal of toxic or hazardous substances or wastes, or
(v) other environmental, health or safety matters including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Toxic Substance Control Act and the Clean Air Act. There are no investigations, administrative proceedings, judicial actions, orders, claims or notices which are pending or threatened against the Company relating to the environment. The Company has not received a notice of, and does not know, any facts which might constitute a violation of any environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the property or the operation of the business of the Company.

     3.8. Intellectual Property.

     Except as set forth in Exhibit 3.8 attached hereto, the Company owns no patents, registered copyrights, registered trade names, registered trademarks, registered service marks, other such names, marks or applications therefor and has not conducted business under any corporate, trade or fictitious name other than its current corporate name. Except as set forth on Exhibit 3.8 hereto, there are no pending or threatened claims of infringement upon the rights to any intellectual property of others.

     3.9. Liabilities.

     Except as set forth on Exhibit 3.9 attached hereto or to the extent reflected or reserved against in the Financial Statements, or existing under the terms of the Contracts (as hereinafter defined) in effect on the date of this Agreement (other than those pertaining to a default or event of default), the Company had no liabilities or obligations as of the dates thereof, secured or unsecured (whether accrued, absolute, contingent or otherwise) including, without limitation, tax liabilities due or to become due, and the Company has not incurred, nor will it incur, any liabilities or obligations since the date of the most recent of the Financial Statements provided to WorldCom prior to the date of this Agreement, except liabilities not prohibited by this Agreement. Except as set forth on Exhibit 3.9 hereto, the Company has no obligations or liabilities, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, secured or unsecured, which can be accelerated by the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or which could affect the same.

     3.10. Contracts.

     Except as set forth in Exhibit 3.10 attached hereto or in any other Exhibit attached hereto and referenced below, true, correct and complete copies of which referenced items have previously been made available for inspection by WorldCom, on the date of this Agreement the Company is not a party to or bound by, and does not have any liability with respect to, any of the following (hereinafter, any of the following are referred to collectively as the "Contracts" and individually as a "Contract"):

          (a) contract for the purchase or sale of services, equipment, inventory, materials, supplies, or any capital item or items, or supply agreements with a government or any agency thereof;

          (b) collective bargaining agreement or other agreement with any labor union or labor organization or any employment, consulting, severance, bonus, deferred compensation or similar agreement;

          (c) agreement, indenture or other instrument relating to the borrowing of money or guaranty of any obligation for the borrowing of money;

          (d) tenancy, lease, license or similar agreement relating to property except as set forth in Exhibit 3.6 attached hereto;

          (e) license, lease or other agreement to provide, acquire or use telecommunications or other services or equipment of any kind;

          (f) any insurance policies naming the Company as an insured or beneficiary or as a loss payee, or for which the Company has paid all or part of the premium;

          (g) any instrument or agreement relating to indebtedness by way of lease-purchase arrangements, conditional sale, guarantee or other undertakings on which others rely in extending credit, any joint venture agreements or any chattel mortgages or other security arrangements;

          (h) confidentiality, secrecy, standstill or noncompete agreement to which the Company is bound or which is in its favor;

          (i) any agreement or contract with, or any obligation to or from, an Affiliate, a Shareholder, a holder of an option to acquire Common Stock (an "Optionholder") or any Affiliate of a Shareholder or Optionholder. For purposes of this Agreement, "Affiliate" shall mean: any person or entity (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity involved including, without limitation, officers and directors, (ii) that directly or beneficially owns or holds 5% or more of any equity interest in the person or entity involved, or (iii) 5% or more of whose voting securities (or in the case of an entity which is not a corporation, 5% or more of any equity interest) is owned directly or beneficially by the person or entity involved. As used herein, the term "Control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through ownership of securities, by contract or otherwise; or

          (j) any other agreements, contracts or powers of attorney, whether written or oral.

     Except as set forth in Exhibit 3.10 attached hereto, neither the Company nor, to the knowledge of the Company, any other party to any such Contract, has breached any provisions of, or is in violation or default under the terms of, or has caused or permitted to exist any event that with or without due notice or lapse of time or both would constitute a default or event of default under, any such Contract. All such Contracts are valid, binding and in full force and effect and will continue in full force and effect to the benefit of the Surviving Corporation, without change following the consummation of the transactions contemplated by this Agreement without obtaining the consent or other action of, or providing notice to, any other party thereto, except as set forth in Exhibit 3.10 attached hereto, and the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not violate or cause a default or event of default under any provision of, or result in the acceleration of any obligation under, or the termination of, any such Contract except as set forth in said Exhibit 3.10.

     3.11. Litigation and Compliance.

     Except as set forth on Exhibit 3.11 attached hereto, on the date of this Agreement there is no pending or threatened claim, investigation, lawsuit or administrative proceeding by or against the Company or to which the Company is a party or a subject. The Company and the operation of its business are in compliance with all applicable laws and regulations and administrative orders, all tariffs, rules and regulations of local exchange carriers and inter-exchange carriers applicable thereto and its Articles of Incorporation and Bylaws. There is no order, writ, injunction or decree binding on the Company relating to or affecting the operations or the business of the Company or the transactions contemplated by this Agreement.

     3.12. Non-Contravention.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the breach of any term or provision of, constitute a default under, or accelerate or augment the performance otherwise required under, any provision of the Articles of Incorporation or Bylaws of the Company or, as of the time of Closing, subject to receipt of any consent described in Exhibit 3.10 hereto, any agreement (including, without limitation, any loan agreement or promissory note), indenture, instrument, order, law or regulation to which the Company is a party or by which it is bound, or will result in the creation of any lien or encumbrance upon any property of the Company.

     3.13. Licenses, Permits and Required Consents.

     Except as set forth in Exhibit 3.13 attached hereto, the Company has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits ("Authorizations") necessary to the conduct of its business as currently conducted. A list of such Authorizations is set forth on
Exhibit 3.13 attached hereto, true, correct and complete copies of which have previously been made available for inspection by WorldCom. All Authorizations relating to the business of the Company are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and, subject to receipt of any necessary regulatory approvals, the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

     3.14. Insurance.

     Exhibit 3.14 attached hereto sets forth a list of all policies of insurance which insure the properties, business or liability (including, but not limited to, directors' and officers' liability) of the Company, setting forth the types and amounts of coverage, true, correct and complete copies of which have previously been made available for inspection by WorldCom. Each of such policies is current and in full force and effect and the Company has not received notice of default under, or intended cancellation or nonrenewal of, any such policies. The Company has complied with the terms and provisions of such policies including, without limitation, all riders and amendments thereto. Such insurance is adequate and the Company will keep all current insurance policies in effect through the Closing. The Company has not been refused any insurance by an insurance carrier to which it has applied for insurance.

     3.15. Employee Benefit Plans.

          (a) Exhibit 3.15 attached hereto sets forth a complete list and brief description of each employee benefit plan or arrangement ("Employee Benefit Plan" or "Plan") including, but not limited to, an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), whether or not subject to ERISA including, but not limited to, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, which is or has been maintained for current or former employees or agents of the Company and their beneficiaries and dependents or which is or has been contributed to by the Company. For purposes of this Section, the Company shall include all trades or businesses (whether or not incorporated) which are a member of a group of which the Company is a member and which are under common control within the meaning of Section 414 of the Code.

          (b) Each Employee Benefit Plan and any related trust agreement, annuity contract or any other funding or implementing instrument complies currently and has complied in the past, as to form, operation and administration, with its terms, the provisions of ERISA (to the extent applicable) and all other applicable laws, rules and regulations and with the Code where required in order to be tax-qualified under Sections 401(a) or 403(a) and 501(a) of the Code and no event has occurred which will or could give rise to disqualification of any such Plan under said sections. All necessary governmental approvals for the Employee Benefit Plans have been obtained; each Employee Benefit Plan which is subject thereto meets and has met at all times the minimum funding standards of any applicable law and no accumulated funding deficiency, whether or not waived, exists with respect to any such Plan; each Employee Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) (A) of ERISA) has been duly authorized by the Board of Directors of the Company and a favorable determination as to the qualification under the Code of each such employee pension benefit plan has been made by the Internal Revenue Service. The Company does not now and never has maintained or contributed to an employee pension benefit plan which is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. The Company does not now nor has it ever maintained or contributed to an employee pension benefit plan which is subject to the provisions of Title IV of ERISA. None of the Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan as defined in Section 413 of the Code. The Company has the unrestricted right to amend or terminate any Plan other than with respect to contractual rights in effect on the date of this Agreement under Contracts described in Exhibit 3.10 hereto, such as employment and option agreements, or as may be prohibited by applicable law.

          (c) Neither the Company nor any fiduciary or administrator of any Employee Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any prohibited transaction (as defined under ERISA and the Code) for which no exemption exists under Section 4975 (c) (2) or 4975(d) of the Code. No event has occurred which will or could subject any such Plan to income tax under
Section 511 of the Code or to an excise tax under Sections 4971 through 4981 of the Code.

          (d) The Company has made available for inspection by WorldCom a complete and correct copy of (i) each Employee Benefit Plan (and related trust agreement, annuity contract or other funding or implementing instrument), including all amendments thereto; (ii) all filings (including all attachments thereto) made by or on behalf of the Company (including, but not limited to, annual reports and returns) with the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation relative to any Employee Benefit Plan for each of the three most recent plan years; (iii) the actuarial reports and balance sheets and consolidated financial statements for each of the three most recent plan years and the most recent Internal Revenue Service determination letters; (iv) the most recent summary plan description (as defined in ERISA) for each Employee Benefit Plan; and (v) other relevant documents in the possession of the Company or its employees or agents, with respect to each Employee Benefit Plan. Such documents fairly present the financial condition of each of such Plans.

          (e) Except as provided in Exhibit 3.15 hereto, with respect to each Employee Benefit Plan which is a welfare plan (as defined in ERISA Section 3(l)): (i) no such plan provides medical or death benefits with respect to current or former employees beyond their termination of employment (except as required by applicable law); (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan; and (iii) the Company has complied with Code Section 4980B.

          (f) Except as described in Exhibit 3.15 attached hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual, other than causing the vesting of outstanding and unexercised options as of the Effective Time to acquire Common Stock (the "Stock Options") granted pursuant to the Company's 1994 Stock Option Plan described in Exhibit
3.10 attached hereto (the "Option Plan") in accordance with the present terms of the Option Plan and option agreements outstanding thereunder on the date of this Agreement.

          (g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in: (i) a complete or partial withdrawal from any Employee Benefit Plan, or (ii) any funding deficiency or lien under ERISA.

     3.16. Taxes and Returns.

          (a) Except as set forth in Exhibit 3.16(a) attached hereto, all federal, state, county and local, and all foreign and other, income, franchise, excise, tariff, gross receipts, sales and use, payroll, real and personal property and other taxes and governmental charges, assessments and contributions for which the Company is or may be liable including, but not limited to, interest and penalties ("Taxes"), required to be paid, collected or withheld with respect to all open years have been paid or collected or withheld and remitted to the appropriate governmental agency except for (i) any Taxes which the Company is contesting in good faith which have been noted in the Financial Statements, and (ii) Taxes not yet payable which have been adequately provided for in the Financial Statements. Except as set forth in Exhibit 3.16(a) hereto, true, complete and correct returns (including, without limitation, information returns and other material information) have been timely filed with the appropriate governmental agency with respect to all Taxes, and the copies thereof which have been made available for inspection by WorldCom are true, accurate and complete. The Tax returns of the Company have not been audited by the Internal Revenue Service. Except as set forth in said Exhibit 3.16, neither the Company nor any group of which the Company is now or ever was a member has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a return must be filed. Neither the Company nor any group of which the Company is now or ever was a member is a party to any action or proceeding pending or threatened by any governmental authority for assessment or collection of Taxes, no unresolved claim for assessment or collection of Taxes has been asserted, no audit or investigation by any governmental authority is pending or threatened and no such matters are under discussion with any governmental authority. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority. The Company has never been an "S" corporation under the Code.

          (b) All elections with respect to Taxes affecting the Company are set forth in Exhibit 3.16 attached hereto. The Company: (i) has not made and will not make a deemed dividend election under Treas. Reg. '1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has not consented at any time under Section 341(f)(l) of the Code to have the provisions of
Section 341(f)(2) of the Code apply to any disposition of the Company's assets;
(iii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise;
(iv) has not made an election, and is not required, to treat any asset of the Company as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (v) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provision.

          (c) Except as set forth in Exhibit 3.16 attached hereto, the Company is not and never has been an includable corporation in an affiliated group of corporations, within the meaning of Section 1504 of the Code.

          (d) All tax sharing agreements or similar arrangements with respect to or involving the Company are set forth in Exhibit 3.16 attached hereto.

          (e) The Company has not made an election under Section 338 of the Code and has not taken any action that would result in any tax liability of the Company as a result of a deemed election within the meaning of Section 338 of the Code.

          (f) The Company has not made or become obligated to make, and will not, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b) (4) thereof).

          (g) The amount of any tax credit of the Company subject to recapture is set forth in Exhibit 3.16 attached hereto. The aggregate amount of ordinary losses on Section 1231(b) property that has been deducted by the Company is set forth in Exhibit 3.16 attached hereto.

          (h) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (i) Except as provided in Exhibit 3.16 attached hereto, neither the Company nor any Shareholder is a person other than a United States person within the meaning of the Code.

          (j) None of the assets of the Company is property which the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

          (k) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          (l) The Company has not violated any of the COBRA continuation coverage requirements set forth in Section 4980B of the Code.

          (m) The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of Section 6662(d) of the Code.

          (n) Except as set forth in Exhibit 3.16 attached hereto: (i) none of the assets of the Company have been financed with or directly or indirectly secure any industrial development bond or debt the interest on which is tax exempt under Section 103(a) of the Code; (ii) the Company is not a borrower or guarantor of any outstanding industrial revenue bond; and (iii) the Company is not a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bond.

          (o) Except as set forth in Exhibit 3.16 attached hereto, since January 1, 1993, the Company has not acquired (i) any trade or business (whether through a taxable or nontaxable asset or stock acquisition), or (ii) any asset by way of merger or liquidation.

          (p) The Company has not participated in an international boycott within the meaning of Section 999 of the Code.

     3.17. Changes.

     Except as otherwise expressly disclosed in Exhibit 3.17 attached hereto, from April 30, 1996, through the date of this Agreement, there has not been:

          (a) any damage, destruction, other casualty loss or other occurrence that could, individually or in the aggregate, have an adverse effect on the assets, business, condition or prospects of the Company;

          (b) any disposition of any asset of the Company other than in the ordinary course of business;

          (c) any amendment, modification or termination of any existing, or entering into any new, contract, agreement, lease, license, permit or franchise that could, individually or in the aggregate, have an adverse effect on the business, condition or prospects of the Company;

          (d) any direct or indirect redemption, purchase or other acquisition of, or any declaration, setting aside or payment of any dividend or other distribution on or in respect of, any stock or other securities of the Company;

          (e) any changes in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates; or

          (f) any other adverse change in the assets, business, condition or prospects of the Company.

     3.18. No Adverse Actions.

     There is, on the date of this Agreement, no existing, or, to the knowledge of the Company, pending or threatened, termination or cancellation prior to the expiration of any fixed term of any Contract between the Company and any specific supplier, customer or other person or entity. Neither the Company nor any shareholder, director, officer, agent, employee or other person or entity associated with or acting on behalf of the Company has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

     3.19. Labor Matters.

     The Company has no obligations, contingent or otherwise, under any employment or consulting agreement (except if and as set forth in Exhibit 3.10 attached hereto), collective bargaining agreement or other contract with a labor union or other labor or employee group. There are no efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against the Company is pending or threatened before the National Labor Relations Board; there is no labor strike, dispute, disturbance, slowdown or stoppage pending or threatened against or involving the Company; no representation question exists respecting the employees of the Company; no grievance or internal or informal complaint which might have an adverse effect upon the Company or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by the Company; and the Company has not experienced any labor difficulty. There has not been, and to the best knowledge of the Company there will not be (other than as may result from an act or omission by WorldCom), any adverse change in relations with employees of the Company as a result of any announcement or consummation of the transactions contemplated by this Agreement.

     3.20. Minute and Stock Books; Records.

     The minute books of the Company made available to WorldCom contain the records of all meetings and other corporate actions of the shareholders and directors (and committees thereof) of the Company and accurately and completely reflect all such actions, other than matters during the period from February 26, 1996 to July 2, 1996, related solely to the possible acquisition of the Company or strategic alliances. The Bylaws contained in or kept with said minute books are true, complete and correct copies of the Bylaws of the Company and all amendments thereto duly adopted and in force. The stock books maintained by the Company made available to WorldCom are complete and accurately disclose all issuances and transfers of stock of the Company. All other records maintained by the Company including, but not limited to, records pertaining to bank accounts and safe deposit boxes accurately reflect the information presented therein. Except as set forth on Exhibit 3.20 attached hereto, the Company does not have any of its records or information recorded, stored, maintained or held off the premises of the Company.

     3.21. Hart-Scott-Rodino Matters.

     For purposes of, and as defined or provided in, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the Company is an "ultimate parent entity" and a "person" which includes no other "entities."

     3.22 Accounts Receivable.

     The accounts receivable which are reflected in the Financial Statements were validly obtained in the ordinary course of business of the Company. The reserves for doubtful accounts reflected on the Financial Statements were determined in accordance with generally accepted accounting principles and past practices consistently applied and adequately provide for all uncollectible accounts receivable.

     3.23. Disclosure.

     No representation, warranty or statement made by or on behalf of the Company in this Agreement (including, but not limited to, the Exhibits attached hereto) or in the certificates or other written materials furnished to WorldCom incident to this Agreement or the negotiations leading to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or other information required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading; provided, however, that this representation will not be construed to apply in any manner to any Company projections or other forward-looking statements or beliefs contained in such other materials.

     3.24. Broker's or Finder's Fee.

     Other than Orca Capital pursuant to the agreement described in Exhibit
3.10 hereto, no person or entity acting on behalf of the Company or the Shareholders is, or will be, entitled to any commission, fee or other payment in connection with or arising out of this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE IV
                      ADDITIONAL AGREEMENTS OF THE PARTIES

     4.1. Ordinary Course.

     The Company covenants, represents and warrants that prior to the Closing, without WorldCom's written consent, the Company shall not:

          (a) amend or propose to amend its Articles of Incorporation or Bylaws;

          (b) other than with respect to Shareholder approval of Stock Options identified with an asterisk regarding such approval in Schedule 2 of Exhibit
3.3 hereto, authorize for issuance, issue, grant, sell, or propose to issue, grant, sell, any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company, except for the issuance of shares of Common Stock pursuant to the exercise of Stock Options under the present terms of the Option Plan and related agreements outstanding on the date of this Agreement;

          (c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

          (d) (i) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of $100,000 in the aggregate incurred in the ordinary course of business consistent with past practice, create, incur or assume any short- or long-term debt in excess of existing credit arrangements as disclosed in Exhibit 3.10 attached hereto; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or entity; (iii) make any capital expenditures, other than as required under the terms of the Contracts with Safeway Incorporated, Pro Line Home Services and Northern Telecom in effect on the date of this Agreement and referenced in
Exhibit 3.10 hereto, in excess of $300,000 in the aggregate; (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than customary travel or business advances to employees made in the ordinary course of business consistent with past practice; (v) acquire the stock or assets of, or merge or consolidate with, any other person or entity; or (vi) agree to incur any liability or obligation not otherwise permitted hereby in excess of $50,000 individually or $250,000 in the aggregate for all such liabilities or obligations;

          (e) directly or indirectly through any investment banker or other representative or otherwise, solicit, entertain or negotiate with respect to any inquiries or proposals from any person or entity relating to: (i) the merger or consolidation of the Company with any person or entity, (ii) the direct or indirect acquisition by any person or entity of any of the assets of the Company, or (iii) the acquisition of direct or indirect beneficial ownership or control of the Company or any securities thereof by any person or entity. The Company shall promptly notify WorldCom of any inquiries or proposals it may receive relating to any such matters;

          (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, any assets or properties;

          (g) increase in any manner the compensation of any of its officers, employees or agents other than any increases in the ordinary course of business consistent with the past practice not in excess of (i) on an individual basis, the lesser of 15% of the current compensation of such person or entity or $8,000 per annum, or (ii) on an aggregate basis for all officers, employees and agents, $150,000 per annum.

          (h) enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any Shareholder, officer, director, other employee, agent, consultant or Affiliate;

          (i) make any new elections with respect to Taxes or any changes in current elections with respect to Taxes;

          (j) compromise, settle, grant any release or take any other significant action relating to any litigation, claim or proceeding;

          (k) take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of the Company set forth in this Agreement;

          (l) enter into or amend any lease of, or agreement with respect to, real property;

          (m) enter into or amend any agreement (i) pursuant to which the aggregate financial obligation of the Company or the value of the services to be provided could exceed $20,000, other than purchase orders for cards and related printing orders in the ordinary course of business consistent with past practice not in excess of $100,000, (ii) having a term of more than twelve (12) months and pursuant to which the aggregate financial obligation of the Company or the value of the services to be provided could exceed $10,000 per year, or
(iii) which is not terminable upon no more than thirty (30) days' notice by the Company without penalty;

          (n) take any action with respect to the indemnification of any person or entity;

          (o) change any accounting practices;

          (p) otherwise enter into any transaction or take other action not in the ordinary course of business consistent with past practice; or

          (q) agree, commit or arrange to do any of the foregoing.

     4.2. Access Prior to Closing.

     Upon reasonable notice, the Company shall afford WorldCom and its representatives (including, without limitation, its independent public accountants, attorneys and banks or other lenders' representatives) reasonable access from the date hereof through the Closing to any and all of the premises, properties, contracts, books, records, data, personnel, customers and vendors of or relating to the Company or its operations. The Company shall cause its officers, directors, agents and employees to cooperate fully in connection with the foregoing.

     4.3. Regulatory and Other Authorizations.

     The Company shall obtain or make, and/or shall cooperate fully in obtaining or making, all governmental, regulatory and third-party approvals, orders, qualifications, waivers, consents, filings, authorizations, certifications or other actions necessary in order to consummate the transactions contemplated hereby. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any of the foregoing and will use their respective best efforts to secure the same as promptly as possible.

     4.4. Further Assurances.

     At any time and from time to time at or after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

     4.5. No Interference.

     The Company and WorldCom will use their respective best efforts to prevent their respective employees and agents from interfering with the business relationships of the other party (including relationships with customers, suppliers, and distributors) through use of the existence of this Agreement or any nonpublic information obtained from the other party pursuant hereto.

     4.6 Stock Options.

     At the Effective Time, WorldCom shall cause each holder of a Stock Option to receive, by virtue of the Merger, an option exercisable for shares of WorldCom Stock (the "WorldCom Options") having substantially the same terms and conditions as the Stock Option except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio.

     4.7. Delivery.

     The parties shall cause the delivery of the respective documents required to be delivered or caused to be delivered by them pursuant to Article VI below.

     4.8. Indemnity.

          (a) Pursuant to the Escrow Agreement and as hereinafter provided, the Shareholders shall indemnify WorldCom, its Affiliates (including, but not limited to, the Surviving Corporation following the Closing) and their respective directors, officers, shareholders, employees, agents, successors and assigns (collectively, the "Indemnified Party") against, and hold each and every one of the foregoing harmless from, any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs or expenses, whether accrued, absolute or contingent, including, but not limited to, court costs and attorneys' fees arising after the Effective Time (collectively, the "Losses"), which any of the foregoing may incur or to which any of the foregoing may be subjected, arising out of or otherwise based upon any of the following:

               (i) Any misrepresentation or breach of warranty or representation by the Company or any breach or default by the Company of or under any of the covenants or other provisions of this Agreement or of any other agreement or instrument relating to or contemplated by this Agreement to which WorldCom or an Affiliate of WorldCom is a party or which is in favor of WorldCom or an Affiliate of WorldCom;

               (ii) The failure of any Employee Benefit Plan to meet benefit commitments accrued as of the Closing, the failure by the Company to meet any minimum funding requirement with respect to any Employee Benefit Plan on or before the Closing Date, retroactive disqualification of any Employee Benefit Plan by the Internal Revenue Service for any act or omission occurring on or before the Closing Date, the occurrence of any "prohibited transaction" on or before the Closing Date by the Company or any fiduciary or administrator relative to any Employee Benefit Plan, or any unfunded benefit obligations, claims or payments accrued as of the Closing;

               (iii) Any exercise of dissenters' rights incident to the Merger including, without limitation, the payment of the fair value and other amounts with respect to the shares of the Common Stock held by any Dissenter to the extent the same exceeds the amount of the WorldCom Stock Value multiplied by the product of the Exchange Ratio times the number of shares of Common Stock involved (any such excess being the "Excess Dissenter Amount"); or

               (iv) the matters set forth in Exhibit 4.8 attached hereto (the "Scheduled Matters").

          (b) Any Indemnified Party intending to seek indemnification from another person or entity (the "Indemnifying Party") pursuant to this Agreement and the Escrow Agreement shall give the Shareholder Representative under the Escrow Agreement (the "Shareholder Representative") prompt written notice thereof. The failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of any indemnity obligation pursuant to this Agreement and the Escrow Agreement except to the extent such failure prejudices the rights of the Indemnifying Party. If such matter involves the assertion of a claim by a third party in an amount not in excess of $10,000,000 less the amount of other Losses or potential Losses incurred to date, the Indemnified Party shall give the Shareholder Representative the opportunity to undertake the defense thereof pursuant to the provisions hereof at the expense of the Indemnifying Party through reputable legal counsel selected by the Shareholder Representative which is reasonably satisfactory to the Indemnified Party. The Shareholder Representative shall have the right to so assume the defense of such matter by (i) giving the Indemnified Party written notice thereof within twenty (20) days after the giving of notice of the matter by the Indemnified Party or such shorter period as may be required to avoid any prejudice to the rights of the Indemnified Party, and (ii) thereafter diligently and timely defending the same. Such a matter may be settled with the claimant on terms and conditions acceptable to the Shareholder Representative and the Indemnified Party, which acceptance shall not be unreasonably withheld or delayed. If the Shareholder Representative so assumes the defense of such matter, the Indemnified Party shall have the right to employ his or its own counsel, at his or its expense, and participate in the defense or settlement thereof, provided if the Shareholder Representative does not provide assurances satisfactory to the Indemnified Party as to the defense and payment of any indemnity obligation, then the counsel of the Indemnified Party shall have the right to assume the defense at the expense of the Indemnifying Party. In the event the Shareholder Representative does not so assume the defense of such matter, the Indemnified Party may engage counsel and defend or settle the same on such terms and conditions as the Indemnified Party may determine in his or its reasonable discretion. The Indemnifying Party and the Indemnified Party shall cooperate in good faith with each other in connection with the defense of any such matter and shall make available all information necessary or useful to the defense of any such matter.

          (c) The obligations of this Section 4.8 shall expire at midnight on the date one (1) year after the Closing Date other than with respect to the following, as to which said obligations shall survive the Closing without time limitation other than as may be provided by applicable law:

               (i) matters as to which a claim for Losses exists and notice of which has been given to the Shareholder Representative on or before said expiration date;

               (ii) the Excess Dissenter Amount; or

               (iii) the Scheduled Matters.

          (d) Notwithstanding anything herein to the contrary, other than with respect to an intentional misrepresentation, breach or default, as to which the limitations of this Section 4.8(d) shall not apply, an Indemnified Party shall be entitled to indemnification hereunder only if a Loss and/or the aggregate Losses claimed to date by all Indemnified Parties exceed $500,000, in which event the Indemnified Party shall be entitled to recover the amount of such Loss(es) in excess of $500,000, and the maximum indemnity obligation of each Shareholder hereunder shall not exceed the amount held in escrow pursuant to the Escrow Agreement.

          (e) Prior to or at the Closing, WorldCom and the Shareholder Representative (on behalf of the Shareholders) shall execute and deliver, and shall cause an escrow agent mutually acceptable to WorldCom and the Shareholder Representative to execute as the Escrow Agent and deliver, the Escrow Agreement.

     4.9. Employees.

     The Company hereby acknowledges that WorldCom has no obligation to employ, or to continue the employment by the Company of, any of the employees of the Company. The Company shall make no representation to the contrary to any of such employees; provided, however, WorldCom and/or its Affiliates may interview or otherwise contact such employees regarding any future employment. If and to the extent WorldCom so requests, the officers of the Company shall, and will use their best efforts to cause employees of the Company designated by WorldCom to, remain employees of the Company or become employees or consultants of WorldCom, with it being understood and agreed that such employment or engagement shall be with no contractual obligation on the part of the Company or WorldCom to continue any such employment or engagement, which employment or engagement shall be upon terms and conditions satisfactory to WorldCom.

     The Company shall not incur any obligation, severance pay or otherwise, with respect to the termination of employees without the prior written approval of WorldCom.

     4.10. Continued Relationships.

     The Company shall use all reasonable efforts to preserve intact the business of the Company and keep available the services of its officers and employees and maintain good relationships with suppliers, customers and others having business relations with the Company, and shall use all reasonable efforts to avoid any change in the business, condition or results of operations of the Company which may have a material adverse effect on the assets, business, condition or prospects of the Company.

     4.11. Confidentiality.

          (a) Except as contemplated by this Agreement, as required by law or otherwise expressly consented to in writing by WorldCom and the Company, all information or documents furnished hereunder by any party shall be kept strictly confidential by the party or parties to whom furnished at all times prior to the Closing Date, and in the event such transactions are not consummated, each shall return to the other all documents furnished hereunder and copies thereof upon request and shall continue to keep confidential all information furnished hereunder and shall not thereafter use the same for its advantage. Notwithstanding the foregoing, (i) in consultation with the Company, WorldCom may issue or make a press release, announcement or other disclosure regarding this Agreement and the transactions contemplated hereby which it determines necessary or desirable under applicable law, and (ii) WorldCom may, at any time after the date of this Agreement, file with the Securities and Exchange Commission (the "Commission") a Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the transactions contemplated by this Agreement, and/or file with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which includes a prospectus containing any information required to be included therein with respect to the transactions contemplated by this Agreement and thereafter distribute said prospectus in connection with the offer and sale of securities of WorldCom. The Company shall cooperate with WorldCom and provide such information and documents as may be required in connection with any such filings.

          (b) In the event the Closing is not consummated, each party hereto will hold in absolute confidence any information obtained from another party except to the extent (i) such party is required to disclose such information by law or regulation, (ii) disclosure of such information is necessary or desirable in connection with the pursuit or defense of a claim, (iii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) or (ii) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

     4.12. Noncompete and Confidentiality Agreements.

     As of the Closing, the persons specified in Exhibit 4.12 attached hereto shall execute, without further consideration, noncompete and confidentiality agreements in substantially the form attached hereto as Exhibit 4.12 (the "Noncompete Agreements").

     4.13. Shareholder Approval.

     As soon as practicable and in consultation with WorldCom, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its Shareholders for the purpose of approving the Plan of Merger and the Escrow Agreement and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of the Company (i) will recommend to Shareholders that they approve the Plan of Merger and the Escrow Agreement and the transactions contemplated hereby, and (ii) will use its best efforts to obtain any necessary approval by the Shareholders of the Plan of Merger and the Escrow Agreement and the transactions contemplated hereby including, without limitation, voting the shares of the Common Stock held for such approval. None of the information provided by or on behalf of the Company to its Shareholders incident to the foregoing will contain any untrue statement of a material fact or omit to state a material fact or other information required to be stated therein or necessary to make the statements contained therein not misleading, provided this covenent by the Company shall not apply to information provided by or on behalf of WorldCom for transmittal to the Shareholders. None of the information provided by or on behalf of WorldCom for transmittal to the Shareholders incident to the foregoing will contain any untrue statement of a material fact or omit to state a material fact or other information required to be stated therein or necessary to make the statements contained therein not misleading.

     4.14 Pooling of Interests.

     The Company shall not take, and shall use its best efforts to ensure that none of its Shareholders, Optionholders, directors, officers or employees takes, any action that could result in the Merger not qualifying for pooling-of-interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16.

     4.15. Affiliate Agreements.

     The Company shall use its best efforts to ensure that each person or entity who is or may be an Affiliate of the Company within the meaning of Rule 144 promulgated under the Securities Act shall enter into an agreement in the form attached hereto as Exhibit 4.15 (the "Affiliate Agreements").

     4.16. Section 3(a) (10).

     In connection with the issuance of WorldCom Stock and WorldCom Options pursuant to the transactions contemplated by this Agreement, WorldCom, with the cooperation of the Company, shall file a request for approval of the issuance of WorldCom Stock and WorldCom Options in accordance with Oregon Revised Statutes 59.095 so as to cause such securities to be exempt from the requirements of registration under the Securities Act by virtue of application of Section 3(a)(10) of the Securities Act and shall take such further actions as may be necessary to obtain a fairness hearing in accordance with Oregon Revised Statutes 59.095 and an order of registration pursuant thereto.

     4.17. Notification of Certain Matters.

     The Company shall give prompt notice to WorldCom if any of the following occur after the date of this Agreement but prior to the Effective Time: (i) receipt of any notice or other communication from any third party alleging that the consent or other action of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any regulatory or governmental authority in connection with the transactions contemplated by this Agreement;
(iii) the occurrence of an event which would constitute a material adverse change in the assets, business, condition or prospects of the Company taken as a whole within the meaning of Section 5.2(i), below; or (iv) the occurrence of any event that would cause a breach by the Company of any provision of this Agreement or that, if such event had occurred on or before the date of this Agreement, would have been required to have been disclosed in this Agreement.

                                   ARTICLE V
                             CONDITIONS TO CLOSING

     5.1. The Company's Conditions to Close.

     The obligations of the Company under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by the Company:

          (a) The representations and warranties of WorldCom contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date;

          (b) WorldCom shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects the conditions required by this Agreement to be performed or complied with or satisfied by WorldCom at or prior to the Closing;

          (c) All required governmental (including, without limitation, regulatory) approvals, clearances, consents and/or waiting periods shall have been obtained or shall have expired including, but not limited to, expiration or early termination of the waiting period under the HSR Act and those under applicable securities or blue sky laws relative to the issuance of the WorldCom Stock;

          (d) No action, suit or proceeding shall have been instituted by any person or entity including, but not limited to, any governmental agency or body to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other material relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the business or prospects of WorldCom and its subsidiaries taken as a whole. On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; and

          (e) The Plan of Merger shall have been duly approved by the Shareholders pursuant to the Washington Act.

     5.2. WorldCom's Conditions to Close.

     The obligations of WorldCom under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by
WorldCom:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date;

          (b) The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects the conditions required by this Agreement to be performed or complied with or satisfied by it at or prior to the Closing;

          (c) All required governmental (including, without limitation, regulatory) and third-party approvals, clearances, consents and/or waiting periods shall have been obtained or shall have expired including, but not limited to, expiration or early termination of the waiting period under the HSR Act and those under applicable securities or blue sky laws relative to the issuance of the WorldCom Stock;

          (d) The Plan of Merger shall have been duly approved by the Shareholders pursuant to the Washington Act and Dissenters shall not hold more than five percent (5%) of the shares of the Common Stock;

          (e) WorldCom's lenders shall have received such documents and instruments as WorldCom's lenders may require and any necessary consent of such lenders to supplements or amendments to credit agreement schedules reflecting the transactions contemplated by this Agreement shall have been obtained, provided WorldCom shall use its best efforts to obtain the same;

          (f) No action, suit, or proceeding shall have been instituted by any person or entity including, but not limited to, any governmental agency or body to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other material relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the business or prospects of the Company. On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement;

          (g) The Affiliate Agreements, the Escrow Agreement and the Noncompete Agreements shall have been duly approved, executed and delivered to WorldCom;

          (h) WorldCom shall have received estoppel letters confirming the existence, without breach, of Contracts referenced in Exhibit 3.10 hereto as being subject to this condition, if and as reasonably requested by WorldCom, provided no such letter shall be transmitted to the Company's customers without the prior written review and approval of the Company, which approval shall not be unreasonably withheld;

          (i) There shall not have occurred any material adverse change in the assets, business, condition or prospects of the Company taken as a whole, provided the matters identified in Exhibit 5.2 attached hereto shall not be considered to be such a material adverse change to the extent provided therein; and

          (j) The Company's new CTI system shall have been installed and tested and be completely operational and carrying at least 25% of the Company's prepaid phone card traffic.

                                   ARTICLE VI
                                  THE CLOSING

     6.1. Deliveries by the Company.

     At or prior to the Closing, WorldCom shall receive from the Company the following:

          (a) Certificate of good standing in each of the states in which the Company is incorporated or qualified stating that the Company is a validly existing corporation in good standing;

          (b) A certificate, dated as of the Closing Date, by an officer of the Company to the effect that the conditions specified in Section 5.2, above (except for clauses (e) and (h) thereof), have been satisfied;

          (c) An opinion from counsel to the Company (which may be in the form of two opinions, one from corporate counsel and one from FCC counsel), dated as of the Closing Date in form and substance reasonably satisfactory to counsel for WorldCom, to the effect that: (i) the Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Washington, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except such jurisdictions where the failure to be so qualified would not have a material adverse effect on the financial condition of the Company, has all requisite power and authority to own all of its properties and assets, and has all required Authorizations and the foregoing shall not cease to remain in full force and effect in accordance with their terms by reason of the transactions contemplated by this Agreement; (ii) the shares of the Common Stock and other securities of the Company have been duly and validly authorized and issued, are held as set forth in this Agreement, are fully paid and nonassessable, and constitute all of the issued and outstanding securities of the Company; (iii) to the best of such counsel's knowledge, all orders, qualifications, filings, authorizations, consents, approvals, certifications, notices or other actions of any federal, state, local or foreign regulatory or administrative agency, commission or other body or of any other third party required to be obtained or given or waiting period required to expire in order that the transactions contemplated hereby may be consummated have been obtained, provided, satisfied or waived or have expired; (iv) this Agreement and the other agreements and documents contemplated hereby have been duly and validly authorized, executed and delivered on behalf of the Company and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) its valid, binding and enforceable agreements; (v) except as may be specified by such counsel, there is no litigation, proceeding, or governmental investigation or labor dispute pending or threatened against or relating to the Company or its properties or business which is material to the business of the Company or which may prohibit or inhibit consummation of this Agreement and the transactions contemplated hereby; (vi) the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby do not (a) violate any provision of the Articles of Incorporation or Bylaws of the Company, or (b) constitute an event which is or with the passage of time or notice or both could result in a violation or acceleration of, or result in the imposition of any lien upon the shares of the Common Stock, any other securities of the Company or the property of the Company pursuant to, any written mortgage, lien, security agreement, lease, agreement, instrument, order, award, judgment or decree to which the Company is a party or by which it is bound and which has been specifically provided to counsel to the Company and listed as an exhibit to such opinion; and (viii) the Plan of Merger and the Escrow Agreement have been duly and validly approved and adopted by the Shareholders and the Board of Directors of the Company and all actions on the part of the Company necessary to cause the Merger to become effective have been duly and validly taken;

          (d) Copies of duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby and by the Shareholders approving the Plan of Merger and the Escrow Agreement, certified by the Secretary of the Company;

          (e) The duly executed Noncompete Agreements, Affiliate Agreements and Escrow Agreement;

          (f) A true, correct and complete copy of the Articles of Incorporation, as amended, of the Company, certified by the Secretary of State of Washington, and a true, correct and complete copy of the Bylaws, as amended, of the Company, certified by the corporate Secretary;

          (g) The resignations of any officers or directors of the Company and terminations of any employment or consulting agreements, all as requested by WorldCom; and

          (h) Such other documents and instruments as WorldCom may reasonably request.

     6.2. WorldCom's Deliveries.

     At or prior to the Closing, the Company shall receive from WorldCom the following:

          (a) Certificate of existence from the Secretary of State of Georgia stating that WorldCom is a validly existing corporation in good standing;

          (b) Certificate of existence or other evidence of existence from the Secretary of State of Washington stating that Acquisition Subsidiary is a validly existing corporation in good standing;

          (c) A certificate, dated as of the Closing Date, signed by an officer of WorldCom to the effect that the conditions specified in Section 5.1, above (except for clause (e) thereof), have been satisfied;

          (d) Copies of duly adopted resolutions of WorldCom's Board of Directors approving the execution, delivery and performance of this Agreement, certified by its Secretary or Assistant Secretary; and

          (e) An opinion from in-house counsel of WorldCom dated as of the Closing Date in form and substance reasonably satisfactory to counsel for the Company, to the effect that: (i) WorldCom is a corporation validly existing under the laws of the State of Georgia; (ii) Acquisition Subsidiary is a corporation validly existing under the laws of the State of Washington; (iii) the shares of WorldCom Stock, when issued pursuant to the Merger and the

WorldCom Options, will have been duly and validly authorized and issued and will be fully paid and nonassessable; (iv) this Agreement has been duly and validly authorized, executed and delivered on behalf of WorldCom and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) its valid, binding and enforceable agreement; (v) except as contemplated by the Agreement or in compliance with the provisions of the HSR Act, the Securities Act, the Exchange Act, FCC regulations and the corporation, public utility, securities or blue sky laws of the various states, to the best of such counsel's knowledge no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of the Agreement by WorldCom and the consummation by WorldCom of the transactions contemplated therein; (vi) neither the execution and delivery of the Agreement by WorldCom, nor the consummation by WorldCom of the transactions contemplated therein, will conflict with or result in a breach of any of the items, conditions, or provisions of WorldCom's Amended and Restated Articles of Incorporation or Bylaws; and (vii) the documents filed by WorldCom with the Commission in the last two years (other than the financial statements, schedules and other financial and statistical information included therein, as to which such counsel need express no opinion) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the Commission.

                                  ARTICLE VII
                                  TERMINATION

     7.1. Termination.

     Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated only (a) by the mutual written consent of WorldCom and the Company, or (b) by WorldCom or the Company if for any reason the Closing has not occurred on or before January 31, 1997, provided said failure to close does not result from an act or failure to act of the party effecting termination, and provided WorldCom may extend said date from time to time in the event one or more conditions to the obligations of the parties hereunder has not been satisfied or waived.

     7.2. Effect of Termination.

     In the event of the termination of this Agreement pursuant to the preceding Section of this Agreement, this Agreement shall thereafter become void and have no effect, and without any liability on the part of any party or its shareholders, directors or officers in respect thereof, except as otherwise provided in this Agreement and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1. Expenses.

     The Company shall bear its own expenses, fees and commissions (including, but not limited to, all compensation and expenses of counsel, financial advisors, brokers, consultants, actuaries and accountants) incurred in connection with the preparation, negotiation and execution of this Agreement and consummation of the transactions contemplated hereby to the extent the same do not exceed $1,200,000. Any such expenses, fees and commissions in excess of $1,200,000 shall be borne by the Shareholders. If the Closing does not occur by reason of a breach of this Agreement by a party hereto, the non-breaching party shall be entitled to recover its reasonable attorneys' fees and court costs in connection with any action for damages or specific performance, in addition to such other rights or remedies to which it may be entitled under applicable law or in equity.

     8.2. Public Disclosure.

     No press release or other public announcement or communication will be made or caused to be made concerning the terms and conditions of this Agreement unless specifically approved in advance by WorldCom.

     8.3 Governing Law and Consent to Jurisdiction.

     This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Mississippi (except to the extent the Washington Act controls with respect to the Merger), and the parties hereto consent to the jurisdiction of the courts of or in the States of Mississippi or Washington with respect to any dispute, controversy or other matter relating to or arising out of this Agreement or the transactions contemplated hereby.

     8.4. Notices.

     Any notices or other communications required under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States first class mail, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

          If to the Company:

               BLT Technologies, Inc.
               Attn:  Robert S. Wiggins
               610 Esther Street
               Vancouver, WA 98660
               Telecopy:  (360) 750-7551

          If to WorldCom or, after the Closing, the Company:

               WorldCom, Inc.
               Attn:  Charles T. Cannada
               515 East Amite Street
               Jackson, MS 39201-2702
               Telecopy:  (601) 360-8615

     8.5. Assignment.

     This Agreement may not be assigned, by operation of law or otherwise, except that WorldCom may assign its rights under this Agreement in whole or in part to a subsidiary or other Affiliate of WorldCom or, subsequent to the Closing, to any other person or entity.

     8.6. Section Headings.

     The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     8.7. Counterparts.

     This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.8 Amendment.

     This Agreement may not be amended except by a writing signed by the party to be charged.

     8.9. Entire Agreement.

     This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     8.10. Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

     8.11. Survival.

     Subject to the express limitations specified in this Agreement, the covenants, agreements, indemnities, representations and warranties made in or pursuant to this Agreement shall survive the Closing for the periods indicated herein, notwithstanding any investigation made or information obtained by or on behalf of WorldCom or the Company.

     8.12. Severability.

     In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

     8.13. Third Parties.

     Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto, a successor or permitted assign of such a party or a person or entity entitled to indemnification hereunder; provided the representations and warranties of WorldCom in Section 2.4, above, shall inure to the benefit of the Shareholders and the holders of WorldCom Options.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


WORLDCOM, INC.                          BLT TECHNOLOGIES, INC.

By                                      By
  ------------------------------------    --------------------------------------
Name:                                   Name:
     ---------------------------------       -----------------------------------
Title:                                  Title:
      --------------------------------        ----------------------------------

                                                                   EXHIBIT 1.5-1

                   LETTER OF TRANSMITTAL, WAIVER AND RELEASE

                    For submitting certificates representing
                   shares of stock of BLT Technologies, Inc.
                  pursuant to the Agreement and Plan of Merger
               dated as of July 26, 1996 (the "Merger Agreement")
               and related Plan of Merger (the "Plan of Merger")

     In connection with the merger (the "Merger") of WC Acquisition, Inc., a Washington corporation and wholly owned subsidiary of WorldCom, Inc., a Georgia corporation ("WorldCom"), with and into BLT Technologies, Inc., a Washington corporation ("BLT"), and pursuant to the Merger Agreement and the Plan of Merger, the undersigned encloses herewith and surrenders the following certificate(s) (the "Certificates"), representing shares of BLT common stock (the "Shares"):

NAME & ADDRESS OF                    BLT CERTIFICATE(S) ENCLOSED
REGISTERED OWNER
-----------------------------------  -------------------------------------------
                                     Certificate No.            Number of Shares
-----------------------------------  -------------------------  ----------------
-----------------------------------  -------------------------  ----------------
-----------------------------------  -------------------------  ----------------


                  Authority, Ownership and Further Assurances

     The undersigned hereby warrants that the undersigned has full power and authority to submit, sell, assign and transfer the Certificates and the Shares and that the Shares are owned by the undersigned and are free and clear of all liens, encumbrances, security interests, mortgages, pledges, charges, agreements, rights, options, warrants, restrictions and claims. The undersigned will, upon request, execute any additional documents reasonably necessary or desirable to complete the transfer of the Shares and accomplish the matters contemplated hereby.

                        Payment of Merger Consideration

     You hereby are authorized and instructed to prepare in the name and deliver to the address of the undersigned set forth above, or to such other address as requested by the undersigned in writing, a certificate representing the appropriate number of shares of WorldCom common stock and a check in lieu of any fractional share to be issued and paid in accordance with the terms and conditions of the Merger Agreement and the Plan of Merger in exchange for the Shares evidenced by the enclosed Certificates.

                                     Waiver

     For valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby waives any and all restrictions on the sale of the Shares contained in any agreement in favor of the undersigned or to which the undersigned is a party relating to the Shares, and any rights the undersigned may have under any such agreement. The foregoing waiver shall be binding upon the undersigned and the undersigned's heirs, personal representatives, successors and assigns and shall inure to the benefit of WorldCom, BLT and their respective shareholders, successors and assigns.

                                    Release

     For valuable consideration, the receipt of which hereby is acknowledged, the undersigned hereby releases and forever discharges BLT, its affiliates, officers, directors and their respective heirs, personal representatives, successors and assigns, from any and all claims, damages, losses, liabilities, demands, charges, suits, penalties, actions and causes of action, whether accrued, absolute, contingent, known or unknown, which the undersigned may now or hereafter have arising out of or relating to (i) the formation, financing, management or operations of BLT, (ii) the issuance, holding or repurchase of securities of BLT, or (iii) the undersigned's status as a shareholder, officer, director, and/or employee of BLT. The foregoing release shall be binding upon the undersigned and the undersigned's heirs, personal representatives, successors and assigns.

                                 Certification

     By signing below, under the penalties of perjury, the undersigned certifies (1) that the Social Security Number or Taxpayer Identification Number set forth below is the undersigned's correct Social Security Number or Taxpayer Identification Number, (2) that all other information provided herein is true and accurate, and (3) that the undersigned is not subject to backup withholding because (a) the undersigned has not been notified that the undersigned is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the Internal Revenue Service has notified the undersigned that the undersigned is no longer subject to backup withholding. (The undersigned must cross out subpart (3) of this certification if the Internal Revenue Service has notified the undersigned that the undersigned is subject to backup withholding due to the underreporting of dividends or interest on tax returns and notice has not been received from the Internal Revenue Service advising that backup withholding has terminated.) NOTE: FAILURE TO COMPLETE AND RETURN THIS INFORMATION WILL RESULT IN BACKUP WITHHOLDING ON PAYMENTS DUE TO YOU.

     IMPORTANT: UNLESS AND UNTIL ANY OUTSTANDING CERTIFICATE FORMERLY EVIDENCING THE SHARES IS DELIVERED TO WORLDCOM, NO DIVIDENDS OR DISTRIBUTIONS OF ANY KIND PAYABLE TO HOLDERS OF RECORD OF SHARES OF WORLDCOM COMMON STOCK SHALL BE PAID TO THE HOLDER THEREOF. NO INTEREST WILL ACCRUE ON ANY UNPAID DIVIDENDS OR DISTRIBUTIONS.

     The undersigned has carefully reviewed this Letter of Transmittal, Waiver and Release and understands its contents and the significance thereof and, if so desired by the undersigned, has consulted with counsel with regard thereto. All authority herein conferred shall survive the death or incapacity of the undersigned, and all obligations of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

--------------------------------------  Dated as of                      , 1996.
(Signature)                                         ---------------------

Name:
     ---------------------------------
Social Security or
Taxpayer I.D. No.:
                  --------------------

--------------------------------------
(Signature, if jointly held)

Name:
     ---------------------------------

Social Security or
Taxpayer I.D. No.:
                  --------------------
Phone No.:
          ----------------------------

All registered owners must sign exactly as name(s) appear on Certificate(s). If anyone other than the registered owner or if an attorney, personal representative, trustee, custodian, guardian, partner, other fiduciary or officer of a corporation signs the Letter of Transmittal, proper evidence of authority to act, satisfactory to WorldCom, Inc., must be submitted herewith.

                                                                    EXHIBIT 4.12

                     FORM OF NONCOMPETE AND CONFIDENTIALITY
                     AGREEMENT AND PERSONS COVERED THEREBY

     In addition to any other key employees subsequently identified and mutually agreeable to WorldCom and the Company, the following persons shall execute and deliver Noncompete Agreements as provided in this Agreement:

                           1.       William E. Colson
                           2.       Thomas Holce
                           3.       Gary Maffei
                           4.       Edward Pietz
                           5.       John Skimas
                           6.       Robert A. Sternberg

                                                                    EXHIBIT 4.12
                                                                       (cont'd.)

                    NONCOMPETE AND CONFIDENTIALITY AGREEMENT
                                  (Individual)

         THIS AGREEMENT (the "Agreement") is made and entered into this _____ day of ______________ , 1996, by and between WorldCom, Inc., a Georgia corporation (which, together with its present and future Affiliates and their respective successors and assigns, is hereinafter referred to as "WorldCom"), and _________________________ ("Individual").

         BLT Technologies, Inc., a Washington corporation (which, together with its present and future Affiliates and their respective successors and assigns, is hereinafter referred to as the "Company"), and WorldCom are parties to that certain Agreement and Plan of Merger dated as of July 26, 1996 (the "Merger Agreement"), by which WorldCom shall acquire the Company. It is a condition to the obligation of WorldCom to acquire the Company that Individual enter into this Agreement with WorldCom.

         NOW, THEREFORE, as an inducement for WorldCom to acquire the Company pursuant to the Merger Agreement, and for other valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Certain Defined Terms. As used in this Agreement or in any document made or otherwise entered into pursuant to this Agreement, the following terms shall, unless the context otherwise requires and whether or not capitalized, have the meanings specified in this Section 1. These terms shall be deemed to refer to the singular, plural, masculine, feminine or neuter, as the context requires.

                  1.1 "Agreement" means this Agreement, as originally executed on the date hereof and as the same may be amended, modified and supplemented from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

                  1.2 "Affiliate" means, when used with reference to a specific Person, any Person that, directly or indirectly, through one or more intermediaries, now or hereafter Controls, is Controlled by or is under common Control with such specific Person. This term shall also include any Person who, directly or indirectly, through one or more intermediaries, now or hereafter has the contractual right or option to acquire or vote more than 5% of the voting interest of a specific Person.

                  1.3 "Business" means the direct or indirect origination, transmission, and/or termination of voice and data messages; the provision of long distance telecommunications services; the provision of operator services and/or billing and collection services with respect to long distance telecommunications; the provision of local telephone services; the offer and sale of debit cards for telecommunications services; the provision of related services or equipment; and consulting with respect to or arranging for any such origination, transmission, termination, services or equipment; or any of the above.

                  1.4 "Control" (whether used as a noun or verb) means to have the power, directly or indirectly, to cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, agency or otherwise.

                  1.5 "Person" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person as the context may require.

         2. Nondisclosure. Individual agrees that neither he nor his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) will disclose to any Person, or use for his or their benefit or the benefit of others, any information concerning Business activities or operations of the Company or WorldCom or the results of the provision of services performed by the Company or WorldCom relating to the Business including, but not limited to, information relating to the pricing, methods, processes, customers, suppliers, financial data, lists, apparatus, statistics, programs, research, development or related information of the Company, WorldCom, or the suppliers or customers of either.

         3. Proprietary Nature. Individual hereby stipulates that all information described in Sections 2 and 4 hereof is proprietary information and is or upon WorldCom's acquisition of the Company shall become the property of WorldCom.

         4. Trade Secrets. Individual covenants and warrants that neither he nor his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) have given, transferred or otherwise disclosed to any third party any proprietary information of the Company or WorldCom relating to the Business, and that neither he nor they will do so, directly or indirectly, at any time in the future. Individual covenants and warrants further that neither he nor his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) have appropriated or will appropriate said proprietary information including, but not limited to, customer lists of the Company or WorldCom, for their benefit. Individual further covenants and warrants that all such proprietary information is neither generally known nor readily ascertainable but, rather, constitutes confidential information. Individual further stipulates that said information is secret and not generally known in the trade; that the Company has kept said information secret; that it is of value; and that it is particular to the Business as conducted by the Company and/or WorldCom and has been used exclusively by the Company and/or WorldCom. The parties hereby agree and stipulate that such information thus further constitutes a trade secret and that use thereof in violation of this Agreement shall constitute an unfair trade practice pursuant to applicable law.

         5. Noncompete. Individual hereby agrees that neither Individual nor, at his direction, his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) will, directly or indirectly, during the term of Individual's employment with WorldCom, if Individual is so employed, and for a period of three (3) years following the later of (a) the date hereof, or (b) termination (voluntary or involuntary) of such employment, (i) own, manage, operate, control, be employed or engaged by or otherwise participate or have any interest in any Person which is engaged in, or otherwise engage in, the Business in any state in the United States, or (ii) solicit, divert, take away, interfere with or disrupt relationships with, or attempt to do any of the foregoing with respect to, any customer, supplier, employee, independent contractor, agent or representative of WorldCom.

         6. Injunction and Expenses. Upon breach or threatened breach of this Agreement, in addition to any and all other rights and remedies it may have, WorldCom shall be entitled to injunctive relief, both pendente lite and permanent, against the breaching party, as the parties recognize that a remedy at law would be inadequate and insufficient. WorldCom shall be entitled to recover from Individual all costs and expenses including, but not limited to, attorneys' fees and court costs, incurred by WorldCom as a result or arising out of any breach or threatened breach under or pursuant to this Agreement in addition to such other rights or remedies as WorldCom may have under this Agreement or any other agreement, at law or in equity.

         7. Passive Investments. Nothing contained in Section 5, above, shall limit the right of Individual as an investor to make and hold passive investments in investment securities aggregating not more than 5% of the issued and outstanding securities of any corporation that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded on a generally recognized over-the-counter market.

         8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective Affiliates, heirs, personal representatives, successors, and assigns, and shall survive any termination (voluntary or involuntary) of Individual's employment by WorldCom, if Individual is so employed.

         9. Severability and other Restrictions. It is the intention of the parties that the provisions of this Agreement shall be enforced by the courts of each state and jurisdiction in which enforcement is sought to the fullest extent permissible under the law and public policy. Accordingly, if any part of this Agreement shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether in its entirety or as modified as to duration (which modification said court is hereby authorized to make), territory or otherwise, then such part shall be deemed deleted or amended, as the case may be, with respect to the state or jurisdiction involved in order to render the remainder hereof valid and enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. This Agreement shall not supersede or be in lieu of any other agreement restricting activities referenced herein but shall be in addition to any such other restrictions.

         10. No Waiver or Modification. No waiver or modification of this Agreement shall be valid unless in writing and duly authorized and signed by the party to be charged.

         11. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Mississippi and the parties hereby consent to the jurisdiction of the courts of or in the State of Mississippi in connection with any matter related to or arising out of this Agreement or any breach thereof.

         12. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         DATED as of the day and year first above written.



INDIVIDUAL:                             WORLDCOM, INC.

                                        By:
--------------------------------------     -------------------------------------

                                                                    EXHIBIT 4.12
                                                                       (cont'd.)

                    NONCOMPETE AND CONFIDENTIALITY AGREEMENT
                                 (R. Sternberg)

         THIS AGREEMENT (the "Agreement") is made and entered into this _____ day of ______________ , 1996, by and between WorldCom, Inc., a Georgia corporation (which, together with its present and future Affiliates and their respective successors and assigns, is hereinafter referred to as "WorldCom"), and Robert A. Sternberg ("Individual").

         BLT Technologies, Inc., a Washington corporation (which, together with its present and future Affiliates and their respective successors and assigns, is hereinafter referred to as the "Company"), and WorldCom are parties to that certain Agreement and Plan of Merger dated as of July 26, 1996 (the "Merger Agreement"), by which WorldCom shall acquire the Company. It is a condition to the obligation of WorldCom to acquire the Company that Individual enter into this Agreement with WorldCom.

         NOW, THEREFORE, as an inducement for WorldCom to acquire the Company pursuant to the Merger Agreement, and for other valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Certain Defined Terms. As used in this Agreement or in any document made or otherwise entered into pursuant to this Agreement, the following terms shall, unless the context otherwise requires and whether or not capitalized, have the meanings specified in this Section 1. These terms shall be deemed to refer to the singular, plural, masculine, feminine or neuter, as the context requires.

                  1.1 "Agreement" means this Agreement, as originally executed on the date hereof and as the same may be amended, modified and supplemented from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

                  1.2 "Affiliate" means, when used with reference to a specific Person, any Person that, directly or indirectly, through one or more intermediaries, now or hereafter Controls, is Controlled by or is under common Control with such specific Person. This term shall also include any Person who, directly or indirectly, through one or more intermediaries, now or hereafter has the contractual right or option to acquire or vote more than 5% of the voting interest of a specific Person.

                  1.3 "Business" means the direct or indirect origination, transmission, and/or termination of voice and data messages in connection with prepaid phone card telecommunications services; the provision of prepaid long distance telecommunications; the provision of billing and collection services with respect to prepaid phone card telecommunications; the offer and sale of debit cards for telecommunications and other prepaid card services; the provision of related prepaid phone card services or equipment; and consulting with respect to or arranging for any such origination, transmission, termination, services or equipment; or any of the above.

                  1.4 "Cause" means (i) default by Individual in the performance of any of Individual's obligations or duties under this Agreement or under common law, or in the performance of any other obligation or duty Individual has to WorldCom, or breach by Individual of any material provision hereof or of any other agreement with or in favor of WorldCom; (ii) an act or omission by Individual as a result of which Individual is charged with a criminal offense involving moral turpitude, dishonesty or breach of trust; (iii) Individual's conviction of a felony or plea of guilty or nolo contendere with respect to a felony; (iv) willful misconduct by Individual which results in injury or loss to WorldCom; (v) a right to discontinue Individual's employment in order reasonably to comply with applicable laws and regulations or satisfy the orders, recommendations and/or requirements of any regulatory agency, body or official having jurisdiction; or (vi) Individual's failure to comply with any material policies, rules or performance standards established from time to time by WorldCom or requests of WorldCom's executive officers or directors.

                  1.5 "Control" (whether used as a noun or verb) means to have the power, directly or indirectly, to cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, agency or otherwise.

                  1.6 "Person" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person as the context may require.

         2. Nondisclosure. Individual agrees that neither he nor his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) will disclose to any Person, or use for his or their benefit or the benefit of others, other than in the normal course of business and for the benefit of the Company or Worldcom, any information concerning Business activities or operations of the Company or WorldCom or the results of the provision of services performed by the Company or WorldCom relating to the Business including, but not limited to, information relating to the pricing, methods, processes, customers, suppliers, financial data, lists, apparatus, statistics, programs, research, development or related information of the Company, WorldCom, or the suppliers or customers of either.

         3. Proprietary Nature. Individual hereby stipulates that all information described in Sections 2 and 4 hereof is proprietary information and is or upon WorldCom's acquisition of the Company shall become the property of WorldCom.

         4. Trade Secrets. Individual covenants and warrants that neither he nor his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) have given, transferred or otherwise disclosed to any third party any proprietary information of the Company (except in the normal course of business and in the interest of the Company) or WorldCom relating to the Business, and that neither he nor they will do so, directly or indirectly, at any time in the future. Individual covenants and warrants further that neither he nor his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) have appropriated or will appropriate said proprietary information including, but not limited to, customer lists of the Company or WorldCom, for their benefit. Individual further covenants and warrants that all such proprietary information is neither generally known nor readily ascertainable but, rather, constitutes confidential information. Individual further stipulates that said information is secret and not generally known in the trade; that the Company has kept said information secret; that it is of value; and that it is particular to the Business as conducted by the Company and/or WorldCom and has been used exclusively by the Company and/or WorldCom. The parties hereby agree and stipulate that such information thus further constitutes a trade secret and that use thereof in violation of this Agreement shall constitute an unfair trade practice pursuant to applicable law.

         5. Noncompete. Individual hereby agrees that neither Individual nor, at his direction, his representatives, employees, consultants, contractors, agents or Affiliates (including, but not limited to, any officers, directors, shareholders, representatives, employees, consultants, contractors or agents of such Affiliates) will, directly or indirectly, during the term of Individual's employment with WorldCom, if Individual is so employed, and for a period of three (3) years following the later of (a) the date hereof, or (b) termination (voluntary or involuntary) of such employment (provided said three (3) year period shall be reduced to one (1) year in the event of involuntary termination of Individual's employment without Cause or in the event of Individual's voluntary termination as a result of a material reduction in compensation or a change in location of employment from the Vancouver, Washington area), (i) own, manage, operate, control, be employed or engaged by or otherwise participate or have any interest in any Person which is engaged in, or otherwise engage in, the Business in any state in the United States (provided, that Individual may be employed by a Person that, as an incidental part of such Person's business, is engaged in the Business so long as Individual is not directly or indirectly so engaged), or (ii) solicit, divert, take away, interfere with or disrupt relationships with, or attempt to do any of the foregoing with respect to, any customer, supplier, employee, independent contractor, agent or representative of WorldCom.

         6. Injunction and Expenses. Upon breach or threatened breach of this Agreement, in addition to any and all other rights and remedies it may have, WorldCom shall be entitled to injunctive relief, both pendente lite and permanent, against the breaching party, as the parties recognize that a remedy at law would be inadequate and insufficient. The prevailing party shall be entitled to recover from the other all costs and expenses including, but not limited to, attorneys' fees and court costs, incurred as a result or arising out of any litigation concerning breach or threatened breach under or pursuant to this Agreement in addition to such other rights or remedies as either party may have under this Agreement or any other agreement, at law or in equity.

         7. Passive Investments. Nothing contained in Section 5, above, shall limit the right of Individual as an investor to make and hold passive investments in investment securities aggregating not more than 5% of the issued and outstanding securities of any corporation that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded on a generally recognized over-the-counter market.

         8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective Affiliates, heirs, personal representatives, successors, and assigns, and shall survive any termination (voluntary or involuntary) of Individual's employment by WorldCom, if Individual is so employed.

         9. Severability and other Restrictions. It is the intention of the parties that the provisions of this Agreement shall be enforced by the courts of each state and jurisdiction in which enforcement is sought to the fullest extent permissible under the law and public policy. Accordingly, if any part of this Agreement shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether in its entirety or as modified as to duration (which modification said court is hereby authorized to make), territory or otherwise, then such part shall be deemed deleted or amended, as the case may be, with respect to the state or jurisdiction involved in order to render the remainder hereof valid and enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. This Agreement shall not supersede or be in lieu of any other agreement restricting activities referenced herein but shall be in addition to any such other restrictions.

         10. No Waiver or Modification. No waiver or modification of this Agreement shall be valid unless in writing and duly authorized and signed by the party to be charged.

         11. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Mississippi and the parties hereby consent to the jurisdiction of the courts of or in the State of Mississippi in connection with any matter related to or arising out of this Agreement or any breach thereof.

         12. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

               DATED as of the day and year first above written.


INDIVIDUAL:                             WORLDCOM, INC.

                                        By:
--------------------------------------     -------------------------------------
Robert A. Sternberg

                                                                    EXHIBIT 4.15

                      AGREEMENT OF DIRECTOR/OFFICER AND/OR
                    5% SHAREHOLDER OF BLT TECHNOLOGIES, INC.

         Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement") by and among BLT Technologies, Inc., a Washington corporation (the "Company"), and WorldCom, Inc., a Georgia corporation ("WorldCom"), dated as of July 26, 1996. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

         As a director, officer and/or the holder of 5% or more of the Shares of the Company, the undersigned acknowledges that the undersigned may be deemed to be an "affiliate" of the Company, as such term is used in connection with the applicability of "pooling of interests" accounting treatment of the Merger, and as defined in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"), although nothing contained herein shall be construed as an admission of such fact. The undersigned understands the nature and conditions of exemptions from registration under the 1933 Act, including Rules 144 and 145(d) under the 1933 Act, as such rules relate to and limit the sale, assignment or transfer of the WorldCom Stock.

         In consideration of the issuance to the undersigned of shares of WorldCom Stock pursuant to the Merger and for other valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, the undersigned hereby undertakes, covenants and agrees with WorldCom that the undersigned will not offer, sell, dispose of, transfer, assign or otherwise reduce the undersigned's market risk or interest (collectively, a "Sale") with respect to the WorldCom Stock to be received in the Merger or any additional securities issued to the undersigned with respect thereto in connection with or as part of a stock dividend, stock split, recapitalization, merger, consolidation or other similar event: (i) until such time as financial results covering at least 30 days of combined operations of WorldCom and the Company after the Merger have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies, and (ii) unless all Sales of such shares of WorldCom Stock and any such additional securities are made in a manner and to the extent permitted by Rule 145 under the 1933 Act or are made pursuant to an effective registration statement under, or an exemption from the registration requirements of, the 1933 Act or otherwise in accordance with applicable law. In addition, the undersigned hereby represents and warrants to WorldCom that the undersigned has not made or completed any Sales of the undersigned's shares of stock of the Company during the 30-day period immediately preceding the date hereof and the undersigned agrees that the undersigned will not engage in any such Sale prior to the Merger.

         The undersigned further acknowledges and agrees that: (i) the undersigned has carefully read this agreement and understands the requirements hereof and the restrictions imposed upon the Sale of shares of stock of the Company currently held, and WorldCom Stock and any referenced additional securities to be received, by the undersigned, and (ii) at any time and from time to time after the date hereof, the undersigned will execute and deliver such other documents and take such other actions as may be reasonably requested by WorldCom in connection with the matters referenced herein.

         IN WITNESS WHEREOF, the undersigned has executed this agreement as of _______________, 1996.

                                        ----------------------------------------
                                        (Signature)

                                        ----------------------------------------
                                        (Printed Name)

                                                                       EXHIBIT B

                                 PLAN OF MERGER
                                       OF
                              WC ACQUISITION, INC.
                                      INTO
                             BLT TECHNOLOGIES, INC.

     This Plan of Merger (the "Plan") is adopted as of the 26th day of July, 1996, by WC Acquisition, Inc., a Washington corporation ("Acquisition Corporation") and wholly owned subsidiary of WorldCom, Inc., a Georgia corporation ("WorldCom"), and BLT Technologies, Inc., a Washington corporation, (the "Company"). Together, Acquisition Corporation and the Company are hereinafter sometimes referred to as the "Constituent Corporations."

     WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable for the mutual benefit of the Constituent Corporations and their respective shareholders that Acquisition Corporation be merged with and into the Company pursuant to the Washington Business Corporation Act (the "Act") upon the terms and subject to the conditions hereinafter provided (the "Merger"), and said Boards of Directors have adopted and recommended that the shareholders of the Constituent Corporations approve this Plan; and

     WHEREAS, WorldCom and the Company have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), relating to the proposed Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants contained or referenced herein, the Constituent Corporations adopt this Plan and prescribe the terms and conditions of the Merger as follows:

     1. Parties to the Merger; Effective Time. Acquisition Corporation shall be merged into the Company (which entity, as thus constituted, is herein referred to as the "Surviving Corporation") pursuant to the provisions of the Act, the Merger Agreement, and this Plan. The Merger shall become effective upon the filing of Articles of Merger with the Washington Secretary of State or at such later time as may be specified in the Articles of Merger in accordance with the Act (the "Effective Time").

     2. Certain Terms of the Merger.

          (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company as in effect immediately prior thereto shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation. The Surviving Corporation reserves the right, subject to the Act, to alter, amend, or repeal any provision contained in its Articles of Incorporation after the Merger, and all rights conferred in this Plan are subject to such reserved power.

          (b) Bylaws. At the Effective Time, the Bylaws of the Company as in effect immediately prior thereto shall continue in full force and effect as the Bylaws of the Surviving Corporation, until the same shall be altered, amended or repealed in accordance with the Act and the Articles of Incorporation of the Surviving Corporation.

          (c) Directors and Officers. From and after the Effective Time until their successors are duly elected or appointed, the directors and the officers of the Surviving Corporation shall be as follow:


              Directors                                Officers
------------------------------------  ------------------------------------------
          Charles T. Cannada          Bernard J. Ebbers, President
          Bernard J. Ebbers           Scott D. Sullivan, Secretary and Treasurer
                                      Charles T. Cannada, Assistant Secretary
                                      William E. Anderson, Assistant Secretary


          (d) Capitalization. At the Effective Time, the retained earnings of the Surviving Corporation shall be increased by the stated capital, capital surplus and retained earnings of Acquisition Corporation.

     3. Conversion of Shares.

          (a) At the Effective Time, each of the issued and outstanding shares of common stock of the Company (the "Common Stock") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive, and there shall be paid and issued as hereinafter provided in exchange therefor (subject to statutory provisions with respect to dissenters' rights and the provisions of the Escrow Agreement (as hereinafter defined)), that fraction of a share of the common stock, $.01 par value per share, of WorldCom (the "WorldCom Stock") equal to 3,150,000 shares divided by the number of shares of Common Stock outstanding on a fully diluted basis (.4491 based upon 7,014,397 shares of Common Stock) (the "Exchange Ratio"). No fractional shares of WorldCom Stock shall be issued pursuant to this Plan nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of WorldCom. In lieu thereof, any person or entity who would otherwise be entitled to a fractional share of WorldCom Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction (rounded down to the nearest hundredth of a share) multiplied by $23.50 (the "WorldCom Stock Value"). The aggregate number of shares of WorldCom Stock and fractional share payments issuable and payable hereunder is referred to herein as the "Merger Consideration." The Merger Consideration shall be payable as provided in Section 5, below, to the shareholders of the Company (the "Shareholders") as of the Effective Time. The Exchange Ratio and the WorldCom Stock Value shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization applicable to shares of WorldCom Stock held of record after the date hereof and prior to the Effective Time.

          (b) At the Effective Time, the shares of Acquisition Corporation common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     4. Rights upon Merger. Upon consummation of the Merger, the holders of certificates which theretofore represented shares of the Common Stock (the "Certificates") shall cease to have any rights with respect thereto, and, subject to applicable law, the Merger Agreement and this Plan, shall only have the right (a) in the case of holders other than those who exercise dissenters' rights under the Act in connection with the Merger ("Dissenters") to receive the amount of cash in lieu of fractional shares of WorldCom Stock and the number of shares of WorldCom Stock into which their shares of the Common Stock have been converted pursuant to this Plan and the Merger, or (b) in the case of Dissenters, to receive the fair value of their shares of Common Stock in accordance with the Act. Any Dissenter shall not be entitled to any dividends or other distributions payable in respect of the shares of the WorldCom Stock after the Effective Time regardless of whether such Dissenter has received payment of said fair value.

     5. Surrender and Exchange; Payment of Merger Consideration. In connection with the closing of the Merger, each Shareholder shall surrender and deliver the Certificates to WorldCom together with a duly completed and executed transmittal letter, waiver and release in the form attached to the Merger Agreement as Exhibit 1.5-1 ("Transmittal Letter"), subject to applicable law with respect to dissenters' rights. Upon the later to occur of the Effective Time or such surrender and delivery, the holder shall receive the amount of cash in lieu of any fractional share of WorldCom Stock and a certificate representing the number of whole shares of WorldCom Stock to which such holder is entitled pursuant to the Merger Agreement and this Plan, less 10% of such number of shares of WorldCom Stock which shall be delivered to the Escrow Agent under, and be held and released pursuant to, the terms of an Escrow Agreement in substantially the form attached to the Merger Agreement as Exhibit 1.5-2 (the "Escrow Agreement"). Until so surrendered and exchanged, subject to applicable law with respect to dissenters' rights, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive the amount of cash and that number of whole shares of WorldCom Stock into which the shares previously represented by the Certificate have been converted pursuant to this Agreement; provided, however, that no dividends or other distributions, if any, in respect of the shares of the WorldCom Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and Transmittal Letters are surrendered and delivered as provided herein and no interest shall be paid on the amount of any cash. Holders of any unsurrendered Certificates shall not be entitled to vote the WorldCom Stock involved until such Certificates are exchanged pursuant to this Agreement.

     6. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the Act.

     7. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Corporation or the Company or otherwise to carry out the Merger Agreement and this Plan, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Corporation or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Corporation or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the Merger Agreement, this Plan and the transactions contemplated thereby and hereby.

     8. Terms and Conditions of Merger. The Merger is subject to all of the terms and conditions set forth in the Merger Agreement and this Plan. In the event of a conflict between the terms and conditions of this Plan and those in the Merger Agreement, the terms and conditions in the Merger Agreement shall control. Acquisition Corporation hereby joins in the Merger Agreement to the extent the same is applicable to it.

     9. Termination. This Plan shall be terminated upon any termination of the Merger Agreement, such termination to have the effect provided in the Merger Agreement. Such termination may be made at any time prior to the filing of the Articles of Merger notwithstanding approval of this Plan by the shareholders of either or both of the Constituent Corporations.

     10. Amendment. Subject to applicable law, this Plan may be amended by the Boards of Directors of the Constituent Corporations at any time prior to the Effective Time; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     11. Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Constituent Corporations have caused this Plan to be executed in multiple copies by their duly authorized officers as the respective act, deed and agreement of each of the Constituent Corporations, as of the date first above written.


WC ACQUISITION, INC.                    BLT TECHNOLOGIES, INC.

By:                                     By:
    ----------------------------------      ------------------------------------
    Charles T. Cannada, President           Name:
                                            Title:

                                                                       EXHIBIT C

                                ESCROW AGREEMENT

     This Escrow Agreement (the "Escrow Agreement") is made as of ___________, 1996, by and among WorldCom, Inc., a Georgia corporation ("WorldCom"), ("Shareholder Representative"), in his/her individual capacity and as representative of all former shareholders (the "Shareholders") of BLT Technologies, Inc., a Washington corporation ("BLT"), and ____________________, as escrow agent hereunder (the "Escrow Agent").

                                    Recitals

     A. WorldCom and BLT have entered into that certain Agreement and Plan of Merger dated as of July 26, 1996 (the "Merger Agreement");

     B. Pursuant to Section 4.8 of the Merger Agreement, the Shareholders have agreed to indemnify WorldCom and certain others (the "Indemnified Parties") for the matters referenced therein (the "Indemnified Matters");

     C. Claims with respect to the Indemnified Matters are to be satisfied pursuant to the Merger Agreement and this Escrow Agreement; and

     I. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

                                   Agreements

1. Delivery of Escrow Shares

     1.1 Subject and pursuant to the Merger Agreement, 10% of the number of shares of WorldCom Stock issuable under the Merger Agreement to each of the Shareholders (the "Escrow Shares"), are to be delivered to the Escrow Agent. The stock certificates representing the Escrow Shares shall be issued in the name of the Escrow Agent. Title to the Escrow Shares will be in the name of the Escrow Agent for convenience purposes only. The parties acknowledge that the Shareholders are the beneficial owners of the Escrow Shares, subject to the terms and conditions of the Merger Agreement and this Escrow Agreement.

     1.2 The Escrow Shares shall be deemed to have been contributed into escrow hereunder by the Shareholders in the same proportion to the WorldCom Stock to be received by each Shareholder pursuant to the Merger Agreement.

2. Dividends; Voting Rights

     2.1 All cash dividends on the Escrow Shares shall be deposited directly into an escrow account created by the Escrow Agent specifically for the purpose of holding such cash dividends (the "Dividend Account"), without any tax or other withholding or deduction. Shares resulting from stock dividends, stock splits and other shares or securities issued in respect of the Escrow Shares shall be issued in the name of the Escrow Agent, and shall be held by the Escrow Agent subject to the provisions of this Agreement, and upon issuance shall become part of the Escrow Shares.

     2.2 The Escrow Shares shall be voted on all matters submitted to the shareholders of WorldCom as each Shareholder shall direct with respect to the number of Escrow Shares allocated to such Shareholder. During the period the Escrow Shares are held hereunder, WorldCom shall cause all proxy solicitation materials, including forms of proxy, to be sent to the Shareholders as and when sent to the shareholders of WorldCom. In the absence of direction from any Shareholder, the Escrow Shares contributed into escrow by such Shareholder shall be voted as the Escrow Agent shall direct.

3. Application of Escrow Shares to Claims of Indemnified Parties

     3.1 In the event an Indemnified Party claims that it is entitled to indemnification pursuant to the Merger Agreement, such Indemnified Party shall give written notice of such claim to the Shareholder Representative and the Escrow Agent. Subject to compliance by such Indemnified Party with the applicable indemnification provisions of the Merger Agreement, the amount of such claim shall be paid to the Indemnified Party out of the Escrow Shares as provided in Section 3.3 (plus any payments due from the Dividend Account) or as otherwise provided in Section 3.3, unless the Shareholder Representative shall contest the right of such Indemnified Party to such payment by delivering to such Indemnified Party and the Escrow Agent notice of such contest within 15 days after such Indemnified Party shall have delivered notice to the Shareholder Representative of the claim.

     3.2 If within the 15 day period specified in Section 3.1 above, the Shareholder Representative shall deliver to the Indemnified Party and the Escrow Agent involved the notice of contest referred to in Section 3.1 above, no payment shall be made hereunder with respect to the claim involved until the dispute has been finally settled by agreement of such Indemnified Party and the Shareholder Representative or, in the absence of such an agreement, by a binding and final arbitration award if such Indemnified Party and the Shareholder Representative have agreed to such arbitration, or otherwise by a binding and final judgment, order or decree of a court of competent jurisdiction specified in Section 11 below.

     3.3 Payments to an Indemnified Party shall be made by cancellation of the number of whole shares of the Escrow Shares, allocated pro rata among the Shareholders, having an aggregate value nearest to the amount payable to such Indemnified Party, such value to be the WorldCom Stock Value, subject to appropriate adjustment to take into account any stock split, stock dividend or recapitalization subsequent to the Effective Time and not reflected in such WorldCom Stock Value (the "Share Value"). In addition, upon the cancellation of such Escrow Shares, a proportionate distribution of any cash dividends in the Dividend Account (the "Dividend Account Amount") shall be made to such Indemnified Party. Notwithstanding the foregoing, a Shareholder may elect, by so notifying the Indemnified Party involved prior to such cancellation, to satisfy such payment obligation by paying to such Indemnified Party when such payment is due cash based upon such Share Value. Upon such payment, that number of whole shares of the Escrow Shares having an aggregate value (based upon the Share Value) equal to the amount of such payment plus the related Dividend Account Amount shall be distributed to such Shareholder.

4. Final Distribution

     As soon as practicable following the first anniversary of the date of this Agreement (the "Anniversary"), except as otherwise provided in this Section, the Escrow Shares and cash dividends in the Dividend Account then remaining in escrow shall be distributed to the Shareholder Representative for distribution to the Shareholders. If any claim theretofore asserted by an Indemnified Party shall not have been paid or finally determined to be without merit or the amount of such claim shall not have been finally determined, the number of whole shares of the Escrow Shares having an aggregate value (determined as provided in Section 3.3 above) nearest to the amount of such claim on the Anniversary (the "Retained Escrow Shares"), plus a proportionate amount of any cash dividends in the Dividend Account, shall be retained in escrow until such claim(s) shall have been paid or finally determined to be without merit, whereupon such Retained Escrow Shares and cash dividends in the Dividend Account shall be distributed to the Shareholder Representative, subject to the remaining provisions of this Section. In addition to any Retained Escrow Shares and cash dividends, the lesser of (a) the Escrow Shares then remaining in escrow plus the related cash dividends in the Dividend Account, and (b) ____________ Escrow Shares [range to be established by agreement of WorldCom and BLT prior to proxy solicitation; exact number to be established at Closing by agreement of WorldCom and BLT], plus a proportionate amount of any cash dividends in the Dividend Account (the "Special Matters Retention"), shall be retained in escrow hereunder for use in satisfaction of claims, subject to compliance with the applicable indemnification provisions of the Merger Agreement, pursuant hereto arising out of any Scheduled Matters or the Excess Dissenter Amount (the "Special Matters") not then resolved. Any portion of the Special Matters Retention not used in satisfaction by an Indemnified Party of said Special Matters pursuant hereto shall be distributed to the Shareholder Representative on the first to occur of (x) the satisfaction by the Shareholder in accordance with the terms of the Merger Agreement, of any Special Matters arising out of the final resolution or settlement of any judicial or administrative proceeding involving the Special Matters in their entirety, (y) as to any Shareholder described in this clause (y), upon the execution by such Shareholder and delivery to the Indemnified Party involved of an indemnification undertaking reasonably satisfactory to such Indemnified Party without time limitation other than as specified in the following clause (z) in an amount equal to the amount of the Special Matters applicable to such Shareholder, or (z) the expiration of the applicable statute of limitations with respect to the Special Matters (including any suspensions, tollings or extensions thereof). Any distribution pursuant hereto shall be net of any required tax or other withholding or deduction. The parties will make all reasonable efforts to resolve any claims hereunder as quickly as possible.

5. Fractional Shares; Distributions

     In the event any calculations required under this Escrow Agreement result in allocation of a fractional share amount to a Shareholder, the fraction shall be rounded to the next lower whole number. All deliveries under this Escrow Agreement shall be made by and to the parties hereto (or their lawfully appointed attorneys-in-fact) in the United States.

6. Shareholder Representative; Notices and Written Directions

     6.1 Each Shareholder has appointed the Shareholder Representative to be his, her or its true and lawful attorney for all matters in connection with this Escrow Agreement, the Escrow Shares and any cash dividends in the Dividend Account, including without limitation the acceptance of any claim by an Indemnified Party, and the compromise of any disputes relating to the Escrow Shares, cash dividends or other matter under this Escrow Agreement. Notwithstanding the foregoing, the Shareholder Representative will not act on behalf of the Shareholders with respect to distributions, voting or tax withholdings. The Shareholder Representative hereby accepts such appointment.

     6.2 Any notice, direction or instruction given pursuant to the provisions of this Escrow Agreement shall be in writing and shall be delivered by messenger or by nationally recognized next business day courier, transmitted by telex or telecopier (with receipt confirmed), or mailed by registered or certified mail (return receipt required), postage prepaid. Notice shall be deemed given the earlier of (i) actual receipt by the intended recipient, (ii) the fifth day after notice is deposited with the U.S. Mail, (iii) the next business day following timely deposit with an overnight courier, and (iv) at the time of electronic transmission, and shall be addressed as follows:


     (a) If to WorldCom:                     (b) If to the Escrow Agent:

         Mr. Charles T. Cannada                  -------------------------------
         WorldCom, Inc.                          -------------------------------
         515 East Amite Street                   -------------------------------
         Jackson, Mississippi 39201-2702         -------------------------------
         Telephone:  (601) 360-8610              Telephone:
         Telecopier: (601) 360-8615              Telecopier:

     (c) If to the Shareholders or the
         Shareholder Representative:

         ----------------------------------
         ----------------------------------
         ----------------------------------
         ----------------------------------
         Telephone:
         Telecopier:


Any party may change the above-specified addresses by notice to all other parties given in the manner herein prescribed.

7. Escrow Agent

     7.1 WorldCom and the Shareholder Representative hereby designate and appoint Escrow Agent to serve, and Escrow Agent hereby agrees to act, in accordance with the terms and conditions and provisions of this Escrow Agreement. The Escrow Agent (i) shall not be obligated to take any legal or other action hereunder which might, in its judgment, involve any expense or liability unless it shall have been furnished with acceptable indemnification; and (ii) may rely on any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person. Escrow Agent shall not be liable for any action taken or omitted to be taken by it hereunder except in the case of bad faith, negligence, fraud and/or willful misconduct.

     7.2 Escrow Agent may at any time resign as Escrow Agent hereunder by giving at least thirty (30) days prior written notice of resignation to WorldCom and the Shareholder Representative. After receipt of written notice, WorldCom and the Shareholder Representative may agree to a successor escrow agent who shall be subject to the terms and conditions of this Escrow Agreement and so notify the existing Escrow Agent. If WorldCom and the Shareholder Representative are unable to agree upon a successor escrow agent within thirty
(30) days after such notice, then the Escrow Agent shall be entitled to appoint its successor. In addition, WorldCom and the Shareholder Representative may agree at any time to substitute a successor escrow agent by giving notice thereof to the existing Escrow Agent. Upon receipt of notice of the appointment of a successor escrow agent, the existing Escrow Agent shall forthwith transfer the Escrow Shares and the Dividend Account to the successor escrow agent.

8. Transfer of Interests

     The interests of the Shareholders in the Escrow Shares and the rights and obligations of the Shareholders hereunder may not be transferred except by will, the laws of descent and distribution or by other operation of law.

9. Interpretation of Agreement

     It is the intention of WorldCom and the Shareholders that the Merger qualify as a "reorganization" under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and be accounted for as a "pooling of interests," and this Escrow Agreement shall be interpreted and applied in a manner consistent with, and shall be subject to amendment to conform to, the requirements for such treatment.

10. Counterparts

     This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

11. Governing Law

     This Escrow Agreement shall be governed by the internal laws (ignoring principles of conflicts of laws) of the State of Mississippi and the parties hereby consent to the jurisdiction of the courts of or in the State of Mississippi. All deliveries under this Escrow Agreement shall be made by and to the parties hereto (or their lawfully appointed attorneys-in-fact) in the United States.

12. Benefit

     This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Shareholders, the Indemnified Parties and their respective heirs, personal representatives, successors and permitted assigns.

13. Severability

     In the event any provision of this Escrow Agreement shall be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

14. Headings

     The headings of the sections of this Escrow Agreement are for convenience of reference only and are not to be considered in construing this Escrow Agreement.

15. Waiver

     Waiver by any party of any breach of any provision hereof shall not operate or be construed as a waiver of any subsequent or similar breach.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

WORLDCOM, INC.
                                        ----------------------------------------
                                                     (Escrow Agent)

By:                                     By:
       -------------------------------         ---------------------------------
Name:                                   Name:
       -------------------------------         ---------------------------------
Title:                                  Title:
       -------------------------------         ---------------------------------

SHAREHOLDER REPRESENTATIVE, individually and as representative of the other
Shareholders:

--------------------------------------

                                                                       EXHIBIT D

                           REVISED CODE OF WASHINGTON
                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

     23B.13.010. Definitions. As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.


     23B.13.020. Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

     (a) The proposed corporate action is abandoned or rescinded;

     (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

     (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.


     23B.13.030. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.


     23B.13.200. Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.


     23B.13.210. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.


     23B.13.220. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

     (e) Be accompanied by a copy of this chapter.


     23B.13.230. Duty to demand payment. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


     23B.13.240. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.


     23B.13.250. Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholder's equity for that year, ad the latest available interim financial statements, if any;

     (b) An explanation of how the corporation estimated the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

     (e) A copy of this chapter.


     23B.13.260. Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.


     23B.13.270. After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.


     23B.13.280. Procedure if shareholder dissatisfied with payment or offer.
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

     (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.


     23B.13.300. Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.


     23B.13.310. Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                       EXHIBIT E

                                  ORCA CAPITAL



July 31, 1996



The Board of Directors
BLT Technologies, Inc.
610 Esther Street, Suite 1000
Vancouver, Washington 98660

Members of the Board:

You have asked Orca Capital Corporation's ("Orca Capital") opinion with respect to the fairness, from a financial point of view, of the terms of the proposed Agreement and Plan of Merger dated as of July 26, 1996 (the "Agreement") by and concerning BLT Technologies, Inc. ("BLT") and WorldCom, Inc. ("WorldCom").

Under the terms and conditions of the Agreement, BLT will be merged with a subsidiary of WorldCom (the "Merger"), whereby BLT will become a wholly-owned subsidiary of WorldCom. The total consideration for the Merger will be equal to 3,150,000 shares of WorldCom stock in exchange for the total number of shares of BLT Common Stock outstanding on a fully diluted basis (7,014,397 shares). The terms and conditions of the Merger are more fully set forth in the Agreement.

For purposes of this opinion Orca Capital has: (i) reviewed financial information on BLT and WorldCom furnished to Orca Capital by these companies and/or publicly available in published sources; (ii) held discussions with the managements of BLT and WorldCom concerning the businesses, operations, and prospects, now and upon consummation of the Merger; (iii) reviewed the proposed Agreement; (iv) reviewed the evaluations of publicly traded companies Orca Capital deemed comparable to BLT; (v) compared the financial terms of the Merger with the financial terms of other transactions which Orca Capital deemed relevant; and (vi) made such other studies and inquiries as Orca Capital deemed relevant.

In connection with Orca Capital's opinion, Orca Capital has not independently verified any of the foregoing information and has relied on all of such information being complete and accurate in all material respects. With

              1200 N.W. Front Suite 500 Portland Oregon 97209-2800
             Office 503-227-3055 Home 503-790-0752 Fax 503-248-1731

The Board of Directors
BLT Technologies, Inc.
July 31, 196
Page Two

respect to the financial forecasts, which Orca Capital has reviewed, Orca Capital has relied upon assurances and judgments of BLT management as to the future financial performance by BLT. Orca Capital did not obtain any independent appraisal of the properties or assets of BLT. Orca Capital does not hereby express an opinion as to the prices at which shares of WorldCom stock will actually trade following the date of this letter. While Orca Capital believes that its review, as described herein, is an adequate basis for the opinion Orca Capital expresses, this opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

Orca Capital has been engaged to render financial advisory services to BLT in connection with the transaction and will receive a fee for its services, substantially all of which is contingent upon the consummation of the Merger. Orca Capital's advisory services and the opinion expressed herein are provided solely for the use of the Board of BLT in its evaluation of the proposed Merger and are not for the benefit of and shall not constitute a recommendation to any other person or entity, including the shareholders of BLT. Nothing contained in this opinion shall be construed as creating or imposing upon Orca Capital any undertaking or obligation to advise any person of any change in any fact or matter (specifically including without limitation any change to the value or the freely tradeable character of the shares of the WorldCom stock to be offered the shareholders of BLT) affecting its opinion of which Orca Capital becomes aware (or otherwise occurs) after the date hereof.

Orca Capital's opinion may not be published or referred to, nor shall any public reference to Orca Capital be made, without Orca Capital's prior written consent, which will not be unreasonably withheld. Orca Capital understands this opinion will be included in the proxy statement and requires the opportunity to review and comment on such portions of the proxy statement dealing with this opinion prior to its distribution and/or filing.

Based upon and subject to the foregoing, Orca Capital's experience as investment bankers, the work as described above, and other factors Orca Capital deemed relevant, Orca Capital is of the opinion that as of the date hereof, the consideration from a financial point of view to be offered in the Agreement to the shareholders of BLT is fair.

Very truly yours,

ORCA CAPITAL CORPORATION

/s/ Norman B. Duffett

Norman B. Duffett
President

                                    PART II

             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director, and does not relieve a director from liability arising from his role as an officer or in any other capacity.

     The provisions of Article Nine of WorldCom's Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in
Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Nine further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

     Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he is made a party by reason of being a director of WorldCom and for directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of WorldCom and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to WorldCom in a derivative action or on the basis that personal benefit was improperly received by him, the director is not entitled to indemnification by the corporation; provided that the director may be entitled to indemnification for reasonable expenses as determined by a court in accordance with the provisions of Section 14-2-854, or unless WorldCom's Amended and Restated Articles of Incorporation or Bylaws, or a contract or resolutions approved by WorldCom's shareholders pursuant to Section 14-2-856, authorizes indemnification.

     Section 14-2-852 of the Georgia Code provides that unless limited by the articles of incorporation, directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of a quorum of the members of the board of directors not a party to such action at that time, (ii) if a quorum cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more directors not a party to such action at that time, (iii) by duly selected special legal counsel, or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted.

     Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Amended and Restated Articles of Incorporation, Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     The indemnification provisions of Article X of WorldCom's Bylaws and Article Eleven of WorldCom's Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 21(A). EXHIBITS.

     See Exhibit Index.

ITEM 21(B). FINANCIAL STATEMENT SCHEDULES.

     All financial statement schedules of WorldCom which are required to be included herein are included in the Annual Report of WorldCom on Form 10-K for the fiscal year ended December 31, 1995 which is incorporated herein by reference. No financial statement schedules of BLT are required to be included in the this Registration Statement.

ITEM 22. UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) The undersigned registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (b) That for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on November 21, 1996.

                                   WORLDCOM, INC.



                                   By: /s/ BERNARD J. EBBERS
                                      -------------------------------------
                                      Bernard J. Ebbers
                                      President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan and Charles T. Cannada and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Name                       Title                       Date
        ----                       -----                       ----
/s/ CARL J. AYCOCK         Director                      November 21, 1996
-----------------------
Carl J. Aycock

/s/  MAX E. BOBBITT        Director                      November 21, 1996
-----------------------
Max E. Bobbitt


/s/ BERNARD J. EBBERS      Director, President           November 21, 1996
-----------------------    and Chief Executive
Bernard J. Ebbers          Officer (Principal
                           Executive Officer)


/s/ FRANCESCO GALESI       Director                      November 21, 1996
-----------------------
Francesco Galesi

        Name                       Title                       Date
        ----                       -----                       ----
/s/ STILES A.KELLETT, JR.  Director                      November 21, 1996
-------------------------
Stiles A. Kellett, Jr.

/s/ SILVIA KESSEL          Director                      November 21, 1996
-------------------------
Silvia Kessel

/s/ JOHN W. KLUGE          Director                      November 21, 1996
-------------------------
John W. Kluge

/s/ JOHN A. PORTER         Director                      November 21, 1996
-------------------------
John A. Porter

                           Director                      November   , 1996
-------------------------
Stuart Subotnick

/s/ SCOTT D. SULLIVAN      Director, Principal           November 21, 1996
-------------------------  Financial Officer and
Scott D. Sullivan          Principal Accounting
                           Officer


/s/ LAWRENCE C. TUCKER     Director                      November 21, 1996
-------------------------
Lawrence C. Tucker

/s/ ROY A. WILKENS         Director                      November 21, 1996
-------------------------
Roy A. Wilkens

                                 EXHIBIT INDEX

Exhibit
No.                                    Description
-------                                -----------
2.1      Agreement and Plan of Merger by and between WorldCom, Inc.
         ("WorldCom") and BLT Technologies, Inc. ("BLT") dated as of July 26,
         1996 (attached as Exhibit A to the Proxy Statement/Prospectus included in this Registration Statement)*

2.2      Plan of Merger dated as of July 26, 1996 by and between BLT and WC
         Acquisition, Inc. (attached as Exhibit B to the Proxy
         Statement/Prospectus included in this Registration Statement)

2.3      Form of Escrow Agreement by and among WorldCom, BLT and [Escrow Agent]
         (attached as Exhibit C to the Proxy Statement/Prospectus included in this Registration Statement)

2.4 Amended and Restated Agreement and Plan of Merger by and among WorldCom, HIJ Corp. and MFS Communications Company, Inc. ("MFS") dated as of August 25, 1996 (attached as Appendix I to the Joint Proxy
         Statement/Prospectus included in WorldCom's Registration Statement on
         Form S-4 (Registration No. 333-16015) (the "MFS Registration
         Statement") and incorporated by reference herein)*

2.5      Agreement dated as of August 25, 1996 between WorldCom and MFS
         (attached as Appendix II to the Joint Proxy Statement/Prospectus included in the MFS Registration Statement and incorporated by reference herein)

2.6 Stock Option Agreement dated as of August 25, 1996 between WorldCom and MFS (attached as Appendix III to the Joint Proxy
         Statement/Prospectus included in the MFS Registration Statement and incorporated by reference herein)

2.7 Stock Option Agreement dated as of August 25, 1996 between WorldCom and MFS (attached as Appendix IV to the Joint Proxy
         Statement/Prospectus included in the MFS Registration Statement and incorporated by reference herein)

4.1 Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations) as of September 15, 1993, as amended by Articles of Amendment dated May 26, 1994, and as amended by Articles of Amendment dated May 25, 1995 (incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed by WorldCom (File
         No. 0-11258) for the year ended December 31, 1995)

4.2      Articles of Amendment to the Amended and Restated Articles of
         Incorporation of WorldCom dated May 23, 1996 (incorporated herein by reference to Exhibit 3(ii) to the Quarterly Report on Form 10-Q filed by WorldCom (File No. 0-11258) for the quarter ended June 30, 1996)

4.3 Bylaws of WorldCom (incorporated herein by reference to Exhibit 3(iii) to the Quarterly Report on Form 10-Q filed by WorldCom (File No.
         0-11258) for the quarter ended June 30, 1996)

4.4      Rights Agreement dated as of August 25, 1996 between WorldCom and The
         Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior
         Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August
         26, 1996 (as amended) filed by WorldCom with the Securities and Exchange Commission on August 26, 1996 (File No. 0-11258))

4.5      Terms of Series A 8% Cumulative Convertible Preferred Stock, par value
         $.01 per share, of WorldCom (the "WorldCom Series A Preferred Stock")
         (attached as Appendix VIII to the Joint Proxy Statement/Prospectus included in the MFS Registration Statement and incorporated by reference herein)

4.6 Terms of Series B Convertible Preferred Stock, par value $.01 per share, of WorldCom (the "WorldCom Series B Preferred Stock") (attached as Appendix IX to the Joint Proxy Statement/Prospectus included in the MFS Registration Statement and incorporated by reference herein)

4.7 Form of Deposit Agreement between WorldCom, The Bank of New York and the holders from to time of the Depositary Shares representing 1/100 of a share of WorldCom Series A preferred Stock (the "WorldCom
         Depositary Shares") (incorporated herein by reference to Exhibit 4.7 to the MFS Registration Statement)

4.8 Form of certificate representing WorldCom Depositary Shares (attached as Exhibit A to the Deposit Agreement incorporated by reference as
         Exhibit 4.7 hereto)

4.9      Amended and Restated Credit Agreement among WorldCom, NationsBank of
         Texas, N.A. (Managing Agent and Administrative Agent), Bank of America
         Illinois, The Bank of New York, The Bank of Nova Scotia, Canadian
         Imperial Bank of Commerce, Chemical Bank, Credit Lyonnais New York
         Branch, First Union National Bank of North Carolina, The Industrial
         Bank of Japan, Limited, Atlanta Agency, The First National Bank of
         Chicago, The Long-Term Credit Bank of Japan, Limited, New York Branch,
         Toronto Dominion (Texas), Inc., and Wachovia Bank of Georgia N.A.
         (Agents) and the Lenders named therein (Lenders) dated as of June 28, 1996, (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by WorldCom (File No. 0-11258) for the quarter ended June 30, 1996)

4.10 Stock Registration Agreement among Resurgens, John D. Phillips and certain other holders of Warrants, dated June 30, 1989 (incorporated herein by reference to Exhibit 10.6 to Resurgens' Current Report on Form 8-K dated July 28, 1989 (File No. 1-10415))

4.11     Form of Selling Stockholder Agreement between Resurgens and certain
         Selling Stockholders, dated 1993 (incorporated herein by reference to Exhibit 4.16 of WorldCom's Transition Report on Form 10-K for the period from June 30, 1993 to December 31, 1993 (File No. 1-10415))

4.12     Form of First Amendment to Selling Stockholder Agreement between
         Resurgens and certain Selling Stockholders, dated September 13, 1993
         (incorporated herein by reference to Exhibit 4.17 of WorldCom's
         Transition Report on Form 10-K for the period from June 30, 1993 to
         December 31, 1993 (File No. 1-10415))

5.1      Legality Opinion of P. Bruce Borghardt, Esq.

8.1      Tax Opinion of Bryan Cave LLP

12.1     Statement regarding Computation of Ratio of Earnings to Preferred
         Stock Dividends and Fixed Charges (incorporated by reference to
         Exhibit 12.1 to the MFS Registration statement)

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Deloitte & Touche LLP

23.3     Consent of Ernst & Young LLP

23.4     Consent of Coopers & Lybrand LLP

23.5     Consent of Arthur Andersen LLP

23.6     Consent of Arthur Andersen LLP

23.7     Consent of P. Bruce Borghardt, Esq. (included in Exhibit 5.1)

23.8     Consent of Bryan Cave LLP (included in Exhibit 8.1)

23.9     Consent of Orca Capital Corporation

24.1     Power of Attorney (included in Signature Page)

99.1     Form of Proxy for BLT Special Meeting of Shareholders

---------
* The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.